Form 10-K, Exhibit 13
period 2005-12-31
COLONY BANKCORP INC
filed 2006-03-15
CIK 711669

EXHIBIT NO. 13

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981) SIDNEY B. McNAIR, CPA (1913-1992)
RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHESLEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 15, 2006

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Colony Bankcorp, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2006 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981) SIDNEY B. McNAIR, CPA (1913-1992)
RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHESLEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 15, 2006

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Colony Bankcorp, Inc.

We have audited management’s assessment, included in the accompanying management’s report on internal controls, that Colony Bankcorp, Inc. and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Colony Bankcorp, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Colony Bankcorp, Inc. and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, Colony Bankcorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 and our report dated March 15, 2006, expressed an unqualified opinion.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS

	2005	2004
Cash and Cash Equivalents
Cash and Due from Banks	$21,605,731	$20,950,188
Federal Funds Sold	57,456,211	43,996,794

	79,061,942	64,946,982

Interest-Bearing Deposits	1,635,414	3,228,690

Investment Securities
Available for Sale, at Fair Value	124,246,264	112,512,279
Held to Maturity, at Cost (Fair Value of $79,286 and $81,019 as of December 31, 2005 and 2004, Respectively)	79,286	81,019

	124,325,550	112,593,298

Federal Home Loan Bank Stock, at Cost	5,034,200	4,479,100

Loans Held for Sale	—	1,190,937

Loans	859,117,396	778,680,237
Allowance for Loan Losses	(10,761,915)	(10,012,179)
Unearned Interest and Fees	(302,229)	(36,551)

	848,053,252	768,631,507

Premises and Equipment	25,675,832	21,823,847

Other Real Estate	2,170,145	1,126,716

Goodwill	2,412,338	2,412,338

Other Intangible Assets	519,915	634,560

Other Assets	19,449,748	16,523,020

Total Assets	$1,108,338,336	$997,590,995

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2005	2004
Deposits
Noninterest-Bearing	$78,778,141	$68,169,047
Interest-Bearing	865,586,513	782,160,335

	944,364,654	850,329,382

Borrowed Money
Subordinated Debentures	19,074,000	19,074,000
Other Borrowed Money	70,226,205	61,449,635

	89,300,205	80,523,635

Other Liabilities	6,545,485	4,975,015

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 7,181,320 and 5,738,343 Shares as of December 31, 2005 and 2004, Respectively	7,181,320	5,738,343
Paid-In Capital	23,999,775	23,713,200
Retained Earnings	38,601,441	33,119,090
Restricted Stock – Unearned Compensation	(301,883)	(210,833)
Accumulated Other Comprehensive Loss, Net of Tax	(1,352,661)	(596,837)

	68,127,992	61,762,963

Total Liabilities and Stockholders’ Equity	$1,108,338,336	$997,590,995

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Interest Income
Loans, Including Fees	$58,308,810	$47,503,663	$42,793,980
Federal Funds Sold	1,266,120	418,957	359,462
Deposits with Other Banks	86,121	74,888	151,504
Investment Securities
U. S. Government Agencies	3,412,711	3,287,948	2,263,339
State, County and Municipal	240,864	283,857	304,690
Corporate Obligations	138,559	224,366	377,520
Other Investments	3,223	27,617	44,974
Dividends on Other Investments	177,335	108,748	122,471

	63,633,743	51,930,044	46,417,940

Interest Expense
Deposits	22,590,018	15,174,581	15,464,663
Federal Funds Purchased	16,259	4,927	968
Borrowed Money	3,873,730	3,203,767	2,948,754

	26,480,007	18,383,275	18,414,385

Net Interest Income	37,153,736	33,546,769	28,003,555

Provision for Loan Losses	3,443,750	3,469,000	4,060,000

Net Interest Income After Provision for Loan Losses	33,709,986	30,077,769	23,943,555

Noninterest Income
Service Charges on Deposits	4,127,889	4,232,798	3,820,691
Other Service Charges, Commissions and Fees	708,276	547,513	402,729
Securities Gains	—	—	368,926
Mortgage Fee Income	493,458	984,343	1,997,740
Other	822,337	659,007	538,440

	6,151,960	6,423,661	7,128,526

Noninterest Expenses
Salaries and Employee Benefits	14,127,949	12,594,057	11,185,479
Occupancy and Equipment	3,777,759	3,530,745	3,188,665
Directors’ Fees	616,534	543,992	473,441
Legal and Professional Fees	764,896	706,940	609,333
Other Real Estate and Repossession Expense	126,630	206,718	50,229
Securities Losses	—	30,958	—
Loss on Sale of Other Real Estate	185,379	549,636	130,973
Other	6,476,263	6,107,596	5,226,363

	26,075,410	24,270,642	20,864,483

Income Before Income Taxes	13,786,536	12,230,788	10,207,598

Income Taxes	4,809,320	4,161,494	3,391,973

Net Income	$8,977,216	$8,069,294	$6,815,625

Net Income Per Share of Common Stock
Basic	$1.25	$1.13	$0.96

Diluted	$1.25	$1.13	$0.95

Weighted Average Shares Outstanding	7,168,406	7,131,028	7,126,925

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Net Income	$8,977,216	$8,069,294	$6,815,625

Other Comprehensive Income, Net of Tax
Losses on Securities Arising During the Year	(755,824)	(638,921)	(567,525)
Reclassification Adjustment	—	20,432	(243,491)

Unrealized Losses on Securities	(755,824)	(618,489)	(811,016)

Comprehensive Income	$8,221,392	$7,450,805	$6,004,609

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2002	4,573,232	$4,573,232	$23,358,300	$22,741,828	$(77,800)	$832,668	$51,428,228

5 for 4 Stock Split Effected as a Stock Dividend	1,145,386	1,145,386		(1,145,386)			—
Issuance of Restricted Stock	10,150	10,150	152,250		(162,400)		—
Forfeiture of Restricted Stock	(800)	(800)	(12,000)		12,800		—
Amortization of Unearned Compensation					97,526		97,526
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $404,305						(811,016)	(811,016)
Dividends Paid				(1,554,688)			(1,554,688)
Net Income				6,815,625			6,815,625

Balance, December 31, 2003	5,727,968	5,727,968	23,498,550	26,857,379	(129,874)	21,652	55,975,675

Issuance of Restricted Stock	12,250	12,250	235,200		(247,450)		—
Forfeiture of Restricted Stock	(1,875)	(1,875)	(20,550)		22,425		—
Amortization of Unearned Compensation					144,066		144,066
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $414,263						(618,489)	(618,489)
Dividends Paid				(1,807,583)			(1,807,583)
Net Income				8,069,294			8,069,294

Balance, December 31, 2004	5,738,343	5,738,343	23,713,200	33,119,090	(210,833)	(596,837)	61,762,963

5 for 4 Stock Split Effected as a Stock Dividend	1,436,579	1,436,579		(1,436,579)			—
Issuance of Restricted Stock	11,200	11,200	369,600		(380,800)		—
Forfeiture of Restricted Stock	(4,802)	(4,802)	(83,025)		87,827		—
Amortization of Unearned Compensation					201,923		201,923
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $389,364						(755,824)	(755,824)
Dividends Paid				(2,058,286)			(2,058,286)
Net Income				8,977,216			8,977,216

Balance, December 31, 2005	7,181,320	$7,181,320	$23,999,775	$38,601,441	$(301,883)	$(1,352,661)	$68,127,992

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Cash Flows from Operating Activities
Net Income	$8,977,216	$8,069,294	$6,815,625
Adjustments to Reconcile Net Income to Net
Cash Provided from Operating Activities
Depreciation	1,903,242	1,754,053	1,617,301
Amortization and Accretion	1,307,710	1,122,970	1,416,066
Provision for Loan Losses	3,443,750	3,469,000	4,060,000
Deferred Income Taxes	(546,900)	(464,530)	(632,663)
Securities (Gains) Losses	—	30,958	(368,926)
(Gain) Loss on Sale of Equipment	(1,886)	13,110	411
Loss on Sale of Other Real Estate and Repossessions	34,339	535,973	151,622
Unrealized Loss on Other Real Estate	150,000	1,000	—
Increase in Cash Surrender Value of Life Insurance	(203,367)	(225,825)	(246,845)
Change In
Loans Held for Sale	1,190,937	486,371	5,232,630
Interest Receivable	(1,566,643)	(953,389)	256,436
Prepaid Expenses	(122,165)	256,062	(281,679)
Interest Payable	932,717	89,222	(356,302)
Accrued Expenses and Accounts Payable	470,293	222,531	454,824
Other	(94,871)	1,169,713	(684,292)

	15,874,372	15,576,513	17,434,208

Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	1,593,274	8,386,014	2,430,810
Purchase of Investment Securities Available for Sale	(49,527,780)	(39,055,855)	(86,428,075)
Proceeds from Sale of Investment Securities Available for Sale	—	10,476,743	11,485,568
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	35,864,083	24,634,839	53,257,209
Held to Maturity	11,417	17,580	57,513
Proceeds from Sale of Premises and Equipment	11,750	—	15,901
Net Loans to Customers, Net of Loans Received in Business Acquisition	(85,879,622)	(111,762,526)	(89,158,404)
Purchase of Premises and Equipment, Net of Property and Equipment Received in Business Acquisition	(5,765,092)	(4,331,847)	(1,875,966)
Other Real Estate and Repossessions	1,633,964	2,985,888	2,124,212
Cash Received in Business Acquisition, Net	—	14,356,597	—
Federal Home Loan Bank Stock	(555,100)	(1,479,100)	(508,000)
Investment in Statutory Trusts	—	(140,000)	—
Other Investments	—	—	(210,000)

	(102,613,106)	(95,911,667)	(108,809,232)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	83,461,129	78,773,399	55,483,147
Noninterest-Bearing Customer Deposits	10,609,094	3,628,447	12,510,110
Proceeds from Other Borrowed Money	19,500,000	7,500,000	27,500,000
Principal Payments on Other Borrowed Money	(10,723,429)	(7,234,122)	(12,742,871)
Dividends Paid	(1,993,100)	(1,749,447)	(1,482,404)
Proceeds from Issuance of Subordinated Debentures	—	4,640,000	—

	100,853,694	85,558,277	81,267,982

Net Increase (Decrease) in Cash and Cash Equivalents	14,114,960	5,223,123	(10,107,042)

Cash and Cash Equivalents, Beginning	64,946,982	59,723,859	69,830,901

Cash and Cash Equivalents, Ending	$79,061,942	$64,946,982	$59,723,859

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation

Colony Bankcorp, Inc. (the Company) is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, Colony Bank of Fitzgerald, Fitzgerald, Georgia; Colony Bank Ashburn (which includes its wholly-owned subsidiary, Georgia First Mortgage Company), Ashburn, Georgia; Colony Bank Worth, Sylvester, Georgia; Colony Bank of Dodge County, Eastman, Georgia; Colony Bank Wilcox, Rochelle, Georgia; Colony Bank Southeast, Broxton, Georgia; Colony Bank Quitman, FSB, Quitman, Georgia (the Banks); and Colony Management Services, Inc., Fitzgerald, Georgia. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

Nature of Operations

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses located primarily in south Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of goodwill and other intangible assets.

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2005. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Concentrations of Credit Risk

Lending is concentrated in commercial and real estate loans to local borrowers. The Company has a high concentration of real estate loans; however, these loans are well collateralized and, in management’s opinion, do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Company has a diversified loan portfolio, a substantial portion of borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector.

(1) Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk (Continued)

The success of Colony is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of Colony depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

Accounting Policies

The accounting and reporting policies of Colony Bankcorp, Inc. and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the banking industry. The significant accounting policies followed by Colony and the methods of applying those policies are summarized hereafter.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders’ equity. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

(1) Summary of Significant Accounting Policies (Continued)

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in noninterest income.

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Loan origination fees, net of certain direct origination costs, are deferred and amortized over the estimated terms of the loans using the straight-line method. Interest income on loans is recognized using the effective interest method.

A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

(1) Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restricting agreement.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method
Banking Premises	15-40	Straight-Line and Accelerated
Furniture and Equipment	5-10	Straight-Line and Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair value of the net assets purchased in a business combination. Impairment testing of goodwill is performed annually or more frequently if events or circumstances indicate possible impairment. No impairment was identified as a result of the testing performed during 2005 or 2004.

Intangible assets consist of core deposit intangibles acquired in connection with a business combination. The core deposit intangible is initially recognized based on an independent valuation performed as of the consummation date. The core deposit intangible is amortized by the straight-line method over the average remaining life of the acquired customer deposits. Amortization periods are reviewed annually in connection with the annual impairment testing of goodwill.

(1) Summary of Significant Accounting Policies (Continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Statement of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Income Taxes

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No.130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

(1) Summary of Significant Accounting Policies (Continued)

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued Statement No. 154, (SFAS No. 154) Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3. This new standard replaces Accounting Principles Board (APB) Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statement. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate this revision will have a material effect on its consolidated financial statements.

In December 2004, the FASB issued Statement No. 123 (Revised 2004) (SFAS No. 123R) Share-Based Payment, which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. SFAS No. 123R replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123R requires all share-based payments to employees be valued using a fair value method on the date of grant and expensed based on that fair value over the applicable vesting period. The Company adopted the cost recognition provision of SFAS No. 123 in 1995 and has been expensing compensation cost related to its restricted plan. SFAS No. 123R also amends SFAS No. 95, Statement of Cash Flows, requiring the benefits of tax deductions in excess of recognized compensation cost be reported as financing instead of operating cash flows. The Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 107, (SAB No. 107) which expresses the SEC’s views regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. Additionally, SAB No. 107 provides guidance related to share-based payment transactions for public companies. The Company will be required to apply SFAS No. 123R as of the annual reporting period that begins after September 15, 2005. The Company does not anticipate this revision will have a material effect on its consolidated financial statements.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

In November 2004, the Emerging Issues Task Force (EITF) published Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The Task Force discussed the meaning of other than temporary impairment and its application to certain investments carried at cost. The Task Force requested that the FASB staff consider other impairment models within the U.S. Generally Accepted Accounting Principles (GAAP) when developing its views. The Task Force also requested that the scope of the impairment issue be expanded to include equity investments and investments subject to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and that the issue be addressed by the Task Force as a separate EITF issue. At the EITF meeting, the Task Force reached a consensus on one issue that certain quantitative and qualitative disclosures should be required for securities accounted for under Statement No. 115 that are impaired at the balance sheet date but for which an other than temporary impairment has not been recognized. The board ratified the consensus on that one issue at its November 25, 2004 meeting. In September 2004, the FASB directed the FASB staff to issue two proposed FASB Staff Positions (FSP): Proposed FSP EITF Issue 03-1a, which provides guidance for the application of paragraph 16 of EITF Issue 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases, and Proposed FSP EITF Issue 03-1b, which delays the effective date of Issue 03-1 for debt securities that are impaired because of interest rate and/or sector spread increases. In September 2005, the FASB reached a decision whereby they declined to provide additional guidance on the meaning of other than temporary impairment. The board directed the FASB staff to issue EITF 03-1a as final and to draft a new FSP that will replace EITF 03-01. The final FSP (retitled FAS 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments) would be effective for other than temporary impairment analysis conducted in periods beginning after September 15, 2005. The Company does not anticipate this revision will have a material effect on its financial statements.

(2) Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2005	2004
Cash on Hand and Cash Items	$8,970,595	$8,315,734
Noninterest-Bearing Deposits with Other Banks	12,635,136	12,634,454

	$21,605,731	$20,950,188

As of December 31, 2005, the Banks had required deposits of approximately $3,447,000 with the Federal Reserve.

(3) Investment Securities

Investment securities as of December 31, 2005 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$74,811,272	$21,787	$(1,546,513)	$73,286,546
Other	39,073,380	22,852	(650,722)	38,445,510
State, County and Municipal	9,186,466	51,761	(47,410)	9,190,817
Corporate Obligations	3,061,499	—	(38,378)	3,023,121
Marketable Equity Securities	163,135	150,725	(13,590)	300,270

	$126,295,752	$247,125	$(2,296,613)	$124,246,264

Securities Held to Maturity
State, County and Municipal	$79,286	$—	$—	$79,286

The amortized cost and fair value of investment securities as of December 31, 2005, by contractual maturity, are shown hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$3,726,524	$3,659,827
Due After One Year Through Five Years	39,041,251	38,432,839
Due After Five Years Through Ten Years	7,338,969	7,342,386	$79,286	$79,286
Due After Ten Years	1,214,601	1,224,396

	51,321,345	50,659,448	79,286	79,286

Marketable Equity Securities	163,135	300,270
Mortgage Backed Securities	74,811,272	73,286,546

	$126,295,752	$124,246,264	$79,286	$79,286

(3) Investment Securities (Continued)

Investment securities as of December 31, 2004 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$74,431,292	$105,879	$(1,079,555)	$73,457,616
Other	29,076,369	81,028	(103,159)	29,054,238
State, County and Municipal	6,799,650	98,514	(10,985)	6,887,179
Corporate Obligations	3,109,266	3,980	—	3,113,246

	$113,416,577	$289,401	$(1,193,699)	$112,512,279

Securities Held to Maturity
State, County and Municipal	$81,019	$—	$—	$81,019

Proceeds from sales of investments available for sale were $0 in 2005, $10,476,743 in 2004 and $11,485,568 in 2003. Gross realized gains totaled $0, $194,329 and $368,926 in 2005, 2004 and 2003, respectively. Gross realized losses totaled $0 in 2005, $225,287 in 2004 and $0 in 2003.

Investment securities having a carrying value approximating $63,487,000 and $70,117,000 as of December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2005
U.S. Government Agencies
Mortgage Backed	$28,900,181	$(409,623)	$37,481,884	$(1,136,890)	$66,382,065	$(1,546,513)
Other	20,677,300	(337,198)	11,304,910	(313,524)	31,982,210	(650,722)
State, County and Municipal	4,041,213	(33,530)	406,120	(13,880)	4,447,333	(47,410)
Corporate Obligations	1,002,405	(20,460)	1,015,700	(17,918)	2,018,105	(38,378)
Marketable Equity Securities	46,457	(13,590)	—	—	46,457	(13,590)

	$54,667,556	$(814,401)	$50,208,614	$(1,482,212)	$104,876,170	$(2,296,613)

December 31, 2004
U.S. Government Agencies
Mortgage Backed	$31,300,061	$(423,409)	$31,391,473	$(656,146)	$62,691,534	$(1,079,555)
Other	13,811,317	(92,240)	1,180,040	(10,919)	14,991,357	(103,159)
State, County and Municipal	2,245,976	(10,985)	—	—	2,245,976	(10,985)

	$47,357,354	$(526,634)	$32,571,513	$(667,065)	$79,928,867	$(1,193,699)

(3) Investment Securities (Continued)

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005, the debt securities with unrealized losses have depreciated 2.14 percent from the Company’s amortized cost basis. These securities are guaranteed by either U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.

(4) Loans

The composition of loans as of December 31 are:

	2005	2004
Commercial, Financial and Agricultural	$48,849,320	$44,284,343
Real Estate-Construction	152,943,631	100,773,730
Real Estate-Farmland	37,151,806	38,245,547
Real Estate-Other	529,598,781	500,869,376
Installment Loans to Individuals	73,473,423	73,684,678
All Other Loans	17,100,435	20,822,563

	$859,117,396	$778,680,237

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $8,579,086 and $7,856,211 as of December 31, 2005 and 2004, respectively, and total recorded investment in loans past due 90 days or more and still accruing interest approximated $14,000 and $952,000, respectively. Foregone interest on nonaccrual loans approximated $426,000 in 2005, $403,000 in 2004 and $683,000 in 2003.

(4) Loans (Continued)

The following table details impaired loan data as of December 31 for the years ended as indicated:

	2005	2004
Total Investment in Impaired Loans	$5,555,257	$8,976,689

Less Allowance for Impaired Loan Losses	(1,844,346)	(2,198,743)

Net Investment, December 31	$3,710,911	$6,777,946

Average Investment during the Year	$7,242,063	$8,915,508

Income Recognized during the Year	$190,724	$395,657

Income Collected during the Year	$211,371	$377,219

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2005	2004	2003
Balance, Beginning	$10,012,179	$8,515,840	$7,363,772

Provision Charged to Operating Expenses	3,443,750	3,469,000	4,060,000
Loans Charged Off	(3,046,192)	(2,135,478)	(3,069,599)
Loan Recoveries	352,178	162,817	161,667

Balance, Ending	$10,761,915	$10,012,179	$8,515,840

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2005	2004
Land	$6,094,209	$4,889,089
Building	18,687,218	16,418,463
Furniture, Fixtures and Equipment	11,547,121	10,820,933
Leasehold Improvements	965,382	967,249
Construction in Progress	1,075,983	454,540

	38,369,913	33,550,274
Accumulated Depreciation	(12,694,081)	(11,726,427)

	$25,675,832	$21,823,847

(6) Premises and Equipment (Continued)

Depreciation charged to operations totaled $1,903,242 in 2005, $1,754,053 in 2004 and $1,617,301 in 2003.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $334,000 for 2005, $315,000 for 2004 and $245,900 for 2003.

Future minimum rental payments as of December 31, 2005 are as follows:

Year Ending December 31	Amount
2006	$123,123
2007	101,672
2008	70,476
2009	50,476
2010 and Thereafter	193,650

$539,397

(7) Goodwill and Intangible Assets

The following is an analysis of the goodwill and core deposit intangible activity for the years ended December 31:

	2005	2004
Goodwill
Balance, Beginning	$2,412,338	$448,043
Goodwill Acquired	—	1,964,295

Balance, Ending	$2,412,338	$2,412,338

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible
Core Deposit Intangible
Balance, January 1, 2004	$520,382	$(277,148)	$243,234
Deposit Based Intangible Created on Purchase of Thomaston Branch	536,311	—	536,311
Amortization Expense	—	(144,985)	(144,985)

Balance, December 31, 2004	1,056,693	(422,133)	634,560

Amortization Expense	—	(114,645)	(114,645)

Balance, December 31, 2005	$1,056,693	$(536,778)	$519,915

(7) Goodwill and Intangible Assets (Continued)

The following table reflects the expected amortization schedule for the core deposit intangible at December 31, 2005:

2006	$81,206
2007	36,466
2008	35,754
2009	35,754
2010 and Thereafter	330,735

$519,915

(8) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2005	2004	2003
Current Federal Expense	$5,041,180	$4,344,013	$3,783,494
Deferred Federal Benefit	(546,891)	(464,530)	(632,663)

Federal Income Tax Expense	4,494,289	3,879,483	3,150,831
Current State Income Tax Expense	315,031	282,011	241,142

	$4,809,320	$4,161,494	$3,391,973

The federal income tax expense of $4,494,289 in 2005, $3,879,483 in 2004 and $3,150,831 in 2003 is less than the income taxes computed by applying the federal statutory rates to income before income taxes. The reasons for the differences are as follows:

	2005	2004	2003
Statutory Federal Income Taxes	$4,725,288	$4,158,468	$3,470,583
Tax-Exempt Interest	(163,184)	(166,382)	(171,265)
Interest Expense Disallowance	17,136	16,483	16,527
Premiums on Officers’ Life Insurance	(56,374)	(41,060)	(40,557)
Meal and Entertainment Disallowance	10,756	9,287	7,718
State Income Taxes	(94,719)	(91,006)	(115,064)
Other	55,386	(6,307)	(17,111)

Actual Federal Income Taxes	$4,494,289	$3,879,483	$3,150,831

(8) Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2005	2004
Deferred Tax Assets
Allowance for Loan Losses	$3,659,158	$3,400,166
Deferred Compensation	378,347	312,843
Other Real Estate	51,000	—
Other	354,908	188,544

	4,443,413	3,901,553

Deferred Tax Liabilities
Premises and Equipment	(468,386)	(644,664)
Other	(211,987)	(40,749)

	(680,373)	(685,413)

Deferred Tax Assets on Unrealized Securities Losses	696,825	307,461

Net Deferred Tax Assets	$4,459,865	$3,523,601

(9) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $593,997 and $461,842 as of December 31, 2005 and 2004, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2005	2004
Interest-Bearing Demand	$187,735,342	$167,319,772
Savings	35,245,132	38,862,293
Time, $100,000 and Over	283,583,136	203,885,641
Other Time	359,022,903	372,092,629

	$865,586,513	$782,160,335

At December 31, 2005 and 2004, the Company had brokered deposits of $45,729,000 and $0, respectively. The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $234,307,000 and $180,731,000 as of December 31, 2005 and 2004, respectively.

(9) Deposits (Continued)

As of December 31, 2005, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2006	$543,311,404
2007	59,114,994
2008	15,100,282
2009	8,065,707
2010 and Thereafter	17,013,652

$642,606,039

(10) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2005	2004
Federal Home Loan Bank Advances	$67,500,000	$61,000,000
The Banker’s Bank Note Payable	2,500,000	—
The Banker’s Bank Note Payable	226,205	449,635

	$70,226,205	$61,449,635

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2006 to 2013 and interest rates ranging from 2.46 percent to 5.93 percent. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans, commercial loans and cash balances held by the FHLB are pledged as collateral for the FHLB advances outstanding. At December 31, 2005, the Company had available line of credit commitments totaling $100,814,942, of which $33,314,942 was available.

The Banker’s Bank note payable originated on May 27, 2005 for $1,500,000. On December 20, 2005, the original $1,500,000 was renewed into a new note with an additional $1,000,000 advanced at an interest rate of The Wall Street Prime minus 0.75 percent. Interest payments are due quarterly with the entire unpaid balance due May 27, 2006. The loan is collateralized by a negative pledge of Colony Bank Wilcox stock.

The Banker’s Bank note payable was renewed on January 7, 2003 for $1,112,735 at a rate of The Wall Street Prime minus .50 percent. Payments are due monthly with the entire unpaid balance due January 7, 2007. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt.

(10) Other Borrowed Money (Continued)

The aggregate stated maturities of other borrowed money at December 31, 2005 are as follows:

Year	Amount
2006	$16,708,805
2007	2,517,400
2008	16,000,000
2009	—
2010 and Thereafter	35,000,000

$70,226,205

The Company also has available federal funds lines of credit with various financial institutions totaling $23,300,000, of which there was no outstanding amount at December 31, 2005.

(11) Subordinated Debentures (Trust Preferred Securities)

During the first quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2005, the floating-rate securities had an 8.12 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.60 percent.

During the fourth quarter of 2002, the Company formed a second subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2005, the floating-rate securities had a 7.77 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.25 percent.

During the second quarter of 2004, the Company formed a third subsidiary whose sole purpose was to issue $4,500,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2005, the floating rate securities had a 7.18 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 2.68 percent.

The Trust Preferred Securities are recorded as a liability on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The proceeds from the offering were used to fund the cash portion of the Quitman acquisition, pay off holding company debt, and inject capital into bank subsidiaries.

(12) Restricted Stock - Unearned Compensation

In 1999, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares (split-adjusted) which may be subject to restricted stock awards is 64,701. During 2000-2005, 66,993 split-adjusted shares were issued under this plan and since the plan’s inception, 8,227 shares have been forfeited; thus, remaining shares which may be subject to restricted stock awards are 5,935 at December 31, 2005. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards (split-adjusted) is 143,500. No shares have been issued pursuant to this stock grant plan.

(13) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company’s policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $558,138 for 2005, $479,108 for 2004 and $476,178 for 2003.

(14) Commitments and Contingencies

Credit-Related Financial Instruments. The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, 2005 and 2004, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2005	2004
Commitments to Extend Credit	$112,056,000	$85,094,000
Standby Letters of Credit	2,572,000	1,829,000
Performance Letters of Credit	472,000	329,000

(14) Commitments and Contingencies (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby and performance letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Purchase Commitments. At December 31, 2005, the Company had an outstanding commitment plus change orders of approximately $825,000 for construction of a second office in Warner Robins. As of December 31, 2005, the Company has paid $800,000 toward construction in progress. The Company has signed a contract for approximately $886,000 for construction of an office in Columbus. As of December 31, 2005, the Company has paid $98,500 toward construction in progress.

Legal Contingencies. In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony’s consolidated financial position.

(15) Deferred Compensation Plan

Two of the Bank subsidiaries have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a specified number of years, beginning at age 65. In the event of a director’s death before age 65, payments are made to the director’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plans totaled $1,113,685 and $921,023 as of December 31, 2005 and 2004, respectively. Benefit payments under the contracts were $167,126 in 2005 and $175,970 in 2004. Provisions charged to operations totaled $359,787 in 2005, $219,064 in 2004 and $140,644 in 2003.

(16) Interest Income and Expense

Interest income of $257,639, $329,211 and $323,011 from state, county and municipal bonds was exempt from regular income taxes in 2005, 2004 and 2003, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $8,180,847, $4,633,304 and $4,566,382 for the years ended December 31, 2005, 2004 and 2003, respectively.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2005	2004	2003
Interest Expense	$25,547,290	$18,294,053	$18,770,687

Income Taxes	$5,353,702	$4,777,702	$3,931,831

Noncash financing and investing activities for the years ended December 31 are as follows:

	2005	2004	2003
Acquisitions of Real Estate Through Loan Foreclosures	$2,793,978	$1,835,125	$3,674,099

Acquisitions, Net of Cash Acquired
Cash Paid (Received), Net	$—	$(14,356,597)	$—
Common Stock Issued	—	—	—
Liabilities Assumed	—	35,859,268	—

Fair Value of Net Assets Acquired	$—	$21,502,671	$—

Unrealized Loss on Investment Securities	$1,145,190	$1,032,750	$1,215,319

(18) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $15,103,982 as of December 31, 2005 and $15,047,046 as of December 31, 2004. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

	2005	2004
Balance, Beginning	$15,047,046	$11,249,026
New Loans	14,239,044	13,789,071
Repayments	(14,182,108)	(12,215,324)
Transactions Due to Changes in Directors	—	2,224,273

Balance, Ending	$15,103,982	$15,047,046

Deposits from related parties held by the Company at December 31, 2005 and 2004 totaled approximately $13,978,000 and $17,269,000, respectively.

(19) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries’ financial instruments are detailed hereafter. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Federal Home Loan Bank Stock - The fair value of Federal Home Loan Bank stock approximates carrying value.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

(19) Fair Value of Financial Instruments (Continued)

Subordinated Debentures - Fair value approximates carrying value due to the variable interest rates of the subordinated debentures.

Other Borrowed Money - The fair value of other borrowed money is calculated by discounting contractual cash flows using an estimated interest rate based on current rates available to the Company for debt of similar remaining maturities and collateral terms.

Standby Letters of Credit and Commitments to Extend Credit - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$80,697	$80,697	$68,176	$68,176
Investment Securities Available for Sale	124,246	124,246	112,512	112,512
Investment Securities Held to Maturity	79	79	81	81
Federal Home Loan Bank Stock	5,034	5,034	4,479	4,479
Loans	859,117	849,888	778,680	775,617
Loans Held for Sale	—	—	1,191	1,191

Liabilities
Deposits	944,365	942,606	850,329	848,052
Subordinated Debentures	19,074	19,074	19,074	19,074
Other Borrowed Money	70,226	66,310	61,450	60,848

Unrecognized Financial Instruments
Standby Letters of Credit	—	2,572	—	1,829
Performance Letters of Credit	—	472	—	329
Commitments to Extend Credit	—	112,056	—	85,094

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(19) Fair Value of Financial Instruments (Continued)

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(20) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the Banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2005, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

(20) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2005 and 2004 on a consolidated basis and for each significant subsidiary, as defined.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2005

Total Capital to Risk-Weighted Assets
Consolidated	$95,873	11.02%	$69,600	8.00%	$87,000	10.00%
Fitzgerald	16,801	11.34	11,849	8.00	14,811	10.00
Ashburn	28,183	11.07	20,363	8.00	25,454	10.00
Worth	13,718	10.48	10,475	8.00	13,094	10.00
Southeast	15,025	10.30	11,665	8.00	14,581	10.00
Quitman	11,237	12.15	7,397	8.00	9,246	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	85,049	9.78	34,800	4.00	52,200	6.00
Fitzgerald	14,988	10.12	5,924	4.00	8,887	6.00
Ashburn	24,999	9.82	10,181	4.00	15,272	6.00
Worth	12,079	9.22	5,238	4.00	7,856	6.00
Southeast	13,687	9.39	5,833	4.00	8,749	6.00
Quitman	10,164	10.99	3,698	4.00	5,548	6.00

Tier I Capital to Average Assets
Consolidated	85,049	7.77	43,768	4.00	54,710	5.00
Fitzgerald	14,988	8.03	7,463	4.00	9,329	5.00
Ashburn	24,999	7.60	13,162	4.00	16,452	5.00
Worth	12,079	7.25	6,668	4.00	8,335	5.00
Southeast	13,687	8.36	6,551	4.00	8,188	5.00
Quitman	10,164	8.06	5,044	4.00	6,305	5.00

(20) Regulatory Capital Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in Thousands)
As of December 31, 2004

Total Capital to Risk-Weighted Assets
Consolidated	$87,446	11.35%	$61,620	8.00%	$77,025	10.00%
Fitzgerald	15,024	11.55	10,407	8.00	13,009	10.00
Ashburn	26,709	11.01	19,413	8.00	24,266	10.00
Worth	12,398	10.24	9,687	8.00	12,108	10.00
Southeast	10,686	10.59	8,075	8.00	10,093	10.00
Quitman	10,049	12.90	6,232	8.00	7,790	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	77,813	10.10	30,810	4.00	46,215	6.00
Fitzgerald	13,396	10.30	5,204	4.00	7,805	6.00
Ashburn	23,674	9.76	9,706	4.00	14,559	6.00
Worth	10,882	8.99	4,843	4.00	7,265	6.00
Southeast	9,560	9.47	4,037	4.00	6,056	6.00
Quitman	9,230	11.85	3,116	4.00	4,674	6.00

Tier I Capital to Average Assets
Consolidated	77,813	7.88	39,488	4.00	49,360	5.00
Fitzgerald	13,396	8.02	6,680	4.00	8,350	5.00
Ashburn	23,674	7.56	12,521	4.00	15,652	5.00
Worth	10,882	6.93	6,277	4.00	7,846	5.00
Southeast	9,560	8.26	4,628	4.00	5,785	5.00
Quitman	9,230	8.49	4,349	4.00	5,436	5.00

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2005 and 2004 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2005	2004
ASSETS
Cash	$229,532	$163,423
Premises and Equipment, Net	1,284,350	1,101,996
Investment in Subsidiaries, at Equity	88,376,235	79,540,310
Other	788,257	702,178

Total Assets	$90,678,374	$81,507,907

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$538,599	$473,413
Other	437,783	197,531

	976,382	670,944

Other Borrowed Money	2,500,000	—

Subordinated Debt	19,074,000	19,074,000

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 7,181,320 and 5,738,343 Shares as of December 31, 2005 and 2004, Respectively	7,181,320	5,738,343
Paid-In Capital	23,999,775	23,713,200
Retained Earnings	38,601,441	33,119,090
Restricted Stock – Unearned Compensation	(301,883)	(210,833)
Accumulated Other Comprehensive Loss, Net of Tax	(1,352,661)	(596,837)

	68,127,992	61,762,963

Total Liabilities and Stockholders’ Equity	$90,678,374	$81,507,907

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Income
Dividends from Subsidiaries	$4,350,000	$2,350,000	$2,400,000
Other	109,119	89,888	83,559

	4,459,119	2,439,888	2,483,559

Expenses
Interest	1,323,247	856,993	685,512
Amortization	30,317	29,379	28,067
Salaries and Employee Benefits	1,053,636	807,142	687,430
Other	716,954	638,068	645,550

	3,124,154	2,331,582	2,046,559

Income Before Taxes and Equity in Undistributed Earnings of Subsidiaries	1,334,965	108,306	437,000
Income Tax Benefits	1,000,501	728,733	690,072

Income Before Equity in Undistributed Earnings of Subsidiaries	2,335,466	837,039	1,127,072

Equity in Undistributed Earnings of Subsidiaries	6,641,750	7,232,255	5,688,553

Net Income	8,977,216	8,069,294	6,815,625

Other Comprehensive Income, Net of Tax
Losses on Securities Arising During the Year	(755,824)	(638,921)	(567,525)
Reclassification Adjustment	—	20,432	(243,491)

Unrealized Losses on Securities	(755,824)	(618,489)	(811,016)

Comprehensive Income	$8,221,392	$7,450,805	$6,004,609

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Cash Flows from Operating Activities
Net Income	$8,977,216	$8,069,294	$6,815,625
Adjustments to Reconcile Net Income to Net Cash
Provided from Operating Activities
Depreciation and Amortization	294,155	255,546	196,598
Equity in Undistributed Earnings of Subsidiaries	(6,641,750)	(7,232,255)	(5,688,553)
Other	123,856	122,362	(210,102)

	2,753,477	1,214,947	1,113,568

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(2,950,000)	(2,800,000)	(1,125,000)
Purchases of Premises and Equipment	(244,268)	(16,930)	(238,309)
Proceeds from Sale of Premises and Equipment	—	—	1,900
Investment in Statutory Trusts	—	(140,000)	—

	(3,194,268)	(2,956,930)	(1,361,409)

Cash Flows from Financing Activities
Dividends Paid	(1,993,100)	(1,749,447)	(1,482,404)
Principal Payments on Notes and Debentures	(1,500,000)	(1,000,000)	—
Proceeds from Notes and Debentures	4,000,000	—	1,000,000
Subordinated Debt	—	4,640,000	—

	506,900	1,890,553	(482,404)

Increase (Decrease) in Cash	66,109	148,570	(730,245)
Cash, Beginning	163,423	14,853	745,098

Cash, Ending	$229,532	$163,423	$14,853

(22) Earnings Per Share

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock. The following presents earnings per share for the years ended December 31, 2005, 2004 and 2003 under the requirements of Statement 128:

	Income Numerator	Common Shares Denominator	EPS
December 31, 2005

Basic EPS
Income Available to Common Stockholders	$8,977,216	7,168,406	$1.25

Dilutive Effect of Potential Common Stock
Restricted Stock		2,694

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,977,216	7,171,100	$1.25

December 31, 2004

Basic EPS
Income Available to Common Stockholders	$8,069,294	7,131,028	$1.13

Dilutive Effect of Potential Common Stock
Restricted Stock		26,605

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,069,294	7,157,633	$1.13

December 31, 2003

Basic EPS
Income Available to Common Stockholders	$6,815,625	7,126,925	$0.96

Dilutive Effect of Potential Common Stock
Restricted Stock		24,412

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$6,815,625	7,151,337	$0.95