Form 10-K, Exhibit 13
period 2006-12-31
COLONY BANKCORP INC
filed 2007-03-15
CIK 711669

EXHIBIT NO. 13

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 15, 2007

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Colony Bankcorp, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 15, 2007

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Colony Bankcorp, Inc.

We have audited management’s assessment, included in the accompanying management’s report on internal controls, that Colony Bankcorp, Inc. and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Colony Bankcorp, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Colony Bankcorp, Inc. and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, Colony Bankcorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006 and our report dated March 15, 2007, expressed an unqualified opinion.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS

	2006	2005
Cash and Cash Equivalents
Cash and Due from Banks	$27,231,017	$21,605,731
Federal Funds Sold	45,149,434	57,456,211

	72,380,451	79,061,942

Interest-Bearing Deposits	3,075,481	1,635,414

Investment Securities
Available for Sale, at Fair Value	149,236,225	124,246,264
Held to Maturity, at Cost (Fair Value of $70,874 and $79,286 as of December 31, 2006 and 2005, Respectively)	70,874	79,286

	149,307,099	124,325,550

Federal Home Loan Bank Stock, at Cost	5,086,800	5,034,200

Loans	942,273,015	859,117,396
Allowance for Loan Losses	(11,989,359)	(10,761,915)
Unearned Interest and Fees	(501,143)	(302,229)

	929,782,513	848,053,252

Premises and Equipment	27,453,132	25,675,832

Other Real Estate	970,320	2,170,145

Goodwill	2,412,338	2,412,338

Other Intangible Assets	438,714	519,915

Other Assets	22,597,010	19,449,748

Total Assets	$1,213,503,858	$1,108,338,336

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2006	2005
Deposits
Noninterest-Bearing	$77,335,680	$78,778,141
Interest-Bearing	965,110,219	865,586,513

	1,042,445,899	944,364,654

Borrowed Money
Federal Funds Purchased	1,070,000	—
Subordinated Debentures	24,229,000	19,074,000
Other Borrowed Money	61,500,000	70,226,205

	86,799,000	89,300,205

Other Liabilities	7,647,798	6,545,485

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 7,189,937 and 7,181,320 Shares as of December 31, 2006 and 2005, Respectively	7,189,937	7,181,320
Paid-In Capital	24,257,392	23,999,775
Retained Earnings	46,416,571	38,601,441
Restricted Stock – Unearned Compensation	(277,918)	(301,883)
Accumulated Other Comprehensive Loss, Net of Tax	(974,821)	(1,352,661)

	76,611,161	68,127,992

Total Liabilities and Stockholders’ Equity	$1,213,503,858	$1,108,338,336

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Interest Income
Loans, Including Fees	$75,086,845	$58,308,810	$47,503,663
Federal Funds Sold	2,034,823	1,266,120	418,957
Deposits with Other Banks	133,321	86,121	74,888
Investment Securities
U. S. Government Agencies	5,198,384	3,412,711	3,287,948
State, County and Municipal	381,085	240,864	283,857
Corporate Obligations	162,377	138,559	224,366
Other Investments	3,808	3,223	27,617
Dividends on Other Investments	278,974	177,335	108,748

	83,279,617	63,633,743	51,930,044

Interest Expense
Deposits	36,610,386	22,590,018	15,174,581
Federal Funds Purchased	28,853	16,259	4,927
Borrowed Money	4,752,642	3,873,730	3,203,767

	41,391,881	26,480,007	18,383,275

Net Interest Income	41,887,736	37,153,736	33,546,769

Provision for Loan Losses	3,987,000	3,443,750	3,469,000

Net Interest Income After Provision for Loan Losses	37,900,736	33,709,986	30,077,769

Noninterest Income
Service Charges on Deposits	4,580,181	4,127,889	4,232,798
Other Service Charges, Commissions and Fees	831,472	708,276	547,513
Mortgage Fee Income	767,803	493,458	984,343
Other	1,170,725	822,337	659,007

	7,350,181	6,151,960	6,423,661

Noninterest Expenses
Salaries and Employee Benefits	16,870,488	14,127,949	12,594,057
Occupancy and Equipment	4,034,909	3,777,759	3,530,745
Directors’ Fees	638,721	616,534	543,992
Legal and Professional Fees	1,070,605	764,896	706,940
Other Real Estate and Repossession Expense	162,384	126,630	206,718
Securities Losses	—	—	30,958
Loss on Sale of Other Real Estate	20,263	185,379	549,636
Other	7,084,189	6,476,263	6,107,596

	29,881,559	26,075,410	24,270,642

Income Before Income Taxes	15,369,358	13,786,536	12,230,788

Income Taxes	5,217,363	4,809,320	4,161,494

Net Income	$10,151,995	$8,977,216	$8,069,294

Net Income Per Share of Common Stock
Basic	$1.41	$1.25	$1.13

Diluted	$1.41	$1.25	$1.13

Cash Dividends Declared Per Share of Common Stock	$0.325	$0.285	$0.252

Weighted Average Shares Outstanding	7,176,894	7,168,406	7,131,028

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Net Income	$10,151,995	$8,977,216	$8,069,294

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	377,840	(755,824)	(638,921)
Reclassification Adjustment	—	—	20,432

Unrealized Gains (Losses) on Securities	377,840	(755,824)	(618,489)

Comprehensive Income	$10,529,835	$8,221,392	$7,450,805

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2003	5,727,968	$5,727,968	$23,498,550	$26,857,379	$(129,874)	$21,652	$55,975,675
Issuance of Restricted Stock	12,250	12,250	235,200		(247,450)		—
Forfeiture of Restricted Stock	(1,875)	(1,875)	(20,550)		22,425		—
Amortization of Unearned Compensation					144,066		144,066
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $414,263						(618,489)	(618,489)
Dividends Paid				(1,807,583)			(1,807,583)

Net Income				8,069,294			8,069,294

Balance, December 31, 2004	5,738,343	5,738,343	23,713,200	33,119,090	(210,833)	(596,837)	61,762,963
5 for 4 Stock Split Effected as a Stock Dividend	1,436,579	1,436,579		(1,436,579)			—
Issuance of Restricted Stock	11,200	11,200	369,600		(380,800)		—
Forfeiture of Restricted Stock	(4,802)	(4,802)	(83,025)		87,827		—
Amortization of Unearned Compensation					201,923		201,923
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $389,364						(755,824)	(755,824)
Dividends Paid				(2,058,286)			(2,058,286)
Net Income				8,977,216			8,977,216

Balance, December 31, 2005	7,181,320	7,181,320	23,999,775	38,601,441	(301,883)	(1,352,661)	68,127,992
Issuance of Restricted Stock	12,790	12,790	303,123		(315,913)		—
Forfeiture of Restricted Stock	(4,173)	(4,173)	(106,663)		110,836		—
Tax Benefit of Restricted Stock			61,157				61,157
Amortization of Unearned Compensation					229,042		229,042
Unrealized Gain on Securities Available for Sale, Net of Tax of $194,645						377,840	377,840
Dividends Paid				(2,336,865)			(2,336,865)
Net Income				10,151,995			10,151,995

Balance, December 31, 2006	7,189,937	$7,189,937	$24,257,392	$46,416,571	$(277,918)	$(974,821)	$76,611,161

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Cash Flows from Operating Activities
Net Income	$10,151,995	$8,977,216	$8,069,294
Adjustments to Reconcile Net Income to Net
Cash Provided from Operating Activities
Depreciation	1,933,290	1,903,242	1,754,053
Amortization and Accretion	720,446	1,307,710	1,122,970
Provision for Loan Losses	3,987,000	3,443,750	3,469,000
Deferred Income Taxes	112,518	(546,891)	(464,530)
Securities Losses	—	—	30,958
(Gain) Loss on Sale of Equipment	7,507	(1,886)	13,110
(Gain) Loss on Sale of Other Real Estate and Repossessions	(14,239)	34,339	535,973
Unrealized Loss on Other Real Estate	32,773	150,000	1,000
Increase in Cash Surrender Value of Life Insurance	(185,850)	(203,367)	(225,825)
Change In
Loans Held for Sale	—	1,190,937	486,371
Interest Receivable	(2,913,483)	(1,566,643)	(953,389)
Prepaid Expenses	87,542	(122,165)	256,062
Interest Payable	1,040,748	932,717	89,222
Accrued Expenses and Accounts Payable	344,075	470,293	222,531
Other	(301,677)	(94,880)	1,169,713

	15,002,645	15,874,372	15,576,513

Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	(1,440,066)	1,593,274	8,386,014
Purchase of Investment Securities
Available for Sale	(48,498,815)	(49,527,780)	(39,055,855)
Proceeds from Sale of Investment Securities
Available for Sale	—	—	10,476,743
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	23,868,423	35,864,083	24,634,839
Held to Maturity	18,035	11,417	17,580
Proceeds from Sale of Premises and Equipment	4,691	11,750	—
Net Loans to Customers, Net of Loans Received in Business Acquisition	(88,764,174)	(85,879,622)	(111,762,526)
Purchase of Premises and Equipment, Net of Property and Equipment Received in Business Acquisition	(3,722,786)	(5,765,092)	(4,331,847)
Other Real Estate and Repossessions	4,136,207	1,633,964	2,985,888
Cash Received in Business Acquisition, Net	—	—	14,356,597
Federal Home Loan Bank Stock	(52,600)	(555,100)	(1,479,100)
Investment in Statutory Trusts	(155,000)	—	(140,000)
Other Investments	(400,000)	—	—

	(115,006,085)	(102,613,106)	(95,911,667)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	99,529,936	83,461,129	78,773,399
Noninterest-Bearing Customer Deposits	(1,442,462)	10,609,094	3,628,447
Proceeds from Other Borrowed Money	41,500,000	19,500,000	7,500,000
Principal Payments on Other Borrowed Money	(50,226,206)	(10,723,429)	(7,234,122)
Dividends Paid	(2,264,319)	(1,993,100)	(1,749,447)
Proceeds from Issuance of Subordinated Debentures	5,155,000	—	4,640,000
Federal Funds Purchased	1,070,000	—	—

	93,321,949	100,853,694	85,558,277

Net Increase (Decrease) in Cash and Cash Equivalents	(6,681,491)	14,114,960	5,223,123
Cash and Cash Equivalents, Beginning	79,061,942	64,946,982	59,723,859

Cash and Cash Equivalents, Ending	$72,380,451	$79,061,942	$64,946,982

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

Nature of Operations

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses located primarily in south and central Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.

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

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2006. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

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

At times, the Company may have cash and cash equivalents at financial institutions in excess of insured limits. The Company places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

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

(1) Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

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

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair value of the net assets purchased in a business combination. Impairment testing of goodwill is performed annually or more frequently if events or circumstances indicate possible impairment. No impairment was identified as a result of the testing performed during 2006 or 2005.

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

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133. Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings. This election can be made on an instrument-by-instrument basis. The effective date of this standard is for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect this standard to have an effect on the Company’s financial position, results of operations or disclosures.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to SFAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, SFAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. SFAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing initially measured at fair value, if practicable, and permits an entity with a separately recognized servicing asset or servicing liability to choose either the amortization or fair value methods for subsequent measurement. The provisions of SFAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. Management does not expect this standard to have a material effect on the Company’s financial position, results of operations or disclosures.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This pronouncement, which will be effective for the Company in 2007, clarifies accounting for income tax positions that are either: (1) complex and, therefore, subject to varied interpretation or (2) controversial. Management is currently evaluating this pronouncement; however, management does not expect this pronouncement to have a significant effect on the Company’s financial position, results of operations or disclosures.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Before the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. While SFAS No. 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect the adoption of this standard to have a material effect on the financial position, results of operations or disclosures.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 123(R) (FASB 158). This statement requires companies to recognize a net liability or asset to report the funded status of their defined benefit pension and other post retirement plans on the balance sheet. SFAS 158 requires additional new disclosures to be made in companies’ financial statements. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company does not expect this standard to have an effect on the financial position, results of operations or disclosures.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment to FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement requires a business entity to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement. This statement shall be effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position, results of operations and disclosures.

(2) Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2006	2005
Cash on Hand and Cash Items	$8,307,648	$8,970,595
Noninterest-Bearing Deposits with Other Banks	18,923,369	12,635,136

	$27,231,017	$21,605,731

As of December 31, 2006, the Banks had required deposits of approximately $3,375,000 with the Federal Reserve.

(3) Investment Securities

Investment securities as of December 31, 2006 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$80,053,405	$106,426	$(1,124,365)	$79,035,466
Other	54,870,102	65,487	(569,214)	54,366,375
State, County and Municipal	11,839,893	36,337	(135,965)	11,740,265
Corporate Obligations	3,786,691	—	(41,556)	3,745,135
Marketable Equity Securities	163,135	192,442	(6,593)	348,984

	$150,713,226	$400,692	$(1,877,693)	$149,236,225

Securities Held to Maturity
State, County and Municipal	$70,874	$—	$—	$70,874

The amortized cost and fair value of investment securities as of December 31, 2006, by contractual maturity, are shown hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$14,586,126	$14,486,182
Due After One Year Through Five Years	48,019,408	47,482,412
Due After Five Years Through Ten Years	7,119,777	7,133,181	$70,874	$70,874
Due After Ten Years	771,375	750,000

	70,496,686	69,851,775	70,874	70,874

Marketable Equity Securities	163,135	348,984
Mortgage Backed Securities	80,053,405	79,035,466

	$150,713,226	$149,236,225	$70,874	$70,874

(3) Investment Securities (Continued)

Investment securities as of December 31, 2005 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$74,811,272	$21,787	$(1,546,513)	$73,286,546
Other	39,073,380	22,852	(650,722)	38,445,510
State, County and Municipal	9,186,466	51,761	(47,410)	9,190,817
Corporate Obligations	3,061,499	—	(38,378)	3,023,121
Marketable Equity Securities	163,135	150,725	(13,590)	300,270

	$126,295,752	$247,125	$(2,296,613)	$124,246,264

Securities Held to Maturity
State, County and Municipal	$79,286	$—	$—	$79,286

There were no proceeds from the sale of investments available for sale during 2006 and 2005. In 2004, proceeds from sales of investments available for sale totaled $10,476,743 resulting in gross realized gains of $194,329 and gross realized losses of $225,287.

Investment securities having a carrying value approximating $86,141,000 and $63,487,000 as of December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2006
U.S. Government Agencies
Mortgage Backed	$11,989,365	$(54,716)	$52,139,791	$(1,069,649)	$64,129,156	$(1,124,365)
Other	5,461,550	(24,616)	31,033,305	(544,598)	36,494,855	(569,214)
State, County and Municipal	2,708,622	(69,220)	5,396,659	(66,745)	8,105,281	(135,965)
Corporate Obligations	1,750,000	(24,379)	995,135	(17,177)	2,745,135	(41,556)
Marketable Equity Securities	—	—	53,454	(6,593)	53,454	(6,593)

	$21,909,537	$(172,931)	$89,618,344	$(1,704,762)	$111,527,881	$(1,877,693)

December 31, 2005
U.S. Government Agencies
Mortgage Backed	$28,900,181	$(409,623)	$37,481,884	$(1,136,890)	$66,382,065	$(1,546,513)
Other	20,677,300	(337,198)	11,304,910	(313,524)	31,982,210	(650,722)
State, County and Municipal	4,041,213	(33,530)	406,120	(13,880)	4,447,333	(47,410)
Corporate Obligations	1,002,405	(20,460)	1,015,700	(17,918)	2,018,105	(38,378)
Marketable Equity Securities	46,457	(13,590)	—	—	46,457	(13,590)

	$54,667,556	$(814,401)	$50,208,614	$(1,482,212)	$104,876,170	$(2,296,613)

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

At December 31, 2006, the debt securities with unrealized losses have depreciated 1.66 percent from the Company’s amortized cost basis. These securities are guaranteed by either U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.

At December 31, 2006, one marketable equity security had an unrealized loss with depreciation of 11.0 percent from the Company’s cost basis. This unrealized loss has existed for over twelve months; however, no credit issues have been identified that cause management to believe the decline in market value is other than temporary. In analyzing the issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame.

(4) Loans

The composition of loans as of December 31 are:

	2006	2005
Commercial, Financial and Agricultural	$61,887,534	$48,849,320
Real Estate-Construction	193,951,793	152,943,631
Real Estate-Farmland	40,936,126	37,151,806
Real Estate-Other	549,600,833	529,598,781
Installment Loans to Individuals	76,929,633	73,473,423
All Other Loans	18,967,096	17,100,435

	$942,273,015	$859,117,396

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $8,068,685 and $8,579,086 as of December 31, 2006 and 2005, respectively, and total recorded investment in loans past due 90 days or more and still accruing interest approximated $9,346 and $14,000, respectively. Foregone interest on nonaccrual loans approximated $533,000 in 2006, $426,000 in 2005 and $403,000 in 2004.

(4) Loans (Continued)

The following table details impaired loan data as of December 31 for the years ended as indicated:

	2006	2005
Total Investment in Impaired Loans	$5,736,240	$5,555,257
Less Allowance for Impaired Loan Losses	(1,664,792)	(1,844,346)

Net Investment, December 31	$4,071,448	$3,710,911

Average Investment during the Year	$6,801,922	$7,242,063

Income Recognized during the Year	$423,652	$190,724

Income Collected during the Year	$374,571	$211,371

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2006	2005	2004
Balance, Beginning	$10,761,915	$10,012,179	$8,515,840

Provision Charged to Operating Expenses	3,987,000	3,443,750	3,469,000
Loans Charged Off	(3,373,273)	(3,046,192)	(2,135,478)
Loan Recoveries	613,717	352,178	162,817

Balance, Ending	$11,989,359	$10,761,915	$10,012,179

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2006	2005
Land	$7,413,927	$6,094,209
Building	20,885,790	18,687,218
Furniture, Fixtures and Equipment	12,059,702	11,547,121
Leasehold Improvements	994,282	965,382
Construction in Progress	114,429	1,075,983

	41,468,130	38,369,913
Accumulated Depreciation	(14,014,998)	(12,694,081)

	$27,453,132	$25,675,832

(6) Premises and Equipment (Continued)

Depreciation charged to operations totaled $1,933,290 in 2006, $1,903,242 in 2005 and $1,754,053 in 2004.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $329,000 for 2006, $334,000 for 2005 and $315,000 for 2004.

Future minimum rental payments as of December 31, 2006 are as follows:

Year Ending December 31	Amount
2007	$122,296
2008	113,376
2009	93,376
2010	89,376
2011 and Thereafter	226,506

$644,930

(7) Goodwill and Intangible Assets

The following is an analysis of the goodwill and core deposit intangible activity for the years ended December 31:

	2006	2005
Goodwill
Balance, Beginning	$2,412,338	$2,412,338
Goodwill Acquired	—	—

Balance, Ending	$2,412,338	$2,412,338

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible
Core Deposit Intangible
Balance, December 31, 2005	$1,056,693	$(536,778)	$519,915
Amortization Expense	—	(81,201)	(81,201)

Balance, December 31, 2006	$1,056,693	$(617,979)	$438,714

(7) Goodwill and Intangible Assets (Continued)

Amortization expense related to the core deposit intangible was $81,201, $114,645 and $144,985 for the years ended December 31, 2006, 2005 and 2004, respectively.

The following table reflects the expected amortization schedule for the core deposit intangible at December 31, 2006:

2007	$36,461
2008	35,749
2009	35,749
2010	35,749
2011 and Thereafter	295,006

$438,714

(8) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2006	2005	2004
Current Federal Expense	$4,994,008	$5,041,180	$4,344,013
Deferred Federal (Benefit) Expense	112,518	(546,891)	(464,530)

Federal Income Tax Expense	5,106,526	4,494,289	3,879,483
Current State Income Tax Expense	110,837	315,031	282,011

	$5,217,363	$4,809,320	$4,161,494

The federal income tax expense of $5,106,526 in 2006, $4,494,289 in 2005 and $3,879,483 in 2004 is less than the income taxes computed by applying the federal statutory rates to income before income taxes. The reasons for the differences are as follows:

	2006	2005	2004
Statutory Federal Income Taxes	$5,290,356	$4,725,288	$4,158,468
Tax-Exempt Interest	(188,408)	(163,184)	(166,382)
Interest Expense Disallowance	28,211	17,136	16,483
Premiums on Officers’ Life Insurance	(50,419)	(56,374)	(41,060)
Meal and Entertainment Disallowance	16,644	10,756	9,287
State Income Taxes	(46,441)	(94,719)	(91,006)
Other	56,583	55,386	(6,307)

Actual Federal Income Taxes	$5,106,526	$4,494,289	$3,879,483

(8) Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2006	2005
Deferred Tax Assets
Allowance for Loan Losses	$4,076,487	$3,659,158
Deferred Compensation	376,297	378,347
Other Real Estate	45,143	51,000
Other	498,571	354,908

	4,996,498	4,443,413

Deferred Tax Liabilities
Premises and Equipment	(1,020,752)	(468,386)
Other	(325,224)	(211,987)

	(1,345,976)	(680,373)

Deferred Tax Assets on Unrealized Securities Losses	502,180	696,825

Net Deferred Tax Assets	$4,152,702	$4,459,865

(9) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $838,935 and $593,997 as of December 31, 2006 and 2005, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2006	2005
Interest-Bearing Demand	$185,768,785	$187,735,342
Savings	33,305,542	35,245,132
Time, $100,000 and Over	366,041,185	283,583,136
Other Time	379,994,707	359,022,903

	$965,110,219	$865,586,513

At December 31, 2006 and 2005, the Company had brokered deposits of $72,682,000 and $45,729,000, respectively. The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $328,788,000 and $234,307,000 as of December 31, 2006 and 2005, respectively.

(9) Deposits (Continued)

As of December 31, 2006, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2007	$663,217,378
2008	44,385,132
2009	10,138,807
2010	19,004,563
2011 and Thereafter	9,290,012

$746,035,892

(10) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2006	2005
Federal Home Loan Bank Advances	$61,500,000	$67,500,000
The Banker’s Bank Note Payable	—	2,500,000
The Banker’s Bank Note Payable	—	226,205

	$61,500,000	$70,226,205

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2007 to 2019 and interest rates ranging from 2.74 percent to 5.93 percent. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans, commercial loans and cash balances held by the FHLB are pledged as collateral for the FHLB advances outstanding. At December 31, 2006, the Company had available line of credit commitments totaling $99,472,631, of which $37,972,631 was available.

The Banker’s Bank note payable originated on May 27, 2005 for $1,500,000. On December 20, 2005, the original $1,500,000 was renewed into a new note with an additional $1,000,000 advanced at an interest rate of The Wall Street Prime minus 0.75 percent. Interest payments are due quarterly with the entire unpaid balance due May 27, 2006. The loan is collateralized by a negative pledge of Colony Bank Wilcox stock. The loan was paid off in April 2006.

The Banker’s Bank note payable was renewed on January 7, 2003 for $1,112,735 at a rate of The Wall Street Prime minus .50 percent. Payments are due monthly with the entire unpaid balance due January 7, 2007. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt. The loan was paid off in August 2006.

(10) Other Borrowed Money (Continued)

The aggregate stated maturities of other borrowed money at December 31, 2006 are as follows:

Year	Amount
2007	$16,000,000
2008	9,500,000
2009	—
2010	1,000,000
2011 and Thereafter	35,000,000

$61,500,000

The Company also has available federal funds lines of credit with various financial institutions totaling $39,300,000, of which there was $1,070,000 outstanding amount at December 31, 2006.

(11) Subordinated Debentures (Trust Preferred Securities)

During the first quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions. At December 31, 2006, the floating-rate securities had an 8.97 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.60 percent.

During the fourth quarter of 2002, the Company formed a second subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions. At December 31, 2006, the floating-rate securities had an 8.62 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.25 percent.

During the second quarter of 2004, the Company formed a third subsidiary whose sole purpose was to issue $4,500,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions. At December 31, 2006, the floating rate securities had an 8.04 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 2.68 percent.

During the second quarter of 2006, the Company formed a fourth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities in a private placement by SunTrust Bank Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions. At December 31, 2006, the following rate securities had a 6.86 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.50 percent.

The Trust Preferred Securities are recorded as a liability on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The proceeds from the offering were used to fund the cash portion of the Quitman acquisition, pay off holding company debt, and inject capital into bank subsidiaries.

The total aggregate principal amount of trust preferred certificates outstanding at December 31, 2006 was $23,500,000. The total aggregate principal amount of subordinated debentures outstanding at December 31, 2006 was $24,229,000.

(12) Restricted Stock—Unearned Compensation

In 1999, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares (split-adjusted) which may be subject to restricted stock awards is 64,701. During 2000-2006, 72,928 split-adjusted shares were issued under this plan and since the plan’s inception, 11,102 shares have been forfeited; thus, remaining shares which may be subject to restricted stock awards are 2,875 at December 31, 2006. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards (split-adjusted) is 143,500. During 2006, 6,855 split-adjusted shares were issued under this plan and since the plan’s inception, 1,298 shares have been forfeited; thus remaining shares which may be subject to restricted stock awards are 137,943 at December 31, 2006. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

(13) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company’s policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $662,730 for 2006, $558,138 for 2005 and $479,108 for 2004.

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

At December 31, 2006 and 2005, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2006	2005
Commitments to Extend Credit	$105,165,000	$112,056,000
Standby Letters of Credit	3,279,000	2,572,000
Performance Letters of Credit	—	472,000

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

Liabilities accrued under the plans totaled $1,107,653 and $1,113,685 as of December 31, 2006 and 2005, respectively. Benefit payments under the contracts were $171,029 in 2006 and $167,126 in 2005. Provisions charged to operations totaled $164,997 in 2006, $359,787 in 2005 and $219,064 in 2004.

Fee income recognized with deferred compensation plans totaled $148,290 in 2006, $328,942 in 2005 and $120,766 in 2004.

(16) Interest Income and Expense

Interest income of $311,828, $257,639 and $329,211 from state, county and municipal bonds was exempt from regular income taxes in 2006, 2005 and 2004, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $16,189,086 $8,180,847 and $4,633,304 for the years ended December 31, 2006, 2005 and 2004, respectively.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2006	2005	2004
Interest Expense	$40,351,134	$25,547,290	$18,294,053

Income Taxes	$5,371,395	$5,353,702	$4,777,702

Noncash financing and investing activities for the years ended December 31 are as follows:

	2006	2005	2004
Acquisitions of Real Estate Through Loan Foreclosures	$2,815,716	$2,793,978	$1,835,125

Acquisitions, Net of Cash Acquired
Cash Paid (Received), Net	$—	$—	$(14,356,597)
Liabilities Assumed	—	—	35,859,268

Fair Value of Net Assets Acquired	$—	$—	$21,502,671

Unrealized (Gain) Loss on Investment Securities	$(572,485)	$1,145,190	$1,032,750

(18) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $18,142,109 as of December 31, 2006 and $15,103,982 as of December 31, 2005. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

	2006	2005
Balance, Beginning	$15,103,982	$15,047,046
New Loans	18,540,907	14,239,044
Repayments	(15,528,723)	(14,182,108)
Transactions Due to Changes in Directors	25,943	—

Balance, Ending	$18,142,109	$15,103,982

Deposits from related parties held by the Company at December 31, 2006 and 2005 totaled approximately $13,091,000 and $13,978,000, respectively.

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

(19) Fair Value of Financial Instruments (Continued)

Federal Funds Purchased – The carrying value of federal funds purchased approximates fair value.

Subordinated Debentures – Fair value approximates carrying value due to the variable interest rates of the subordinated debentures.

Other Borrowed Money – The fair value of other borrowed money is calculated by discounting contractual cash flows using an estimated interest rate based on current rates available to the Company for debt of similar remaining maturities and collateral terms.

Standby Letters of Credit and Commitments to Extend Credit – Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$75,456	$75,456	$80,697	$80,697
Investment Securities Available for Sale	149,236	149,236	124,246	124,246
Investment Securities Held to Maturity	71	71	79	79
Federal Home Loan Bank Stock	5,087	5,087	5,034	5,034
Loans	942,273	930,716	859,117	849,888

Liabilities
Deposits	1,042,446	1,040,991	944,365	942,606
Federal Funds Purchased	1,070	1,070	—	—
Subordinated Debentures	24,229	24,229	19,074	19,074
Other Borrowed Money	61,500	58,345	70,226	66,310

Unrecognized Financial Instruments
Standby Letters of Credit	—	3,279	—	2,572
Performance Letters of Credit	—	—	—	472
Commitments to Extend Credit	—	105,165	—	112,056

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2006, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

(20) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2006 and 2005 on a consolidated basis and for each significant subsidiary, as defined.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006	(In Thousands)
Total Capital to Risk-Weighted Assets
Consolidated	$110,304	11.50%	$76,710	8.00%	$95,887	10.00%
Fitzgerald	18,697	11.33	13,206	8.00	16,508	10.00
Ashburn	28,908	10.77	21,464	8.00	26,830	10.00
Worth	14,618	11.02	10,610	8.00	13,262	10.00
Southeast	20,091	10.76	14,934	8.00	18,667	10.00
Quitman	12,183	11.65	8,367	8.00	10,458	10.00
Tier I Capital to Risk-Weighted Assets
Consolidated	98,235	10.24	38,355	4.00	57,532	6.00
Fitzgerald	16,567	10.04	6,603	4.00	9,905	6.00
Ashburn	25,551	9.52	10,732	4.00	16,098	6.00
Worth	12,958	9.77	5,305	4.00	7,957	6.00
Southeast	17,981	9.63	7,467	4.00	11,200	6.00
Quitman	10,985	10.50	4,183	4.00	6,275	6.00
Tier I Capital to Average Assets
Consolidated	98,235	8.17	48,087	4.00	60,109	5.00
Fitzgerald	16,567	8.07	8,207	4.00	10,259	5.00
Ashburn	25,551	7.68	13,306	4.00	16,632	5.00
Worth	12,958	7.44	6,969	4.00	8,711	5.00
Southeast	17,981	8.52	8,445	4.00	10,556	5.00
Quitman	10,985	7.78	5,647	4.00	7,059	5.00

(20) Regulatory Capital Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005	(in Thousands)
Total Capital to Risk-Weighted Assets
Consolidated	$95,873	11.02%	$69,600	8.00%	$87,000	10.00%
Fitzgerald	16,801	11.34	11,849	8.00	14,811	10.00
Ashburn	28,183	11.07	20,363	8.00	25,454	10.00
Worth	13,718	10.48	10,475	8.00	13,094	10.00
Southeast	15,025	10.30	11,665	8.00	14,581	10.00
Quitman	11,237	12.15	7,397	8.00	9,246	10.00
Tier I Capital to Risk-Weighted Assets
Consolidated	85,049	9.78	34,800	4.00	52,200	6.00
Fitzgerald	14,988	10.12	5,924	4.00	8,887	6.00
Ashburn	24,999	9.82	10,181	4.00	15,272	6.00
Worth	12,079	9.22	5,238	4.00	7,856	6.00
Southeast	13,687	9.39	5,833	4.00	8,749	6.00
Quitman	10,164	10.99	3,698	4.00	5,548	6.00
Tier I Capital to Average Assets
Consolidated	85,049	7.77	43,768	4.00	54,710	5.00
Fitzgerald	14,988	8.03	7,463	4.00	9,329	5.00
Ashburn	24,999	7.60	13,162	4.00	16,452	5.00
Worth	12,079	7.25	6,668	4.00	8,335	5.00
Southeast	13,687	8.36	6,551	4.00	8,188	5.00
Quitman	10,164	8.06	5,044	4.00	6,305	5.00

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2006 and 2005 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2006	2005
ASSETS
Cash	$2,223,581	$229,532
Premises and Equipment, Net	1,273,215	1,284,350
Investment in Subsidiaries, at Equity	97,270,695	88,376,235
Other	998,759	788,257

Total Assets	$101,766,250	$90,678,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Dividends Payable	$641,314	$538,599
Other	284,775	437,783

	926,089	976,382

Other Borrowed Money	—	2,500,000

Subordinated Debt	24,229,000	19,074,000

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 7,189,937 and 7,181,320 Shares as of December 31, 2006 and 2005, Respectively	7,189,937	7,181,320
Paid-In Capital	24,257,392	23,999,775
Retained Earnings	46,416,571	38,601,441
Restricted Stock – Unearned Compensation	(277,918)	(301,883)
Accumulated Other Comprehensive Loss, Net of Tax	(974,821)	(1,352,661)

	76,611,161	68,127,992

Total Liabilities and Stockholders’ Equity	$101,766,250	$90,678,374

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Income
Dividends from Subsidiaries	$6,800,000	$4,350,000	$2,350,000
Other	168,763	109,119	89,888

	6,968,763	4,459,119	2,439,888

Expenses
Interest	1,926,647	1,323,247	856,993
Amortization	30,317	30,317	29,379
Salaries and Employee Benefits	1,013,523	1,053,636	807,142
Other	735,821	716,954	638,068

	3,706,308	3,124,154	2,331,582

Income Before Taxes and Equity in Undistributed Earnings of Subsidiaries	3,262,455	1,334,965	108,306
Income Tax Benefits	1,027,921	1,000,501	728,733

Income Before Equity in Undistributed Earnings of Subsidiaries	4,290,376	2,335,466	837,039
Equity in Undistributed Earnings of Subsidiaries	5,861,619	6,641,750	7,232,255

Net Income	10,151,995	8,977,216	8,069,294

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	377,840	(755,824)	(638,921)
Reclassification Adjustment	—	—	20,432

Unrealized Gains (Losses) on Securities	377,840	(755,824)	(618,489)

Comprehensive Income	$10,529,835	$8,221,392	$7,450,805

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Cash Flows from Operating Activities
Net Income	$10,151,995	$8,977,216	$8,069,294
Adjustments to Reconcile Net Income to Net Cash
Provided from Operating Activities
Depreciation and Amortization	309,388	294,155	255,546
Equity in Undistributed Earnings of Subsidiaries	(5,861,619)	(6,641,750)	(7,232,255)
Other	(267,646)	123,856	122,362

	4,332,118	2,753,477	1,214,947

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(2,500,000)	(2,950,000)	(2,800,000)
Purchases of Premises and Equipment	(73,749)	(244,268)	(16,930)
Investment in Statutory Trusts	(155,000)	—	(140,000)

	(2,728,749)	(3,194,268)	(2,956,930)

Cash Flows from Financing Activities
Dividends Paid	(2,264,320)	(1,993,100)	(1,749,447)
Principal Payments on Notes and Debentures	(2,500,000)	(1,500,000)	(1,000,000)
Proceeds from Notes and Debentures	5,155,000	4,000,000	4,640,000

	390,680	506,900	1,890,553

Increase in Cash	1,994,049	66,109	148,570

Cash, Beginning	229,532	163,423	14,853

Cash, Ending	$2,223,581	$229,532	$163,423

(22) Earnings Per Share

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock. The following presents earnings per share for the years ended December 31, 2006, 2005 and 2004 under the requirements of Statement 128:

December 31, 2006	Income Numerator	Common Shares Denominator	EPS
Basic EPS
Income Available to Common Stockholders	$10,151,995	7,176,894	$1.41

Dilutive Effect of Potential Common Stock
Restricted Stock		843

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$10,151,995	7,177,737	$1.41

December 31, 2005
Basic EPS
Income Available to Common Stockholders	$8,977,216	7,168,406	$1.25

Dilutive Effect of Potential Common Stock
Restricted Stock		2,694

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,977,216	7,171,100	$1.25

December 31, 2004
Basic EPS
Income Available to Common Stockholders	$8,069,294	7,131,028	$1.13

Dilutive Effect of Potential Common Stock
Restricted Stock		26,605

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,069,294	7,157,633	$1.13