Form 10-K, Exhibit 13
period 2007-12-31
COLONY BANKCORP INC
filed 2008-03-14
CIK 711669

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
March 14, 2008

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2008 expressed an unqualified opinion on the effectiveness of Colony Bankcorp, Inc.’s internal control over financial reporting.

/s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP
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
March 14, 2008

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Colony Bankcorp, Inc.

We have audited Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Colony Bankcorp, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Colony Bankcorp, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007 and our report dated March 14, 2008, expressed an unqualified opinion.

/s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP
McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2007	2006

Cash and Cash Equivalents
Cash and Due from Banks	$28,369,037	$27,231,017
Federal Funds Sold	21,737,143	45,149,434

	50,106,180	72,380,451

Interest-Bearing Deposits	1,466,690	3,075,481

Investment Securities
Available for Sale, at Fair Value	167,123,042	149,236,225
Held to Maturity, at Cost (Fair Value of $72,005 and $70,874 as of December 31, 2007 and 2006, Respectively)	68,170	70,874

	167,191,212	149,307,099

Federal Home Loan Bank Stock, at Cost	5,532,700	5,086,800

Loans	945,278,642	942,273,015
Allowance for Loan Losses	(15,512,940)	(11,989,359)
Unearned Interest and Fees	(300,577)	(501,143)

	929,465,125	929,782,513

Premises and Equipment	27,808,838	27,453,132

Other Real Estate	1,332,391	970,320

Goodwill	2,412,338	2,412,338

Other Intangible Assets	402,253	438,714

Other Assets	23,058,742	22,597,010

Total Assets	$1,208,776,469	$1,213,503,858

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS' EQUITY

	2007	2006

Deposits
Noninterest-Bearing	$86,111,783	$77,335,680
Interest-Bearing	932,490,203	965,110,219

	1,018,601,986	1,042,445,899

Borrowed Money
Federal Funds Purchased	1,346,000	1,070,000
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	73,600,000	61,500,000

	99,175,000	86,799,000

Other Liabilities	7,256,365	7,647,798

Commitments and Contingencies

Stockholders' Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 7,200,913 and 7,189,937 Shares as of December 31, 2007 and 2006, Respectively	7,200,913	7,189,937
Paid-In Capital	24,420,497	24,257,392
Retained Earnings	52,086,834	46,416,571
Restricted Stock – Unearned Compensation	(237,002)	(277,918)
Accumulated Other Comprehensive Income (Loss), Net of Tax	271,876	(974,821)

	83,743,118	76,611,161

Total Liabilities and Stockholders' Equity	$1,208,776,469	$1,213,503,858

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005
Interest Income
Loans, Including Fees	$80,973,666	$75,086,845	$58,308,810
Federal Funds Sold	1,477,985	2,034,823	1,266,120
Deposits with Other Banks	142,785	133,321	86,121
Investment Securities
U. S. Government Agencies	6,437,743	5,198,384	3,412,711
State, County and Municipal	549,031	381,085	240,864
Corporate Obligations	269,283	162,377	138,559
Other Investments	-	3,808	3,223
Dividends on Other Investments	308,840	278,974	177,335

	90,159,333	83,279,617	63,633,743
Interest Expense
Deposits	42,730,760	36,610,386	22,590,018
Federal Funds Purchased	59,145	28,853	16,259
Borrowed Money	4,910,945	4,752,642	3,873,730

	47,700,850	41,391,881	26,480,007

Net Interest Income	42,458,483	41,887,736	37,153,736

Provision for Loan Losses	5,930,756	3,987,000	3,443,750

Net Interest Income After Provision for Loan Losses	36,527,727	37,900,736	33,709,986

Noninterest Income
Service Charges on Deposits	4,771,239	4,580,181	4,127,889
Other Service Charges, Commissions and Fees	921,502	831,472	708,276
Mortgage Fee Income	966,897	767,803	493,458
Securities Gains	183,656	-	-
Other	973,687	1,170,725	822,337

	7,816,981	7,350,181	6,151,960
Noninterest Expenses
Salaries and Employee Benefits	17,866,304	16,870,488	14,127,949
Occupancy and Equipment	4,039,327	4,034,909	3,777,759
Directors' Fees	632,547	638,721	616,534
Legal and Professional Fees	1,144,229	1,070,605	764,896
Other Real Estate and Repossession Expense	100,959	162,384	126,630
Loss on Sale of Other Real Estate	48,384	20,263	185,379
Other	7,747,539	7,084,189	6,476,263

	31,579,289	29,881,559	26,075,410

Income Before Income Taxes	12,765,419	15,369,358	13,786,536

Income Taxes	4,218,463	5,217,363	4,809,320

Net Income	$8,546,956	$10,151,995	$8,977,216

Net Income Per Share of Common Stock
Basic	$1.19	$1.41	$1.25

Diluted	$1.19	$1.41	$1.25

Cash Dividends Declared Per Share of Common Stock	$0.365	$0.325	$0.285

Weighted Average Shares Outstanding	7,188,696	7,176,894	7,168,406

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005

Net Income	$8,546,956	$10,151,995	$8,977,216

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	1,367,910	377,840	(755,824)
Reclassification Adjustment	(121,213)	-	-

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	1,246,697	377,840	(755,824)

Comprehensive Income	$9,793,653	$10,529,835	$8,221,392

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2004	5,738,343	$5,738,343	$23,713,200	$33,119,090	$(210,833)	$(596,837)	$61,762,963

5 for 4 Stock Split Effected as a Stock Dividend	1,436,579	1,436,579		(1,436,579)			-
Issuance of Restricted Stock	11,200	11,200	369,600		(380,800)		-
Forfeiture of Restricted Stock	(4,802)	(4,802)	(83,025)		87,827		-
Amortization of Unearned Compensation					201,923		201,923
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects						(755,824)	(755,824)
Dividends Declared				(2,058,286)			(2,058,286)
Net Income				8,977,216			8,977,216

Balance, December 31, 2005	7,181,320	7,181,320	23,999,775	38,601,441	(301,883)	(1,352,661)	68,127,992

Issuance of Restricted Stock	12,790	12,790	303,123		(315,913)		-
Forfeiture of Restricted Stock	(4,173)	(4,173)	(106,663)		110,836		-
Tax Benefit of Restricted Stock			61,157				61,157
Amortization of Unearned Compensation					229,042		229,042
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects						377,840	377,840
Dividends Declared				(2,336,865)			(2,336,865)
Net Income				10,151,995			10,151,995

Balance, December 31, 2006	7,189,937	7,189,937	24,257,392	46,416,571	(277,918)	(974,821)	76,611,161

Cumulative Effect of Change in Accounting for Uncertainty in Income Taxes				(247,312)			(247,312)
Issuance of Restricted Stock	16,175	16,175	270,122		(286,297)		-
Forfeiture of Restricted Stock	(5,199)	(5,199)	(110,514)		115,713		-
Tax Benefit of Restricted Stock			3,497				3,497
Amortization of Unearned Compensation					211,500		211,500
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects						1,246,697	1,246,697
Dividends Declared				(2,629,381)			(2,629,381)
Net Income				8,546,956			8,546,956

Balance, December 31, 2007	7,200,913	$7,200,913	$24,420,497	$52,086,834	$(237,002)	$271,876	$83,743,118

  The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005
Cash Flows from Operating Activities
Net Income	$8,546,956	$10,151,995	$8,977,216
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation	1,875,779	1,933,290	1,903,242
Amortization and Accretion	529,805	720,446	1,307,710
Provision for Loan Losses	5,930,756	3,987,000	3,443,750
Deferred Income Taxes	(1,233,259)	112,518	(546,891)
Securities Gains	(183,656)	-	-
(Gain) Loss on Sale of Equipment	(5,813)	7,507	(1,886)
(Gain) Loss on Sale of Other Real Estate and Repossessions	53,851	(14,239)	34,339
Unrealized Loss on Other Real Estate	-	32,773	150,000
Increase in Cash Surrender Value of Life Insurance	(15,427)	(185,850)	(203,367)
Change In
Loans Held for Sale	-	-	1,190,937
Interest Receivable	362,311	(2,913,483)	(1,566,643)
Prepaid Expenses	144,931	87,542	(122,165)
Interest Payable	291,225	1,040,748	932,717
Accrued Expenses and Accounts Payable	(109,441)	344,075	470,293
Other	(1,018,977)	(301,677)	(94,880)

	15,169,041	15,002,645	15,874,372
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	1,608,791	(1,440,066)	1,593,274
Purchase of Investment Securities Available for Sale	(60,521,076)	(48,498,815)	(49,527,780)
Proceeds from Sale of Investment Securities Available for Sale	16,984,665	-	-
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	27,603,088	23,868,423	35,864,083
Held to Maturity	12,054	18,035	11,417
Proceeds from Sale of Premises and Equipment	267,120	4,691	11,750
Net Loans to Customers	(8,333,042)	(88,764,174)	(85,879,622)
Purchase of Premises and Equipment	(2,492,797)	(3,722,786)	(5,765,092)
Other Real Estate and Repossessions	2,318,696	4,136,207	1,633,964
Federal Home Loan Bank Stock	(445,900)	(52,600)	(555,100)
Investment in Capital Trusts	(434,000)	(155,000)	-
Liquidation of Statutory Trusts	434,000	-	-
Other Investments	(420,560)	(400,000)	-

	(23,418,961)	(115,006,085)	(102,613,106)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	(32,620,017)	99,529,936	83,461,129
Noninterest-Bearing Customer Deposits	8,776,104	(1,442,462)	10,609,094
Proceeds from Other Borrowed Money	41,100,000	41,500,000	19,500,000
Principal Payments on Other Borrowed Money	(29,000,000)	(50,226,206)	(10,723,429)
Dividends Paid	(2,556,438)	(2,264,319)	(1,993,100)
Proceeds from Issuance of Subordinated Debentures	14,434,000	5,155,000	-
Principal Payments of Subordinated Debentures	(14,434,000)	-	-
Federal Funds Purchased	276,000	1,070,000	-

	(14,024,351)	93,321,949	100,853,694

Net Increase (Decrease) in Cash and Cash Equivalents	(22,274,271)	(6,681,491)	14,114,960

Cash and Cash Equivalents, Beginning	72,380,451	79,061,942	64,946,982

Cash and Cash Equivalents, Ending	$50,106,180	$72,380,451	$79,061,942

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

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2007.  Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Concentrations of Credit Risk

Lending is concentrated in commercial and real estate loans to local borrowers.  The Company has a high concentration of real estate loans; however, these loans are well collateralized and, in management’s opinion, do not pose an adverse credit risk.  In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.  Although the Company has a diversified loan portfolio, a substantial portion of borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

(1)  Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk (Continued)

The success of Colony is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves.  No assurance can be given that the current economic conditions will continue.  Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company's results of operations and financial condition.  The operating results of Colony depend primarily on its net interest income.  Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

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

(1)  Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

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

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair value of the net assets purchased in a business combination.  Impairment testing of goodwill is performed annually or more frequently if events or circumstances indicate possible impairment.  No impairment was identified as a result of the testing performed during 2007 or 2006.

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

Advertising Costs

The Company expenses the cost of advertising in the periods in which those costs are incurred.

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

Positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities upon examination.  Uncertain tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.  Such tax positions are both initially and subsequently measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with the tax authority, assuming full knowledge of the position and all relevant facts.  The Company provides for interest and, in some cases, penalties on tax positions that may be challenged by the taxing authorities. Interest expense is recognized beginning in the first period that such interest would begin accruing.  Penalties are recognized in the period that the Company claims the position in the tax return.  Interest and penalties on income tax uncertainties are classified within income tax expense in the consolidated statement of income.

(1)  Summary of Significant Accounting Policies (Continued)

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

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets.  Such items are considered components of other comprehensive income.  SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit.  Such financial instruments are recorded when they are funded.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

SFAS No. 141, Business Combinations (Revised 2007). SFAS No. 141R replaces SFAS No. 141, Business Combinations, and applies to all transactions and other events in which one entity obtains control over one or more other businesses.  SFAS No. 141R requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any noncontrolling interest in the acquiree at fair value as of the acquisition date.  Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt.  This fair value approach replaces the cost-allocation process required under SFAS No. 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value.  SFAS No. 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS No. 141.  Under SFAS No. 141R, the requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have to be met in order to accrue for a restructuring plan in purchase accounting.  Pre-acquisition contingencies are to be recognized at fair value, unless it is a noncontractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of SFAS No. 5, Accounting for Contingencies.  SFAS No. 141R is expected to have an impact on the Company’s accounting for business combinations closing on or after January 1, 2009.

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.  This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133.  Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings.  This election can be made on an instrument-by-instrument basis.  The adoption of SFAS No. 155 on January 1, 2007 did not impact the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets.  This statement, which is an amendment to SFAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities.  Specifically, SFAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting.  SFAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing initially measured at fair value, if practicable, and permits an entity with a separately recognized servicing asset or servicing liability to choose either the amortization or fair value methods for subsequent measurement.  The adoption of SFAS No. 156 on January 1, 2007 did not have a significant impact on the Company’s consolidated financial statements.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109.  Interpretation No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  Interpretation No. 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.  The adoption of Interpretation No. 48 on January 1, 2007 did not significantly impact the Company’s consolidated financial statements.

FSP No. 48-1 Definition of Settlement in FASB Interpretation No. 48.  FSP No. 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP No. 48-1 was effective retroactively to January 1, 2007 and did not significantly impact the Company’s consolidated financial statements.

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Before the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets.  Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy.  While SFAS No. 157 does not add any new fair value measurements, it does change current practice.  Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The Company does not expect the adoption of this standard to have a material effect on its financial position, results of operations or disclosures.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 123(R) (FASB 158).  This statement requires companies to recognize a net liability or asset to report the funded status of their defined benefit pension and other post retirement plans on the balance sheet.  SFAS 158 requires additional new disclosures to be made in companies’ financial statements.  SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008.  The adoption of this standard did not have an effect on the Company’s financial position, results of operations or disclosures.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment to FASB Statement No. 115.  This statement permits entities to choose to measure many  financial  instruments  and certain  other items at fair value  that  are not  currently  required  to be  measured  at fair  value.   The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This  statement  requires a  business  entity to report unrealized  gains and losses on items for which the fair  value  option has been elected in  earnings at each  subsequent  reporting  date.  An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement.  This statement shall be effective as of the beginning of each reporting entity's first fiscal year that begins after November 15, 2007.  The Company does not expect this standard to have an effect on its financial position, results of operations or disclosures.

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51.  SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements.  Among other requirements, SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.  It also requires disclosure, on the face of the consolidated statements of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  SFAS No. 160 is effective for the Company on January 1, 2009 and is not expected to have a significant impact on the Company’s consolidated financial statements.

Emerging Issues Task Force (EITF) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements.  EITF No. 06-4 requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to post-retirement periods.  Under EITF No. 06-4, life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee.  Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement.  If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions.  The Company expects to adopt EITF No. 06-4 effective as of January 1, 2008 as a change in accounting principle through a cumulative-effect adjustment to retained earnings.  The amount of the adjustment is not expected to be significant.

SAB No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings.  SAB No. 109 supersedes SAB No. 105, Application of Accounting Principles to Loan Commitments, and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The guidance in SAB No. 109 is applied on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. SAB No. 109 is not expected to have a material impact on the Company’s consolidated financial statements.

(2)  Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2007	2006

Cash on Hand and Cash Items	$8,527,336	$8,307,648
Noninterest-Bearing Deposits with Other Banks	19,841,701	18,923,369

	$28,369,037	$27,231,017

As of December 31, 2007, the Banks had required deposits of approximately $4,068,000 with the Federal Reserve.

(3)  Investment Securities

Investment securities as of December 31, 2007 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$109,023,711	$758,105	$(459,043)	$109,322,773
Other	36,817,832	314,276	(36,536)	37,095,572
State, County and Municipal	14,178,545	32,979	(295,869)	13,915,655
Corporate Obligations	5,689,011	105,029	(6,748)	5,787,292
Asset-Backed Securities	1,000,000	-	-	1,000,000
Marketable Equity Securities	2,010	-	(260)	1,750

	$166,711,109	$1,210,389	$(798,456)	$167,123,042
Securities Held to Maturity
State, County and Municipal	$68,170	$3,835	$-	$72,005

The amortized cost and fair value of investment securities as of December 31, 2007, by contractual maturity, are shown hereafter.  Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in One Year or Less	$15,558,431	$15,517,260
Due After One Year Through Five Years	26,378,407	26,531,598
Due After Five Years Through Ten Years	11,820,453	11,856,841	$68,170	$72,005
Due After Ten Years	3,928,097	3,892,820	-	-

	57,685,388	57,798,519	68,170	72,005
Marketable Equity Securities	2,010	1,750	-	-
Mortgage Backed Securities	109,023,711	109,322,773	-	-

	$166,711,109	$167,123,042	$68,170	$72,005

(3)  Investment Securities (Continued)

Investment securities as of December 31, 2006 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$80,053,405	$106,426	$(1,124,365)	$79,035,466
Other	54,870,102	65,487	(569,214)	54,366,375
State, County and Municipal	11,839,893	36,337	(135,965)	11,740,265
Corporate Obligations	3,786,691	-	(41,556)	3,745,135
Marketable Equity Securities	163,135	192,442	(6,593)	348,984

	$150,713,226	$400,692	$(1,877,693)	$149,236,225
Securities Held to Maturity
State, County and Municipal	$70,874	$-	$-	$70,874

Proceeds from sales of investments available for sale were $16,984,665 in 2007 and $0 in 2006 and 2005.  Gross realized gains totaled $211,676 in 2007 and $0 in 2006 and 2005.  Gross realized losses totaled $28,020 in 2007 and $0 in 2006 and 2005.

Investment securities having a carrying value approximating $89,145,000 and $86,141,000 as of December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2007
U.S. Government Agencies
Mortgage Backed	$13,721,144	$(56,190)	$30,761,318	$(402,853)	$44,482,462	$(459,043)
Other	-	-	14,100,741	(36,536)	14,100,741	(36,536)
State, County and Municipal	6,917,719	(255,263)	3,114,838	(40,606)	10,032,557	(295,869)
Corporate Obligations	-	-	995,090	(6,748)	995,090	(6,748)
Marketable Equity Securities	1,750	(260)	-	-	1,750	(260)

	$20,640,613	$(311,713)	$48,971,987	$(486,743)	$69,612,600	$(798,456)
December 31, 2006
U.S. Government Agencies
Mortgage Backed	$11,989,365	$(54,716)	$52,139,791	$(1,069,649)	$64,129,156	$(1,124,365)
Other	5,461,550	(24,616)	31,033,305	(544,598)	36,494,855	(569,214)
State, County and Municipal	2,708,622	(69,220)	5,396,659	(66,745)	8,105,281	(135,965)
Corporate Obligations	1,750,000	(24,379)	995,135	(17,177)	2,745,135	(41,556)
Marketable Equity Securities	-	-	53,454	(6,593)	53,454	(6,593)

	$21,909,537	$(172,931)	$89,618,344	$(1,704,762)	$111,527,881	$(1,877,693)

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

At December 31, 2007, the debt securities with unrealized losses have depreciated 1.12 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.

(4)  Loans

The composition of loans as of December 31 are:

	2007	2006

Commercial, Financial and Agricultural	$52,322,654	$61,887,534
Real Estate-Construction	211,483,898	193,951,793
Real Estate-Farmland	42,438,731	40,936,126
Real Estate-Other	544,654,646	549,600,833
Installment Loans to Individuals	72,350,201	76,929,633
All Other Loans	22,028,512	18,967,096

	$945,278,642	$942,273,015

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency.  Nonaccrual loans totaled $14,955,945 and $8,068,685 as of December 31, 2007 and 2006, respectively, and total recorded investment in loans past due 90 days or more and still accruing interest approximated $60,057 and $9,346, respectively.  Foregone interest on nonaccrual loans approximated $576,000 in 2007, $533,000 in 2006 and $426,000 in 2005.

(4)  Loans (Continued)

The following table details impaired loan data as of December 31 for the years ended as indicated:

	2007	2006

Total Investment in Impaired Loans	$14,955,945	$8,068,685

Less Allowance for Impaired Loan Losses	(1,323,108)	(210,283)

Net Investment, December 31	$13,632,837	$7,858,402

Average Investment during the Year	$8,086,620	$7,607,659

Income Recognized during the Year	$812,378	$393,215

Income Collected during the Year	$910,725	$391,242

(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2007	2006	2005

Balance, Beginning	$11,989,359	$10,761,915	$10,012,179

Provision Charged to Operating Expenses	5,930,756	3,987,000	3,443,750
Loans Charged Off	(3,908,011)	(3,373,273)	(3,046,192)
Loan Recoveries	1,500,836	613,717	352,178

Balance, Ending	$15,512,940	$11,989,359	$10,761,915

(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2007	2006

Land	$7,799,149	$7,413,927
Building	20,900,517	20,885,790
Furniture, Fixtures and Equipment	12,641,372	12,059,702
Leasehold Improvements	994,283	994,282
Construction in Progress	448,087	114,429

	42,783,408	41,468,130
Accumulated Depreciation	(14,974,570)	(14,014,998)

	$27,808,838	$27,453,132

(6)  Premises and Equipment (Continued)

Depreciation charged to operations totaled $1,875,779 in 2007, $1,933,290 in 2006 and $1,903,242 in 2005.

Certain Company facilities and equipment are leased under various operating leases.  Rental expense approximated $360,000 for 2007, $329,000 for 2006 and $334,000 for 2005.

Future minimum rental payments as of December 31, 2007 are as follows:

Year Ending December 31	Amount

2008	$122,620
2009	93,700
2010	89,700
2011	89,700
2012 and Thereafter	143,405

$539,125

(7)  Goodwill and Intangible Assets

The following is an analysis of the goodwill and core deposit intangible activity for the years ended December 31:
	2007	2006

Goodwill
Balance, Beginning	$2,412,338	$2,412,338
Goodwill Acquired	-	-

Balance, Ending	$2,412,338	$2,412,338

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2006	$1,056,693	$(617,979)	$438,714

Amortization Expense	-	(36,461)	(36,461)

Balance, December 31, 2007	$1,056,693	$(654,440)	$402,253

Amortization expense related to the core deposit intangible was $36,461, $81,201 and $114,645 for the years ended December 31, 2007, 2006 and 2005, respectively.

(7)  Goodwill and Intangible Assets (Continued)

The following table reflects the expected amortization schedule for the core deposit intangible at December 31, 2007:

2008	$35,749
2009	35,749
2010	35,749
2011	35,749
2012 and Thereafter	259,257

$402,253

(8)  Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2007	2006	2005

Current Federal Expense	$5,339,925	$4,994,008	$5,041,180
Deferred Federal (Benefit) Expense	(1,233,259)	112,518	(546,891)

Federal Income Tax Expense	4,106,666	5,106,526	4,494,289
Current State Income Tax Expense	111,797	110,837	315,031

	$4,218,463	$5,217,363	$4,809,320

The federal income tax expense of $4,106,666 in 2007, $5,106,526 in 2006 and $4,494,289 in 2005 is less than the income taxes computed by applying the federal statutory rates to income before income taxes.  The reasons for the differences are as follows:

	2007	2006	2005

Statutory Federal Income Taxes	$4,340,243	$5,290,356	$4,725,288
Tax-Exempt Interest	(234,863)	(188,408)	(163,184)
Interest Expense Disallowance	46,847	28,211	17,136
Premiums on Officers' Life Insurance	(47,369)	(50,419)	(56,374)
Meal and Entertainment Disallowance	14,488	16,644	10,756
State Income Taxes	(2,281)	(46,441)	(94,719)
Other	(10,399)	56,583	55,386

Actual Federal Income Taxes	$4,106,666	$5,106,526	$4,494,289

(8)  Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2007	2006
Deferred Tax Assets
Allowance for Loan Losses	$5,274,506	$4,076,487
Deferred Compensation	393,617	376,297
Other Real Estate	-	45,143
Restricted Stock	347,169	275,259
Other	263,618	223,312

	6,278,910	4,996,498
Deferred Tax Liabilities
Premises and Equipment	(1,013,824)	(1,020,752)
Restricted Stock	(190,117)	(125,545)
Other	(191,188)	(199,679)

	(1,395,129)	(1,345,976)

Deferred Tax Assets (Liabilities) on Unrealized Securities Losses	(140,058)	502,180

Net Deferred Tax Assets	$4,743,723	$4,152,702

As discussed in Note 1, the Company applied the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109, on January 1, 2007.  An analysis of activity related to unrecognized tax benefits follows as of December 31, 2007.

Balance, Beginning	$247,312

Positions Taken During the Current Year	62,427
Reductions Resulting from Lapse of Statutes of Limitation	-

Balance, Ending	$309,739

(9)  Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $573,939 and $838,935 as of December 31, 2007 and 2006, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2007	2006

Interest-Bearing Demand	$190,303,611	$185,768,785
Savings	31,588,035	33,305,542
Time, $100,000 and Over	347,219,102	366,041,185
Other Time	363,379,455	379,994,707

	$932,490,203	$965,110,219

At December 31, 2007 and 2006, the Company had brokered deposits of $54,737,011 and $72,682,000, respectively. The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $310,971,000 and $328,788,000 as of December 31, 2007 and 2006, respectively.

As of December 31, 2007, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2008	$632,936,434
2009	42,977,383
2010	20,928,911
2011	9,574,289
2012 and Thereafter	4,181,540

$710,598,557

(10) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2007	2006

Federal Home Loan Bank Advances	$73,500,000	$61,500,000
Silverton Bank Note Payable	100,000	-

	$73,600,000	$61,500,000

(10) Other Borrowed Money (Continued)

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2008 to 2019 and interest rates ranging from 2.74 percent to 5.93 percent.  Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans, commercial loans and cash balances held by the FHLB are pledged as collateral for the FHLB advances outstanding.  At December 31, 2007, the Company had available line of credit commitments totaling $99,131,763, of which $25,631,763 was available.

Silverton Bank note payable originated on February 15, 2007 as a line of credit with funds available of $1,000,000 at a rate of The Wall Street prime minus 0.75 percent.  Interest payments are due monthly with the entire balance due February 14, 2008.  The debt is secured by all furniture, fixtures, equipment and software of Colony Management Services.  Colony Bankcorp, Inc. guarantees the debt.  As of December 31, 2007, $900,000 was available to be drawn on the line of credit.

The aggregate stated maturities of other borrowed money at December 31, 2007 are as follows:

Year	Amount

2008	$9,600,000
2009	-
2010	1,000,000
2011	-
2012 and Thereafter	63,000,000

$73,600,000

The Company also has available federal funds lines of credit with various financial institutions totaling $47,300,000, of which there was $1,346,000 outstanding at December 31, 2007.

(11) Subordinated Debentures (Trust Preferred Securities)

During the second quarter of 2004, the Company formed a third subsidiary whose sole purpose was to issue $4,500,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2007, the floating rate securities had a 7.67 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 2.68 percent.

During the second quarter of 2006, the Company formed a fourth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities in a private placement by SunTrust Bank Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2007, the floating rate securities had a 6.33 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.50 percent.

During the first quarter of 2007, the Company formed a fifth subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions.  At December 31, 2007, the floating rate securities had a 6.48 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.50 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the first subsidiary formed in March 2002 as the Company exercised its option to call.

(11) Subordinated Debentures (Trust Preferred Securities) (Continued)

During the third quarter of 2007, the Company formed a sixth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions.  At December 31, 2007, the floating rate securities had a 6.38 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.40 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the second subsidiary formed in December 2002 as the Company exercised its option to call.

The Trust Preferred Securities are recorded as a liability on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes.  The proceeds from the offerings were used to fund the cash portion of the Quitman acquisition, pay off holding company debt, and inject capital into bank subsidiaries.

The total aggregate principal amount of trust preferred certificates outstanding at December 31, 2007 was $23,500,000.  The total aggregate principal amount of subordinated debentures outstanding at December 31, 2007 was $24,229,000.

(12) Restricted Stock - Unearned Compensation

In 1999, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares (split-adjusted) which may be subject to restricted stock awards is 64,701.  To date, 75,803 shares have been issued under this plan and 12,351 shares have been forfeited; thus, remaining shares which may be issued are 1,249 at December 31, 2007.  The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity.  The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a second restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares which may be subject to restricted stock awards (split-adjusted) is 143,500.  To date, 20,155 shares have been issued under this plan and 5,248 shares have been forfeited; thus, remaining shares which may be issued are 128,593 at December 31, 2007.   The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

(13) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements.  It is the Company's policy to make contributions to the plan as approved annually by the board of directors.  The total provision for contributions to the plan was $583,690 for 2007, $662,730 for 2006 and $558,138 for 2005.

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

At December 31, 2007 and 2006, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2007	2006

Commitments to Extend Credit	$93,105,000	$105,165,000
Standby Letters of Credit	3,814,000	3,279,000

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

Purchase Commitments.  As of December 31, 2007, the Company had an outstanding commitment of approximately $1,967,000 to construct its second office in Savannah, Georgia.  As of December 31, 2007, the Company has paid $305,119 toward construction in progress.

Legal Contingencies.  In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries.  The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony's consolidated financial position.

(15) Deferred Compensation Plan

Two of the Bank subsidiaries have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts.  In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a specified number of years, beginning at age 65.  In the event of a director's death before age 65, payments are made to the director's named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plans totaled $1,158,597 and $1,107,653 as of December 31, 2007 and 2006, respectively.  Benefit payments under the contracts were $187,059 in 2007 and $171,029 in 2006.  Provisions charged to operations totaled $238,003 in 2007, $164,997 in 2006 and $359,787 in 2005.

Fee income recognized with deferred compensation plans totaled $139,322 in 2007, $148,290 in 2006 and $328,942 in 2005.

(16) Interest Income and Expense

Interest income of $506,896, $311,828 and $257,639 from state, county and municipal bonds was exempt from regular income taxes in 2007, 2006 and 2005, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $18,700,653, $16,189,086 and $8,180,847 for the years ended December 31, 2007, 2006 and 2005, respectively.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2007	2006	2005

Interest Expense	$47,409,731	$40,351,134	$25,547,290

Income Taxes	$6,380,000	$5,371,395	$5,353,702

Noncash financing and investing activities for the years ended December 31 are as follows:

	2007	2006	2005
Acquisitions of Real Estate
Through Loan Foreclosures	$2,576,332	$2,815,716	$2,793,978

Unrealized (Gain) Loss on Investment Securities	$(1,888,934)	$(572,485)	$1,145,190

(18) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $16,544,057 as of December 31, 2007 and $18,142,109 as of December 31, 2006.  All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility.  A summary of activity of related party loans is shown below:

	2007	2006

Balance, Beginning	$18,142,109	$15,103,982
New Loans	10,009,867	18,540,907
Repayments	(10,981,245)	(15,528,723)
Transactions Due to Changes in Directors	(626,674)	25,943

Balance, Ending	$16,544,057	$18,142,109

(19) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value.  The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries' financial instruments are detailed hereafter.  Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques.  The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Federal Home Loan Bank Stock – The fair value of Federal Home Loan Bank stock approximates carrying value.

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

Unrecognized Financial Instruments – Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  The fees associated with these instruments are not material.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:
	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in Thousands)
Assets
Cash and Short-Term Investments	$51,573	$51,573	$75,456	$75,456
Investment Securities Available for Sale	167,123	167,123	149,236	149,236
Investment Securities Held to Maturity	68	72	71	71
Federal Home Loan Bank Stock	5,533	5,533	5,087	5,087
Loans	945,278	943,970	942,273	930,716

Liabilities
Deposits	1,018,602	1,020,855	1,042,446	1,040,991
Federal Funds Purchased	1,346	1,346	1,070	1,070
Subordinated Debentures	24,229	24,229	24,229	24,229
Other Borrowed Money	73,600	72,301	61,500	58,345

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

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

The Company is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.  The amounts and ratios as defined in regulations are presented hereafter.  Management believes, as of December 31, 2007, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

(20) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2007 and 2006 on a consolidated basis and for each significant subsidiary, as defined.

			For Capital		To Be Well Capitalized Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007			(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$116,222	12.08%	$76,944	8.00%	N/A	N/A
Fitzgerald	19,771	12.65	12,508	8.00	$15,635	10.00%
Ashburn	29,873	11.38	21,000	8.00	26,251	10.00
Worth	15,808	11.23	11,264	8.00	14,079	10.00
Southeast	22,702	12.19	14,895	8.00	18,619	10.00
Quitman	12,979	11.70	8,872	8.00	11,091	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	104,157	10.83	38,472	4.00	N/A	N/A
Fitzgerald	17,809	11.39	6,254	4.00	9,381	6.00
Ashburn	26,571	10.12	10,500	4.00	15,750	6.00
Worth	14,043	9.97	5,632	4.00	8,448	6.00
Southeast	20,364	10.94	7,447	4.00	11,171	6.00
Quitman	11,592	10.45	4,436	4.00	6,654	6.00

Tier I Capital to Average Assets
Consolidated	104,157	8.60	48,467	4.00	N/A	N/A
Fitzgerald	17,809	9.13	7,800	4.00	9,750	5.00
Ashburn	26,571	7.92	13,426	4.00	16,783	5.00
Worth	14,043	7.87	7,139	4.00	8,924	5.00
Southeast	20,364	9.72	8,377	4.00	10,471	5.00
Quitman	11,592	7.86	5,899	4.00	7,374	5.00

(20) Regulatory Capital Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006			(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$110,304	11.50%	$76,710	8.00%	N/A	N/A
Fitzgerald	18,697	11.33	13,206	8.00	$16,508	10.00%
Ashburn	28,908	10.77	21,464	8.00	26,830	10.00
Worth	14,618	11.02	10,610	8.00	13,262	10.00
Southeast	20,091	10.76	14,934	8.00	18,667	10.00
Quitman	12,183	11.65	8,367	8.00	10,458	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	98,235	10.24	38,355	4.00	N/A	N/A
Fitzgerald	16,567	10.04	6,603	4.00	9,905	6.00
Ashburn	25,551	9.52	10,732	4.00	16,098	6.00
Worth	12,958	9.77	5,305	4.00	7,957	6.00
Southeast	17,981	9.63	7,467	4.00	11,200	6.00
Quitman	10,985	10.50	4,183	4.00	6,275	6.00

Tier I Capital to Average Assets
Consolidated	98,235	8.17	48,087	4.00	N/A	N/A
Fitzgerald	16,567	8.07	8,207	4.00	10,259	5.00
Ashburn	25,551	7.68	13,306	4.00	16,632	5.00
Worth	12,958	7.44	6,969	4.00	8,711	5.00
Southeast	17,981	8.52	8,445	4.00	10,556	5.00
Quitman	10,985	7.78	5,647	4.00	7,059	5.00

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company's balance sheets as of December 31, 2007 and 2006 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

ASSETS

	2007	2006

Cash	$972,960	$2,223,581
Premises and Equipment, Net	1,235,508	1,273,215
Investment in Subsidiaries, at Equity	105,323,496	97,270,695
Other	1,490,676	998,759

Total Assets	$109,022,640	$101,766,250

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Dividends Payable	$684,087	$641,314
Other	366,435	284,775

	1,050,522	926,089

Subordinated Debt	24,229,000	24,229,000

Stockholders' Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 7,200,913 and 7,189,937 Shares as of December 31, 2007 and 2006, Respectively	7,200,913	7,189,937
Paid-In Capital	24,420,497	24,257,392
Retained Earnings	52,086,834	46,416,571
Restricted Stock – Unearned Compensation	(237,002)	(277,918)
Accumulated Other Comprehensive Income (Loss), Net of Tax	271,876	(974,821)

	83,743,118	76,611,161

Total Liabilities and Stockholders' Equity	$109,022,640	$101,766,250

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005

Income
Dividends from Subsidiaries	$5,662,500	$6,800,000	$4,350,000
Other	281,885	168,763	109,119

	5,944,385	6,968,763	4,459,119

Expenses
Interest	2,005,971	1,926,647	1,323,247
Amortization	295,093	30,317	30,317
Salaries and Employee Benefits	974,524	1,013,523	1,053,636
Other	889,093	735,821	716,954

	4,164,681	3,706,308	3,124,154

Income Before Taxes and Equity in Undistributed Earnings of Subsidiaries	1,779,704	3,262,455	1,334,965

Income Tax Benefits	1,213,835	1,027,921	1,000,501

Income Before Equity in Undistributed Earnings of Subsidiaries	2,993,539	4,290,376	2,335,466

Equity in Undistributed Earnings of Subsidiaries	5,553,417	5,861,619	6,641,750

Net Income	8,546,956	10,151,995	8,977,216

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	1,367,910	377,840	(755,824)
Reclassification Adjustment	(121,213)	-	-

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	1,246,697	377,840	(755,824)

Comprehensive Income	$9,793,653	$10,529,835	$8,221,392

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005

Cash Flows from Operating Activities
Net Income	$8,546,956	$10,151,995	$8,977,216
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation and Amortization	294,121	309,388	294,155
Equity in Undistributed Earnings of Subsidiaries	(5,553,417)	(5,861,619)	(6,641,750)
Other	(436,928)	(267,646)	123,856

	2,850,732	4,332,118	2,753,477

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(1,500,000)	(2,500,000)	(2,950,000)
Purchases of Premises and Equipment	(44,915)	(73,749)	(244,268)
Investment in Capital Trusts	(434,000)	(155,000)	-
Liquidation of Statutory Trusts	434,000	-	-

	(1,544,915)	(2,728,749)	(3,194,268)

Cash Flows from Financing Activities
Dividends Paid	(2,556,438)	(2,264,320)	(1,993,100)
Principal Payments on Notes and Debentures	(14,434,000)	(2,500,000)	(1,500,000)
Proceeds from Notes and Debentures	14,434,000	5,155,000	4,000,000

	(2,556,438)	390,680	506,900

Increase (Decrease) in Cash	(1,250,621)	1,994,049	66,109

Cash, Beginning	2,223,581	229,532	163,423

Cash, Ending	$972,960	$2,223,581	$229,532

(22) Earnings Per Share

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock. The following presents earnings per share for the years ended December 31, 2007, 2006 and 2005 under the requirements of Statement 128:

December 31, 2007	Income Numerator	Common Shares Denominator	EPS

Basic EPS
Income Available to Common Stockholders	$8,546,956	7,188,696	$1.19

Dilutive Effect of Potential Common Stock
Restricted Stock		8,635

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,546,956	7,197,331	$1.19

December 31, 2006

Basic EPS
Income Available to Common Stockholders	$10,151,995	7,176,894	$1.41

Dilutive Effect of Potential Common Stock
Restricted Stock		843

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$10,151,995	7,177,737	$1.41

December 31, 2005

Basic EPS
Income Available to Common Stockholders	$8,977,216	7,168,406	$1.25

Dilutive Effect of Potential Common Stock
Restricted Stock		2,694

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,977,216	7,171,100	$1.25