Form 10-K, Exhibit 13
period 2008-12-31
COLONY BANKCORP INC
filed 2009-03-13
CIK 711669

EXHIBIT NO. 13
McNair, McLemore, Middlebrooks & Co., LLP
CERTIFIED PUBLIC ACCOUNTANTS
389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)
RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHARLES A. FLETCHER, CPA
JERRY A. WOLFE, CPA	MARJORIE HUCKABEE CARTER, CPA
W. E. BARFIELD, JR., CPA	BRYAN A. ISGETT, CPA
HOWARD S. HOLLEMAN, CPA	DAVID PASCHAL MUSE, JR., CPA
F. GAY McMICHAEL, CPA	KATHY W. FLETCHER, CPA

March 13, 2009

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2009 expressed an unqualified opinion on the effectiveness of Colony Bankcorp, Inc.’s internal control over financial reporting.

/s/ McNair, McLemore, Middlebrooks & Co., LLP
McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2008	2007

Cash and Cash Equivalents
Cash and Due from Banks	$29,427,430	$28,369,037
Federal Funds Sold	30,941	21,737,143

	29,458,371	50,106,180

Interest-Bearing Deposits	146,987	1,466,690

Investment Securities
Available for Sale, at Fair Value	207,644,579	167,123,042
Held to Maturity, at Cost (Fair Value of $63,254 and $72,005 as of December 31, 2008 and 2007, Respectively)	59,886	68,170

	207,704,465	167,191,212

Federal Home Loan Bank Stock, at Cost	6,272,400	5,532,700

Loans	961,036,525	945,278,642
Allowance for Loan Losses	(17,015,883)	(15,512,940)
Unearned Interest and Fees	(179,257)	(300,577)

	943,841,385	929,465,125

Premises and Equipment	29,671,881	27,808,838

Other Real Estate	12,811,819	1,332,391

Goodwill	2,412,338	2,412,338

Other Intangible Assets	366,505	402,253

Other Assets	20,095,784	23,058,742

Total Assets	$1,252,781,935	$1,208,776,469

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2008	2007

Deposits
Noninterest-Bearing	$77,496,891	$86,111,783
Interest-Bearing	929,494,577	932,490,203

	1,006,991,468	1,018,601,986

Borrowed Money
Federal Funds Purchased	2,274,000	1,346,000
Securities Sold Under Agreements to Repurchase	40,000,000	-
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	91,000,000	73,600,000

	157,503,000	99,175,000

Other Liabilities	5,072,312	7,256,365

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 7,212,313 and 7,200,913 Shares as of December 31, 2008 and 2007, Respectively	7,212,313	7,200,913
Paid-In Capital	24,535,683	24,420,497
Retained Earnings	51,302,025	52,086,834
Restricted Stock – Unearned Compensation	(210,993)	(237,002)
Accumulated Other Comprehensive Income, Net of Tax	376,127	271,876

	83,215,155	83,743,118

Total Liabilities and Stockholders’ Equity	$1,252,781,935	$1,208,776,469

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31

	2008	2007	2006
Interest Income
Loans, Including Fees	$66,732,488	$80,973,666	$75,086,845
Federal Funds Sold	273,476	1,477,985	2,034,823
Deposits with Other Banks	27,452	142,785	133,321
Investment Securities
U. S. Government Agencies	7,140,902	6,437,743	5,198,384
State, County and Municipal	410,298	549,031	381,085
Corporate Obligations	414,319	269,283	162,377
Other Investments	-	-	3,808
Dividends on Other Investments	298,264	308,840	278,974

	75,297,199	90,159,333	83,279,617
Interest Expense
Deposits	32,801,362	42,730,760	36,610,386
Federal Funds Purchased	513,961	59,145	28,853
Borrowed Money	4,607,347	4,910,945	4,752,642

	37,922,670	47,700,850	41,391,881

Net Interest Income	37,374,529	42,458,483	41,887,736

Provision for Loan Losses	12,937,750	5,930,756	3,987,000

Net Interest Income After Provision for Loan Losses	24,436,779	36,527,727	37,900,736

Noninterest Income
Service Charges on Deposits	4,699,616	4,771,239	4,580,181
Other Service Charges, Commissions and Fees	981,124	921,502	831,472
Mortgage Fee Income	609,044	966,897	767,803
Securities Gains	1,195,314	183,656	-
Other	1,520,092	973,687	1,170,725

	9,005,190	7,816,981	7,350,181
Noninterest Expenses
Salaries and Employee Benefits	16,238,080	17,866,304	16,870,488
Occupancy and Equipment	4,190,845	4,039,327	4,034,909
Directors’ Fees	578,315	632,547	638,721
Legal and Professional Fees	1,379,696	1,144,229	1,070,605
Other Real Estate and Repossession Expense	332,864	100,959	162,384
Loss on Sale of Other Real Estate	49,448	48,384	20,263
FDIC Assessment	603,093	189,635	166,151
Other	7,483,574	7,557,904	6,918,038

	30,855,915	31,579,289	29,881,559

Income Before Income Taxes	2,586,054	12,765,419	15,369,358

Income Taxes	557,230	4,218,463	5,217,363

Net Income	$2,028,824	$8,546,956	$10,151,995

Net Income Per Share of Common Stock
Basic	$0.28	$1.19	$1.41

Diluted	$0.28	$1.19	$1.41

Cash Dividends Declared Per Share of Common Stock	$0.39	$0.365	$0.325

Weighted Average Shares Outstanding	7,199,121	7,188,696	7,176,894

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31

	2008	2007	2006

Net Income	$2,028,824	$8,546,956	$10,151,995

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	893,158	1,367,910	377,840
Reclassification Adjustment	(788,907)	(121,213)	-

Change in Net Unrealized Gains on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	104,251	1,246,697	377,840

Comprehensive Income	$2,133,075	$9,793,653	$10,529,835

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2005	7,181,320	$7,181,320	$23,999,775	$38,601,441	$(301,883)	$(1,352,661)	$68,127,992

Issuance of Restricted Stock	12,790	12,790	303,123		(315,913)		-
Forfeiture of Restricted Stock	(4,173)	(4,173)	(106,663)		110,836		-
Tax Benefit of Restricted Stock			61,157				61,157
Amortization of Unearned Compensation					229,042		229,042
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects						377,840	377,840
Dividends Declared				(2,336,865)			(2,336,865)
Net Income				10,151,995			10,151,995

Balance, December 31, 2006	7,189,937	7,189,937	24,257,392	46,416,571	(277,918)	(974,821)	76,611,161

Cumulative Effect of Change in Accounting for Uncertainty in Income Taxes				(247,312)			(247,312)
Issuance of Restricted Stock	16,175	16,175	270,122		(286,297)		-
Forfeiture of Restricted Stock	(5,199)	(5,199)	(110,514)		115,713		-
Tax Benefit of Restricted Stock			3,497				3,497
Amortization of Unearned Compensation					211,500		211,500
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects						1,246,697	1,246,697
Dividends Declared				(2,629,381)			(2,629,381)
Net Income				8,546,956			8,546,956

Balance, December 31, 2007	7,200,913	7,200,913	24,420,497	52,086,834	(237,002)	271,876	83,743,118

Issuance of Restricted Stock	15,500	15,500	220,100		(235,600)		-
Forfeiture of Restricted Stock	(4,100)	(4,100)	(69,070)		73,170		-
Tax Loss of Restricted Stock			(35,844)				(35,844)
Amortization of Unearned Compensation					188,439		188,439
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects						104,251	104,251
Dividends Declared				(2,813,633)			(2,813,633)
Net Income				2,028,824			2,028,824

Balance, December 31, 2008	7,212,313	$7,212,313	$24,535,683	$51,302,025	$(210,993)	$376,127	$83,215,155

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2008	2007	2006
Cash Flows from Operating Activities
Net Income	$2,028,824	$8,546,956	$10,151,995
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation	2,028,158	1,875,779	1,933,290
Amortization and Accretion	777,051	529,805	720,446
Provision for Loan Losses	12,937,750	5,930,756	3,987,000
Deferred Income Taxes	(250,215)	(1,233,259)	112,518
Securities Gains	(1,195,314)	(183,656)	-
(Gain) Loss on Sale of Equipment	(857)	(5,813)	7,507
(Gain) Loss on Sale of Other Real Estate and Repossessions	59,623	53,851	(14,239)
Unrealized Loss on Other Real Estate	-	-	32,773
Increase in Cash Surrender Value of Life Insurance	(235,305)	(15,427)	(185,850)
Change In
Interest Receivable	2,875,146	362,311	(2,913,483)
Prepaid Expenses	18,698	144,931	87,542
Interest Payable	(816,819)	291,225	1,040,748
Accrued Expenses and Accounts Payable	(815,214)	(109,441)	344,075
Other	(121,645)	(1,018,977)	(301,677)

	17,289,881	15,169,041	15,002,645
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	1,319,703	1,608,791	(1,440,066)
Purchase of Investment Securities Available for Sale	(157,485,718)	(60,521,076)	(48,498,815)
Proceeds from Sale of Investment Securities Available for Sale	65,298,695	16,984,665	-
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	52,666,161	27,603,088	23,868,423
Held to Maturity	13,573	12,054	18,035
Proceeds from Sale of Premises and Equipment	29,888	267,120	4,691
Net Loans to Customers	(42,435,526)	(8,333,042)	(88,764,174)
Purchase of Premises and Equipment	(3,920,230)	(2,492,797)	(3,722,786)
Other Real Estate and Repossessions	3,392,500	2,318,696	4,136,207
Federal Home Loan Bank Stock	(739,700)	(445,900)	(52,600)
Investment in Capital Trusts	-	(434,000)	(155,000)
Liquidation of Statutory Trusts	-	434,000	-
Other Investments	-	(420,560)	(400,000)

	(81,860,654)	(23,418,961)	(115,006,085)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	(2,995,624)	(32,620,017)	99,529,936
Noninterest-Bearing Customer Deposits	(8,614,892)	8,776,104	(1,442,462)
Proceeds from Other Borrowed Money	122,400,000	41,100,000	41,500,000
Principal Payments on Other Borrowed Money	(65,000,000)	(29,000,000)	(50,226,206)
Dividends Paid	(2,794,520)	(2,556,438)	(2,264,319)
Proceeds from Issuance of Subordinated Debentures	-	14,434,000	5,155,000
Principal Payments of Subordinated Debentures	-	(14,434,000)	-
Federal Funds Purchased	928,000	276,000	1,070,000

	43,922,964	(14,024,351)	93,321,949

Net Decrease in Cash and Cash Equivalents	(20,647,809)	(22,274,271)	(6,681,491)

Cash and Cash Equivalents, Beginning	50,106,180	72,380,451	79,061,942

Cash and Cash Equivalents, Ending	$29,458,371	$50,106,180	$72,380,451

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

Principles of Consolidation

Colony Bankcorp, Inc. (the Company) is a bank holding company located in Fitzgerald, Georgia. The Company merged all of its operations into one sole operating subsidiary effective August 1, 2008.  The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiary, Colony Bank (which includes its wholly-owned subsidiary, Colony Mortgage Corp.), Fitzgerald, Georgia.  All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

Nature of Operations

The Bank provides a full range of retail and commercial banking services for consumers and small- to medium-size businesses located primarily in middle and south Georgia. Colony Bank is headquartered in Fitzgerald, Georgia with banking offices in Albany, Ashburn, Broxton, Centerville, Chester, Columbus, Cordele, Douglas, Eastman, Fitzgerald, Leesburg, Moultrie, Pitts, Quitman, Rochelle, Savannah, Soperton, Sylvester, Thomaston, Tifton, Valdosta and Warner Robins.  Lending and investing activities are funded primarily by deposits gathered through its retail banking office network.

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

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2008.  Such reclassifications had no effect on previously reported stockholders’ equity or net income.

(1)  Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Lending is concentrated in commercial and real estate primarily to local borrowers. The Company has a high concentration of real estate loans that could pose an adverse credit risk particularly with the current economic downturn in the real estate market.  In management’s opinion, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.  Although the Company has a diversified loan portfolio, a substantial portion of borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector.  The continued downturn of the housing and real estate market that began in 2007 has resulted in an increase of real estate dependent problem loans.  These loans are centered primarily in the Company’s larger MSA markets.  Declining collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have resulted in increased loan loss provisions in 2008.

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

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank classifies their securities as trading, available for sale or held to maturity.  Securities that are held principally for resale in the near term are classified as trading.  Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income.  Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost.  All other securities not classified as trading or held to maturity are considered available for sale.

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

(1)  Summary of Significant Accounting Policies (Continued)

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

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair value of the net assets purchased in a business combination.  Impairment testing of goodwill is performed annually or more frequently if events or circumstances indicate possible impairment.  No impairment was identified as a result of the testing performed during 2008 or 2007.

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

Securities Sold Under Repurchase Agreements

The Company sells securities under agreements to repurchase.  These repurchase agreements are treated as borrowings.  The obligations to repurchase securities sold are reflected as a liability and the securities underlying the agreements are reflected as assets in the consolidated balance sheets.

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

Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases.  The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes).  In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision.  The Company and its subsidiary file a consolidated federal income tax return.  The subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

(1)  Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued)

Positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities upon examination.  Uncertain tax positions are initially recognized in the consolidated financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.  Such tax positions are both initially and subsequently measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with the tax authority, assuming full knowledge of the position and all relevant facts.  The Company provides for interest and, in some cases, penalties on tax positions that may be challenged by the taxing authorities. Interest expense is recognized beginning in the first period that such interest would begin accruing.  Penalties are recognized in the period that the Company claims the position in the tax return.  Interest and penalties on income tax uncertainties are classified within income tax expense in the consolidated statements of income.

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

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets.  Such items are considered components of other comprehensive income.  SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

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

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement.  SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets.  Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy.  In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis.  The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until the fiscal year beginning January 1, 2009.  The Company is currently assessing the potential effect of the adoption of the remaining provisions of SFAS No. 157 on its financial position, results of operations and cash flows.  The adoption of the remaining provisions of SFAS No. 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment to FASB Statement No. 115.  This statement permits entities to choose to measure many  financial  instruments  and certain  other items at fair value  that  are not  currently  required  to be  measured  at fair  value.   The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This  statement  requires a  business  entity to report unrealized  gains and losses on items for which the fair  value  option has been elected in  earnings at each  subsequent  reporting  date.  An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement.  SFAS No. 159 became effective for the Company on January 1, 2008.  The Company elected not to adopt the fair value option.

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

SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles.  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  The hierarchical guidance provided by SFAS 162 did not have a significant impact on the Company’s consolidated financial statements.

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participated Securities.  FSP EITF 03-6-1 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.  FSP EITF 03-6-1 will be effective on January 1, 2009.  All previously reported earnings per share data will be retrospectively adjusted to conform with the provisions of FSP EITF 03-6-1.  FSP EITF 03-6-1 is not expected to have a significant impact on the Company’s consolidated financial statements.

(2)  Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2008	2007

Cash on Hand and Cash Items	$9,227,763	$8,527,336
Noninterest-Bearing Deposits with Other Banks	20,199,667	19,841,701

	$29,427,430	$28,369,037

(3)  Investment Securities

Investment securities as of December 31, 2008 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government
Agencies Mortgage-Backed	$190,197,764	$1,861,970	$(309,684)	$191,750,050
State, County and Municipal	9,226,505	44,138	(219,856)	9,050,787
Corporate Obligations	6,650,420	155,230	(629,628)	6,176,022
Asset-Backed Securities	1,000,000	-	(332,280)	667,720

	$207,074,689	$2,061,338	$(1,491,448)	$207,644,579
Securities Held to Maturity
State, County and Municipal	$59,886	$3,368	$-	$63,254

The amortized cost and fair value of investment securities as of December 31, 2008, by contractual maturity, are shown hereafter.  Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

(3)  Investment Securities (Continued)

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in One Year or Less	$2,716,130	$2,703,435	$-	$-
Due After One Year Through Five Years	5,239,129	4,884,055	-	-
Due After Five Years Through Ten Years	5,279,959	5,359,410	59,886	63,254
Due After Ten Years	3,641,707	2,947,629	-	-

	16,876,925	15,894,529	59,886	63,254
Mortgage Backed Securities	190,197,764	191,750,050	-	-

	$207,074,689	$207,644,579	$59,886	$63,254

Investment securities as of December 31, 2007 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$109,023,711	$758,105	$(459,043)	$109,322,773
Other	36,817,832	314,276	(36,536)	37,095,572
State, County and Municipal	14,178,545	32,979	(295,869)	13,915,655
Corporate Obligations	5,689,011	105,029	(6,748)	5,787,292
Asset-Backed Securities	1,000,000	-	-	1,000,000
Marketable Equity Securities	2,010	-	(260)	1,750

	$166,711,109	$1,210,389	$(798,456)	$167,123,042
Securities Held to Maturity
State, County and Municipal	$68,170	$3,835	$-	$72,005

Proceeds from sales of investments available for sale were $65,298,695 in 2008, $16,984,665 in 2007 and $0 in 2006.  Gross realized gains totaled $1,201,896 in 2008, $211,676 in 2007 and $0 in 2006.  Gross realized losses totaled $6,582 in 2008, $28,020 in 2007 and $0 in 2006.

Investment securities having a carrying value approximating $145,647,000 and $89,145,000 as of December 31, 2008 and 2007, respectively, were pledged to secure public deposits and for other purposes.

(3)  Investment Securities (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2008
U.S. Government Agencies
Mortgage-Backed	$52,276,619	$(266,923)	$708,302	$(42,761)	$52,984,921	$(309,684)
State, County and Municipal	5,053,601	(211,683)	91,827	(8,173)	5,145,428	(219,856)
Corporate Obligations	5,020,792	(629,628)	-	-	5,020,792	(629,628)
Asset-Backed Securities	667,720	(332,280)	-	-	667,720	(332,280)

	$63,018,732	$(1,440,514)	$800,129	$(50,934)	$63,818,861	$(1,491,448)
December 31, 2007
U.S. Government Agencies
Mortgage-Backed	$13,721,144	$(56,190)	$30,761,318	$(402,853)	$44,482,462	$(459,043)
Other	-	-	14,100,741	(36,536)	14,100,741	(36,536)
State, County and Municipal	6,917,719	(255,263)	3,114,838	(40,606)	10,032,557	(295,869)
Corporate Obligations	-	-	995,090	(6,748)	995,090	(6,748)
Marketable Equity Securities	1,750	(260)	-	-	1,750	(260)

	$20,640,613	$(311,713)	$48,971,987	$(486,743)	$69,612,600	$(798,456)

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

At December 31, 2008, the debt securities with unrealized losses have depreciated 2.28 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition.  The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.

(4)  Loans

The composition of loans as of December 31 are:

	2008	2007

Commercial, Financial and Agricultural	$86,378,778	$52,322,654
Real Estate-Construction	160,373,797	211,483,898
Real Estate-Farmland	54,158,907	42,438,731
Real Estate-Other	600,653,523	544,654,646
Installment Loans to Individuals	44,163,516	72,350,201
All Other Loans	15,308,004	22,028,512

	$961,036,525	$945,278,642

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency.  Nonaccrual loans totaled $35,123,955 and $14,955,945 as of December 31, 2008 and 2007, respectively, and total recorded investment in loans past due 90 days or more and still accruing interest approximated $250,500 and $60,100, respectively.  Foregone interest on nonaccrual loans approximated $1,328,600 in 2008, $576,000 in 2007 and $533,000 in 2006.

The following table details impaired loan data as of December 31 for the years ended as indicated:

	2008	2007

Total Investment in Impaired Loans	$35,123,955	$14,955,945

Less Allowance for Impaired Loan Losses	(1,721,131)	(1,323,108)

Net Investment, December 31	$33,402,824	$13,632,837

Average Investment during the Year	$24,291,239	$8,086,620

Income Recognized during the Year	$1,301,500	$812,378

Income Collected during the Year	$1,496,785	$910,725

(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2008	2007	2006

Balance, Beginning	$15,512,940	$11,989,359	$10,761,915

Provision Charged to Operating Expenses	12,937,750	5,930,756	3,987,000
Loans Charged Off	(11,966,439)	(3,908,011)	(3,373,273)
Loan Recoveries	531,632	1,500,836	613,717

Balance, Ending	$17,015,883	$15,512,940	$11,989,359

(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2008	2007

Land	$7,805,167	$7,799,149
Building	23,460,842	20,900,517
Furniture, Fixtures and Equipment	13,529,356	12,641,372
Leasehold Improvements	990,198	994,283
Construction in Progress	127,155	448,087

	45,912,718	42,783,408
Accumulated Depreciation	(16,240,837)	(14,974,570)

	$29,671,881	$27,808,838

Depreciation charged to operations totaled $2,028,158 in 2008, $1,875,779 in 2007 and $1,933,290 in 2006.

Certain Company facilities and equipment are leased under various operating leases.  Rental expense approximated $374,000 for 2008, $360,000 for 2007 and $329,000 for 2006.

Future minimum rental payments as of December 31, 2008 are as follows:

Year Ending December 31	Amount

2009	$134,838
2010	125,918
2011	125,918
2012	122,813
2013 and Thereafter	98,796

$608,283

(7)  Goodwill and Intangible Assets

The following is an analysis of the goodwill and core deposit intangible activity for the years ended December 31:
	2008	2007

Goodwill
Balance, Beginning	$2,412,338	$2,412,338
Goodwill Acquired	-	-

Balance, Ending	$2,412,338	$2,412,338

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2007	$1,056,693	$(654,440)	$402,253

Amortization Expense	-	(35,748)	(35,748)

Balance, December 31, 2008	$1,056,693	$(690,188)	$366,505

Amortization expense related to the core deposit intangible was $35,748, $36,461 and $81,201 for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table reflects the expected amortization schedule for the core deposit intangible at December 31, 2008:

2009	$35,749
2010	35,749
2011	35,749
2012	35,749
2013 and Thereafter	223,509

$366,505

(8)  Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2008	2007	2006

Current Federal Expense	$861,723	$5,339,925	$4,994,008
Deferred Federal (Benefit) Expense	(250,215)	(1,233,259)	112,518

Federal Income Tax Expense	611,508	4,106,666	5,106,526
Current State Income Tax (Benefit) Expense	(54,278)	111,797	110,837

	$557,230	$4,218,463	$5,217,363

The federal income tax expense of $611,508 in 2008, $4,106,666 in 2007 and $5,106,526 in 2006 is less than the income taxes computed by applying the federal statutory rates to income before income taxes.  The reasons for the differences are as follows:

	2008	2007	2006

Statutory Federal Income Taxes	$879,258	$4,340,243	$5,290,356
Tax-Exempt Interest	(239,097)	(234,863)	(188,408)
Interest Expense Disallowance	35,869	46,847	28,211
Premiums on Officers’ Life Insurance	(54,464)	(47,369)	(50,419)
Meal and Entertainment Disallowance	13,810	14,488	16,644
State Income Taxes	-	(2,281)	(46,441)
Other	(23,868)	(10,399)	56,583

Actual Federal Income Taxes	$611,508	$4,106,666	$5,106,526

(8)  Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2008	2007
Deferred Tax Assets
Allowance for Loan Losses	$5,785,400	$5,274,506
Deferred Compensation	381,896	393,617
Restricted Stock	411,238	347,169
Other	298,390	263,618

	6,876,924	6,278,910
Deferred Tax Liabilities
Premises and Equipment	(1,237,807)	(1,013,824)
Vested Restricted Stock	(269,014)	(190,117)
Other	(236,107)	(191,188)

	(1,742,928)	(1,395,129)

Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	(193,763)	(140,058)

Net Deferred Tax Assets	$4,940,233	$4,743,723

As discussed in Note 1, the Company applied the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109, on January 1, 2007.  An analysis of activity related to unrecognized tax benefits follows as of December 31, 2008.

Balance, Beginning	$309,739

Positions Taken During the Current Year	30,709
Reductions Resulting from Lapse of Statutes of Limitation	(43,627)

Balance, Ending	$296,821

(9)  Fair Value Measurements

SFAS No. 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

▪	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

▪
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

▪	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

(9)  Fair Value Measurements (Continued)

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Assets

Securities

Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy.  Level 1 inputs include securities that have quoted prices in active markets for identical assets.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow.  Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, included certain collateralized mortgage and debt obligations and certain high-yield debt securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.  When measuring fair value, the valuation techniques available under the market approach, income approach and/or cost approach are used.  The Company’s evaluations are based on market data and the Company employs combinations of these approaches for its valuation methods depending on the asset class.

Impaired loans

SFAS No. 157 applies to loans measured for impairment using the practical expedients permitted by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent).  Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring basis as of December 31, 2008 aggregated by the level in the fair value hierarchy within which those measurements fall.

		Fair Value Measurements at Reporting Date Using
	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$191,750	$-	$191,750	$-
State, County and Municipal	9,051	-	9,051	-
Corporate Obligations	6,176	-	5,417	759
Asset-Backed Securities	668	-	-	668

	$207,645	$-	$206,218	$1,427

(9)  Fair Value Measurements (Continued)

The Company did not identify any liabilities that are required to be presented at fair value.

The table below presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Available for Sale Securities
(In Thousands)

Balance, Beginning	$-
Total Unrealized Gains (Losses) Included In
Net Income	-
Other Comprehensive Income	(573)
Purchases, Sales, Issuances and Settlements, Net	-
Transfers In and (Out) of Level 3	2,000

Balance, Ending	$1,427

(10) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $321,931 and $573,939 as of December 31, 2008 and 2007, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2008	2007

Interest-Bearing Demand	$194,210,807	$190,303,611
Savings	33,349,191	31,588,035
Time, $100,000 and Over	333,498,421	347,219,102
Other Time	368,436,158	363,379,455

	$929,494,577	$932,490,203

At December 31, 2008 and 2007, the Company had brokered deposits of $131,957,550 and $54,737,011, respectively.  Of the $131,957,550 brokered deposits at December 31, 2008, $20,870,777 represented Certificate of Deposits Account Registry Service (CDARS) reciprocal deposits in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company received reciprocal brokered deposits in a like amount.  Thus, brokered deposits less the reciprocal deposits totaled $111,086,773 at December 31, 2008.  The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $301,151,000 and $310,971,000 as of December 31, 2008 and 2007, respectively.

(10) Deposits (Continued)

As of December 31, 2008, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2009	$632,562,438
2010	33,816,266
2011	29,112,206
2012	4,351,483
2013 and Thereafter	2,092,186

$701,934,579

(11) Securities Sold Under Repurchase Agreements

The Company has securities sold under repurchase agreements in the amount of $40,000,000 at December 31, 2008.  Barclay’s Master Repurchase Agreement originated on June 26, 2008 with the initial draw of $20,000,000 on June 30, 2008.  The Repurchase Agreement matures on June 30, 2011 and has a one-time call option on December 30, 2009.  Interest payments are due quarterly at a fixed rate of 3.34 percent.  The Repurchase Agreement is secured by U.S. Government mortgage-backed securities.

South Street Securities Master Repurchase Agreement originated on October 27, 2008 with the initial draw of $20,000,000 on October 31, 2008.  The Repurchase Agreement is overnight borrowing at a floating interest rate.  Interest payments are due monthly, and at December 31, 2008, the floating interest rate was 0.82 percent.  The Repurchase Agreement is secured by U.S. Government mortgage-backed securities.

(12) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2008	2007

Federal Home Loan Bank Advances	$91,000,000	$73,500,000
Silverton Bank Note Payable	-	100,000

	$91,000,000	$73,600,000

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2009 to 2019 and interest rates ranging from 0.46 percent to 5.93 percent.  Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans, commercial loans, mortgage-backed securities and cash balances held by the FHLB are pledged as collateral for the FHLB advances outstanding.  At December 31, 2008, the Company had available line of credit commitments totaling $130,890,562, of which $39,890,562 was available.

(12) Other Borrowed Money (Continued)

Silverton Bank note payable originated on March 5, 2008 as a line of credit with funds available of $1,000,000 at a rate of The Wall Street prime minus 0.75 percent.  Interest payments are due monthly with the entire balance due March 5, 2009.  The debt is secured by all furniture, fixtures, equipment and software of Colony Management Services.  Colony Bankcorp, Inc. guarantees the debt.  This note was paid off in September 2008.

The aggregate stated maturities of other borrowed money at December 31, 2008 are as follows:

Year	Amount

2009	$19,000,000
2010	1,000,000
2011	-
2012	41,000,000
2013 and Thereafter	30,000,000

$91,000,000

The Company also has available federal funds lines of credit with various financial institutions totaling $64,000,000, of which there was $2,274,000 outstanding at December 31, 2008.

(13) Subordinated Debentures (Trust Preferred Securities)

During the second quarter of 2004, the Company formed a third subsidiary whose sole purpose was to issue $4,500,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2008, the floating rate securities had a 4.55 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 2.68 percent.

During the second quarter of 2006, the Company formed a fourth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities in a private placement by SunTrust Bank Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2008, the floating rate securities had a 2.96 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.50 percent.

During the first quarter of 2007, the Company formed a fifth subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2008, the floating rate securities had a 3.12 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.65 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the first subsidiary formed in March 2002 as the Company exercised its option to call.

(13) Subordinated Debentures (Trust Preferred Securities) (Continued)

During the third quarter of 2007, the Company formed a sixth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2008, the floating rate securities had a 4.87 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.40 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the second subsidiary formed in December 2002 as the Company exercised its option to call.

The Trust Preferred Securities are recorded as a liability on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes.  The proceeds from the offerings were used to fund the cash portion of the Quitman acquisition, pay off holding company debt, and inject capital into the bank subsidiary.

The total aggregate principal amount of trust preferred certificates outstanding at December 31, 2008 was $23,500,000.  The total aggregate principal amount of subordinated debentures outstanding at December 31, 2008 was $24,229,000.

(14) Restricted Stock - Unearned Compensation

In 1999, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares (split-adjusted) which may be subject to restricted stock awards is 64,701.  To date, 77,052 shares have been issued under this plan and 12,351 shares have been forfeited; thus, there are no remaining shares which may be issued at December 31, 2008.  The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity.  The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a second restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares which may be subject to restricted stock awards (split-adjusted) is 143,500.  To date, 34,406 shares have been issued under this plan and 8,148 shares have been forfeited; thus, remaining shares which may be issued are 117,242 at December 31, 2008.   The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

(15) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements.  It is the Company’s policy to make contributions to the plan as approved annually by the board of directors.  The total provision for contributions to the plan was $206,179 for 2008, $583,690 for 2007 and $662,730 for 2006.

(16) Commitments and Contingencies

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

At December 31, 2008 and 2007, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2008	2007

Commitments to Extend Credit	$73,610,000	$93,105,000
Standby Letters of Credit	2,710,000	3,814,000

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

Legal Contingencies.  In the ordinary course of business, there are various legal proceedings pending against Colony and its Subsidiary.  The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony’s consolidated financial position.

(17) Deferred Compensation Plan

Colony Bank, the wholly-owned subsidiary, has deferred compensation plans covering certain former directors and certain officers choosing to participate through individual deferred compensation contracts.  In accordance with terms of the contracts, the Bank is committed to pay the participant’s deferred compensation over a specified number of years, beginning at age 65.  In the event of a participant’s death before age 65, payments are made to the participant’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the participant.

Liabilities accrued under the plans totaled $1,123,223 and $1,158,597 as of December 31, 2008 and 2007, respectively.  Benefit payments under the contracts were $211,816 in 2008 and $187,059 in 2007.  Provisions charged to operations totaled $178,542 in 2008, $238,003 in 2007 and $164,997 in 2006.

Fee income recognized with deferred compensation plans totaled $160,187 in 2008, $139,322 in 2007 and $148,290 in 2006.

(18) Interest Income and Expense

Interest income of $426,779, $506,896 and $311,828 from state, county and municipal bonds was exempt from regular income taxes in 2008, 2007 and 2006, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $14,596,774, $18,700,653 and $16,189,086 for the years ended December 31, 2008, 2007 and 2006, respectively.

(19) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2008	2007	2006

Interest Expense	$38,739,489	$47,409,625	$40,351,134

Income Taxes	$1,875,000	$6,380,000	$5,371,395

Noncash financing and investing activities for the years ended December 31 are as follows:

	2008	2007	2006

Acquisitions of Real Estate Through Loan Foreclosures	$14,748,105	$2,576,332	$2,815,716

Unrealized Gain on Investment Securities	$(157,957)	$(1,888,934)	$(572,485)

(20) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $7,641,037 as of December 31, 2008 and $16,544,057 as of December 31, 2007.  All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility.  A summary of activity of related party loans is shown below:

	2008	2007

Balance, Beginning	$16,544,057	$18,142,109
New Loans	5,871,138	10,009,867
Repayments	(4,282,192)	(10,981,245)
Transactions Due to Changes in Directors	(10,491,966)	(626,674)

Balance, Ending	$7,641,037	$16,544,057

(21) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value.  The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiary’s financial instruments are detailed hereafter.  Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques.  The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices where available.  If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

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

(21) Fair Value of Financial Instruments (Continued)

Subordinated Debentures – Fair value approximates carrying value due to the variable interest rates of the subordinated debentures.

Securities Sold Under Agreements to Repurchase and Other Borrowed Money – The fair value of other borrowed money is calculated by discounting contractual cash flows using an estimated interest rate based on current rates available to the Company for debt of similar remaining maturities and collateral terms.

Unrecognized Financial Instruments – Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  The fees associated with these instruments are not material.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$29,605	$29,605	$51,573	$51,573
Investment Securities Available for Sale	207,645	207,645	167,123	167,123
Investment Securities Held to Maturity	60	63	68	72
Federal Home Loan Bank Stock	6,272	6,272	5,533	5,533
Loans, Net	943,841	959,613	929,465	928,156

Liabilities
Deposits	1,006,991	1,009,967	1,018,602	1,020,855
Federal Funds Purchased	2,274	2,274	1,346	1,346
Subordinated Debentures	24,229	24,229	24,229	24,229
Securities Sold Under Agreements to Repurchase	40,000	40,765	-	-
Other Borrowed Money	91,000	94,067	73,600	72,301

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

(22) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies.  Upon approval by regulatory authorities, the Bank may pay cash dividends to the parent company in excess of regulatory limitations.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.  The amounts and ratios as defined in regulations are presented hereafter.  Management believes, as of December 31, 2008, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

(22) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2008 and 2007 on a consolidated basis and for its wholly-owned subsidiary, as defined.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008	(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$115,604	12.06%	$76,684	8.00%	N/A	N/A
Colony Bank	114,545	11.97	76,547	8.00	$95,684	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	103,560	10.80	38,342	4.00	N/A	N/A
Colony Bank	102,522	10.71	38,273	4.00	57,470	6.00

Tier I Capital to Average Assets
Consolidated	103,560	8.39	49,380	4.00	N/A	N/A
Colony Bank	102,522	8.33	49,205	4.00	61,506	5.00

As of December 31, 2007

Total Capital to Risk-Weighted Assets
Consolidated	116,222	12.08	76,944	8.00	N/A	N/A
Colony Bank	113,618	11.86	76,644	8.00	95,805	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	104,157	10.83	38,472	4.00	N/A	N/A
Colony Bank	101,679	10.61	38,322	4.00	57,483	6.00

Tier I Capital to Average Assets
Consolidated	104,157	8.60	48,467	4.00	N/A	N/A
Colony Bank	101,679	8.46	48,055	4.00	60,069	5.00

(23) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2008 and 2007 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY) BALANCE SHEETS DECEMBER 31

ASSETS

	2008	2007

Cash	$2,227	$972,960
Premises and Equipment, Net	1,542,040	1,235,508
Investment in Subsidiary, at Equity	105,506,392	104,594,496
Other	1,293,424	2,219,676

Total Assets	$108,344,083	$109,022,640

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$703,201	$684,087
Other	196,727	366,435

	899,928	1,050,522

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 7,212,313 and 7,200,913 Shares as of December 31, 2008 and 2007, Respectively	7,212,313	7,200,913
Paid-In Capital	24,535,683	24,420,497
Retained Earnings	51,302,025	52,086,834
Restricted Stock – Unearned Compensation	(210,993)	(237,002)
Accumulated Other Comprehensive Income, Net of Tax	376,127	271,876

	83,215,155	83,743,118

Total Liabilities and Stockholders’ Equity	$108,344,083	$109,022,640

(23) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY) STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31

	2008	2007	2006

Income
Dividends from Subsidiary	$5,038,854	$5,662,500	$6,800,000
Other	92,111	281,885	168,763

	5,130,965	5,944,385	6,968,763

Expenses
Interest	1,270,942	2,005,971	1,926,647
Amortization	2,250	295,093	30,317
Salaries and Employee Benefits	876,166	974,524	1,013,523
Other	1,240,339	889,093	735,821

	3,389,697	4,164,681	3,706,308

Income Before Taxes and Equity in Undistributed Earnings of Subsidiary	1,741,268	1,779,704	3,262,455

Income Tax Benefits	979,911	1,213,835	1,027,921

Income Before Equity in Undistributed Earnings of Subsidiary	2,721,179	2,993,539	4,290,376

Equity in Undistributed Earnings (Losses) of Subsidiary	(692,355)	5,553,417	5,861,619

Net Income	2,028,824	8,546,956	10,151,995

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	893,158	1,367,910	377,840
Reclassification Adjustment	(788,907)	(121,213)	-

Change in Net Unrealized Gains on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	104,251	1,246,697	377,840

Comprehensive Income	$2,133,075	$9,793,653	$10,529,835

(23) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY) STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2008	2007	2006

Cash Flows from Operating Activities
Net Income	$2,028,824	$8,546,956	$10,151,995
Adjustments to Reconcile Net Income to Net Cash
Provided from Operating Activities
Depreciation and Amortization	275,299	294,121	309,388
Equity in Undistributed Earnings of Subsidiary	692,355	(5,553,417)	(5,861,619)
Other	720,701	(436,928)	(267,646)

	3,717,179	2,850,732	4,332,118

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(1,500,000)	(1,500,000)	(2,500,000)
Purchases of Premises and Equipment	(393,392)	(44,915)	(73,749)
Investment in Capital Trusts	-	(434,000)	(155,000)
Liquidation of Statutory Trusts	-	434,000	-

	(1,893,392)	(1,544,915)	(2,728,749)

Cash Flows from Financing Activities
Dividends Paid	(2,794,520)	(2,556,438)	(2,264,320)
Principal Payments on Notes and Debentures	-	(14,434,000)	(2,500,000)
Proceeds from Notes and Debentures	-	14,434,000	5,155,000

	(2,794,520)	(2,556,438)	390,680

Increase (Decrease) in Cash	(970,733)	(1,250,621)	1,994,049

Cash, Beginning	972,960	2,223,581	229,532

Cash, Ending	$2,227	$972,960	$2,223,581

(24) Earnings Per Share

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock. The following presents earnings per share for the years ended December 31, 2008, 2007 and 2006 under the requirements of Statement 128:

December 31, 2008	Income Numerator	Common Shares Denominator	EPS

Basic EPS
Income Available to Common Stockholders	$2,028,824	7,199,121	$0.28

Dilutive Effect of Potential Common Stock
Restricted Stock		-

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$2,028,824	7,199,121	$0.28

December 31, 2007

Basic EPS
Income Available to Common Stockholders	$8,546,956	7,188,696	$1.19

Dilutive Effect of Potential Common Stock
Restricted Stock		8,635

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,546,956	7,197,331	$1.19

December 31, 2006

Basic EPS
Income Available to Common Stockholders	$10,151,995	7,176,894	$1.41

Dilutive Effect of Potential Common Stock
Restricted Stock		843

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$10,151,995	7,177,737	$1.41

(25) Subsequent Events

On December 4, 2008, Colony Bankcorp, Inc. received preliminary approval for participation in the U.S. Treasury Capital Program (CPP).  On January 9, 2009, Colony consummated the sale of $28,000,000 in preferred stock and related warrants to the U.S. Treasury.  The Company issued 28,000 shares of Series A preferred stock along with warrants to purchase 500,000 shares of common stock.  The preferred stock has a 5 percent dividend rate per annum for the first five years and a 9 percent dividend rate per annum thereafter that is payable quarterly in arrears starting on February 15, 2009.  The 500,000 shares of common stock issuable upon exercise of the warrants, which shares, if issued, would represent ownership of approximately 6.5 percent of our common stock as of January 28, 2009.