Form 10-K, Exhibit 13
period 2009-12-31
COLONY BANKCORP INC
filed 2010-03-15
CIK 711669

EXHIBIT NO. 13
McNair, McLemore, Middlebrooks & Co., LLP
CERTIFIED PUBLIC ACCOUNTANTS
389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com

March 15, 2010

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assessment of the effectiveness of Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2009 included under Item 9A, Controls and Procedures, in Colony Bankcorp, Inc.’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2009	2008

Cash and Cash Equivalents
Cash and Due from Banks	$25,995,486	$29,427,430
Federal Funds Sold	16,433,256	30,941

	42,428,742	29,458,371

Interest-Bearing Deposits	6,478,801	146,987

Investment Securities
Available for Sale, at Fair Value	267,246,673	207,644,579
Held to Maturity, at Cost (Fair Value of $56,999 and $63,254 as of December 31, 2009 and 2008, Respectively)	53,906	59,886

	267,300,579	207,704,465

Federal Home Loan Bank Stock, at Cost	6,345,400	6,272,400

Loans	931,391,626	961,036,525
Allowance for Loan Losses	(31,400,641)	(17,015,883)
Unearned Interest and Fees	(139,597)	(179,257)

	899,851,388	943,841,385

Premises and Equipment	28,826,350	29,671,881

Other Real Estate (Net of Allowance of $467,408 and $0 in 2009 and 2008, Respectively)	19,705,044	12,811,819

Goodwill	-	2,412,338

Other Intangible Assets	330,756	366,505

Other Assets	35,822,274	20,095,784

Total Assets	$1,307,089,334	$1,252,781,935

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2009	2008

Deposits
Noninterest-Bearing	$84,238,839	$77,496,891
Interest-Bearing	973,347,642	929,494,577

	1,057,586,481	1,006,991,468

Borrowed Money
Federal Funds Purchased	-	2,274,000
Securities Sold Under Agreements to Repurchase	40,000,000	40,000,000
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	91,000,000	91,000,000

	155,229,000	157,503,000

Other Liabilities	4,999,229	5,072,312

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, No Par Value; Authorized 10,000,000 Shares, Issued 28,000 Shares	27,356,964	-
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 7,229,163 and 7,212,313 Shares as of December 31, 2009 and 2008, Respectively	7,229,163	7,212,313
Paid-In Capital	25,392,913	24,535,683
Retained Earnings	29,553,941	51,302,025
Restricted Stock – Unearned Compensation	(158,548)	(210,993)
Accumulated Other Comprehensive Income, Net of Tax	(99,809)	376,127

	89,274,624	83,215,155

Total Liabilities and Stockholders’ Equity	$1,307,089,334	$1,252,781,935

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2009	2008	2007
Interest Income
Loans, Including Fees	$57,620,911	$66,732,488	$80,973,666
Federal Funds Sold	24,438	273,476	1,477,985
Deposits with Other Banks	553	27,452	142,785
Investment Securities
U. S. Government Agencies	7,626,856	7,140,902	6,437,743
State, County and Municipal	258,545	410,298	549,031
Corporate Obligations	296,273	414,319	269,283
Dividends on Other Investments	19,846	298,264	308,840

	65,847,422	75,297,199	90,159,333
Interest Expense
Deposits	21,642,734	32,801,362	42,730,760
Federal Funds Purchased	876,484	513,961	59,145
Borrowed Money	3,761,924	4,607,347	4,910,945

	26,281,142	37,922,670	47,700,850

Net Interest Income	39,566,280	37,374,529	42,458,483

Provision for Loan Losses	43,445,000	12,937,750	5,930,756

Net Interest Income (Loss) After Provision for Loan Losses	(3,878,720)	24,436,779	36,527,727

Noninterest Income
Service Charges on Deposits	4,198,019	4,699,616	4,771,239
Other Service Charges, Commissions and Fees	986,392	981,124	921,502
Mortgage Fee Income	447,989	609,044	966,897
Securities Gains	2,625,867	1,195,314	183,656
Other	1,285,920	1,520,092	973,687

	9,544,187	9,005,190	7,816,981
Noninterest Expenses
Salaries and Employee Benefits	14,483,306	16,238,080	17,866,304
Occupancy and Equipment	4,287,006	4,190,845	4,039,327
Directors’ Fees	502,575	578,315	632,547
Legal and Professional Fees	1,362,536	1,379,696	1,144,229
Foreclosed Property	2,270,792	382,312	149,343
FDIC Assessment	2,662,042	603,093	189,635
Goodwill Impairment	2,412,338	-	-
Other	6,863,627	7,483,574	7,557,904

	34,844,222	30,855,915	31,579,289

Income (Loss) Before Income Taxes	(29,178,755)	2,586,054	12,765,419

Income Taxes (Benefits)	(9,994,881)	557,230	4,218,463

Net Income (Loss)	(19,183,874)	2,028,824	8,546,956
Preferred Stock Dividends	1,365,000	-	-

Net Income (Loss) Available to Common Stockholders	$(20,548,874)	$2,028,824	$8,546,956

Net Income (Loss) Per Share of Common Stock
Basic	$(2.85)	$0.28	$1.19

Diluted	$(2.85)	$0.28	$1.19

Cash Dividends Declared Per Share of Common Stock	$0.146	$0.39	$0.365

Weighted Average Shares Outstanding	7,213,430	7,199,121	7,188,696

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31

	2009	2008	2007

Net Income (Loss)	$(19,183,874)	$2,028,824	$8,546,956

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	1,257,136	893,158	1,367,910
Reclassification Adjustment	(1,733,072)	(788,907)	(121,213)

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(475,936)	104,251	1,246,697

Comprehensive Income (Loss)	$(19,659,810)	$2,133,075	$9,793,653

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
	Preferred Stock	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2006	$-	7,189,937	$7,189,937	$24,257,392	$46,416,571	$(277,918)	$(974,821)	$76,611,161

Cumulative Effect of Change in Accounting for Uncertainty in Income Taxes					(247,312)			(247,312)
Issuance of Restricted Stock		16,175	16,175	270,122		(286,297)		-
Forfeiture of Restricted Stock		(5,199)	(5,199)	(110,514)		115,713		-
Tax Benefit of Restricted Stock				3,497				3,497
Amortization of Unearned Compensation						211,500		211,500
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							1,246,697	1,246,697
Dividends on Common Stock					(2,629,381)			(2,629,381)
Net Income					8,546,956			8,546,956

Balance, December 31, 2007	-	7,200,913	7,200,913	24,420,497	52,086,834	(237,002)	271,876	83,743,118

Issuance of Restricted Stock		15,500	15,500	220,100		(235,600)		-
Forfeiture of Restricted Stock		(4,100)	(4,100)	(69,070)		73,170		-
Tax Loss on Restricted Stock				(35,844)				(35,844)
Amortization of Unearned Compensation						188,439		188,439
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							104,251	104,251
Dividends on Common Stock					(2,813,633)			(2,813,633)
Net Income					2,028,824			2,028,824

Balance, December 31, 2008	-	7,212,313	7,212,313	24,535,683	51,302,025	(210,993)	376,127	83,215,155

Issuance of Preferred Stock	27,215,218			784,782				28,000,000
Issuance of Restricted Stock		18,850	18,850	132,421		(151,271)		-
Forfeiture of Restricted Stock		(2,000)	(2,000)	(14,050)		16,050		-
Tax Loss on Restricted Stock				(45,923)				(45,923)
Amortization of Unearned Compensation						187,666		187,666
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(475,936)	(475,936)
Accretion of Fair Value of Warrant	141,746				(141,746)			-
Dividends on Preferred Shares					(1,365,000)			(1,365,000)
Dividends on Common Stock					(1,057,464)			(1,057,464)
Net Income (Loss) Available to Common Stockholders					(19,183,874)			(19,183,874)

Balance, December 31, 2009	$27,356,964	7,229,163	$7,229,163	$25,392,913	$29,553,941	$(158,548)	$(99,809)	$89,274,624

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2009	2008	2007
Cash Flows from Operating Activities
Net Income (Loss)	$(19,183,874)	$2,028,824	$8,546,956
Adjustments to Reconcile Net Income (Loss) to Net
Cash Provided from Operating Activities
Depreciation	2,092,845	2,028,158	1,875,779
Amortization and Accretion	3,807,011	777,051	529,805
Goodwill Impairment	2,412,338	-	-
Provision for Loan Losses	43,445,000	12,937,750	5,930,756
Deferred Income Taxes	(5,869,055)	(250,215)	(1,233,259)
Securities Gains	(2,625,867)	(1,195,314)	(183,656)
Gain on Sale of Equipment	(82,503)	(857)	(5,813)
Loss on Sale of Other Real Estate and Repossessions	163,642	59,623	53,851
Unrealized Loss on Other Real Estate	467,408	-	-
Increase in Cash Surrender Value of Life Insurance	(184,905)	(235,305)	(15,427)
Change In
Interest Receivable	699,018	2,875,146	362,311
Prepaid Expenses	(5,785,826)	18,698	144,931
Interest Payable	(1,256,460)	(816,819)	291,225
Accrued Expenses and Accounts Payable	315,879	(815,214)	(109,441)
Other	(3,360,614)	(121,645)	(1,018,977)

	15,054,037	17,289,881	15,169,041
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	(6,331,814)	1,319,703	1,608,791
Purchase of Investment Securities
Available for Sale	(488,257,181)	(157,485,718)	(60,521,076)
Proceeds from Sale of Investment Securities
Available for Sale	368,575,701	65,298,695	16,984,665
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	58,599,391	52,666,161	27,603,088
Held to Maturity	12,688	13,573	12,054
Proceeds from Sale of Premises and Equipment	125,512	29,888	267,120
Net Loans to Customers	(18,973,081)	(42,435,526)	(8,333,042)
Purchase of Premises and Equipment	(1,290,324)	(3,920,230)	(2,492,797)
Proceeds from Sale of Other Real Estate and Repossessions	12,158,095	3,392,500	2,318,696
Federal Home Loan Bank Stock	(73,000)	(739,700)	(445,900)
Investment in Capital Trusts	-	-	(434,000)
Liquidation of Statutory Trusts	-	-	434,000
Other Investments	-	-	(420,560)

	(75,454,013)	(81,860,654)	(23,418,961)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	43,853,063	(2,995,624)	(32,620,017)
Noninterest-Bearing Customer Deposits	6,741,949	(8,614,892)	8,776,104
Proceeds from Other Borrowed Money	19,000,000	122,400,000	41,100,000
Principal Payments on Other Borrowed Money	(19,000,000)	(65,000,000)	(29,000,000)
Dividends Paid on Preferred Stock	(1,190,000)	-	-
Dividends Paid on Common Stock	(1,760,665)	(2,794,520)	(2,556,438)
Proceeds from Issuance of Subordinated Debentures	-	-	14,434,000
Principal Payments of Subordinated Debentures	-	-	(14,434,000)
Federal Funds Purchased	(2,274,000)	928,000	276,000
Proceeds Allocated to Issuance of Preferred Stock	27,215,218	-	-
Proceeds Allocated to Warrants Issued	784,782	-	-

	73,370,347	43,922,964	(14,024,351)

Net Increase (Decrease) in Cash and Cash Equivalents	12,970,371	(20,647,809)	(22,274,271)

Cash and Cash Equivalents, Beginning	29,458,371	50,106,180	72,380,451

Cash and Cash Equivalents, Ending	$42,428,742	$29,458,371	$50,106,180

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

Principles of Consolidation

Colony Bankcorp, Inc. (the Company) is a bank holding company located in Fitzgerald, Georgia. The Company merged all of its operations into one operating subsidiary effective August 1, 2008.  The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiary, Colony Bank (which includes its wholly-owned subsidiary, Colony Mortgage Corp.), Fitzgerald, Georgia.  All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.  The Company has evaluated subsequent events for potential recognition and/or disclosure through March 15, 2010.

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

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets, goodwill and other intangible assets.

Accounting Standards Codification

The Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) became effective on July 1, 2009.  At that date, the ASC became FASB’s officially recognized source of authoritative U.S. generally accepted accounting principles (GAAP) applicable to all public and nonpublic nongovernmental entities, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature.  Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered nonauthoritative.  The switch to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies.  Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2009.  Such reclassifications had no effect on previously reported stockholders’ equity or net income.

(1)  Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries, or certain geographic regions.  The Company has a concentration in real estate loans as well as a geographic concentration that could pose an adverse credit risk, particularly with the current economic downturn in the real estate market.  At December 31, 2009, approximately 85 percent of the Company’s loan portfolio was concentrated in loans secured by real estate.  A substantial portion of borrowers’ ability to honor their contractual obligations is dependent upon the viability of the real estate economic sector.  The continued downturn of the housing and real estate market that began in 2007 has resulted in an increase of problem loans secured by real estate.  These loans are centered primarily in the Company’s larger MSA markets.  Declining collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have resulted in increased loan loss provisions in 2009.  In addition, a large portion of the Company’s foreclosed assets are also located in these same geographic markets, making the recovery of the carrying amount of foreclosed assets susceptible to changes in market conditions.  Management continues to monitor these concentrations and has considered these concentrations in its allowance for loan loss analysis.

The success of the Company is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves.  Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition.  The operating results of the Company depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

At times, the Company may have cash and cash equivalents at financial institutions in excess of insured limits.  The Company places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

Investment Securities

The Company classifies its investment securities as trading, available for sale or held to maturity.  Securities that are held principally for resale in the near term are classified as trading.  Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income.  Currently, no securities are classified as trading.  Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost.  All securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value.  Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income (loss), a component of stockholders’ equity.  Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  Gains and losses from sales of securities available for sale are computed using the specific identification method.  This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

(1)  Summary of Significant Accounting Policies (Continued)

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services.  FHLB stock is considered restricted, as defined in the accounting standards.  The FHLB stock is reported in the consolidated financial statements at cost.  Dividend income is recognized when earned.

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

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as either doubtful, substandard or special mention.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.  During the fourth quarter 2009, the Company changed its methodology regarding the look back period for charge-off experience from five years to one year.  With the significant net charge-offs during 2009, this change resulted in a significant increase in loan loss provisions.

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

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair value of the net assets purchased in a business combination.  Impairment testing of goodwill is performed annually or more frequently if events or circumstances indicate possible impairment.  Testing performed during 2009 indicated total impairment of goodwill and, accordingly, $2,412,338 was expensed as an impairment during the current year.

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

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition.  Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses.  Properties are evaluated regularly to ensure the recorded amounts are supported by current fair values, and valuation allowances are recorded as necessary to reduce the carrying amount to fair value less estimated cost of disposal.  Routine holding costs and gains or losses upon disposition are included in other losses.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets.  Such items are considered components of other comprehensive income (loss).  Accounting standards codification requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income (loss) as total comprehensive income.

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

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Newly revised standards on Business Combinations applies to all transactions and other events in which one entity obtains control over one or more other businesses.  An acquirer, upon initially obtaining control of another entity, must recognize the assets, liabilities and any noncontrolling interest in the acquiree at fair value as of the acquisition date.  Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt.  This fair value approach replaces the cost-allocation process whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value.  Acquirers must expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case.  Pre-acquisition contingencies are to be recognized at fair value, unless it is a noncontractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of contingency accounting.  The revised standards are expected to have an impact on the Company’s accounting for business combinations closing on or after January 1, 2009.

Revised standards for Noncontrolling Interest in Consolidated Financial Statements establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  A noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements.  Among other requirements, consolidated net income (loss) must be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.  Also required are disclosures, on the face of the consolidated statements of operations, of the amounts of consolidated net income (loss) attributable to the parent and to the noncontrolling interest.  Requirements were effective for the Company on January 1, 2009 and did not have a significant impact on the Company’s consolidated financial statements.

In April 2009, standards were issued to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.  The standards are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 under certain circumstances.  Implementation on June 15, 2009 did not have a significant impact on the Company’s consolidated financial statements.

In April 2009, standards were issued for Recognition and Presentation of Other-Than-Temporary Impairments.  These standards amend the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the consolidated financial statements.  The existing recognition and measurement guidance related to other-than-temporary impairments of equity securities is not amended.  Changes are effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  The adoption of the other-than-temporary impairment amendments on June 15, 2009 did not have a significant impact on the Company’s consolidated financial statements.

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

In April 2009, new standards were issued providing additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased.  The standard emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation techniques(s) used, the objective of a fair value measurement remains the same.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  The standard is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively.  Early adoption is permitted for periods ending after March 15, 2009.  Adoption on June 15, 2009 did not have a significant impact on the Company’s consolidated financial statements.

New requirements for subsequent events establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  The standards define (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the consolidated financial statements (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its consolidated financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date.  The effective date for the Company’s consolidated financial statements is for periods ending after June 15, 2009.  Implementation resulted in no significant impact on the Company’s consolidated financial statements.

In June 2009, standards were issued for Transfers and Servicing, which enhances reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets.  The guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets.  The guidance also clarifies that a transferor must evaluate whether it has maintained effective control of a financial asset by considering its continuing direct or indirect involvement with the transferred financial asset.  The guidance will be effective for all reporting periods beginning after November 15, 2009.  The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

Revised standards for Earnings per Share became effective for the Company on January 1, 2009.  These standards provide that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.  Adoption of the new guidance did not have a significant impact on the Company’s consolidated financial statements.

(2)  Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2009	2008

Cash on Hand and Cash Items	$8,773,237	$9,227,763
Noninterest-Bearing Deposits with Other Banks	17,222,249	20,199,667

	$25,995,486	$29,427,430

(3)  Investment Securities

Investment securities as of December 31, 2009 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$258,432,952	$1,535,588	$(1,059,532)	$258,909,008
State, County and Municipal	4,027,322	74,749	(34,843)	4,067,228
Corporate Obligations	4,458,376	64,810	(385,176)	4,138,010
Asset-Backed Securities	479,249	-	(346,822)	132,427

	$267,397,899	$1,675,147	$(1,826,373)	$267,246,673
Securities Held to Maturity
State, County and Municipal	$53,906	$3,093	$-	$56,999

The amortized cost and fair value of investment securities as of December 31, 2009, by contractual maturity, are shown hereafter.  Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

(3)  Investment Securities (Continued)

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in One Year or Less	$100,505	$100,997	$-	$-
Due After One Year Through Five Years	2,813,820	2,588,480	-	-
Due After Five Years Through Ten Years	3,553,063	3,676,447	53,906	56,999
Due After Ten Years	2,497,559	1,971,741	-	-

	8,964,947	8,337,665	53,906	56,999
Mortgage-Backed Securities	258,432,952	258,909,008	-	-

	$267,397,899	$267,246,673	$53,906	$56,999

Investment securities as of December 31, 2008 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$190,197,764	$1,861,970	$(309,684)	$191,750,050
State, County and Municipal	9,226,505	44,138	(219,856)	9,050,787
Corporate Obligations	6,650,420	155,230	(629,628)	6,176,022
Asset-Backed Securities	1,000,000	-	(332,280)	667,720

	$207,074,689	$2,061,338	$(1,491,448)	$207,644,579
Securities Held to Maturity
State, County and Municipal	$59,886	$3,368	$-	$63,254

Proceeds from sales of investments available for sale were $368,575,701 in 2009, $65,298,695 in 2008 and $16,984,665 in 2007.  Gross realized gains totaled $3,204,669 in 2009, $1,201,896 in 2008 and $211,676 in 2007.  Gross realized losses totaled $578,802 in 2009, $6,582 in 2008 and $28,020 in 2007.

Investment securities having a carrying value approximating $157,868,000 and $145,647,000 as of December 31, 2009 and 2008, respectively, were pledged to secure public deposits and for other purposes.

(3)  Investment Securities (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2009
U.S. Government Agencies Mortgage-Backed	$114,222,812	$(1,056,502)	$419,159	$(3,030)	$114,641,971	$(1,059,532)
State, County and Municipal	-	-	1,424,697	(34,843)	1,424,697	(34,843)
Corporate Obligations	-	-	3,073,200	(385,176)	3,073,200	(385,176)
Asset-Backed Securities	-	-	132,427	(346,822)	132,427	(346,822)

	$114,222,812	$(1,056,502)	$5,049,483	$(769,871)	$119,272,295	$(1,826,373)
December 31, 2008
U.S. Government Agencies Mortgage-Backed	$52,276,619	$(266,923)	$708,302	$(42,761)	$52,984,921	$(309,684)
State, County and Municipal	5,053,601	(211,683)	91,827	(8,173)	5,145,428	(219,856)
Corporate Obligations	5,020,792	(629,628)	-	-	5,020,792	(629,628)
Asset-Backed Securities	667,720	(332,280)	-	-	667,720	(332,280)

	$63,018,732	$(1,440,514)	$800,129	$(50,934)	$63,818,861	$(1,491,448)

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

At December 31, 2009, the debt securities with unrealized losses have depreciated 1.51 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition.  The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.

(4)  Loans

The composition of loans as of December 31 are:

	2009	2008

Commercial, Financial and Agricultural	$80,984,410	$86,378,778
Real Estate-Construction	113,117,056	160,373,797
Real Estate-Farmland	54,965,260	54,158,907
Real Estate-Other	626,993,440	600,653,523
Installment Loans to Individuals	38,382,831	44,163,516
All Other Loans	16,948,629	15,308,004

	$931,391,626	$961,036,525

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency.  Nonaccrual loans totaled $33,535,160 and $35,123,955 as of December 31, 2009 and 2008, respectively, and total recorded investment in loans past due 90 days or more and still accruing interest approximated $31,200 and $250,500, respectively.  Foregone interest on nonaccrual loans approximated $2,318,100 in 2009, $1,328,600 in 2008 and $576,000 in 2007.  During its review of impaired loans, the Company determined the majority of its exposures on these loans were known losses.  As a result, the exposures were charged off, reducing the specific allowances on impaired loans.

The following table details impaired loan data as of December 31 for the years ended as indicated:

	2009	2008

Total Investment in Impaired Loans	$33,535,160	$35,123,955

Less Allowance for Impaired Loan Losses	(17,000)	(1,721,131)

Net Investment, December 31	$33,518,160	$33,402,824

Average Investment during the Year	$36,394,731	$24,291,239

Income Recognized during the Year	$684,940	$1,301,500

Income Collected during the Year	$913,255	$1,496,785

(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2009	2008	2007

Balance, Beginning	$17,015,883	$15,512,940	$11,989,359

Provision Charged to Operating Expenses	43,445,000	12,937,750	5,930,756
Loans Charged Off	(29,493,324)	(11,966,439)	(3,908,011)
Loan Recoveries	433,082	531,632	1,500,836

Balance, Ending	$31,400,641	$17,015,883	$15,512,940

(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2009	2008

Land	$7,805,167	$7,805,167
Building	23,642,043	23,460,842
Furniture, Fixtures and Equipment	14,365,687	13,529,356
Leasehold Improvements	993,086	990,198
Construction in Progress	6,775	127,155

	46,812,758	45,912,718
Accumulated Depreciation	(17,986,408)	(16,240,837)

	$28,826,350	$29,671,881

Depreciation charged to operations totaled $2,092,845 in 2009, $2,028,158 in 2008 and $1,875,779 in 2007.

Certain Company facilities and equipment are leased under various operating leases.  Rental expense approximated $365,000 for 2009, $374,000 for 2008 and $360,000 for 2007.

Future minimum rental payments as of December 31, 2009 are as follows:

Year Ending December 31	Amount

2010	$129,138
2011	125,918
2012	122,813
2013	88,658
2014 and Thereafter	10,139

$476,666

(7)  Goodwill and Intangible Assets

The following is an analysis of the goodwill and core deposit intangible activity for the years ended December 31:
	2009	2008

Goodwill
Balance, Beginning	$2,412,338	$2,412,338
Goodwill Impairment Expense	(2,412,338)	-

Balance, Ending	$-	$2,412,338

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2008	$1,056,693	$(690,188)	$366,505

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2009	$1,056,693	$(725,937)	$330,756

Amortization expense related to the core deposit intangible was $35,749, $35,748 and $36,461 for the years ended December 31, 2009, 2008 and 2007, respectively.

The following table reflects the expected amortization schedule for the core deposit intangible at December 31, 2009:

2010	$35,749
2011	35,749
2012	35,749
2013	35,749
2014 and Thereafter	187,760

$330,756

(8)  Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2009	2008	2007

Current Federal (Benefit) Expense	$(4,075,442)	$861,723	$5,339,925
Deferred Federal (Benefit) Expense	(5,869,055)	(250,215)	(1,233,259)

Federal Income Tax (Benefit) Expense	(9,944,497)	611,508	4,106,666
Current State Income Tax (Benefit) Expense	(50,384)	(54,278)	111,797

	$(9,994,881)	$557,230	$4,218,463

The federal income tax (benefit) expense of $(9,944,497) in 2009, $611,508 in 2008 and $4,106,666 in 2007 is less than the income taxes computed by applying the federal statutory rates to income before income taxes.  The reasons for the differences are as follows:

	2009	2008	2007

Statutory Federal Income Taxes	$(9,920,776)	$879,258	$4,340,243
Tax-Exempt Interest	(185,775)	(239,097)	(234,863)
Interest Expense Disallowance	16,729	35,869	46,847
Premiums on Officers’ Life Insurance	(58,906)	(54,464)	(47,369)
Meal and Entertainment Disallowance	32,068	13,810	14,488
State Income Taxes	-	-	(2,281)
Goodwill	58,507	-	-
Other	113,656	(23,868)	(10,399)

Actual Federal Income Taxes	$(9,944,497)	$611,508	$4,106,666

(8)  Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2009	2008
Deferred Tax Assets
Allowance for Loan Losses	$10,676,218	$5,785,400
Deferred Compensation	441,514	381,896
Restricted Stock	475,045	411,238
Goodwill	486,077	-
Other	606,391	298,390

	12,685,245	6,876,924
Deferred Tax Liabilities
Premises and Equipment	(1,340,773)	(1,237,807)
Vested Restricted Stock	(337,039)	(269,014)
Other	(4,185)	(236,107)

	(1,681,997)	(1,742,928)
Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	51,417	(193,763)

Net Deferred Tax Assets	$11,054,665	$4,940,233

As discussed in Note 1, certain positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities.  An analysis of activity related to unrecognized tax benefits follows as of December 31, 2009.

Balance, Beginning	$296,821

Positions Taken During the Current Year	22,222
Reductions Resulting from Lapse of Statutes of Limitation	(97,459)

Balance, Ending	$221,584

(9)  Fair Value Measurements

Generally accepted accounting principles related to Fair Value Measurements defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

■	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

■
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

■	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

(9)  Fair Value Measurements (Continued)

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Assets

Securities — Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy.  Level 1 inputs include securities that have quoted prices in active markets for identical assets. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow.  Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, included certain collateralized mortgage and debt obligations and certain high-yield debt securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.  When measuring fair value, the valuation techniques available under the market approach, income approach and/or cost approach are used.  The Company’s evaluations are based on market data and the Company employs combinations of these approaches for its valuation methods depending on the asset class.

Impaired loans — Fair value accounting principles also apply to loans measured for impairment, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent).  Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral.

Other Real Estate — Certain foreclosed assets, upon initial recognition, are remeasured and reported at fair value less cost to sale through a charge-off to the allowance for loan losses based on the fair value of the foreclosed asset.  The fair value of a foreclosed asset is estimated using Level 2 inputs based on observable market price or appraised value.  When appraised value is not available and management determines the fair value, the fair value of the foreclosed assets is considered Level 3.

Assets and Liabilities Measured at Fair Value on a Recurring Basis — The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring basis as of December 31, 2009 aggregated by the level in the fair value hierarchy within which those measurements fall.

		Fair Value Measurements at Reporting Date Using
	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$258,909,008	$-	$258,909,008	$-
State, County and Municipal	4,067,228	-	4,067,228	-
Corporate Obligations	4,138,010	-	3,288,010	850,000
Asset-Backed Securities	132,427	-	-	132,427

	$267,246,673	$-	$266,264,246	$982,427
Nonrecurring
Impaired Loans	$33,518,160	$-	$-	$33,518,160

Other Real Estate	$19,705,044	$-	$19,705,044	$-

(9)  Fair Value Measurements (Continued)

The Company did not identify any liabilities that are required to be presented at fair value.

The table below presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2009.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Available for Sale Securities

Balance, Beginning	$1,426,220
Total Realized/Unrealized Gains (Losses) Included In
Loss on OTTI Impairment	(520,751)
Other Comprehensive Income	76,958
Purchases, Sales, Issuances and Settlements, Net	-
Transfers In and (Out) of Level 3	-

Balance, Ending	$982,427

(10) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $231,993 and $321,931 as of December 31, 2009 and 2008, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2009	2008

Interest-Bearing Demand	$220,168,255	$194,210,807
Savings	34,850,882	33,349,191
Time, $100,000 and Over	364,064,083	333,498,421
Other Time	354,264,422	368,436,158

	$973,347,642	$929,494,577

At December 31, 2009 and 2008, the Company had brokered deposits of $136,453,418 and $131,957,550, respectively.  Of the $136,453,418 brokered deposits at December 31, 2009, $26,883,859 represented Certificate of Deposits Account Registry Service (CDARS) reciprocal deposits in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company received reciprocal brokered deposits in a like amount.  Thus, brokered deposits less the reciprocal deposits totaled $109,569,559 at December 31, 2009.  The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $316,896,500 and $301,151,000 as of December 31, 2009 and 2008, respectively.

(10) Deposits (Continued)

As of December 31, 2009, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2010	$620,164,923
2011	40,162,422
2012	53,891,905
2013	2,576,112
2014 and Thereafter	1,533,143

$718,328,505

(11) Securities Sold Under Repurchase Agreements

The Company has securities sold under repurchase agreements in the amount of $40,000,000 at December 31, 2009.  Barclay’s Master Repurchase Agreement originated on June 26, 2008 with the initial draw of $20,000,000 on June 30, 2008.  The Repurchase Agreement matures on June 30, 2011 and has a one-time call option on December 30, 2009.  Interest payments are due quarterly at a fixed rate of 3.34 percent.  The Repurchase Agreement is secured by U.S. Government mortgage-backed securities.

South Street Securities Master Repurchase Agreement originated on October 27, 2008 with the initial draw of $20,000,000 on October 31, 2008.  The Repurchase Agreement is overnight borrowing at a floating interest rate.  Interest payments are due monthly, and at December 31, 2009, the floating interest rate was 0.71 percent.  The Repurchase Agreement is secured by U.S. Government mortgage-backed securities.

(12) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2009	2008

Federal Home Loan Bank Advances	$91,000,000	$91,000,000

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2010 to 2019 and interest rates ranging from 0.36 percent to 5.93 percent.  Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans, commercial loans, mortgage-backed securities and cash balances held by the FHLB are pledged as collateral for the FHLB advances outstanding.  At December 31, 2009, the Company had available line of credit commitments totaling $193,230,000, of which $102,170,000 was available.

(12) Other Borrowed Money (Continued)

The aggregate stated maturities of other borrowed money at December 31, 2009 are as follows:

Year	Amount

2010	$20,000,000
2011	-
2012	41,000,000
2013	-
2014 and Thereafter	30,000,000

$91,000,000

The Company also has available federal funds lines of credit with various financial institutions totaling $42,000,000, of which there were none outstanding at December 31, 2009.

(13) Subordinated Debentures (Trust Preferred Securities)

During the second quarter of 2004, the Company formed a third subsidiary whose sole purpose was to issue $4,500,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2009, the floating rate securities had a 2.93 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 2.68 percent.

During the second quarter of 2006, the Company formed a fourth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities in a private placement by SunTrust Bank Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2009, the floating rate securities had a 1.75 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.50 percent.

During the first quarter of 2007, the Company formed a fifth subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2009, the floating rate securities had a 1.90 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.65 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the first subsidiary formed in March 2002 as the Company exercised its option to call.

During the third quarter of 2007, the Company formed a sixth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2009, the floating rate securities had a 1.68 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.40 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the second subsidiary formed in December 2002 as the Company exercised its option to call.

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

The total aggregate principal amount of trust preferred certificates outstanding at December 31, 2009 was $23,500,000.  The total aggregate principal amount of subordinated debentures outstanding at December 31, 2009 was $24,229,000.

(14) Preferred Stock

On January 9, 2009, the Company issued to the United States Department of the Treasury (Treasury), in exchange for aggregate consideration of $28.0 million, (i) 28,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (the Preferred Stock), and (ii) a warrant (the Warrant) to purchase up to 500,000 shares (the Warrant Common Stock) of the Company’s common stock.

The Preferred Stock qualifies as Tier 1 capital and pays cumulative cash dividends quarterly at a rate of 5 percent per annum for the first five years, and 9 percent per annum thereafter. The Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Preferred Stock. The Preferred Stock may be redeemed by the Company on or after February 15, 2012 at the liquidation preference of $1,000 per share plus any accrued and unpaid dividends.  Prior to this date, the Preferred Stock may not be redeemed unless the Company has received aggregate gross proceeds from one or more qualified equity offerings of any Tier 1 perpetual preferred or common stock of the Company equal to $7.0 million. Subject to certain limited exceptions, until January 9, 2012, or such earlier time as all Preferred Stock has been redeemed, the Company will not, without the Treasury’s consent, be able to increase its dividend rate per share of common stock or repurchase its common stock.

The Warrant may be exercised on or before January 9, 2019 at an exercise price of $8.40 per share.  The Treasury may not exercise voting power with respect to any shares of Warrant Common Stock until the Warrant has been exercised.

Upon receipt of the aggregate consideration from the Treasury on January 9, 2009, the Company allocated the $28,000,000 proceeds on a pro rata basis to the Preferred Stock and the Warrant based on relative fair values.  As a result, the Company allocated $27,220,000 of the aggregate proceeds to the Preferred Stock, and $780 thousand was allocated to the Warrant.  The discount recorded on the Preferred Stock that resulted from allocating a portion of the proceeds to the Warrant is being accreted directly to retained earnings over a 5-year period applying a level yield.

(15) Restricted Stock - Unearned Compensation

In 1999, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares (split-adjusted) which may be subject to restricted stock awards is 64,701.  To date, 77,052 shares have been issued under this plan and 12,351 shares have been forfeited; thus, there are no remaining shares which may be issued at December 31, 2009.  The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity.  The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

(15) Restricted Stock - Unearned Compensation (Continued)

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a second restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares which may be subject to restricted stock awards (split-adjusted) is 143,500.  To date, 53,256 shares have been issued under this plan and 11,348 shares have been forfeited; thus, remaining shares which may be issued are 101,592 at December 31, 2009.   The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

(16) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements.  It is the Company’s policy to make contributions to the plan as approved annually by the board of directors.  The total provision for contributions to the plan was $(19,411) for 2009, $206,179 for 2008 and $583,690 for 2007.

(17) Commitments and Contingencies

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

At December 31, 2009 and 2008, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2009	2008

Commitments to Extend Credit	$56,100,000	$73,610,000
Standby Letters of Credit	1,475,000	2,710,000

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

(17) Commitments and Contingencies (Continued)

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

(18) Deferred Compensation Plan

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

Liabilities accrued under the plans totaled $1,298,572 and $1,123,223 as of December 31, 2009 and 2008, respectively.  Benefit payments under the contracts were $187,655 in 2009 and $211,816 in 2008.  Provisions charged to operations totaled $361,171 in 2009, $178,542 in 2008 and $238,003 in 2007.

Fee income recognized with deferred compensation plans totaled $173,253 in 2009, $160,187 in 2008 and $139,322 in 2007.

(19) Interest Income and Expense

Interest income of $267,553, $426,779 and $506,896 from state, county and municipal bonds was exempt from regular income taxes in 2009, 2008 and 2007, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $9,598,455, $14,596,774 and $18,700,653 for the years ended December 31, 2009, 2008 and 2007, respectively.

(20) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2009	2008	2007

Interest Expense	$27,537,602	$38,739,489	$47,409,625

Income Taxes	$-	$1,875,000	$6,380,000

Noncash financing and investing activities for the years ended December 31 are as follows:

	2009	2008	2007

Acquisitions of Real Estate Through Loan Foreclosures	$19,258,910	$14,748,105	$2,576,332

Unrealized (Gain) Loss on Investment Securities	$721,116	$(157,957)	$(1,888,934)

(21) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $6,473,238 as of December 31, 2009 and $7,641,037 as of December 31, 2008. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility.  A summary of activity of related party loans is shown below:

	2009	2008

Balance, Beginning	$7,641,037	$16,544,057
New Loans	4,829,291	5,871,138
Repayments	(5,997,090)	(4,282,192)
Transactions Due to Changes in Directors	-	(10,491,966)

Balance, Ending	$6,473,238	$7,641,037

(22) Fair Value of Financial Instruments

Generally accepted accounting standards in the U.S. require disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value.  The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiary’s financial instruments are detailed hereafter.  Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques.  The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

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

(22) Fair Value of Financial Instruments (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:
	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$48,908	$48,908	$29,605	$29,605
Investment Securities Available for Sale	267,247	267,247	207,645	207,645
Investment Securities Held to Maturity	54	57	60	63
Federal Home Loan Bank Stock	6,345	6,345	6,272	6,272
Loans, Net	899,851	908,638	943,841	959,613

Liabilities
Deposits	1,057,586	1,059,037	1,006,991	1,009,967
Federal Funds Purchased	-	-	2,274	2,274
Subordinated Debentures	24,229	24,229	24,229	24,229
Securities Sold Under Agreements to Repurchase	40,000	40,671	40,000	40,765
Other Borrowed Money	91,000	91,703	91,000	94,067

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

(23) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies.  Upon approval by regulatory authorities, the Bank may pay cash dividends to the parent company in excess of regulatory limitations.  Additionally, in the third quarter of 2009, the Company suspended the payment of dividends to common shareholders.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.  The amounts and ratios as defined in regulations are presented hereafter.  Management believes, as of December 31, 2009, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

(23) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2009 and 2008 on a consolidated basis and for its wholly-owned subsidiary, as defined.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009	(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$118,848	13.07%	$72,768	8.00%	N/A	N/A
Colony Bank	117,756	12.97	72,622	8.00	$90,777	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	107,231	11.79	36,384	4.00	N/A	N/A
Colony Bank	106,161	11.69	36,311	4.00	54,466	6.00

Tier I Capital to Average Assets
Consolidated	107,231	8.30	51,708	4.00	N/A	N/A
Colony Bank	106,161	8.22	51,641	4.00	64,551	5.00

As of December 31, 2008

Total Capital to Risk-Weighted Assets
Consolidated	115,604	12.06	76,684	8.00	N/A	N/A
Colony Bank	114,545	11.97	76,547	8.00	95,684	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	103,560	10.80	38,342	4.00	N/A	N/A
Colony Bank	102,522	10.71	38,273	4.00	57,470	6.00

Tier I Capital to Average Assets
Consolidated	103,560	8.39	49,380	4.00	N/A	N/A
Colony Bank	102,522	8.33	49,205	4.00	61,506	5.00

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2009 and 2008 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

ASSETS

	2009	2008

Cash	$556,209	$2,227
Premises and Equipment, Net	1,553,652	1,542,040
Investment in Subsidiary, at Equity	111,450,651	105,506,392
Other	257,252	1,293,424

Total Assets	$113,817,764	$108,344,083

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$175,000	$703,201
Other	139,140	196,727

	314,140	899,928

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Preferred Stock, No Par Value; Authorized 10,000,000 Shares, Issued 28,000 Shares	27,356,964	-
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 7,229,163 and 7,212,313 Shares as of December 31, 2009 and 2008, Respectively	7,229,163	7,212,313
Paid-In Capital	25,392,913	24,535,683
Retained Earnings	29,553,940	51,302,025
Restricted Stock – Unearned Compensation	(158,547)	(210,993)
Accumulated Other Comprehensive Income, Net of Tax	(99,809)	376,127

	89,274,624	83,215,155

Total Liabilities and Stockholders’ Equity	$113,817,764	$108,344,083

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY) STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31

	2009	2008	2007

Income
Dividends from Subsidiary	$2,170,827	$5,038,854	$5,662,500
Management Fees	227,620	-	-
Other	100,157	92,111	281,885

	2,498,604	5,130,965	5,944,385

Expenses
Interest	659,456	1,270,942	2,005,971
Amortization	2,250	2,250	295,093
Salaries and Employee Benefits	848,076	876,166	974,524
Goodwill Impairment	172,029	-	-
Other	799,924	1,240,339	889,093

	2,481,735	3,389,697	4,164,681

Income Before Taxes and Equity in Undistributed Earnings of Subsidiary	16,869	1,741,268	1,779,704

Income Tax Benefits	608,062	979,911	1,213,835

Income Before Equity in Undistributed Earnings of Subsidiary	624,931	2,721,179	2,993,539

Equity in Undistributed Earnings (Losses) of Subsidiary	(19,808,805)	(692,355)	5,553,417

Net Income (Loss)	(19,183,874)	2,028,824	8,546,956
Preferred Stock Dividends	1,365,000	-	-

Net Income (Loss) Available to Common Stockholders	$(20,548,874)	$2,028,824	$8,546,956

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY) STATEMENTS OF COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31

	2009	2008	2007

Net Income (Loss)	$(19,183,874)	$2,028,824	$8,546,956

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	1,257,136	893,158	1,367,910
Reclassification Adjustment	(1,733,072)	(788,907)	(121,213)

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(475,936)	104,251	1,246,697

Comprehensive Income (Loss)	$(19,659,810)	$2,133,075	$9,793,653

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY) STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2009	2008	2007

Cash Flows from Operating Activities
Net Income (Loss)	$(19,183,874)	$2,028,824	$8,546,956
Adjustments to Reconcile Net Income (Loss) to
Net Cash Provided from Operating Activities
Depreciation and Amortization	295,209	275,299	294,121
Goodwill Impairment	172,029	-	-
Equity in Undistributed (Earnings) Losses of Subsidiary	19,808,805	692,355	(5,553,417)
Other	31,634	720,701	(436,928)

	1,123,803	3,717,179	2,850,732

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(25,500,000)	(1,500,000)	(1,500,000)
Purchases of Premises and Equipment	(119,156)	(393,392)	(44,915)
Investment in Capital Trusts	-	-	(434,000)
Liquidation of Statutory Trusts	-	-	434,000

	(25,619,156)	(1,893,392)	(1,544,915)

Cash Flows from Financing Activities
Dividends Paid on Preferred Stock	(1,190,000)	-	-
Dividends Paid on Common Stock	(1,760,665)	(2,794,520)	(2,556,438)
Principal Payments on Notes and Debentures	-	-	(14,434,000)
Proceeds from Notes and Debentures	-	-	14,434,000
Proceeds Allocated to Issuance of Preferred Stock	27,215,218	-	-
Proceeds Allocated to Warrants Issued	784,782	-	-

	25,049,335	(2,794,520)	(2,556,438)

Increase (Decrease) in Cash	553,982	(970,733)	(1,250,621)

Cash, Beginning	2,227	972,960	2,223,581

Cash, Ending	$556,209	$2,227	$972,960

(25) Earnings Per Share

Basic and diluted earnings per share are computed and presented hereafter. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock. The following presents earnings per share for the years ended December 31, 2009, 2008 and 2007 under the requirements of Statement 128:

December 31, 2009	Income Numerator	Common Shares Denominator	EPS

Basic EPS
Income (Loss) Available to Common Stockholders	$(20,548,874)	7,213,430	$(2.85)

Dilutive Effect of Potential Common Stock
Restricted Stock		-

Diluted EPS
Income (Loss) Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$(20,548,874)	7,213,430	$(2.85)

December 31, 2008

Basic EPS
Income Available to Common Stockholders	$2,028,824	7,199,121	$0.28

Dilutive Effect of Potential Common Stock
Restricted Stock		-

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$2,028,824	7,199,121	$0.28

December 31, 2007

Basic EPS
Income Available to Common Stockholders	$8,546,956	7,188,696	$1.19

Dilutive Effect of Potential Common Stock
Restricted Stock		8,635

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,546,956	7,197,331	$1.19

(26) Subsequent Event

The Company began a private placement offering of its common stock to accredited investors on March 1, 2010.  Up to 1,216,545 common shares are being offered to investors at a price of $4.11 per share.  The offering is scheduled to end on March 31, 2010; however, the Company reserves the right to extend the offering for additional periods.

40