Form 10-K, Exhibit 13
period 2010-12-31
COLONY BANKCORP INC
filed 2011-03-15
CIK 711669

EXHIBIT NO. 13
McNair, McLemore, Middlebrooks & Co., LLC
CERTIFIED PUBLIC ACCOUNTANTS
389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com

March 15, 2011

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2010 and 2009 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assessment of the effectiveness of Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2010 included under Item 9A, Controls and Procedures, in Colony Bankcorp, Inc.’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2010	2009

Cash and Cash Equivalents
Cash and Due from Banks	$16,613,187	$25,995,486
Federal Funds Sold	32,536,482	16,433,256
Securities Purchased Under Agreements to Resell	5,000,000	-

	54,149,669	42,428,742

Interest-Bearing Deposits	50,726,734	6,478,801

Investment Securities
Available for Sale, at Fair Value	303,837,606	267,246,673
Held to Maturity, at Cost (Fair Value of $52,941 and $56,999 as of December 31, 2010 and 2009, Respectively)	48,412	53,906

	303,886,018	267,300,579

Federal Home Loan Bank Stock, at Cost	6,063,500	6,345,400

Loans	813,250,673	931,391,626
Allowance for Loan Losses	(28,280,077)	(31,400,641)
Unearned Interest and Fees	(61,311)	(139,597)

	784,909,285	899,851,388

Premises and Equipment	27,147,725	28,826,350

Other Real Estate (Net of Allowance of $1,293,174 and $467,408 in 2010 and 2009, Respectively)	20,207,806	19,705,044

Other Intangible Assets	295,007	330,756

Other Assets	28,272,629	35,822,274

Total Assets	$1,275,658,373	$1,307,089,334

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2010	2009

Deposits
Noninterest-Bearing	$102,959,423	$84,238,839
Interest-Bearing	956,164,581	973,347,642

	1,059,124,004	1,057,586,481

Borrowed Money
Securities Sold Under Agreements to Repurchase	20,000,000	40,000,000
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	75,076,010	91,000,000

	119,305,010	155,229,000

Other Liabilities	4,270,776	4,999,229

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, No Par Value; Authorized 10,000,000 Shares, Issued 28,000 Shares	27,505,910	27,356,964
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,442,958 and 7,229,163 Shares as of December 31, 2010 and 2009, Respectively	8,442,958	7,229,163
Paid-In Capital	29,171,087	25,392,913
Retained Earnings	28,479,211	29,553,941
Restricted Stock - Unearned Compensation	(40,794)	(158,548)
Accumulated Other Comprehensive Income, Net of Tax	(599,789)	(99,809)

	92,958,583	89,274,624

Total Liabilities and Stockholders’ Equity	$1,275,658,373	$1,307,089,334

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2010	2009	2008
Interest Income
Loans, Including Fees	$51,728,665	$57,620,911	$66,732,488
Federal Funds Sold and Securities Purchased Under Agreements to Resell	95,428	24,438	273,476
Deposits with Other Banks	38,085	553	27,452
Investment Securities
U. S. Government Agencies	6,613,030	7,626,856	7,140,902
State, County and Municipal	103,133	258,545	410,298
Corporate Obligations	137,831	296,273	414,319
Dividends on Other Investments	21,547	19,846	298,264

	58,737,719	65,847,422	75,297,199
Interest Expense
Deposits	17,212,312	21,642,734	32,801,362
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	721,044	876,484	513,961
Borrowed Money	3,589,847	3,761,924	4,607,347

	21,523,203	26,281,142	37,922,670

Net Interest Income	37,214,516	39,566,280	37,374,529

Provision for Loan Losses	13,350,000	43,445,000	12,937,750

Net Interest Income (Loss) After Provision for Loan Losses	23,864,516	(3,878,720)	24,436,779

Noninterest Income
Service Charges on Deposits	3,597,416	4,198,019	4,699,616
Other Service Charges, Commissions and Fees	1,139,935	986,392	981,124
Mortgage Fee Income	313,005	447,989	609,044
Securities Gains	2,617,062	2,625,867	1,195,314
Gain on Sale of SBA Loans	1,004,585	140,122	11,633
Other	1,334,846	1,145,798	1,508,459

	10,006,849	9,544,187	9,005,190
Noninterest Expenses
Salaries and Employee Benefits	14,096,698	14,483,306	16,238,080
Occupancy and Equipment	4,422,152	4,287,006	4,190,845
Directors’ Fees	495,950	502,575	578,315
Legal and Professional Fees	1,369,864	1,362,536	1,379,696
Foreclosed Property	4,943,530	2,270,792	382,312
FDIC Assessment	1,866,956	2,662,042	603,093
Goodwill Impairment	-	2,412,338	-
Advertising	743,278	758,458	521,049
Software	630,543	498,657	345,995
Telephone	703,786	764,373	695,641
Other	4,583,606	4,842,139	5,920,889

	33,856,363	34,844,222	30,855,915

Income (Loss) Before Income Taxes	15,002	(29,178,755)	2,586,054

Income Taxes (Benefits)	(459,214)	(9,994,881)	557,230

Net Income (Loss)	474,216	(19,183,874)	2,028,824
Preferred Stock Dividends	1,400,000	1,365,000	-

Net Income (Loss) Available to Common Stockholders	$(925,784)	$(20,548,874)	$2,028,824

Net Income (Loss) Per Share of Common Stock
Basic	$(0.11)	$(2.85)	$0.28

Diluted	$(0.11)	$(2.85)	$0.28

Cash Dividends Declared Per Share of Common Stock	$0.00	$0.146	$0.39

Weighted Average Shares Outstanding	8,149,217	7,213,430	7,199,121

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31

	2010	2009	2008

Net Income (Loss)	$474,216	$(19,183,874)	$2,028,824

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	1,227,281	1,257,136	893,158
Reclassification Adjustment	(1,727,261)	(1,733,072)	(788,907)

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(499,980)	(475,936)	104,251

Comprehensive Income (Loss)	$(25,764)	$(19,659,810)	$2,133,075

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Preferred Stock	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2007	$-	7,200,913	$7,200,913	$24,420,497	$52,086,834	$(237,002)	$271,876	$83,743,118

Issuance of Restricted Stock		15,500	15,500	220,100		(235,600)		-
Forfeiture of Restricted Stock		(4,100)	(4,100)	(69,070)		73,170		-
Tax Loss on Restricted Stock				(35,844)				(35,844)
Amortization of Unearned Compensation						188,439		188,439
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							104,251	104,251
Dividends on Common Stock					(2,813,633)			(2,813,633)
Net Income (Loss)					2,028,824			2,028,824

Balance, December 31, 2008	-	7,212,313	7,212,313	24,535,683	51,302,025	(210,993)	376,127	83,215,155

Issuance of Preferred Stock	27,215,218			784,782				28,000,000
Issuance of Restricted Stock		18,850	18,850	132,421		(151,271)		-
Forfeiture of Restricted Stock		(2,000)	(2,000)	(14,050)		16,050		-
Tax Loss on Restricted Stock				(45,923)				(45,923)
Amortization of Unearned Compensation						187,666		187,666
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(475,936)	(475,936)
Accretion of Fair Value of Warrant	141,746				(141,746)			-
Dividends on Preferred Shares					(1,365,000)			(1,365,000)
Dividends on Common Stock					(1,057,464)			(1,057,464)
Net Income (Loss)					(19,183,874)			(19,183,874)

Balance, December 31, 2009	27,356,964	7,229,163	7,229,163	25,392,913	29,553,941	(158,548)	(99,809)	89,274,624

Issuance of Common Stock		1,216,545	1,216,545	3,861,710				5,078,255
Forfeiture of Restricted Stock		(2,750)	(2,750)	(27,570)		30,320		-
Tax Loss on Restricted Stock				(55,966)				(55,966)
Amortization of Unearned Compensation						87,434		87,434
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(499,980)	(499,980)
Accretion of Fair Value of Warrant	148,946				(148,946)			-
Dividends on Preferred Shares					(1,400,000)			(1,400,000)
Net Income (Loss)					474,216			474,216

Balance, December 31, 2010	$27,505,910	8,442,958	$8,442,958	$29,171,087	$28,479,211	$(40,794)	$(599,789)	$92,958,583

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2010	2009	2008
Cash Flows from Operating Activities
Net Income (Loss)	$474,216	$(19,183,874)	$2,028,824
Adjustments to Reconcile Net Income (Loss) to Net
Cash Provided from Operating Activities
Depreciation	2,140,735	2,092,845	2,028,158
Amortization and Accretion	4,043,795	3,807,011	777,051
Goodwill Impairment	-	2,412,338	-
Provision for Loan Losses	13,350,000	43,445,000	12,937,750
Deferred Income Taxes	639,607	(5,869,055)	(250,215)
Securities Gains	(2,617,062)	(2,625,867)	(1,195,314)
(Gain) Loss on Sale of Equipment	28,146	(82,503)	(857)
Loss on Sale of Other Real Estate and Repossessions	1,827,704	163,642	59,623
Unrealized Loss on Other Real Estate	1,293,174	467,408	-
Increase in Cash Surrender Value of Life Insurance	(56,024)	(184,905)	(235,305)
Change In
Interest Receivable	1,325,068	699,018	2,875,146
Prepaid Expenses	2,006,032	(5,785,826)	18,698
Interest Payable	(452,764)	(1,256,460)	(816,819)
Accrued Expenses and Accounts Payable	(148,591)	315,879	(815,214)
Other	3,500,575	(3,360,614)	(121,645)

	27,354,611	15,054,037	17,289,881
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	(44,247,933)	(6,331,814)	1,319,703
Purchase of Investment Securities Available for Sale	(380,490,982)	(488,257,181)	(157,485,718)
Proceeds from Sale of Investment Securities Available for Sale	286,387,727	368,575,701	65,298,695
Proceeds from Maturities, Calls and Paydowns of Investment Securities Available for Sale	55,648,274	58,599,391	52,666,161
Held to Maturity	14,001	12,688	13,573
Proceeds from Sale of Premises and Equipment	-	125,512	29,888
Net Loans to Customers	88,105,734	(18,973,081)	(42,435,526)
Purchase of Premises and Equipment	(490,256)	(1,290,324)	(3,920,230)
Proceeds from Sale of Other Real Estate and Repossessions	9,866,063	12,158,095	3,392,500
Federal Home Loan Bank Stock	281,900	(73,000)	(739,700)

	15,074,528	(75,454,013)	(81,860,654)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	(17,183,061)	43,853,063	(2,995,624)
Noninterest-Bearing Customer Deposits	18,720,584	6,741,949	(8,614,892)
Proceeds from Other Borrowed Money	23,076,010	19,000,000	122,400,000
Principal Payments on Other Borrowed Money	(39,000,000)	(19,000,000)	(65,000,000)
Dividends Paid on Preferred Stock	(1,400,000)	(1,190,000)	-
Dividends Paid on Common Stock	-	(1,760,665)	(2,794,520)
Issuance of Common Stock	5,078,255	-	-
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	(20,000,000)	(2,274,000)	928,000
Proceeds Allocated to Issuance of Preferred Stock	-	27,215,218	-
Proceeds Allocated to Warrants Issued	-	784,782	-

	(30,708,212)	73,370,347	43,922,964

Net Increase (Decrease) in Cash and Cash Equivalents	11,720,927	12,970,371	(20,647,809)

Cash and Cash Equivalents, Beginning	42,428,742	29,458,371	50,106,180

Cash and Cash Equivalents, Ending	$54,149,669	$42,428,742	$29,458,371

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

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2010.  Such reclassifications had no effect on previously reported stockholders’ equity or net income.

(1)  Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries, or certain geographic regions.  The Company has a concentration in real estate loans as well as a geographic concentration that could pose an adverse credit risk, particularly with the current economic downturn in the real estate market.  At December 31, 2010, approximately 86 percent of the Company’s loan portfolio was concentrated in loans secured by real estate.  A substantial portion of borrowers’ ability to honor their contractual obligations is dependent upon the viability of the real estate economic sector.  The continued downturn of the housing and real estate market that began in 2007 has resulted in an increase of problem loans secured by real estate.  These loans are centered primarily in the Company’s larger MSA markets.  Declining collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have resulted in high loan loss provisions in 2010.  In addition, a large portion of the Company’s foreclosed assets are also located in these same geographic markets, making the recovery of the carrying amount of foreclosed assets susceptible to changes in market conditions.  Management continues to monitor these concentrations and has considered these concentrations in its allowance for loan loss analysis.

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

At times, the Company may have cash and cash equivalents at financial institutions in excess of federal deposit insurance limits.  The Company places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

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

(1)  Summary of Significant Accounting Policies (Continued)

Investment Securities (Continued)

The Bank evaluates each held to maturity and available for sale security in a loss position for other-than-temporary impairment (OTTI).  In estimating other-than-temporary impairment losses, management considers such factors as the length of time and the extent to which the market value has been below cost, the financial condition of the issuer and the Bank’s intent to sell and whether it is more likely than not that the Bank will be required to sell the security before anticipated recovery of the amortized cost basis.  If the Bank intends to sell or if it is more likely than not that the Bank will be required to sell the security before recovery, the OTTI write-down is recognized in earnings.  If the Bank does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income (loss).

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

(1)  Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific, historical and general components.  The specific component relates to loans that are classified as either doubtful, substandard or special mention.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The historical component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.  A general component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The general component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and historical losses in the portfolio.  General valuation allowances are based on internal and external qualitative risk factors such as (i) changes in the composition of the loan portfolio, (ii) the extent of loan concentrations within the portfolio, (iii) the effectiveness of the Company’s lending policies, procedures and internal controls, (iv) the experience, abililty and effectiveness of the Company’s lending management and staff, and (v) national and local economics and business conditions.

Loans identified as losses by management, internal loan review and/or Bank examiners are charged off.

During 2010, the Company continued its methodology regarding the look-back period for charge-off experience to one year.  The current methodology has resulted in significant loan loss provisions for 2010 and 2009.

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

(1)  Summary of Significant Accounting Policies (Continued)

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair value of the net assets purchased in a business combination.  The Company did not have any goodwill on its books at December 31, 2010.

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

Statement of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks, federal funds sold and securities purchased under agreement to resell.  Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Securities Purchased and Sold Under Agreements to Resell or Repurchase

The Company purchases certain securities under agreements to resell.  The amounts advanced under these agreements represent short-term loans and are reflected as assets in the consolidated balance sheets.

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

(1)  Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued)

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

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at estimated fair value at the date of acquisition less the cost of disposal.  Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses.  Properties are evaluated regularly to ensure the recorded amounts are supported by current fair values, and valuation allowances are recorded as necessary to reduce the carrying amount to fair value less estimated cost of disposal.  Routine holding costs and gains or losses upon disposition are included in other losses.

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

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In the first quarter of 2010, a new accounting standard was issued for Fair Value Measurements and Disclosures - Improving Disclosures About Fair Value Measurements.  This standard requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements.  The new standard further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) the Company should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in levels 2 and 3 of the fair value hierarchy.  The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in level 3 of the fair value hierarchy will be required for the Company beginning January 1, 2011.  The remaining disclosure requirements and clarifications made by this standard became effective for the Company on January 1, 2010 and did not have a significant impact on the Company’s consolidated financial statements.

In July 2010, a new standard was issued for Receivables - Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  This standard requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses.  Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment.  The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, nonaccrual and past due loans and credit quality indicators.  This standard became effective for the Company’s consolidated financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period.  Disclosures that relate to activity during a reporting period will be required for the Corporation’s financial statements that include periods beginning on or after January 1, 2011.  Subsequently, the effective date of the disclosure requirements related to troubled debt restructurings was temporarily deferred to coincide with the effective date of a proposed accounting standards update related to troubled debt restructurings, which is currently expected to be effective for periods ending after June 15, 2011.

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

Revised standards on Business Combinations apply to all transactions and other events in which one entity obtains control over one or more other businesses.  An acquirer, upon initially obtaining control of another entity, must recognize the assets, liabilities and any noncontrolling interest in the acquiree at fair value as of the acquisition date.  Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt.  This fair value approach replaces the cost-allocation process whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value.  Acquirers must expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case.  Pre-acquisition contingencies are to be recognized at fair value, unless it is a noncontractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of contingency accounting.  The revised standards are expected to have an impact on the Company’s accounting for business combinations closing on or after January 1, 2009.

Revised standards for Noncontrolling Interest in Consolidated Financial Statements establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  A noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements.  Among other requirements, consolidated net income (loss) must be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.  Also required are disclosures, on the face of the consolidated statements of operations, of the amounts of consolidated net income (loss) attributable to the parent and to the noncontrolling interest.  Requirements were effective for the Company on January 1, 2009 and did not have a significant impact on the Company’s consolidated financial statements.

Revised standards for Recognition and Presentation of Other-Than-Temporary Impairments became effective for the Company in the second quarter of 2009.  These standards amend the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the consolidated financial statements.  The existing recognition and measurement guidance related to other-than-temporary impairments of equity securities is not amended.  The adoption of these amendments did not have a significant impact on the Company’s consolidated financial statements.

In April 2009, new standards were issued providing additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased.  The standard emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation techniques(s) used, the objective of a fair value measurement remains the same.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  Adoption of these standards on June 15, 2009 did not have a significant impact on the Company’s consolidated financial statements.

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

New requirements for subsequent events establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  The standards define (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the consolidated financial statements (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its consolidated financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date.  This guidance became effective for the Company’s financial statements for periods ending after June 15, 2009.  Implementation resulted in no significant impact on the Company’s consolidated financial statements.

In June 2009, standards were issued for Transfers and Servicing, which enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets.  The guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets.  The guidance also clarifies that a transferor must evaluate whether it has maintained effective control of a financial asset by considering its continuing direct or indirect involvement with the transferred financial asset.  The guidance became effective on January 1, 2010 and did not have a material impact on the Company’s consolidated financial statements.

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

(2)  Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2010	2009

Cash on Hand and Cash Items	$8,897,618	$8,773,237
Noninterest-Bearing Deposits with Other Banks	7,715,569	17,222,249

	$16,613,187	$25,995,486

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits.  Reserve balances totaled approximately $916,000 and $555,000 at December 31, 2010 and 2009.

(3)  Investment Securities

Investment securities as of December 31, 2010 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$299,018,595	$1,763,198	$(2,319,337)	$298,462,456
State, County and Municipal	3,248,533	34,391	(26,691)	3,256,233
Corporate Obligations	2,000,000	101,920	(115,430)	1,986,490
Asset-Backed Securities	479,249	-	(346,822)	132,427

	$304,746,377	$1,899,509	$(2,808,280)	$303,837,606
Securities Held to Maturity
State, County and Municipal	$48,412	$4,529	$-	$52,941

The amortized cost and fair value of investment securities as of December 31, 2010, by contractual maturity, are shown hereafter.  Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due After One Year Through Five Years	$500,087	$518,929	$48,412	$52,941
Due After Five Years Through Ten Years	2,740,136	2,844,431	-	-
Due After Ten Years	2,487,559	2,011,790	-	-

	5,727,782	5,375,150	48,412	52,941
Mortgage-Backed Securities	299,018,595	298,462,456	-	-

	$304,746,377	$303,837,606	$48,412	$52,941

Investment securities as of December 31, 2009 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$258,432,952	$1,535,588	$(1,059,532)	$258,909,008
State, County and Municipal	4,027,322	74,749	(34,843)	4,067,228
Corporate Obligations	4,458,376	64,810	(385,176)	4,138,010
Asset-Backed Securities	479,249	-	(346,822)	132,427

	$267,397,899	$1,675,147	$(1,826,373)	$267,246,673
Securities Held to Maturity
State, County and Municipal	$53,906	$3,093	$-	$56,999

(3)  Investment Securities (Continued)

Proceeds from sales of investments available for sale were $286,387,727 in 2010, $368,575,701 in 2009 and $65,298,695 in 2008.  Gross realized gains totaled $2,617,062 in 2010, $3,204,669 in 2009 and $1,201,896 in 2008.  Gross realized losses totaled $0 in 2010, $578,802 in 2009 and $6,582 in 2008.

Investment securities having a carrying value approximating $123,789,118 and $157,868,000 as of December 31, 2010 and 2009, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2010 and 2009, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2010
U.S. Government Agencies Mortgage-Backed	$152,286,738	$(2,319,337)	$-	$-	$152,286,738	$(2,319,337)
State, County and Municipal	1,776,763	(26,691)	-	-	1,776,763	(26,691)
Corporate Obligations	-	-	884,570	(115,430)	884,570	(115,430)
Asset-Backed Securities	-	-	132,427	(346,822)	132,427	(346,822)

	$154,063,501	$(2,346,028)	$1,016,997	$(462,252)	$155,080,498	$(2,808,280)

December 31, 2009
U.S. Government Agencies Mortgage-Backed	$114,222,812	$(1,056,502)	$419,159	$(3,030)	$114,641,971	$(1,059,532)
State, County and Municipal	-	-	1,424,697	(34,843)	1,424,697	(34,843)
Corporate Obligations	-	-	3,073,200	(385,176)	3,073,200	(385,176)
Asset-Backed Securities	-	-	132,427	(346,822)	132,427	(346,822)

	$114,222,812	$(1,056,502)	$5,049,483	$(769,871)	$119,272,295	$(1,826,373)

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

At December 31, 2010, the debt securities with unrealized losses have depreciated 1.78 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition.  The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.

(4)  Loans

The following table presents the composition of loans, segregated by class of loans, as of December 31:

	2010	2009

Commercial and Industrial
Commercial	$53,220,341	$64,485,345
Industrial	10,551,791	16,499,065

Real Estate
Commercial Construction	72,309,231	103,676,394
Residential Construction	4,373,011	9,440,662
Commercial	362,878,565	395,795,782
Residential	207,471,813	231,197,658
Farmland	52,778,389	54,965,260

Consumer and Other
Consumer	33,563,863	38,382,831
Other	16,103,669	16,948,629

Total Loans	$813,250,673	$931,391,626

Commercial and industrial loans are extended to a diverse group of businesses within the Company’s market area.  These loans are often underwritten based on the borrower’s ability to service the debt from income from the business.  Real estate construction loans often require loan funds to be advanced prior to completion of the project.  Due to uncertainties inherent in estimating construction costs, changes in interest rates and other economic conditions, these loans often pose a higher risk than other types of loans.  Consumer loans are originated at the bank level.  These loans are generally smaller loan amounts spread across many individual borrowers to help minimize risk.

Credit Quality Indicators.  As part of the ongoing monitoring of the credit quality of the loan portfolio, management tracks certain credit quality indicators including trends related to (i) the risk grade assigned to commercial and consumer loans, (ii) the level of classified commercial loans, (iii) net charge-offs, (iv) nonperforming loans, and (v) the general economic conditions in the Company’s geographic markets.

The Company uses a risk grading matrix to assign a risk grade to each of its loans.  Loans are graded on a scale of 1 to 8.  A description of the general characteristics of the grades is as follows:

•
Grades 1 and 2 - Borrowers with these assigned grades range in risk from virtual absence of risk to minimal risk.  Such loans may be secured by Company-issued and controlled certificates of deposit or properly margined equity securities or bonds.  Other loans comprising these grades are made to companies that have been in existence for a long period of time with many years of consecutive profits and strong equity, good liquidity, excellent debt service ability and unblemished past performance, or to exceptionally strong individuals with collateral of unquestioned value that fully secures the loans.  Loans in this category fall into the “pass” classification.

•
Grades 3 and 4 - Loans assigned these “pass” risk grades are made to borrowers with acceptable credit quality and risk.  The risk ranges from loans with no significant weaknesses in repayment capacity and collateral protection to acceptable loans with one or more risk factors considered to be more than average.

(4)  Loans (Continued)

•
Grade 5 - This grade includes “special mention” loans on management’s watch list and is intended to be used on a temporary basis for pass grade loans where risk-modifying action is intended in the short-term.

•
Grade 6 - This grade includes “substandard” loans in accordance with regulatory guidelines.  This category includes borrowers with well-defined weaknesses that jeopardize the payment of the debt in accordance with the agreed terms.  Loans considered to be impaired are assigned this grade, and these loans often have assigned loss allocations as part of the allowance for loan and lease losses.  Generally, loans on which interest accrual has been stopped would be included in this grade.

•
Grades 7 and 8 - These grades correspond to regulatory classification definitions of “doubtful” and “loss,” respectively.  In practice, any loan with these grades would be for a very short period of time, and generally the Company has no loans with these assigned grades.  Management manages the Company’s problem loans in such a way that uncollectible loans or uncollectible portions of loans are charged off immediately with any residual, collectible amounts assigned a risk grade of 6.

The following table presents the loan portfolio by credit quality indicator (risk grade) as of December 31, 2010. Those loans with a risk grade of 1, 2, 3 or 4 have been combined in the pass column for presentation purposes.

	Pass	Special Mention	Substandard	Total Loans

Commercial and Industrial
Commercial	$48,731,982	$2,498,305	$1,990,054	$53,220,341
Industrial	10,059,081	169,381	323,329	10,551,791

Real Estate
Commercial Construction	33,522,709	10,064,271	28,722,251	72,309,231
Residential Construction	3,974,130	204,000	194,881	4,373,011
Commercial	294,186,347	11,847,051	56,845,167	362,878,565
Residential	183,518,173	9,195,410	14,758,230	207,471,813
Farmland	49,499,619	1,838,814	1,439,956	52,778,389

Consumer and Other
Consumer	32,046,108	726,933	790,822	33,563,863
Other	14,553,167	1,185,260	365,242	16,103,669

Total Loans	$670,091,316	$37,729,425	$105,429,932	$813,250,673

A loan’s risk grade is assigned at the inception of the loan and is based on the financial strength of the borrower and the type of collateral.  Loan risk grades are subject to reassessment at various times throughout the year as part of the Company’s ongoing loan review process.  Loans with an assigned risk grade of 6 or below and an outstanding balance of $50,000 or more are reassessed on a quarterly basis.  During this reassessment process individual reserves may be identified and placed against certain loans which are not considered impaired.

In assessing the overall economic condition of the markets in which it operates, the Company monitors the unemployment rates for its major service areas.  The unemployment rates are reviewed on a quarterly basis as part of the allowance for loan loss determination.

(4)  Loans (Continued)

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due.  Generally, loans are placed on nonaccrual status if principal or interest payments become 90 days past due or when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provision.  Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due.

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31, 2010:

	Accruing Loans
	30-89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans

Commercial and Industrial
Commercial	$382,728	$-	$382,728	$393,823	$52,443,790	$53,220,341
Industrial	100,810	-	100,810	175,062	10,275,919	10,551,791

Real Estate
Commercial Construction	1,514,127	-	1,514,127	10,181,795	60,613,309	72,309,231
Residential Construction	194,881	-	194,881	-	4,178,130	4,373,011
Commercial	11,790,383	-	11,790,383	13,567,530	337,520,652	362,878,565
Residential	4,268,098	15,876	4,283,974	3,057,049	200,130,790	207,471,813
Farmland	566,868	-	566,868	1,157,528	51,053,993	52,778,389

Consumer and Other
Consumer	702,795	3,312	706,107	290,115	32,567,641	33,563,863
Other	218,887	-	218,887	79,072	15,805,710	16,103,669

Total Loans	$19,739,577	$19,188	$19,758,765	$28,901,974	$764,589,934	$813,250,673

Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $1,621,700, $2,318,100 and $1,328,600 for the years ended December 31, 2010, 2009 and 2008, respectively.

(4)  Loans (Continued)

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency.  Nonaccrual loans totaled $28,901,974 and $33,535,160 as of December 31, 2010 and 2009, respectively, and total recorded investment in loans past due 90 days or more and still accruing interest approximated $19,188 and $31,200, respectively.  During its review of impaired loans, the Company determined the majority of its exposures on these loans were known losses.  As a result, the exposures were charged off, reducing the specific allowances on impaired loans.

The following table details impaired loan data as of December 31, 2010:

	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$258,676	$-	$308,508	$(987)	$5,465
Agricultural	175,062	-	220,716	689	689
Commercial Construction	10,181,795	-	11,760,840	7,320	31,963
Residential Construction	-	-	8,248	-	-
Commercial Real Estate	4,270,905	-	9,041,753	80,585	85,448
Residential Real Estate	3,057,049	-	3,931,449	41,420	53,813
Farmland	1,157,528	-	645,619	(6,571)	10,969
Consumer	290,115	-	296,301	17,166	19,342
Other	79,072	-	129,249	4,550	7,760

	19,470,202	-	$26,342,683	144,172	215,449

With An Allowance Recorded
Commercial	135,146	116,159	33,787	(1,125)	3,316
Commercial Real Estate	9,296,626	539,671	2,324,156	341,937	475,999

	9,431,772	655,830	2,357,943	340,812	479,315

Total
Commercial	393,822	116,159	342,295	(2,112)	8,781
Agricultural	175,062	-	220,716	689	689
Commercial Construction	10,181,795	-	11,760,840	7,320	31,963
Residential Construction	-	-	8,248	-	-
Commercial Real Estate	13,567,531	539,671	11,365,909	422,522	561,447
Residential Real Estate	3,057,049	-	3,931,449	41,420	53,813
Farmland	1,157,528	-	645,619	(6,571)	10,969
Consumer	290,115	-	296,301	17,166	19,342
Other	79,072	-	129,249	4,551	7,760

	$28,901,974	$655,830	$28,700,626	$484,985	$694,764

(4)  Loans (Continued)

The following table details impaired loan data for 2009:

Total Investment in Impaired Loans	$33,535,160

Less Allowance for Impaired Loan Losses	(17,000)

Net Investment, December 31	$33,518,160

Average Investment During the Year	$36,394,731

Income Recognized During the Year	$684,940

Income Collected During the Year	$913,255

(5)  Allowance for Loan Losses

The following table details activity in the allowance for loan losses, segregated by class of loan, for the year ended December 31, 2010.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories.

	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Industrial
Commercial	$3,930,760	$(469,214)	$80,181	$873,090	$4,414,817
Industrial	779,337	(255,627)	1,377	173,550	698,637

Real Estate
Commercial Construction	7,402,484	(4,648,124)	184,868	1,186,815	4,126,043
Residential Construction	447,676	-	-	72,090	519,766
Commercial	8,790,443	(7,459,619)	141,931	6,556,770	8,029,525
Residential	5,025,839	(2,929,668)	439,940	3,405,585	5,941,696
Farmland	942,019	(271,750)	7,639	266,415	944,323

Consumer and Other
Consumer	2,826,058	(548,834)	245,641	551,355	3,074,220
Other	1,256,025	(1,039,618)	50,313	264,330	531,050

	$31,400,641	$(17,622,454)	$1,151,890	$13,350,000	$28,280,077

(5)  Allowance for Loan Losses (Continued)

	Ending Balance
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Industrial
Commercial	$336,011	$4,078,806	$4,414,817
Industrial	-	698,637	698,637

Real Estate
Commercial Construction	3,501,117	624,926	4,126,043
Residential Construction	-	519,766	519,766
Commercial	7,539,533	489,992	8,029,525
Residential	1,561,952	4,379,744	5,941,696
Farmland	-	944,323	944,323

Consumer and Other
Consumer	3,033	3,071,187	3,074,220
Other	-	531,050	531,050

Total End of Period Allowance Balance	$12,941,646	$15,338,431	$28,280,077

Total End of Period Loan Balance	$104,807,855	$708,442,818	$813,250,673

The Company determines its individual reserves during its quarterly review of substandard loans.  Although not all loans in the substandard category are considered impaired, this quarterly reassessment often results in the identification of individual reserves which are placed against certain loans as part of management’s allowance for loan loss calculation.

Transactions in the allowance for loan losses for years 2009 and 2008 are summarized below:

	2009	2008

Balance, Beginning	$17,015,883	$15,512,940

Provision Charged to Operating Expenses	43,445,000	12,937,750
Loans Charged Off	(29,493,324)	(11,966,439)
Loan Recoveries	433,082	531,632

Balance, Ending	$31,400,641	$17,015,883

(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2010	2009

Land	$7,787,667	$7,805,167
Building	23,790,525	23,642,043
Furniture, Fixtures and Equipment	13,737,177	14,365,687
Leasehold Improvements	993,086	993,086
Construction in Progress	-	6,775

	46,308,455	46,812,758
Accumulated Depreciation	(19,160,730)	(17,986,408)

	$27,147,725	$28,826,350

Depreciation charged to operations totaled $2,140,735 in 2010, 2,092,845 in 2009 and $2,028,158 in 2008.

Certain Company facilities and equipment are leased under various operating leases.  Rental expense approximated $377,000 for 2010, $365,000 for 2009 and $374,000 for 2008.

Future minimum rental payments as of December 31, 2010 are as follows:

Year Ending December 31	Amount

2011	$129,138
2012	122,813
2013	88,658
2014	10,139

$350,748

(7)  Goodwill and Intangible Assets

The following is an analysis of the goodwill and core deposit intangible activity for the years ended December 31:
	2010	2009

Goodwill
Balance, Beginning	$-	$2,412,338
Goodwill Impairment Expense	-	(2,412,338)

Balance, Ending	$-	$-

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2009	$1,056,693	$(725,937)	$330,756

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2010	$1,056,693	$(761,686)	$295,007

Amortization expense related to the core deposit intangible was $35,749, $35,749 and $35,748 for the years ended December 31, 2010, 2009 and 2008, respectively.

The following table reflects the expected amortization schedule for the core deposit intangible at December 31, 2010:

2011	$35,749
2012	35,749
2013	35,749
2014	35,749
2015 and Thereafter	152,011

$295,007

(8)  Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2010	2009	2008

Current Federal (Benefit) Expense	$(1,037,717)	$(4,075,442)	$861,723
Deferred Federal (Benefit) Expense	639,607	(5,869,055)	(250,215)

Federal Income Tax (Benefit) Expense	(398,110)	(9,944,497)	611,508
Current State Income Tax (Benefit) Expense	(61,104)	(50,384)	(54,278)

	$(459,214)	$(9,994,881)	$557,230

The federal income tax (benefit) expense of $(398,110) in 2010, $(9,944,497) in 2009 and $611,508 in 2008 is less than the income taxes computed by applying the federal statutory rates to income before income taxes.  The reasons for the differences are as follows:

	2010	2009	2008

Statutory Federal Income Taxes	$5,101	$(9,920,776)	$879,258
Tax-Exempt Interest	(117,586)	(185,775)	(239,097)
Interest Expense Disallowance	8,400	16,729	35,869
Premiums on Officers’ Life Insurance	(134,106)	(58,906)	(54,464)
Meal and Entertainment Disallowance	24,972	32,068	13,810
State Income Taxes	-	-	-
Goodwill	-	58,507	-
Other	(184,891)	113,656	(23,868)

Actual Federal Income Taxes	$(398,110)	$(9,944,497)	$611,508

(8)  Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2010	2009
Deferred Tax Assets
Allowance for Loan Losses	$9,615,226	$10,676,218
Other Real Estate	511,839	158,919
Deferred Compensation	423,233	441,514
Restricted Stock	504,772	475,045
Goodwill	439,100	486,077
Other	470,435	447,472

	11,964,605	12,685,245
Deferred Tax Liabilities
Premises and Equipment	(1,184,064)	(1,340,773)
Vested Restricted Stock	(412,715)	(337,039)
Other	(4,185)	(4,185)

	(1,600,964)	(1,681,997)
Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	308,982	51,417

Net Deferred Tax Assets	$10,672,623	$11,054,665

As discussed in Note 1, certain positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities.  An analysis of activity related to unrecognized taxes follows as of December 31, 2010.

Balance, Beginning	$221,584

Positions Taken During the Current Year	17,259
Reductions Resulting from Lapse of Statutes of Limitation	(160,722)

Balance, Ending	$78,121

The net reduction of $143,463 is included in income tax benefits for the year ended December 31, 2010.

(9)  Fair Value Measurements

Generally accepted accounting principles related to Fair Value Measurements defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and represent the Company’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Assets

Securities - Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy.  Level 1 inputs include securities that have quoted prices in active markets for identical assets. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow.  Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, included certain collateralized mortgage and debt obligations and certain high-yield debt securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.  When measuring fair value, the valuation techniques available under the market approach, income approach and/or cost approach are used.  The Company’s evaluations are based on market data and the Company employs combinations of these approaches for its valuation methods depending on the asset class.

Impaired loans - Fair value accounting principles also apply to loans measured for impairment, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent).  Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral.

Other Real Estate - Certain foreclosed assets, upon initial recognition, are remeasured and reported at fair value less cost to sale through a charge-off to the allowance for loan losses based on the fair value of the foreclosed asset.  The fair value of a foreclosed asset is estimated using level 2 inputs based on observable market price or appraised value.  When appraised value is not available and management determines the fair value, the fair value of the foreclosed assets is considered level 3.

(9)  Fair Value Measurements (Continued)

Assets (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis - The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2010 and 2009, aggregated by the level in the fair value hierarchy within which those measurements fall.

		Fair Value Measurements at Reporting Date Using
2010	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Recurring
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$298,462,456	$-	$298,462,456	$-
State, County and Municipal	3,256,233	-	3,256,233	-
Corporate Obligations	1,986,490	-	1,101,920	884,570
Asset-Backed Securities	132,427	-	-	132,427

	$303,837,606	$-	$302,820,609	$1,016,997
Nonrecurring
Impaired Loans	$28,246,144	$-	$-	$28,246,144

Other Real Estate	$20,207,806	$-	$20,207,806	$-

2009

Recurring
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$258,909,008	$-	$258,909,008	$-
State, County and Municipal	4,067,228	-	4,067,228	-
Corporate Obligations	4,138,010	-	3,288,010	850,000
Asset-Backed Securities	132,427	-	-	132,427

	$267,246,673	$-	$266,264,246	$982,427
Nonrecurring
Impaired Loans	$33,518,160	$-	$-	$33,518,160

Other Real Estate	$19,705,044	$-	$19,705,044	$-

The Company did not identify any liabilities that are required to be presented at fair value.

The following table presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2010 and 2009.

(9)  Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Available for Sale Securities
	2010	2009

Balance, Beginning	$982,427	$1,426,220

Total Realized/Unrealized Gains (Losses) Included In Loss on OTTI Impairment	-	(520,751)
Other Comprehensive Income	34,570	76,958
Purchases, Sales, Issuances and Settlements, Net	-	-
Transfers In and (Out) of Level 3	-	-

Balance, Ending	$1,016,997	$982,427

(10) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $250,200 and $231,993 as of December 31, 2010 and 2009, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2010	2009

Interest-Bearing Demand	$235,855,037	$220,168,255
Savings	36,629,698	34,850,882
Time, $100,000 and Over	298,009,596	364,064,083
Other Time	385,670,250	354,264,422

	$956,164,581	$973,347,642

At December 31, 2010 and 2009, the Company had brokered deposits of $36,328,659 and $136,453,418, respectively.  Of the $36,328,659 brokered deposits at December 31, 2010, $31,128,659 represented Certificate of Deposits Account Registry Service (CDARS) reciprocal deposits in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company received reciprocal brokered deposits in a like amount.  Thus, brokered deposits less the reciprocal deposits totaled $5,200,000 at December 31, 2010.  The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $216,656,200 and $316,896,500 as of December 31, 2010 and 2009, respectively.

As of December 31, 2010, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2011	$480,445,908
2012	101,801,446
2013	88,077,653
2014	8,314,804
2015 and Thereafter	5,040,035

$683,679,846

(11) Securities Sold Under Repurchase Agreements

The Company has securities sold under repurchase agreements in the amount of $20,000,000 at December 31, 2010.  Barclay’s Master Repurchase Agreement originated on June 26, 2008 with the initial draw of $20,000,000 on June 30, 2008.  The Repurchase Agreement matures on June 30, 2011.  Interest payments are due quarterly at a fixed rate of 3.34 percent.  The Repurchase Agreement is secured by U.S. Government mortgage-backed securities.

South Street Securities Master Repurchase Agreement originated on October 27, 2008 with the initial draw of $20,000,000 on October 31, 2008.  The Repurchase Agreement is overnight borrowing at a floating interest rate due monthly.  At December 31, 2010, the Company had an available line totaling $50,000,000, of which the entire $50,000,000 was available.  The Repurchase Agreement is secured by U.S. Government mortgage-backed securities.

(12) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2010	2009

Federal Home Loan Bank Advances	$71,000,000	$91,000,000
Other Secured Borrowing	4,076,010	-

	$75,076,010	$91,000,000

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2011 to 2019 and interest rates ranging from 3.17 percent to 4.75 percent.  As collateral on the outstanding FHLB advances, the Company has provided a blanket lien on its portfolio of qualifying residential first mortgage loans and commercial loans.  In addition, the Company has pledged certain available-for-sale investment securities with carrying values at December 31, 2010 of approximately $47,424,000 as additional collateral, as well as cash balances held on deposit with the FHLB.  At December 31, 2010, the Company had available line of credit commitments totaling $184,320,000, of which $113,260,000 was available.

Other secured borrowing represents SBA loans sold in the secondary market that must be accounted for as a secured borrowing.  These sales agreements contain recourse provisions (generally 90 days) that initially require the Company to account for the transfer of a portion of these financial assets as a secured borrowing, until such time that the recourse provision expires.  Once the recourse provision expires, transfers of a portion of these financial assets are re-evaluated to determine if they meet the participating interest definition and subsequently accounted for as a sale.

The aggregate stated maturities of other borrowed money at December 31, 2010 are as follows:

Year	Amount

2011	$4,076,010
2012	41,000,000
2013	-
2014	-
2015 and Thereafter	30,000,000

$75,076,010

(12) Other Borrowed Money (Continued)

The Company also has available federal funds lines of credit with various financial institutions totaling $47,000,000, of which there were none outstanding at December 31, 2010.

In addition, the Company has the ability to borrow funds from the Federal Reserve Bank (FRB) of Atlanta utilizing the discount window.  The discount window is an instrument of monetary policy that allows eligible institutions to borrow money from the FRB on a short-term basis to meet temporary liquidity shortages needs caused by internal or external disruptions.  At December 31, 2010, the Company had approximately $7.8 million of borrowing capacity available under this arrangement, with no outstanding balances.  Certain available-for-sale investment securities totaling approximately $8.0 million were pledged as collateral under this agreement.

(13) Subordinated Debentures (Trust Preferred Securities)

During the second quarter of 2004, the Company formed a third subsidiary whose sole purpose was to issue $4,500,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2010, the floating rate securities had a 2.98 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 2.68 percent.

During the second quarter of 2006, the Company formed a fourth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities in a private placement by SunTrust Bank Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2010, the floating rate securities had a 1.80 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.50 percent.

During the first quarter of 2007, the Company formed a fifth subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2010, the floating rate securities had a 1.95 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.65 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the first subsidiary formed in March 2002 as the Company exercised its option to call.

During the third quarter of 2007, the Company formed a sixth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2010, the floating rate securities had a 1.69 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.40 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the second subsidiary formed in December 2002 as the Company exercised its option to call.

The Trust Preferred Securities are recorded as a liability on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes.  The proceeds from the offerings were used to fund the cash portion of the Quitman acquisition, pay off holding Company debt, and inject capital into the bank subsidiary.

The total aggregate principal amount of trust preferred certificates outstanding at December 31, 2010 was $23,500,000.  The total aggregate principal amount of subordinated debentures outstanding at December 31, 2010 was $24,229,000.

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

Upon receipt of the aggregate consideration from the Treasury on January 9, 2009, the Company allocated the $28,000,000 proceeds on a pro rata basis to the Preferred Stock and the Warrant based on relative fair values.  As a result, the Company allocated $27,220,000 of the aggregate proceeds to the Preferred Stock, and $780,000 was allocated to the Warrant.  The discount recorded on the Preferred Stock that resulted from allocating a portion of the proceeds to the Warrant is being accreted directly to retained earnings over a 5-year period applying a level yield.

(15) Restricted Stock - Unearned Compensation

In 1999, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares (split-adjusted) which may be subject to restricted stock awards is 64,701.  To date, 77,052 shares have been issued under this plan and 12,351 shares have been forfeited; thus, there are no remaining shares which may be issued at December 31, 2010.  The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity.  The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a second restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares which may be subject to restricted stock awards (split-adjusted) is 143,500.  To date, 53,256 shares have been issued under this plan and 14,098 shares have been forfeited; thus, remaining shares which may be issued are 104,342 at December 31, 2010.   The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

(16) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements.  It is the Company’s policy to make contributions to the plan as approved annually by the board of directors.  The total provision for contributions to the plan was $0 for 2010, $(19,411) for 2009 and $206,179 for 2008.

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

At December 31, 2010 and 2009, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2010	2009

Commitments to Extend Credit	$39,457,000	$56,100,000
Standby Letters of Credit	1,540,000	1,475,000

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

(17) Commitments and Contingencies (Continued)

Legal Contingencies.  In the ordinary course of business, there are various legal proceedings pending against Colony and its Subsidiary.  The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony’s consolidated financial position.

IRS Exam.  Colony Bankcorp, Inc. and subsidiary are currently under examination by the Internal Revenue Service (IRS) for the year ended December 31, 2009.  The IRS is examining areas of nonaccrual interest, other real estate and bad debts, and may propose income adjustments, most of which, in the opinion of management, will reverse in 2010.  As a result, management anticipates a net adjustment which would have no material impact on the consolidated financial statements.  In addition to 2009, tax returns for calendar years 2008 and 2007 remain subject to examination by the IRS.

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

Liabilities accrued under the plans totaled $1,244,803 and $1,298,572 as of December 31, 2010 and 2009, respectively.  Benefit payments under the contracts were $206,955 in 2010 and $187,655 in 2009.  Provisions charged to operations totaled $154,553 in 2010, $361,171 in 2009 and $178,542 in 2008.

Fee income recognized with deferred compensation plans totaled $182,685 in 2010, $173,253 in 2009 and $160,187 in 2008.

(19) Interest Income and Expense

Interest income of $109,240, $267,553 and $426,779 from state, county and municipal bonds was exempt from regular income taxes in 2010, 2009 and 2008, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $7,050,415, $9,598,455 and $14,596,774 for the years ended December 31, 2010, 2009 and 2008, respectively.

(20) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2010	2009	2008

Interest Expense	$21,975,968	$27,537,602	$38,739,489

Income Taxes	$275,000	$-	$1,875,000

(20) Supplemental Cash Flow Information (Continued)

Noncash financing and investing activities for the years ended December 31 are as follows:

	2010	2009	2008
Acquisitions of Real Estate Through Loan Foreclosures	$13,159,402	$19,258,910	$14,748,105

Unrealized (Gain) Loss on Investment Securities	$757,545	$721,116	$(157,957)

(21) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $9,797,492 as of December 31, 2010 and $6,473,238 as of December 31, 2009. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility.  A summary of activity of related party loans is shown below:

	2010	2009

Balance, Beginning	$6,473,238	$7,641,037
New Loans	12,533,229	4,829,291
Repayments	(9,208,975)	(5,997,090)
Transactions Due to Changes in Directors	-	-

Balance, Ending	$9,797,492	$6,473,238

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

(22) Fair Value of Financial Instruments (Continued)

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

Federal Funds Purchased - The carrying value of federal funds purchased approximates fair value.

Subordinated Debentures - Fair value approximates carrying value due to the variable interest rates of the subordinated debentures.

Securities Sold Under Agreements to Repurchase and Other Borrowed Money - The fair value of other borrowed money is calculated by discounting contractual cash flows using an estimated interest rate based on current rates available to the Company for debt of similar remaining maturities and collateral terms.

Unrecognized Financial Instruments - Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  The fees associated with these instruments are not material.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2010		2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$104,876	$104,876	$48,908	$48,908
Investment Securities Available for Sale	303,838	303,838	267,247	267,247
Investment Securities Held to Maturity	48	53	54	57
Federal Home Loan Bank Stock	6,064	6,064	6,345	6,345
Loans, Net	784,909	788,455	899,851	908,638

Liabilities
Deposits	1,059,124	1,064,695	1,057,586	1,059,037
Subordinated Debentures	24,229	24,229	24,229	24,229
Securities Sold Under Agreements to Repurchase	20,000	20,308	40,000	40,671
Other Borrowed Money	75,076	77,119	91,000	91,703

(22) Fair Value of Financial Instruments (Continued)

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

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(23) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies.  Upon approval by regulatory authorities, the Bank may pay cash dividends to the parent company in excess of regulatory limitations.  Additionally, the Company suspended the payment of dividends to its stockholders in the third quarter of 2009.  At December 31, 2010, the Company is subject to certain regulatory restrictions that preclude the declaration of or payment of any dividends to its common stockholders, without prior approval from the Federal Reserve Bank.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.  The amounts and ratios as defined in regulations are presented hereafter.  Management believes, as of December 31, 2010, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

The Company is also subject to certain other regulatory requirements as discussed in Part 1 Item 1 of its December 31, 2010 Form 10-K filed with the Securities and Exchange Commission on March 15, 2011.  Failure to comply with the abovementioned requirements could have an adverse impact on the Company’s financial condition.

(23) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2010 and 2009 on a consolidated basis and for its wholly-owned subsidiary, as defined.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010	(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$116,914	14.85%	$62,981	8.00%	N/A	N/A
Colony Bank	113,119	14.39	62,905	8.00	$78,631	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	106,845	13.57	31,491	4.00	N/A	N/A
Colony Bank	103,062	13.11	31,452	4.00	47,179	6.00

Tier I Capital to Average Assets
Consolidated	106,845	8.59	49,748	4.00	N/A	N/A
Colony Bank	103,062	8.30	49,697	4.00	62,122	5.00

As of December 31, 2009

Total Capital to Risk-Weighted Assets
Consolidated	118,848	13.07	72,768	8.00	N/A	N/A
Colony Bank	117,756	12.97	72,622	8.00	$90,777	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	107,231	11.79	36,384	4.00	N/A	N/A
Colony Bank	106,161	11.69	36,311	4.00	54,466	6.00

Tier I Capital to Average Assets
Consolidated	107,231	8.30	51,708	4.00	N/A	N/A
Colony Bank	106,161	8.22	51,641	4.00	64,551	5.00

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2010 and 2009 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

ASSETS

	2010	2009

Cash	$3,173,061	$556,209
Premises and Equipment, Net	1,478,045	1,553,652
Investment in Subsidiary, at Equity	112,389,013	111,450,651
Other	484,008	257,252

Total Assets	$117,524,127	$113,817,764

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$175,000	$175,000
Other	161,544	139,140

	336,544	314,140

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Preferred Stock, No Par Value; Authorized 10,000,000 Shares, Issued 28,000 Shares	27,505,910	27,356,964
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,442,958 and 7,229,163Shares as of December 31, 2010 and 2009, Respectively	8,442,958	7,229,163
Paid-In Capital	29,171,087	25,392,913
Retained Earnings	28,479,211	29,553,940
Restricted Stock - Unearned Compensation	(40,794)	(158,547)
Accumulated Other Comprehensive Income, Net of Tax	(599,789)	(99,809)

	92,958,583	89,274,624

Total Liabilities and Stockholders’ Equity	$117,524,127	$113,817,764

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2010	2009	2008

Income
Dividends from Subsidiary	$15,536	$2,170,827	$5,038,854
Management Fees	455,241	227,620	-
Other	119,776	100,157	92,111

	590,553	2,498,604	5,130,965

Expenses
Interest	516,170	659,456	1,270,942
Amortization	2,250	2,250	2,250
Salaries and Employee Benefits	761,873	848,076	876,166
Goodwill Impairment	-	172,029	-
Other	807,209	799,924	1,240,339

	2,087,502	2,481,735	3,389,697

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiary	(1,496,949)	16,869	1,741,268

Income Tax Benefits	532,823	608,062	979,911

Income (Loss) Before Equity in Undistributed Earnings of Subsidiary	(964,126)	624,931	2,721,179

Equity in Undistributed Earnings (Losses) of Subsidiary	1,438,342	(19,808,805)	(692,355)

Net Income (Loss)	474,216	(19,183,874)	2,028,824
Preferred Stock Dividends	1,400,000	1,365,000	-

Net Income (Loss) Available to Common Stockholders	$(925,784)	$(20,548,874)	$2,028,824

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31

	2010	2009	2008

Net Income (Loss)	$474,216	$(19,183,874)	$2,028,824

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	1,227,281	1,257,136	893,158
Reclassification Adjustment	(1,727,261)	(1,733,072)	(788,907)

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(499,980)	(475,936)	104,251

Comprehensive Income (Loss)	$(25,764)	$(19,659,810)	$2,133,075

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2010	2009	2008

Cash Flows from Operating Activities
Net Income (Loss)	$474,216	$(19,183,874)	$2,028,824
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) by Operating Activities
Depreciation and Amortization	194,918	295,209	275,299
Goodwill Impairment	-	172,029	-
Equity in Undistributed (Earnings) Losses of Subsidiary	(1,438,342)	19,808,805	692,355
Other	(260,318)	31,634	720,701

	(1,029,526)	1,123,803	3,717,179

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	-	(25,500,000)	(1,500,000)
Purchases of Premises and Equipment	(31,877)	(119,156)	(393,392)

	(31,877)	(25,619,156)	(1,893,392)

Cash Flows from Financing Activities
Dividends Paid on Preferred Stock	(1,400,000)	(1,190,000)	-
Dividends Paid on Common Stock	-	(1,760,665)	(2,794,520)
Principal Payments on Notes and Debentures	-	-	-
Proceeds from Issuance of Common Stock	5,078,225	-	-
Proceeds Allocated to Issuance of Preferred Stock	-	27,215,218	-
Proceeds Allocated to Warrants Issued	-	784,782	-

	3,678,255	25,049,335	(2,794,520)

Increase (Decrease) in Cash	2,616,852	553,982	(970,733)

Cash, Beginning	556,209	2,227	972,960

Cash, Ending	$3,173,061	$556,209	$2,227

(25) Earnings Per Share

Basic and diluted earnings per share are computed and presented hereafter.  Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods.  Diluted earnings per share reflects the potential dilution of restricted stock and common stock warrants.  The following presents earnings per share for the years ended December 31, 2010, 2009 and 2008:

December 31, 2010	Income Numerator	Common Shares Denominator	EPS

Basic EPS
Income (Loss) Available to Common Stockholders	$(925,784)	$8,149,217	$(0.11)

Dilutive Effect of Potential Common Stock
Restricted Stock		-
Stock Warrants		-

Diluted EPS
Income (Loss) Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$(925,784)	$8,149,217	$(0.11)

December 31, 2009

Basic EPS
Income (Loss) Available to Common Stockholders	$(20,548,874)	7,213,430	$(2.85)

Dilutive Effect of Potential Common Stock
Restricted Stock		-
Stock Warrants		-

Diluted EPS
Income (Loss) Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$(20,548,874)	7,213,430	$(2.85)

December 31, 2008

Basic EPS
Income Available to Common Stockholders	$2,028,824	7,199,121	$0.28

Dilutive Effect of Potential Common Stock
Restricted Stock		-

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$2,028,824	7,199,121	$0.28

For the years ended December 31, 2010 and 2009, 505,283 and 504,774 shares of common stock equivalents, respectively, were excluded from the calculation of diluted earnings per share because they would have an anti-dilutive effect.