Form 10-K, Exhibit 13
period 2011-12-31
COLONY BANKCORP INC
filed 2012-03-15
CIK 711669

EXHIBIT NO. 13

McNair, McLemore, Middlebrooks & Co., LLC
CERTIFIED PUBLIC ACCOUNTANTS
389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com

March 15, 2012

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2011 and 2010 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assessment of the effectiveness of Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2011 included under Item 9A, Controls and Procedures, in Colony Bankcorp, Inc.’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2011	2010

Cash and Cash Equivalents
Cash and Due from Banks	$28,380,368	$16,613,187
Federal Funds Sold	54,991,474	32,536,482
Securities Purchased Under Agreements to Resell	-	5,000,000

	83,371,842	54,149,669

Interest-Bearing Deposits	28,957,310	50,726,734

Investment Securities
Available for Sale, at Fair Value	303,890,847	303,837,606
Held to Maturity, at Cost (Fair Value of $45,635 and $52,941 as of December 31, 2011 and 2010, Respectively)	46,111	48,412

	303,936,958	303,886,018

Federal Home Loan Bank Stock, at Cost	5,398,200	6,063,500

Loans	716,321,321	813,250,673
Allowance for Loan Losses	(15,649,594)	(28,280,077)
Unearned Interest and Fees	(57,646)	(61,311)

	700,614,081	784,909,285

Premises and Equipment	25,750,235	27,147,725

Other Real Estate (Net of Allowance of $1,411,061 and $1,293,174 in 2011 and 2010, Respectively)	20,445,085	20,207,806

Other Intangible Assets	259,258	295,007

Other Assets	26,643,467	28,272,629

Total Assets	$1,195,376,436	$1,275,658,373

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2011	2010

Deposits
Noninterest-Bearing	$94,268,911	$102,959,423
Interest-Bearing	905,716,361	956,164,581

	999,985,272	1,059,124,004

Borrowed Money
Securities Sold Under Agreements to Repurchase	-	20,000,000
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	71,000,000	75,076,010

	95,229,000	119,305,010

Other Liabilities	3,549,354	4,270,776

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; Authorized 10,000,000 Shares, Issued 28,000 Shares	27,662,476	27,505,910
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,439,258 and 8,442,958 Shares as of December 31, 2011 and 2010, Respectively	8,439,258	8,442,958
Paid-In Capital	29,145,094	29,171,087
Retained Earnings	29,456,240	28,479,211
Restricted Stock - Unearned Compensation	-	(40,794)
Accumulated Other Comprehensive Income (Loss), Net of Tax	1,909,742	(599,789)

	96,612,810	92,958,583

Total Liabilities and Stockholders’ Equity	$1,195,376,436	$1,275,658,373

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2011	2010	2009
Interest Income
Loans, Including Fees	$44,460,149	$51,728,665	$57,620,911
Federal Funds Sold and Securities Purchased Under Agreements to Resell	114,794	95,428	24,438
Deposits with Other Banks	45,646	38,085	553
Investment Securities
U. S. Government Agencies	6,873,296	6,613,030	7,626,856
State, County and Municipal	160,892	103,133	258,545
Corporate Obligations	91,034	137,831	296,273
Dividends on Other Investments	47,001	21,547	19,846

	51,792,812	58,737,719	65,847,422
Interest Expense
Deposits	12,950,229	17,212,312	21,642,734
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	337,711	721,044	876,484
Borrowed Money	3,517,633	3,589,847	3,761,924

	16,805,573	21,523,203	26,281,142

Net Interest Income	34,987,239	37,214,516	39,566,280

Provision for Loan Losses	8,250,000	13,350,000	43,445,000

Net Interest Income (Loss) After Provision for Loan Losses	26,737,239	23,864,516	(3,878,720)

Noninterest Income
Service Charges on Deposits	3,244,536	3,597,416	4,198,019
Other Service Charges, Commissions and Fees	1,311,758	1,139,935	986,392
Mortgage Fee Income	265,636	313,005	447,989
Securities Gains	2,923,601	2,617,062	2,625,867
Gain on Sale of SBA Loans	946,732	1,004,585	140,122
Other	1,258,813	1,334,846	1,145,798

	9,951,076	10,006,849	9,544,187
Noninterest Expenses
Salaries and Employee Benefits	14,632,693	14,096,698	14,483,306
Occupancy and Equipment	3,997,667	4,422,152	4,287,006
Directors’ Fees	466,075	495,950	502,575
Legal and Professional Fees	1,186,884	1,369,864	1,362,536
Foreclosed Property	4,045,245	4,943,530	2,270,792
FDIC Assessment	1,828,799	1,866,956	2,662,042
Goodwill Impairment	-	-	2,412,338
Advertising	508,329	743,278	758,458
Software	660,120	630,543	498,657
Telephone	735,758	703,786	764,373
Other	4,989,267	4,583,606	4,842,139

	33,050,837	33,856,363	34,844,222

Income (Loss) Before Income Taxes (Benefits)	3,637,478	15,002	(29,178,755)

Income Taxes (Benefits)	1,103,883	(459,214)	(9,994,881)

Net Income (Loss)	2,533,595	474,216	(19,183,874)
Preferred Stock Dividends	1,400,000	1,400,000	1,365,000

Net Income (Loss) Available to Common Stockholders	$1,133,595	$(925,784)	$(20,548,874)

Net Income (Loss) Per Share of Common Stock
Basic	$0.13	$(0.11)	$(2.85)

Diluted	$0.13	$(0.11)	$(2.85)

Cash Dividends Declared Per Share of Common Stock	$0.00	$0.00	$0.146

Weighted Average Shares Outstanding	$8,439,258	8,149,217	7,213,430

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31

	2011	2010	2009

Net Income (Loss)	$2,533,595	$474,216	$(19,183,874)

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	4,439,108	1,227,281	1,257,136
Reclassification Adjustment	(1,929,577)	(1,727,261)	(1,733,072)

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	2,509,531	(499,980)	(475,936)

Comprehensive Income (Loss)	$5,043,126	$(25,764)	$(19,659,810)

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	Preferred Stock	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2008	$-	7,212,313	$7,212,313	$24,535,683	51,302,025	$(210,993)	$376,127	$83,215,155

Issuance of Preferred Stock	27,215,218			784,782				28,000,000
Issuance of Restricted Stock		18,850	18,850	132,421		(151,271)		-
Forfeiture of Restricted Stock		(2,000)	(2,000)	(14,050)		16,050		-
Tax Loss on Restricted Stock				(45,923)				(45,923)
Amortization of Unearned Compensation						187,666		187,666
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(475,936)	(475,936)
Accretion of Fair Value of Warrant	141,746				(141,746)			-
Dividends on Preferred Shares					(1,365,000)			(1,365,000)
Dividends on Common Stock					(1,057,464)			(1,057,464)
Net Loss					(19,183,874)			(19,183,874)

Balance, December 31, 2009	27,356,964	7,229,163	7,229,163	25,392,913	29,553,941	(158,548)	(99,809)	89,274,624

Issuance of Common Stock		1,216,545	1,216,545	3,861,710				5,078,255
Forfeiture of Restricted Stock		(2,750)	(2,750)	(27,570)		30,320		-
Tax Loss on Restricted Stock				(55,966)				(55,966)
Amortization of Unearned Compensation						87,434		87,434
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(499,980)	(499,980)
Accretion of Fair Value of Warrant	148,946				(148,946)			-
Dividends on Preferred Shares					(1,400,000)			(1,400,000)
Net Income					474,216			474,216

Balance, December 31, 2010	27,505,910	8,442,958	8,442,958	29,171,087	28,479,211	(40,794)	(599,789)	92,958,583

Forfeiture of Restricted Stock		(3,700)	(3,700)	(25,993)		29,693		-
Amortization of Unearned Compensation						11,101		11,101
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							2,509,531	2,509,531
Accretion of Fair Value of Warrant	156,566				(156,566)			-
Dividends on Preferred Shares					(1,400,000)			(1,400,000)
Net Income					2,533,595			2,533,595

Balance, December 31, 2011	$27,662,476	8,439,258	$8,439,258	$29,145,094	$29,456,240	$-	$1,909,742	$96,612,810

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2011	2010	2009
Cash Flows from Operating Activities
Net Income (Loss)	$2,533,595	$474,216	$(19,183,874)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided from Operating Activities
Depreciation	1,790,041	2,140,735	2,092,845
Amortization and Accretion	3,487,124	4,043,795	3,807,011
Goodwill Impairment	-	-	2,412,338
Provision for Loan Losses	8,250,000	13,350,000	43,445,000
Deferred Income Taxes	867,006	639,607	(5,869,055)
Securities Gains	(2,923,601)	(2,617,062)	(2,625,867)
(Gain) Loss on Sale of Premises and Equipment	3,668	28,146	(82,503)
Loss on Sale of Other Real Estate and Repossessions	1,106,479	1,827,704	163,642
Provision for Losses on Other Real Estate	1,411,061	1,293,174	467,408
Increase in Cash Surrender Value of Life Insurance	(174,289)	(56,024)	(184,905)
Change In
Interest Receivable	739,423	1,325,068	699,018
Prepaid Expenses	1,861,810	2,006,032	(5,785,826)
Interest Payable	(398,903)	(452,764)	(1,256,460)
Accrued Expenses and Accounts Payable	(405,612)	(148,591)	315,879
Other	(2,987,906)	3,500,575	(3,360,614)

	15,159,896	27,354,611	15,054,037
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	21,769,424	(44,247,933)	(6,331,814)
Purchase of Investment Securities Available for Sale	(381,284,748)	(380,490,982)	(488,257,181)
Proceeds from Sale of Investment Securities Available for Sale	342,672,937	286,387,727	368,575,701
Proceeds from Maturities, Calls and Paydowns of Investment Securities Available for Sale	41,978,769	55,648,274	58,599,391
Held to Maturity	12,565	14,001	12,688
Proceeds from Sale of Premises and Equipment	1,605	-	125,512
Net Loans to Customers	63,267,200	88,105,734	(18,973,081)
Purchase of Premises and Equipment	(397,825)	(490,256)	(1,290,324)
Proceeds from Sale of Other Real Estate and Repossessions	9,991,792	9,866,063	12,158,095
Federal Home Loan Bank Stock	665,300	281,900	(73,000)

	98,677,019	15,074,528	(75,454,013)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	(50,448,220)	(17,183,061)	43,853,063
Noninterest-Bearing Customer Deposits	(8,690,512)	18,720,584	6,741,949
Proceeds from Other Borrowed Money	-	23,076,010	19,000,000
Principal Payments on Other Borrowed Money	(4,076,010)	(39,000,000)	(19,000,000)
Dividends Paid on Preferred Stock	(1,400,000)	(1,400,000)	(1,190,000)
Dividends Paid on Common Stock	-	-	(1,760,665)
Issuance of Common Stock	-	5,078,255	-
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	(20,000,000)	(20,000,000)	(2,274,000)
Proceeds Allocated to Issuance of Preferred Stock	-	-	27,215,218
Proceeds Allocated to Warrants Issued	-	-	784,782

	(84,614,742)	(30,708,212)	73,370,347

Net Increase in Cash and Cash Equivalents	29,222,173	11,720,927	12,970,371

Cash and Cash Equivalents, Beginning	54,149,669	42,428,742	29,458,371

Cash and Cash Equivalents, Ending	$83,371,842	$54,149,669	$42,428,742

See accompanying notes which are an integral part of these financial statements.

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

Nature of Operations

The Company provides a full range of retail and commercial banking services for consumers and small- to medium-size businesses located primarily in middle and south Georgia. Colony Bank is headquartered in Fitzgerald, Georgia with banking offices in Albany, Ashburn, Broxton, Centerville, Chester, Columbus, Cordele, Douglas, Eastman, Fitzgerald, Leesburg, Moultrie, Pitts, Quitman, Rochelle, Savannah, Soperton, Sylvester, Thomaston, Tifton, Valdosta and Warner Robins.  Lending and investing activities are funded primarily by deposits gathered through its retail banking office network.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets and other intangible assets.

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2011.  Such reclassifications had no effect on previously reported stockholders’ equity or net income.

(1)  Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions.  The Company has a concentration in real estate loans as well as a geographic concentration that could pose an adverse credit risk, particularly with the current economic downturn in the real estate market.  At December 31, 2011, approximately 86 percent of the Company’s loan portfolio was concentrated in loans secured by real estate.  A substantial portion of borrowers’ ability to honor their contractual obligations is dependent upon the viability of the real estate economic sector.  The continued downturn of the housing and real estate market that began in 2007 has resulted in an increase of problem loans secured by real estate.  These loans are centered primarily in the Company’s larger MSA markets.  Declining collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have resulted in high loan loss provisions in recent years.  In addition, a large portion of the Company’s foreclosed assets are also located in these same geographic markets, making the recovery of the carrying amount of foreclosed assets susceptible to changes in market conditions.  Management continues to monitor these concentrations and has considered these concentrations in its allowance for loan loss analysis.

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

Investment Securities

The Company classifies its investment securities as trading, available for sale or held to maturity.  Securities that are held principally for resale in the near term are classified as trading.  Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income.  Currently, no securities are classified as trading.  Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost.  All securities not classified as trading or held to maturity are considered available for sale.  Securities available for sale are reported at estimated fair value.  Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income (loss), a component of stockholders’ equity.  Gains and losses from sales of securities available for sale are computed using the specific identification method.  Securities available for sale includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

(1)  Summary of Significant Accounting Policies (Continued)

Investment Securities (Continued)

The Company evaluates each held to maturity and available for sale security in a loss position for other-than-temporary impairment (OTTI).  In estimating other-than-temporary impairment losses, management considers such factors as the length of time and the extent to which the market value has been below cost, the financial condition of the issuer and the Company’s intent to sell and whether it is more likely than not that the Company will be required to sell the security before anticipated recovery of the amortized cost basis.  If the Company intends to sell or if it is more likely than not that the Company will be required to sell the security before recovery, the OTTI write-down is recognized in earnings.  If the Company does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income (loss).

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

Loans Modified in a Troubled Debt Restructuring (TDR)

Loans are considered to have been modified in a TDR when, due to a borrower’s financial difficulty, the Company makes certain concessions to the borrower that it would not otherwise consider for new debt with similar risk characteristics.  Modifications may include interest rate reductions, principal or interest forgiveness, forbearance, and other actions intended to minimize economic loss and to avoid foreclosure or repossession of the collateral.  Generally, a nonaccrual loan that has been modified in a TDR remains on nonaccrual status for a period of six months to demonstrate that the borrower is able to meet the terms of the modified loan.  However, performance prior to the modification, or significant events that coincide with the modification, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status at the time of loan modification or after a shorter performance period.  If the borrower’s ability to meet the revised payment schedule is uncertain, the loan remains on nonaccrual status. Once a loan is modified in a troubled debt restructuring, it is accounted for as an impaired loan, regardless of its accrual status, until the loan is paid in full, sold or charged off.

(1)  Summary of Significant Accounting Policies (Continued)

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

The allowance consists of specific, historical and general components.  The specific component relates to loans that are classified as either doubtful, substandard or special mention.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The historical component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.  A general component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The general component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and historical losses in the portfolio.  General valuation allowances are based on internal and external qualitative risk factors such as (1) changes in the composition of the loan portfolio, (2) the extent of loan concentrations within the portfolio, (3) the effectiveness of the Company’s lending policies, procedures and internal controls, (4) the experience, ability and effectiveness of the Company’s lending management and staff, and (5) national and local economics and business conditions.

Loans identified as losses by management, internal loan review and/or Bank examiners are charged off.

During 2011, the Company continues its methodology regarding the look-back period for charge-off experience to one year.  The current methodology has resulted in significant loan loss provisions for the past three years.

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

(1)  Summary of Significant Accounting Policies (Continued)

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

Intangible Assets

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

Securities Purchased Under Agreement to Resell and Securities Sold Under Agreements to Repurchase

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

(1)  Summary of Significant Accounting Policies (Continued)

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

Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases.  The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes).  In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The Company and its subsidiary file a consolidated federal income tax return.  The subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

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

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at estimated fair value at the date of acquisition less the cost of disposal.  Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses.  Properties are evaluated regularly to ensure the recorded amounts are supported by current fair values, and valuation allowances are recorded as necessary to reduce the carrying amount to fair value less estimated cost of disposal.  Routine holding costs and gains or losses upon disposition are included in foreclosed property expense.

(1)  Summary of Significant Accounting Policies (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets.  Such items are considered components of other comprehensive income (loss).  Accounting standards codification requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income (loss) as total comprehensive income (loss).

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit.  Such financial instruments are recorded when they are funded.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Adoption of New Accounting Standards

ASU No. 2010-20, “Receivables (Topic 310) - Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  ASU 2010-20 requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (2) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (3) the changes and reasons for those changes in the allowance for credit losses.  Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment.  The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, nonaccrual and past due loans and credit quality indicators.  ASU 2010-20 became effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period.  Disclosures that relate to activity during a reporting period became effective for the Company’s financial statements on January 1, 2011.  Certain disclosures related to troubled debt restructurings were temporarily deferred by ASU 2011-01, “Receivables (Topic 310) - Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” and became effective on July 1, 2011 as required by ASU No. 2011-02, “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring,” as further discussed below.

ASU No. 2011-02, “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.”  ASU 2011-02 clarifies which loan modifications constitute troubled debt restructurings and is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings.  In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude, under the guidance clarified by ASU 2011-02, that both of the following exist: (1) the restructuring constitutes a concession; and (2) the debtor is experiencing financial difficulties.  ASU 2011-02 became effective for the Company on July 1, 2011, and applies retrospectively to restructurings occurring on or after     January 1, 2011.

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

Recently Issued But Not Yet Effective Accounting Standards

ASU No. 2011-03, “Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements.”  ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity.  ASU 2011-03 removes from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance guidance related to that criterion.  ASU 2011-03 will be effective for the Company on January 1, 2012 and is not expected to have a significant impact on the Company’s consolidated financial statements.

ASU 2011-04, “Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.”  ASU 2011-04 amends Topic 820, “Fair Value Measurements and Disclosures,” to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards.  ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. ASU 2011-04 is effective for annual periods beginning after December 15, 2011, and is not expected to have a significant impact on the Company’s consolidated financial statements.

ASU 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income.” ASU 2011-05 amends Topic 220, “Comprehensive Income,” to require that all nonowner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements.  Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented.  The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. ASU 2011-05 is effective for annual and interim periods beginning after December 15, 2011; however, certain provisions related to the presentation of reclassification adjustments have been deferred by ASU 2011-12 “Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” as further discussed below. ASU 2011-05 is not expected to have a significant impact on the Company’s consolidated financial statements.

ASU 2011-11, “Balance Sheet (Topic 210) - “Disclosures about Offsetting Assets and Liabilities.”  ASU 2011-11 amends Topic 210, “Balance Sheet,” to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements and reverse sale and repurchase agreements and securities borrowing/lending arrangements, and derivative instruments that are eligible for offset in the statement of financial position and/or subject to a master netting arrangement or similar agreement. ASU 2011-11 is effective for annual and interim periods beginning on January 1, 2013, and is not expected to have a significant impact on the Company’s consolidated financial statements.

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

Recently Issued But Not Yet Effective Accounting Standards (Continued)

ASU 2011-12 “Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.”  ASU 2011-12 defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments to allow the FASB time to redeliberate whether to require presentation of such adjustments on the face of the financial statements to show the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. ASU 2011-12 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU No. 2011-05.  All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12.  ASU 2011-12 is effective for annual and interim periods beginning after December 15, 2011 and is not expected to have a significant impact on the Company’s consolidated financial statements.

(2)  Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2011	2010

Cash on Hand and Cash Items	$9,271,705	$8,897,618
Noninterest-Bearing Deposits with Other Banks	19,108,663	7,715,569

	$28,380,368	$16,613,187

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits.  Reserve balances totaled approximately $4,183,000 and $916,000 at December 31, 2011 and 2010, respectively.

(3)  Investment Securities

Investment securities as of December 31, 2011 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$291,096,606	$3,152,095	$(187,902)	$294,060,799
State, County and Municipal	7,474,500	132,226	(23,035)	7,583,691
Corporate Obligations	2,000,000	123,930	(10,000)	2,113,930
Asset-Backed Securities	426,191	-	(293,764)	132,427

	$300,997,297	$3,408,251	$(514,701)	$303,890,847
Securities Held to Maturity
State, County and Municipal	$46,111	$-	$(476)	$45,635

(3)  Investment Securities (Continued)

The amortized cost and fair value of investment securities as of December 31, 2011, by contractual maturity, are shown hereafter.  Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due After One Year Through Five Years	$2,684,705	$2,830,842	$46,111	$45,635
Due After Five Years Through Ten Years	4,473,468	4,550,705	-	-
Due After Ten Years	2,742,518	2,448,501	-	-

	9,900,691	9,830,048	46,111	45,635
Mortgage-Backed Securities	291,096,606	294,060,799	-	-

	$300,997,297	$303,890,847	$46,111	$45,635

Investment securities as of December 31, 2010 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$299,018,595	$1,763,198	$(2,319,337)	$298,462,456
State, County and Municipal	3,248,533	34,391	(26,691)	3,256,233
Corporate Obligations	2,000,000	101,920	(115,430)	1,986,490
Asset-Backed Securities	479,249	-	(346,822)	132,427

	$304,746,377	$1,899,509	$(2,808,280)	$303,837,606
Securities Held to Maturity
State, County and Municipal	$48,412	$4,529	$-	$52,941

Proceeds from sales of investments available for sale were $342,672,937 in 2011, $286,387,727 in 2010 and $368,575,701 in 2009.  Gross realized gains totaled $2,978,193 in 2011, $2,617,062 in 2010 and $3,204,669 in 2009.  Gross realized losses totaled $54,592 in 2011, $0 in 2010 and $578,802 in 2009.

Nonaccrual securities are securities for which principal and interest are doubtful of collection in accordance with original terms and for which accruals of interest have been discontinued due to payment delinquency.  Fair value of securities on nonaccrual status totaled $132,000 as of December 31, 2011 and 2010.

Investment securities having a carrying value totaling $136,838,456 and $123,789,118 as of             December 31, 2011 and 2010, respectively, were pledged to secure public deposits and for other purposes.

(3)  Investment Securities (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2011 and 2010 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2011
U.S. Government Agencies Mortgage-Backed	$26,439,317	$(187,902)	$-	$-	$26,439,317	$(187,902)
State, County and Municipal	1,224,119	(21,704)	73,193	(1,807)	1,297,312	(23,511)
Corporate Obligations	-	-	990,000	(10,000)	990,000	(10,000)
Asset-Backed Securities	-	-	132,427	(293,764)	132,427	(293,764)

	$27,663,436	$(209,606)	$1,195,620	$(305,571)	$28,859,056	$(515,177)

December 31, 2010
U.S. Government Agencies Mortgage-Backed	$152,286,738	$(2,319,337)	$-	$-	$152,286,738	$(2,319,337)
State, County and Municipal	1,776,763	(26,691)	-	-	1,776,763	(26,691)
Corporate Obligations	-	-	884,570	(115,430)	884,570	(115,430)
Asset-Backed Securities	-	-	132,427	(346,822)	132,427	(346,822)

	$154,063,501	$(2,346,028)	$1,016,997	$(462,252)	$155,080,498	$(2,808,280)

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

At December 31, 2011, the debt securities with unrealized losses have depreciated 1.75 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations, except for asset-backed securities.  In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition.  The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.  However, the Company did own one asset-backed security at December 31, 2011 which has been in a continuous unrealized loss position for more than 12 months.  This investment is comprised of one issuance of a trust preferred security, has a book value of $426,191 and an unrealized loss of $293,764.  Management evaluates this investment on a quarterly basis utilizing a third-party valuation model.  The results of this model revealed other-than-temporary impairment and as a result, $53,058 and $520,751 were written off during the years ended December 31, 2011 and 2009, respectively.  The Company does not intend to sell this investment, nor does the Company consider it likely that it will be required to sell the investment prior to recovery of the remaining fair value.

(4)  Loans

The following table presents the composition of loans, segregated by class of loans, as of December 31:

	2011	2010

Commercial and Industrial
Commercial	$48,986,102	$53,220,341
Industrial	8,421,884	10,551,791

Real Estate
Commercial Construction	58,545,820	72,309,231
Residential Construction	3,530,502	4,373,011
Commercial	315,280,748	362,878,565
Residential	193,637,817	207,471,813
Farmland	48,225,406	52,778,389

Consumer and Other
Consumer	30,449,303	33,563,863
Other	9,243,739	16,103,669

Total Loans	$716,321,321	$813,250,673

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

Credit Quality Indicators.  As part of the ongoing monitoring of the credit quality of the loan portfolio, management tracks certain credit quality indicators including trends related to (1) the risk grade assigned to commercial and consumer loans, (2) the level of classified commercial loans, (3) net charge-offs, (4) nonperforming loans, and (5) the general economic conditions in the Company’s geographic markets.

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

The following table presents the loan portfolio by credit quality indicator (risk grade) as of December 31. Those loans with a risk grade of 1, 2, 3 or 4 have been combined in the pass column for presentation purposes.

December 31, 2011	Pass	Special Mention	Substandard	Total Loans

Commercial and Industrial
Commercial	$42,586,230	$1,480,726	$4,919,146	$48,986,102
Industrial	8,153,224	-	268,660	8,421,884

Real Estate
Commercial Construction	28,745,596	2,814,113	26,986,111	58,545,820
Residential Construction	3,227,392	303,110	-	3,530,502
Commercial	272,062,206	14,789,290	28,429,252	315,280,748
Residential	175,099,480	8,343,336	10,195,001	193,637,817
Farmland	43,664,126	1,413,476	3,147,804	48,225,406

Consumer and Other
Consumer	29,372,493	361,714	715,096	30,449,303
Other	9,028,428	99,418	115,893	9,243,739

Total Loans	$611,939,175	$29,605,183	$74,776,963	$716,321,321

(4)  Loans (Continued)

December 31, 2010	Pass	Special Mention	Substandard	Total Loans

Commercial and Industrial
Commercial	$48,731,982	$2,498,305	$1,990,054	$53,220,341
Industrial	10,059,081	169,381	323,329	10,551,791

Real Estate
Commercial Construction	33,522,709	10,064,271	28,722,251	72,309,231
Residential Construction	3,974,130	204,000	194,881	4,373,011
Commercial	294,186,347	11,847,051	56,845,167	362,878,565
Residential	183,518,173	9,195,410	14,758,230	207,471,813
Farmland	49,499,619	1,838,814	1,439,956	52,778,389

Consumer and Other
Consumer	32,046,108	726,933	790,822	33,563,863
Other	14,553,167	1,185,260	365,242	16,103,669

Total Loans	$670,091,316	$37,729,425	$105,429,932	$813,250,673

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

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due.  Generally, loans are placed on nonaccrual status if principal or interest payments become 90 days past due or when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provision.  Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due.  Nonaccrual loans totaled $38,821,632 and $28,901,974 as of December 31, 2011 and 2010, respectively, and total recorded investment in loans past due 90 days or more and still accruing interest totaled $15,160 and $19,188, respectively.  During its review of impaired loans, the Company determined the majority of its exposures on these loans were known losses.  As a result, the exposures were charged off, reducing the specific allowances on impaired loans.

(4)  Loans (Continued)

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31:

	Accruing Loans
2011	30-89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans

Commercial and Industrial
Commercial	$644,899	$-	$644,899	$2,102,522	$46,238,681	$48,986,102
Industrial	-	-	-	85,670	8,336,214	8,421,884

Real Estate
Commercial Construction	513,905	-	513,905	23,578,263	34,453,652	58,545,820
Residential Construction	33,541	-	33,541	-	3,496,961	3,530,502
Commercial	2,930,743	-	2,930,743	9,193,650	303,156,355	315,280,748
Residential	2,251,009	15,160	2,266,169	3,110,032	188,261,616	193,637,817
Farmland	376,426	-	376,426	486,683	47,362,297	48,225,406

Consumer and Other
Consumer	410,041	-	410,041	221,360	29,817,902	30,449,303
Other	-	-	-	43,452	9,200,287	9,243,739

Total Loans	$7,160,564	$15,160	$7,175,724	$38,821,632	$670,323,965	$716,321,321

2010

Commercial and Industrial
Commercial	$382,728	$-	$382,728	$393,823	$52,443,790	$53,220,341
Industrial	100,810	-	100,810	175,062	10,275,919	10,551,791

Real Estate
Commercial Construction	1,514,127	-	1,514,127	10,181,795	60,613,309	72,309,231
Residential Construction	194,881	-	194,881	-	4,178,130	4,373,011
Commercial	11,790,383	-	11,790,383	13,567,530	337,520,652	362,878,565
Residential	4,268,098	15,876	4,283,974	3,057,049	200,130,790	207,471,813
Farmland	566,868	-	566,868	1,157,528	51,053,993	52,778,389

Consumer and Other
Consumer	702,795	3,312	706,107	290,115	32,567,641	33,563,863
Other	218,887	-	218,887	79,072	15,805,710	16,103,669

Total Loans	$19,739,577	$19,188	$19,758,765	$28,901,974	$764,589,934	$813,250,673

(4)  Loans (Continued)

Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $1,639,800, $1,621,700 and $2,318,100 for the years ended December 31, 2011, 2010 and 2009, respectively.

During the first quarter, as a result of recently issued guidance regarding troubled debt restructurings, the Company reviewed its policy for designating loans as impaired.  As a result of this review, the Company identified additional loans which are now included in the impaired loan disclosures that were not previously reported as impaired.  The loans identified were those troubled debt restructurings which were on accrual status.  The inclusion of these accruing troubled debt restructurings in the impaired loan disclosures for December 31, 2011 did not have an impact on the allowance for loan losses.

The following table details impaired loan data as of December 31, 2011:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$1,742,961	$1,580,140	$-	$946,466	$60,078	$65,346
Agricultural	85,670	85,670	-	208,162	(4,024)	-
Commercial Construction	17,699,542	12,799,454	-	13,309,517	116,077	143,443
Commercial Real Estate	34,686,574	29,384,623	-	27,027,403	832,590	834,161
Residential Real Estate	2,600,919	1,933,669	-	3,176,244	88,419	80,334
Farmland	277,656	227,233	-	342,280	66,273	66,273
Consumer	228,688	215,956	-	184,372	10,732	12,203
Other	51,666	43,452	-	39,621	1,107	1,606

	57,373,676	46,270,197	-	45,234,065	1,171,252	1,203,366

With An Allowance Recorded
Commercial	775,506	775,506	308,211	213,898	15,086	19,171
Agricultural	-	-	-	-	-	-
Commercial Construction	14,035,742	11,489,233	2,693,571	10,470,491	13,759	61,012
Commercial Real Estate	6,429,874	6,429,874	2,060,815	6,556,769	181,799	197,132
Residential Real Estate	4,771,867	4,041,950	674,998	3,858,609	97,383	96,534
Farmland	298,893	259,450	11,878	64,862	(17,958)	-
Consumer	5,404	5,404	1,632	3,987	607	724
Other	-	-	-	19,566	-	-

	26,317,286	23,001,417	5,751,105	21,188,182	290,676	374,573

Total
Commercial	2,518,467	2,355,646	308,211	1,160,364	75,164	84,517
Agricultural	85,670	85,670	-	208,162	(4,024)	-
Commercial Construction	31,735,284	24,288,687	2,693,571	23,780,008	129,836	204,455
Commercial Real Estate	41,116,448	35,814,497	2,060,815	33,584,172	1,014,389	1,031,293
Residential Real Estate	7,372,786	5,975,619	674,998	7,034,853	185,802	176,868
Farmland	576,549	486,683	11,878	407,142	48,315	66,273
Consumer	234,092	221,360	1,632	188,359	11,339	12,927
Other	51,666	43,452	-	59,187	1,107	1,606

	$83,690,962	$69,271,614	$5,751,105	$66,422,247	$1,461,928	$1,577,939

(4)  Loans (Continued)

The following table details impaired loan data as of December 31, 2010:

	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$258,676	$-	$308,508	$(987)	$5,465
Agricultural	175,062	-	220,716	689	689
Commercial Construction	10,181,795	-	11,760,840	7,320	31,963
Residential Construction	-	-	8,248	-	-
Commercial Real Estate	4,270,905	-	9,041,753	80,585	85,448
Residential Real Estate	3,057,049	-	3,931,449	41,420	53,813
Farmland	1,157,528	-	645,619	(6,571)	10,969
Consumer	290,115	-	296,301	17,166	19,342
Other	79,072	-	129,249	4,550	7,760

	19,470,202	-	26,342,683	144,172	215,449

With An Allowance Recorded
Commercial	135,146	116,159	33,787	(1,125)	3,316
Commercial Real Estate	9,296,626	539,671	2,324,156	341,937	475,999

	9,431,772	655,830	2,357,943	340,812	479,315

Total
Commercial	393,822	116,159	342,295	(2,112)	8,781
Agricultural	175,062	-	220,716	689	689
Commercial Construction	10,181,795	-	11,760,840	7,320	31,963
Residential Construction	-	-	8,248	-	-
Commercial Real Estate	13,567,531	539,671	11,365,909	422,522	561,447
Residential Real Estate	3,057,049	-	3,931,449	41,420	53,813
Farmland	1,157,528	-	645,619	(6,571)	10,969
Consumer	290,115	-	296,301	17,166	19,342
Other	79,072	-	129,249	4,550	7,760

	$28,901,974	$655,830	$28,700,626	$484,984	$694,764

(4)  Loans (Continued)

Troubled Debt Restructurings (TDRs) are troubled loans on which the original terms of the loan have been modified in favor of the borrower due to deterioration in the borrower’s financial condition.  Each potential loan modification is reviewed individually and the terms of the loan are modified to meet the borrower’s specific circumstances at a point in time.  Not all loan modifications are TDRs.  Loan modifications are reviewed and approved by the Company’s senior lending staff, who then determine whether the loan meets the criteria for a TDR.  Generally, the types of concessions granted to borrowers that are evaluated in determining whether a loan is classified as a TDR include:

•	Interest rate reductions - Occur when the stated interest rate is reduced to a nonmarket rate or a rate the borrower would not be able to obtain elsewhere under similar circumstances.

•
Amortization or maturity date changes - Result when the amortization period of the loan is extended beyond what is considered a normal amortization period for loans of similar type with similar collateral.

•
Principal reductions - These are often the result of commercial real estate loan workouts where two new notes are created.  The primary note is underwritten based upon our normal underwriting standards and is structured so that the projected cash flows are sufficient to repay the contractual principal and interest of the newly restructured note.  The terms of the secondary note vary by situation and often involve that note being charged-off, or the principal and interest payments being deferred until after the primary note has been repaid.  In situations where a portion of the note is charged-off during modification there is often no specific reserve allocated to those loans.  This is due to the fact that the amount of the charge-off usually represents the excess of the original loan balance over the collateral value and the Company has determined there is no additional exposure on those loans.

As discussed in Note 1, Summary of Significant Accounting Policies, once a loan is identified as a TDR, it is accounted for as an impaired loan.  The Company had no unfunded commitments to lend to a customer that has a troubled debt restructured loan as of December 31, 2011.  The following tables present the number of loan contracts restructured during the 12 months ended December 31, 2011 and the pre- and post-modification recorded investment as well as the number of contracts and the recorded investment for those TDRs modified during the previous 12 months which subsequently defaulted during the period.  Loans modified in a troubled debt restructuring are considered to be in default once the loan becomes 90 days past due.

Troubled Debt Restructurings	# of Contracts	Pre-Modification	Post-Modification

Commercial	3	$3,240,469	$1,541,882
Commercial Construction	3	1,430,147	1,430,101
Commercial RE	9	20,827,349	15,906,547
Residential RE	8	1,505,356	1,456,878

Total Loans	23	$27,003,321	$20,335,408

Troubled Debt Restructurings That Subsequently Defaulted	# of Contracts	Recorded Investment

Commercial	1	$1,175,922
Commercial Construction	3	4,475,473
Commercial RE	3	2,322,361

Total Loans	7	$7,973,756

(5)  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	December 31
	2011	2010	2009

Balance, Beginning of Year	$28,280,077	$31,400,641	$17,015,883

Provision for Loan Losses	8,250,000	13,350,000	43,445,000
Loans Charged Off	(22,850,673)	(17,622,454)	(29,493,324)
Recoveries of Loans Previously Charged Off	1,970,190	1,151,890	433,082

Balance, End of Year	$15,649,594	$28,280,077	$31,400,641

The following table details activity in the allowance for loan losses, segregated by class of loan, for the year ended December 31, 2011.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

2011	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Industrial
Commercial	$4,414,817	$(841,887)	$127,490	$(2,629,860)	$1,070,560
Industrial	698,637	(455,165)	454,453	(400,757)	297,168

Real Estate
Commercial Construction	4,126,043	(6,957,181)	557,168	5,396,564	3,122,594
Residential Construction	519,766	(481)	-	(381,193)	138,092
Commercial	8,029,525	(12,492,097)	527,996	10,382,640	6,448,064
Residential	5,941,696	(1,704,887)	149,173	(690,625)	3,695,357
Farmland	944,323	(60,447)	411	(519,624)	364,663

Consumer and Other
Consumer	3,074,220	(222,878)	145,279	(2,791,467)	205,154
Other	531,050	(115,650)	8,220	(115,678)	307,942

	$28,280,077	$(22,850,673)	$1,970,190	$8,250,000	$15,649,594

(5)  Allowance for Loan Losses (Continued)

The following table details activity in the allowance for loan losses, segregated by class of loan, for the year ended December 31, 2010.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

2010	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Industrial
Commercial	$3,930,760	$(469,214)	$80,181	$873,090	$4,414,817
Industrial	779,337	(255,627)	1,377	173,550	698,637

Real Estate
Commercial Construction	7,402,484	(4,648,124)	184,868	1,186,815	4,126,043
Residential Construction	447,676	-	-	72,090	519,766
Commercial	8,790,443	(7,459,619)	141,931	6,556,770	8,029,525
Residential	5,025,839	(2,929,668)	439,940	3,405,585	5,941,696
Farmland	942,019	(271,750)	7,639	266,415	944,323

Consumer and Other
Consumer	2,826,058	(548,834)	245,641	551,355	3,074,220
Other	1,256,025	(1,039,618)	50,313	264,330	531,050

	$31,400,641	$(17,622,454)	$1,151,890	$13,350,000	$28,280,077

The Company determines its individual loan reserves during its quarterly review of substandard loans.  This process involves reviewing all loans with a risk grade of 6 or below and an outstanding balance of $50,000 or more.  At December 31, 2011 and 2010, impaired loans totaling $995,168 and $976,971 were below the $50,000 review threshold and were not individually reviewed for impairment.  Those loans were subject to the bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables.  Since not all loans in the substandard category are considered impaired, this quarterly assessment often results in the identification of individual reserves which are placed against certain loans as part of management’s allowance for loan loss calculation.  The total of these loans and the related reserves are presented in the column titled “Substandard Loans Individually Reviewed for Impairment” in the following tables.  The following tables present breakdowns of the allowance for loan losses, segregated by impairment methodology for December 31, 2011 and 2010:

(5)  Allowance for Loan Losses (Continued)

			Ending Allowance Balance
2011	Nonaccrual/TDR Individually Evaluated for Impairment	Substandard Individually Evaluated for Impairment	Total Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Industrial
Commercial	$308,211	$590,543	$898,754	$171,806	$1,070,560
Industrial	-	-	-	297,168	297,168

Real Estate
Commercial Construction	2,693,571	190,800	2,884,371	238,223	3,122,594
Residential Construction	-	-	-	138,092	138,092
Commercial	2,060,815	347,260	2,408,075	4,039,989	6,448,064
Residential	674,998	764,835	1,439,833	2,255,524	3,695,357
Farmland	11,878	-	11,878	352,785	364,663

Consumer and Other
Consumer	1,632	33,000	34,632	170,522	205,154
Other	-	-	-	307,942	307,942

Total End of Period Allowance Balance	$5,751,105	$1,926,438	$7,677,543	$7,972,051	$15,649,594

			Ending Loan Balance
2011	Nonaccrual/TDR Individually Evaluated for Impairment	Substandard Individually Evaluated for Impairment	Total Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Industrial
Commercial	$2,237,878	$2,300,231	$4,538,109	$44,447,993	$48,986,102
Industrial	-	164,090	164,090	8,257,794	8,421,884

Real Estate
Commercial Construction	24,212,519	2,560,484	26,773,003	31,772,817	58,545,820
Residential Construction	-	-	-	3,530,502	3,530,502
Commercial	35,715,026	4,629,461	40,344,487	274,936,261	315,280,748
Residential	5,614,744	4,441,958	10,056,702	183,581,115	193,637,817
Farmland	486,683	2,589,640	3,076,323	45,149,083	48,225,406

Consumer and Other
Consumer	9,596	38,354	47,950	30,401,353	30,449,303
Other	-	22,166	22,166	9,221,573	9,243,739

Total End of Period Loan Balance	$68,276,446	$16,746,384	$85,022,830	$631,298,491	$716,321,321

(5)  Allowance for Loan Losses (Continued)

The presentation of loans individually reviewed for impairment is consolidated into one column for the year ended December 31, 2010.
	Ending Allowance Balance
2010	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Industrial
Commercial	$336,011	$4,078,806	$4,414,817
Industrial	-	698,637	698,637

Real Estate
Commercial Construction	3,501,117	624,926	4,126,043
Residential Construction	-	519,766	519,766
Commercial	7,539,533	489,992	8,029,525
Residential	1,561,952	4,379,744	5,941,696
Farmland	-	944,323	944,323

Consumer and Other
Consumer	3,033	3,071,187	3,074,220
Other	-	531,050	531,050

Total End of Period Allowance Balance	$12,941,646	$15,338,431	$28,280,077

	Ending Loan Balance
2010	Individually Reviewed for Impairment	Collectively Reviewed for Impairment	Total

Commercial and Industrial
Commercial	$2,131,375	$51,088,966	$53,220,341
Industrial	274,679	10,277,112	10,551,791

Real Estate
Commercial Construction	28,392,107	43,917,124	72,309,231
Residential Construction	194,881	4,178,130	4,373,011
Commercial	58,562,946	304,315,619	362,878,565
Residential	13,645,907	193,825,906	207,471,813
Farmland	1,416,538	51,361,851	52,778,389

Consumer and Other
Consumer	76,420	33,487,443	33,563,863
Other	113,002	15,990,667	16,103,669

	$104,807,855	$708,442,818	$813,250,673

(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2011	2010

Land	$7,780,167	$7,787,667
Building	23,662,849	23,790,525
Furniture, Fixtures and Equipment	12,982,160	13,737,177
Leasehold Improvements	994,637	993,086
Construction in Progress	77,366	-

	45,497,179	46,308,455
Accumulated Depreciation	(19,746,944)	(19,160,730)

	$25,750,235	$27,147,725

Depreciation charged to operations totaled $1,790,041 in 2011, $2,140,735 in 2010 and $2,092,845 in 2009.

Certain Company facilities and equipment are leased under various operating leases.  Rental expense approximated $376,000 for 2011, $377,000 for 2010 and $365,000 for 2009.

Future minimum rental payments as of December 31, 2011 are as follows:

Year Ending December 31	Amount

2012	$126,033
2013	88,658
2014	10,139

$224,830

(7)  Other Real Estate Owned

The aggregate carrying amount of Other Real Estate Owned (OREO) at December 31, 2011 and 2010 was $20,445,805 and $20,207,806, respectively.  All of the Company’s other real estate owned represents properties acquired through foreclosure or deed in lieu of foreclosure.  The following table details the change in OREO during 2011 and 2010.

	December 31
	2011	2010

Balance, Beginning of Year	$20,207,806	$19,705,044

Additions	12,555,622	13,159,402
Sales of OREO	(9,804,669)	(9,531,210)
Loss on Sale	(1,102,613)	(1,832,256)
Provision for Losses	(1,411,061)	(1,293,174)

Balance, End of Year	$20,445,085	$20,207,806

(8)  Intangible Assets

The following is an analysis of the core deposit intangible activity for the years ended December 31:

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2009	$1,056,693	$(725,937)	$330,756

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2010	1,056,693	(761,686)	$295,007

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2011	$1,056,693	$(797,435)	$259,258

Amortization expense related to the core deposit intangible was $35,749 for the years ended       December 31, 2011, 2010 and 2009.  Amortizations expense will continue at an annual rate of approximately $35,750 through the first quarter of 2019, at which point the core deposit will be fully amortized.

(9)  Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2011	2010	2009

Current Federal (Benefit) Expense	$311,174	$(1,037,717)	$(4,075,442)
Deferred Federal (Benefit) Expense	867,006	639,607	(5,869,055)

Federal Income Tax (Benefit) Expense	1,178,180	(398,110)	(9,944,497)
Current State Income Tax (Benefit) Expense	(74,297)	(61,104)	(50,384)

	$1,103,883	$(459,214)	$(9,994,881)

The federal income tax (benefit) expense of $1,178,180 in 2011, $(398,110) in 2010 and $(9,944,497) in 2009 is different than the income taxes computed by applying the federal statutory rates to income before income taxes.  The reasons for the differences are as follows:

	2011	2010	2009

Statutory Federal Income Taxes	$1,228,538	$5,101	$(9,920,776)
Tax-Exempt Interest	(126,468)	(117,586)	(185,775)
Interest Expense Disallowance	8,751	8,400	16,729
Premiums on Officers’ Life Insurance	(52,431)	(134,106)	(58,906)
Meal and Entertainment Disallowance	20,693	24,972	32,068
Goodwill	-	-	58,507
Other	99,097	(184,891)	113,656

Actual Federal Income Taxes	$1,178,180	$(398,110)	$(9,944,497)

(9)  Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2011	2010

Deferred Tax Assets
Allowance for Loan Losses	$5,320,862	$9,615,226
Other Real Estate	1,012,326	511,839
Deferred Compensation	386,225	423,233
Restricted Stock	508,547	504,772
Goodwill	392,124	439,100
Net Operating Loss Carryforward	2,992,777
Other	559,836	470,435

	11,172,697	11,964,605
Deferred Tax Liabilities
Premises and Equipment	(1,195,334)	(1,184,064)
Vested Restricted Stock	(476,540)	(412,715)
Other	(4,185)	(4,185)

	(1,676,059)	(1,600,964)
Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	(983,807)	308,982

Net Deferred Tax Assets	$8,512,831	$10,672,623

As discussed in Note 1, certain positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities.  An analysis of activity related to unrecognized taxes follows as of        December 31, 2011 and 2010.

	2011	2010

Balance, Beginning	$78,121	$221,584

Positions Taken During the Current Year	14,275	17,259
Reductions Resulting from Lapse of Statutes of Limitation	(59,028)	(160,722)

Balance, Ending	$33,368	$78,121

The net reduction of $44,753 and $143,463 is included in income tax benefits for the years ended December 31, 2011 and 2010, respectively.

(10) Fair Value Measurements

Generally accepted accounting principles related to Fair Value Measurements define fair value, establish a framework for measuring fair value, establish a three-level valuation hierarchy for disclosure of fair value measurement and enhance disclosure requirements for fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

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

Impaired loans - Fair value accounting principles also apply to loans measured for impairment, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent).  Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral.  When the fair value of collateral is based on an observable market price or a current appraisal value, the Company records the impaired loan as nonrecurring level 2.  When a current appraisal value is not available or management determines the value, the Company records the impaired loan as nonrecurring level 3.

Other Real Estate - Certain foreclosed assets, upon initial recognition, are remeasured and reported at fair value less cost to sale through a charge-off to the allowance for loan losses based on the fair value of the foreclosed asset.  The fair value of a foreclosed asset is estimated using level 2 inputs based on observable market price or current appraised value.  When appraised value is not available and management determines the fair value, the fair value of the foreclosed assets is considered level 3.

(10) Fair Value Measurements (Continued)

Assets (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis - The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2011 and 2010, aggregated by the level in the fair value hierarchy within which those measurements fall.

		Fair Value Measurements at Reporting Date Using
2011	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Recurring
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$294,060,799	$-	$294,060,799	$-
State, County and Municipal	7,583,691	-	7,583,691	-
Corporate Obligations	2,113,930	-	1,123,930	990,000
Asset-Backed Securities	132,427	-	-	132,427

	$303,890,847	$-	$302,768,420	$1,122,427
Nonrecurring
Impaired Loans	$63,520,509	$-	$34,935,324	$28,585,185

Other Real Estate	$20,445,085	$-	$6,170,534	$14,274,551

2010

Recurring
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$298,462,456	$-	$298,462,456	$-
State, County and Municipal	3,256,233	-	3,256,233	-
Corporate Obligations	1,986,490	-	1,101,920	884,570
Asset-Backed Securities	132,427	-	-	132,427

	$303,837,606	$-	$302,820,609	$1,016,997
Nonrecurring
Impaired Loans	$28,246,144	$-	$-	$28,246,144

Other Real Estate	$20,207,806	$-	$20,207,806	$-

Liabilities

The Company did not identify any liabilities that are required to be presented at fair value.

The following table presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2011 and 2010.

(10) Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Available for Sale Securities
	2011	2010	2009

Balance, Beginning	$1,016,997	$982,427	$1,426,220
Total Realized/Unrealized Gains (Losses) Included In Loss on OTTI Impairment	(53,058)	-	(520,751)
Other Comprehensive Income	158,488	34,570	76,958

Balance, Ending	$1,122,427	$1,016,997	$982,427

(11) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $147,398 and $250,200 as of December 31, 2011 and 2010, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2011	2010

Interest-Bearing Demand	$284,870,972	$235,855,037
Savings	41,230,662	36,629,698
Time, $100,000 and Over	247,589,188	298,009,596
Other Time	332,025,539	385,670,250

	$905,716,361	$956,164,581

At December 31, 2011 and 2010, the Company had brokered deposits of $28,157,961 and $36,328,659, respectively.  Of the brokered deposits at December 31, 2011 and 2010, $28,157,961 and $31,128,659 represented Certificate of Deposits Account Registry Service (CDARS) reciprocal deposits in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company received reciprocal brokered deposits in a like amount.  Thus, brokered deposits less the reciprocal deposits totaled $0 and $5,200,000 at December 31, 2011 and 2010, respectively.  The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $190,876,500 and $216,656,200 as of   December 31, 2011 and 2010, respectively.

As of December 31, 2011, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2012	$428,602,577
2013	117,066,000
2014	20,552,850
2015	8,382,521
2016 and Thereafter	5,010,779

$579,614,727

(12) Securities Sold Under Agreements to Repurchase

On December 31, 2010, the Company had $20,000,000 outstanding in securities sold under an agreement to repurchase.  Interest payments were due quarterly at a fixed rate of 3.34 percent.  The repurchase agreement was secured with U.S. Government mortgage-backed securities.  The repurchase agreement matured on June 30, 2011.  At December 31, 2011, the Company had an available repurchase agreement line of credit with a third party totaling $50,000,000.  Use of this credit facility is subject to the underwriting and risk management policies of the third-party in effect at the time of the request.  Such policies may take into consideration current market conditions, the current financial condition of the Company and the ability of the Company to provide adequate securities as collateral for the transaction, among other factors.

(13) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2011	2010

Federal Home Loan Bank Advances	$71,000,000	$71,000,000
Other Secured Borrowing	-	4,076,010

	$71,000,000	$75,076,010

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2012 to 2019 and interest rates ranging from 3.17 percent to 4.75 percent.  As collateral on the outstanding FHLB advances, the Company has provided a blanket lien on its portfolio of qualifying residential first mortgage loans and commercial loans.  In addition, the Company has pledged certain available-for-sale investment securities with carrying values at December 31, 2011 of approximately $36,047,000 as additional collateral, as well as cash balances held on deposit with the FHLB.  At December 31, 2011 the Company had remaining credit availability from the FHLB of approximately $100,440,000.  The Company may be required to pledge additional qualifying collateral in order to utilize the full amount of the remaining credit line.

Secured borrowings represent the transfer of the guaranteed portion of SBA loans at a premium in which the Company was obligated by the SBA to refund the premium to the “purchaser” if the loan was repaid within 90 days of the transfer.  Under current accounting standards, this premium refund obligation was a form of recourse, which means that the transferred guaranteed portion of the loan does not meet the definition of a “participating interest” for the 90-day period that the premium refund obligation existed.  As a result, the transfer was accounted for as a secured borrowing during this period.  Effective     February 15, 2011, all loans submitted for secondary market sales eliminated the warranty or the 90-day recourse period and the premium began to be recognized at the time of the sale.

The aggregate stated maturities of other borrowed money at December 31, 2011 are as follows:

Year	Amount

2012	$41,000,000
2013	-
2014	-
2015	-
2016 and Thereafter	30,000,000

$71,000,000

(13) Other Borrowed Money (Continued)

The Company also has available federal funds lines of credit with various financial institutions totaling $43,000,000, of which there were none outstanding at December 31, 2011.

In addition, the Company has the ability to borrow funds from the Federal Reserve Bank (FRB) of Atlanta utilizing the discount window.  The discount window is an instrument of monetary policy that allows eligible institutions to borrow money from the FRB on a short-term basis to meet temporary liquidity shortages caused by internal or external disruptions.  At December 31, 2011, the Company had approximately $6.4 million of borrowing capacity available under this arrangement, with no outstanding balances.  Certain available-for-sale investment securities totaling approximately $6.5 million were pledged as collateral under this agreement.

(14) Subordinated Debentures (Trust Preferred Securities)

During the second quarter of 2004, the Company formed a third subsidiary whose sole purpose was to issue $4,500,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2011, the floating rate securities had a 3.24 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 2.68 percent.

During the second quarter of 2006, the Company formed a fourth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities in a private placement by SunTrust Bank Capital Markets.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2011, the floating rate securities had a 2.08 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.50 percent.

During the first quarter of 2007, the Company formed a fifth subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2011, the floating rate securities had a 2.23 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.65 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the first subsidiary formed in March 2002 as the Company exercised its option to call.

During the third quarter of 2007, the Company formed a sixth subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by Trapeza Capital Management, LLC.  The Trust Preferred Securities have a maturity of 30 years and are redeemable after 5 years with certain exceptions.  At December 31, 2011, the floating rate securities had a 1.83 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 1.40 percent.  Proceeds from this issuance were used to pay off the Trust Preferred Securities with the second subsidiary formed in December 2002 as the Company exercised its option to call.

The Trust Preferred Securities are recorded as a liability on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes.  The proceeds from the offerings were used to fund the cash portion of the Quitman acquisition, pay off holding Company debt, and inject capital into the bank subsidiary.

The total aggregate principal amount of trust preferred certificates outstanding at December 31, 2011 was $23,500,000.  The total aggregate principal amount of subordinated debentures outstanding at     December 31, 2011 was $24,229,000.

(15) Preferred Stock

On January 9, 2009, the Company issued to the United States Department of the Treasury (Treasury), in exchange for aggregate consideration of $28.0 million, (1) 28,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (the Preferred Stock), and (2) a warrant (the Warrant) to purchase up to 500,000 shares (the Warrant Common Stock) of the Company’s common stock.

The Preferred Stock qualifies as Tier 1 capital and pays cumulative cash dividends quarterly at a rate of 5 percent per annum for the first five years, and 9 percent per annum thereafter.  The Preferred Stock is nonvoting, other than class voting rights on certain matters that could adversely affect the Preferred Stock. The Preferred Stock may be redeemed by the Company on or after February 15, 2012 at the liquidation preference of $1,000 per share plus any accrued and unpaid dividends.  Prior to this date, the Preferred Stock may not be redeemed unless the Company has received aggregate gross proceeds from one or more qualified equity offerings of any Tier 1 perpetual preferred or common stock of the Company equal to $7.0 million.  Subject to certain limited exceptions, until January 9, 2012, or such earlier time as all Preferred Stock has been redeemed, the Company will not, without the Treasury’s consent, be able to increase its dividend rate per share of common stock or repurchase its common stock.

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

(16) Restricted Stock - Unearned Compensation

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares which may be subject to restricted stock awards (split-adjusted) is 143,500.  To date, 53,256 shares have been issued under this plan and 17,798 shares have been forfeited; thus, remaining shares which may be issued are 108,042 at December 31, 2011.   The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over three years (the restriction period).

(17) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements.  It is the Company’s policy to make contributions to the plan as approved annually by the board of directors.  The total provision for contributions to the plan was $0 for 2011 and 2010 and $(19,411) for 2009.

(18) Commitments and Contingencies

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

At December 31, 2011 and 2010, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2011	2010

Commitments to Extend Credit	$39,966,000	$39,457,000
Standby Letters of Credit	1,327,000	1,540,000

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

IRS Exam.  The Company’s federal and state income tax returns for tax years 2011, 2010, 2009 and 2008 are subject to examination by the Internal Revenue Service (IRS) and the Georgia Department of Revenue, generally for three years after filing.  During 2011, the IRS completed its review of the Company’s 2009 federal income tax return.  As a result of this exam, $390,152 of additional tax was paid during the year.

(19) Deferred Compensation Plan

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

Liabilities accrued under the plans totaled $1,135,956 and $1,244,803 as of December 31, 2011 and 2010, respectively.  Benefit payments under the contracts were $196,501 in 2011 and $206,955 in 2010.  Provisions charged to operations totaled $98,901 in 2011, $154,553 in 2010 and $361,171 in 2009.

Fee income recognized with deferred compensation plans totaled $154,210 in 2011, $182,685 in 2010 and $173,253 in 2009.

(20) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2011	2010	2009

Interest Expense	$17,204,476	$21,975,968	$27,537,602

Income Taxes	$390,152	$275,000	$-

Noncash financing and investing activities for the years ended December 31 are as follows:

	2011	2010	2009
Acquisitions of Real Estate Through Loan Foreclosures	$12,555,622	$13,159,402	$19,258,910

Unrealized (Gain) Loss on Investment Securities	$(3,802,320)	$757,545	$721,116

(21) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $5,504,230 as of December 31, 2011 and $9,797,492 as of December 31, 2010. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility.  A summary of activity of related party loans is shown below:

	2011	2010

Balance, Beginning	$9,797,492	$6,473,238

New Loans	15,455,299	12,533,229
Repayments	(17,871,362)	(9,208,975)
Transactions Due to Changes in Directors	(1,877,199)	-

Balance, Ending	$5,504,230	$9,797,492

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

Disclosures of the fair value of financial assets and financial liabilities, including those of financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or nonrecurring basis, are required in the financial statements.

(22) Fair Value of Financial Instruments (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:
	2011		2010
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$112,329	$112,329	$104,876	$104,876
Investment Securities Available for Sale	303,891	303,891	303,838	303,838
Investment Securities Held to Maturity	46	46	48	53
Federal Home Loan Bank Stock	5,398	5,398	6,064	6,064
Loans, Net	700,614	702,438	784,909	788,455

Liabilities
Deposits	999,985	1,003,648	1,059,124	1,064,695
Subordinated Debentures	24,229	24,229	24,229	24,229
Securities Sold Under Agreements to Repurchase	-	-	20,000	20,308
Other Borrowed Money	71,000	74,720	75,076	77,119

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

(23) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies.  Upon approval by regulatory authorities, the Bank may pay cash dividends to the parent company in excess of regulatory limitations.  Additionally, the Company suspended the payment of dividends to its stockholders in the third quarter of 2009.  At December 31, 2011, the Company is subject to certain regulatory restrictions that preclude the declaration of or payment of any dividends to its common stockholders, without prior approval from the Federal Reserve Bank.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.  The amounts and ratios as defined in regulations are presented hereafter.  Management believes, as of December 31, 2011, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

(23) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2011 and 2010 on a consolidated basis and for its wholly-owned subsidiary, as defined.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011	(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$118,913	16.50%	$57,658	8.00%	N/A	N/A
Colony Bank	117,243	16.29	57,584	8.00	$71,980	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	109,822	15.24	28,829	4.00	N/A	N/A
Colony Bank	108,163	15.03	28,792	4.00	43,188	6.00

Tier I Capital to Average Assets
Consolidated	109,822	9.51	46,185	4.00	N/A	N/A
Colony Bank	108,163	9.38	46,117	4.00	57,646	5.00

As of December 31, 2010

Total Capital to Risk-Weighted Assets
Consolidated	116,914	14.85	62,981	8.00	N/A	N/A
Colony Bank	113,119	14.39	62,905	8.00	78,631	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	106,845	13.57	31,491	4.00	N/A	N/A
Colony Bank	103,062	13.11	31,452	4.00	47,179	6.00

Tier I Capital to Average Assets
Consolidated	106,845	8.59	49,748	4.00	N/A	N/A
Colony Bank	103,062	8.30	49,697	4.00	62,122	5.00

The Bank is currently subject to a memorandum of understanding (MOU) which requires, among other things, that the Bank maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets of 8% and total risk-based capital to total risk-weighted assets of 10 percent during the life of the MOU.  The MOU also requires that, prior to declaring or paying any cash dividend to the Company, the Bank must obtain written consent of its regulators.  Additional requirements of the MOU are discussed in Part 1, Item 1 of the Company’s December 31, 2011 Form 10-K filed with the Securities Exchange Commission on March 15, 2012.  Failure to comply with the terms of the MOU could have an adverse impact on the Company’s consolidated financial condition.

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2011 and 2010 and the related statements of operations and comprehensive income (loss) and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

ASSETS

	2011	2010

Cash	$1,051,904	$3,173,061
Premises and Equipment, Net	1,378,395	1,478,045
Investment in Subsidiary, at Equity	118,289,024	112,389,013
Other	437,414	484,008

Total Assets	$121,156,737	$117,524,127

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$175,000	$175,000
Other	139,927	161,544

	314,927	336,544

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; Authorized 10,000,000 Shares, Issued 28,000 Shares	27,662,476	27,505,910
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,439,258 and 8,442,958Shares as of December 31, 2011 and 2010, Respectively	8,439,258	8,442,958
Paid-In Capital	29,145,094	29,171,087
Retained Earnings	29,456,240	28,479,211
Restricted Stock - Unearned Compensation	-	(40,794)
Accumulated Other Comprehensive Income, Net of Tax	1,909,742	(599,789)

	96,612,810	92,958,583

Total Liabilities and Stockholders’ Equity	$121,156,737	$117,524,127

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2011	2010	2009

Income
Dividends from Subsidiary	$15,265	$15,536	$2,170,827
Management Fees	505,414	455,241	227,620
Other	98,180	119,776	100,157

	618,859	590,553	2,498,604

Expenses
Interest	508,081	516,170	659,456
Amortization	2,250	2,250	2,250
Salaries and Employee Benefits	734,104	761,873	848,076
Goodwill Impairment	-	-	172,029
Other	656,914	807,209	799,924

	1,901,349	2,087,502	2,481,735

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiary	(1,282,490)	(1,496,949)	16,869

Income Tax Benefits	425,605	532,823	608,062

Income (Loss) Before Equity in Undistributed Earnings of Subsidiary	(856,885)	(964,126)	624,931

Equity in Undistributed Earnings (Losses) of Subsidiary	3,390,480	1,438,342	(19,808,805)

Net Income (Loss)	2,533,595	474,216	(19,183,874)
Preferred Stock Dividends	1,400,000	1,400,000	1,365,000

Net Income (Loss) Available to Common Stockholders	$1,133,595	$(925,784)	$(20,548,874)

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31

	2011	2010	2009

Net Income (Loss)	$2,533,595	$474,216	$(19,183,874)

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	4,439,108	1,227,281	1,257,136
Reclassification Adjustment	(1,929,577)	(1,727,261)	(1,733,072)

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	2,509,531	(499,980)	(475,936)

Comprehensive Income (Loss)	$5,043,126	$(25,764)	$(19,659,810)

(24) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2011	2010	2009

Cash Flows from Operating Activities
Net Income (Loss)	$2,533,595	$474,216	$(19,183,874)
Adjustments to Reconcile Net Income (Loss) to
Net Cash Provided (Used) by Operating Activities
Depreciation and Amortization	112,651	194,918	295,209
Goodwill Impairment	-	-	172,029
Equity in Undistributed (Earnings) Losses of Subsidiary	(3,390,480)	(1,438,342)	19,808,805
Other	24,977	(260,318)	31,634

	(719,257)	(1,029,526)	1,123,803

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	-	-	(25,500,000)
Purchases of Premises and Equipment	(1,900)	(31,877)	(119,156)

	(1,900)	(31,877)	(25,619,156)

Cash Flows from Financing Activities
Dividends Paid on Preferred Stock	(1,400,000)	(1,400,000)	(1,190,000)
Dividends Paid on Common Stock	-	-	(1,760,665)
Proceeds from Issuance of Common Stock	-	5,078,255	-
Proceeds Allocated to Issuance of Preferred Stock	-	-	27,215,218
Proceeds Allocated to Warrants Issued	-	-	784,782

	(1,400,000)	3,678,255	25,049,335

Increase (Decrease) in Cash	(2,121,157)	2,616,852	553,982

Cash, Beginning	3,173,061	556,209	2,227

Cash, Ending	$1,051,904	$3,173,061	$556,209

(25) Earnings Per Share

Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during each period.  Diluted earnings per share reflects the potential dilution of restricted stock and common stock warrants.  Net income available to common stockholders represents net income (loss) after preferred stock dividends.  The following table presents earnings per share for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009

Numerator
Net Income (Loss) Available to Common Stockholders	$1,135,595	$(925,784)	$(20,548,874)

Denominator
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	8,439,258	8,149,217	7,213,430
Dilutive Effect of Potential Common Stock
Restricted Stock	-	-	-
Stock Warrants	-	-	-
Weighted-Average Number of Shares Outstanding for Diluted Earnings Per Common Share	8,439,258	8,149,217	7,213,430

Earnings (Loss) Per Share - Basic	$0.13	$(0.11)	$(2.85)

Earnings (Loss) Per Share - Diluted	$0.13	$(0.11)	$(2.85)

For the years ended December 31, 2011, 2010 and 2009, 501,855, 505,283 and 504,774 shares of common stock equivalents, respectively, were excluded from the calculation of diluted earnings per share because they would have an anti-dilutive effect.

(26) Subsequent Event

On February 13, 2012, the Company announced that it would exercise its right to suspend its regularly scheduled interest payments on its trust preferred securities.  The Company may defer interest payments for consecutive periods of up to five years (20 consecutive quarters) without default or penalty under the terms of the trust preferred agreements.  Interest payments on the trust preferred securities will continue to be accrued for payment at a future date and reported as an expense in the financial statements.  The Company also announced that it would exercise its right to suspend the $350,000 quarterly dividend payment on its $28 million of Cumulative Perpetual Preferred Stock, Series A that was issued to the U.S. Treasury under its Capital Purchase Program.  The Company may defer dividend payments for up to six consecutive quarters without default or penalty under the terms of the investment documents.  The quarterly dividend payments on the Company’s Series A preferred stock will also continue to be accrued for payment at a future date.  The accrued dividends will be reported for the duration of the deferral period as a preferred dividend requirement that is deducted from income available to common stockholders for financial statement purposes.  Both deferral decisions were made in consultation with the Georgia Department of Banking and Finance and the Federal Reserve Bank of Atlanta.