Form 10-K, Exhibit 13
period 2013-12-31
COLONY BANKCORP INC
filed 2014-03-14
CIK 711669

EXHIBIT NO. 13

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLC
CERTIFIED PUBLIC ACCOUNTANTS
389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com

March 14, 2014

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2013 and 2012, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assessment of the effectiveness of Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2013 included under Item 9A, Controls and Procedures, in Colony Bankcorp, Inc.’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2013	2012

Cash and Cash Equivalents
Cash and Due from Banks	$25,691,605	$29,243,927
Federal Funds Sold	20,495,060	20,001,906

	46,186,665	49,245,833

Interest-Bearing Deposits	21,960,291	21,795,341

Investment Securities
Available for Sale, at Fair Value	263,257,890	268,300,411
Held to Maturity, at Cost (Fair Value of $37,309 and $41,909 as of December 31, 2013 and 2012, Respectively)	37,062	41,467

	263,294,952	268,341,878

Federal Home Loan Bank Stock, at Cost	3,163,900	3,364,300

Loans	751,218,462	747,050,011
Allowance for Loan Losses	(11,805,986)	(12,736,921)
Unearned Interest and Fees	(360,522)	(233,927)

	739,051,954	734,079,163

Premises and Equipment	24,876,469	24,916,106

Other Real Estate (Net of Allowance of $3,985,920 and $4,561,099 in 2013 and 2012, Respectively)	15,502,462	15,940,693

Other Intangible Assets	187,761	223,510

Other Assets	34,326,432	21,489,957

Total Assets	$1,148,550,886	$1,139,396,781

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2013	2012

Deposits
Noninterest-Bearing	$115,260,701	$123,966,542
Interest-Bearing	872,268,779	855,718,349

	987,529,480	979,684,891

Borrowed Money
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	40,000,000	35,000,000

	64,229,000	59,229,000

Other Liabilities	6,838,167	4,723,723

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; Authorized 10,000,000 Shares, Issued 28,000 Shares	28,000,000	27,827,053
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,439,258 Shares as of December 31, 2013 and 2012	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	33,444,913	30,497,576
Accumulated Other Comprehensive Loss, Net of Tax	(9,075,026)	(149,814)

	89,954,239	95,759,167

Total Liabilities and Stockholders’ Equity	$1,148,550,886	$1,139,396,781

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2013	2012	2011
Interest Income
Loans, Including Fees	$41,350,195	$41,963,113	$44,460,149
Federal Funds Sold and Securities Purchased Under Agreements to Resell	39,199	99,273	114,794
Deposits with Other Banks	26,704	42,903	45,646
Investment Securities
U.S. Government Agencies	3,516,978	4,824,423	6,873,296
State, County and Municipal	123,972	206,483	160,892
Corporate Obligations	47,275	76,029	91,034
Dividends on Other Investments	81,398	77,203	47,001

	45,185,721	47,289,427	51,792,812
Interest Expense
Deposits	5,821,366	8,737,281	12,950,229
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	116	-	337,711
Borrowed Money	1,675,164	2,279,469	3,517,633

	7,496,646	11,016,750	16,805,573

Net Interest Income	37,689,075	36,272,677	34,987,239

Provision for Loan Losses	4,485,000	6,784,767	8,250,000

Net Interest Income After Provision for Loan Losses	33,204,075	29,487,910	26,737,239

Noninterest Income
Service Charges on Deposits	4,690,599	3,572,897	3,244,536
Other Service Charges, Commissions and Fees	1,725,271	1,514,898	1,311,758
Mortgage Fee Income	484,396	400,009	265,636
Securities Gains (Losses)	(363,804)	2,837,464	2,923,601
Gain on Sale of SBA Loans	635,190	305,924	946,732
Other	1,205,631	1,102,077	1,258,813

	8,377,283	9,733,269	9,951,076
Noninterest Expenses
Salaries and Employee Benefits	16,691,972	15,564,893	14,632,693
Occupancy and Equipment	3,794,524	3,878,268	3,997,667
Directors’ Fees	416,972	465,220	466,075
Legal and Professional Fees	721,322	1,085,881	1,186,884
Foreclosed Property	3,918,128	5,613,316	4,045,245
FDIC Assessment	1,321,981	1,497,974	1,828,799
Advertising	508,292	422,718	508,329
Software	852,475	789,226	660,120
Telephone	778,151	744,930	735,758
ATM/Card Processing	641,228	511,186	348,221
Other	4,972,404	4,805,418	4,641,046

	34,617,449	35,379,030	33,050,837

Income Before Income Taxes	6,963,909	3,842,149	3,637,478

Income Taxes	2,334,864	1,200,851	1,103,883

Net Income	4,629,045	2,641,298	2,533,595
Preferred Stock Dividends	1,508,761	1,435,385	1,400,000

Net Income Available to Common Stockholders	$3,120,284	$1,205,913	$1,133,595

Net Income Per Share of Common Stock, Basic and Diluted	$0.37	$0.14	$0.13

Cash Dividends Declared Per Share of Common Stock	$0.00	$0.00	$0.00

Weighted Average Shares Outstanding, Basic and Diluted	8,439,258	8,439,258	8,439,258

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31

	2013	2012	2011

Net Income	$4,629,045	$2,641,298	$2,533,595

Other Comprehensive Income (Loss), Net of Tax

Gains (Losses) on Securities Arising During the Year, Net of Tax Effect of $(4,597,836), $(1,060,984) and $1,292,789, Respectively	(9,165,323)	(186,830)	4,439,108

Impairment Loss on Securities, Net of Tax Effect of $(124,652), $(20,253) and $(18,040), Respectively	241,971	39,315	35,018

Realized Gains (Losses) on Sale of AFS Securities, Net of Tax Effect of $959, $984,991 and $1,012,064, Respectively	(1,860)	(1,912,041)	(1,964,595)

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(8,925,212)	(2,059,556)	2,509,531

Comprehensive Income (Loss)	$(4,296,167)	$581,742	$5,043,126

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Preferred Stock	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2010	$27,505,910	8,442,958	$8,442,958	$29,171,087	$28,479,211	$(40,794)	$(599,789)	$92,958,583

Forfeiture of Restricted Stock		(3,700)	(3,700)	(25,993)		29,693		-
Amortization of Unearned Compensation						11,101		11,101
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							2,509,531	2,509,531
Accretion of Fair Value of Warrant	156,566				(156,566)			-
Dividends on Preferred Shares					(1,400,000)			(1,400,000)
Net Income					2,533,595			2,533,595

Balance, December 31, 2011	27,662,476	8,439,258	8,439,258	29,145,094	29,456,240	-	1,909,742	96,612,810

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(2,059,556)	(2,059,556)
Accretion of Fair Value of Warrant	164,577				(164,577)			-
Dividends on Preferred Shares					(1,435,385)			(1,435,385)
Net Income					2,641,298			2,641,298

Balance, December 31, 2012	27,827,053	8,439,258	8,439,258	29,145,094	30,497,576	-	(149,814)	95,759,167

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(8,925,212)	(8,925,212)
Accretion of Fair Value of Warrant	172,947				(172,947)			-
Dividends on Preferred Shares					(1,508,761)			(1,508,761)
Net Income					4,629,045			4,629,045

Balance, December 31, 2013	$28,000,000	8,439,258	$8,439,258	$29,145,094	$33,444,913	$-	$(9,075,026)	$89,954,239

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2013	2012	2011
Cash Flows from Operating Activities
Net Income	$4,629,045	$2,641,298	$2,533,595
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation	1,527,392	1,676,820	1,790,041
Amortization and Accretion	2,667,404	4,180,158	3,487,124
Provision for Loan Losses	4,485,000	6,784,767	8,250,000
Deferred Income Taxes	2,178,222	1,204,439	867,006
Securities (Gains) Losses	363,804	(2,837,464)	(2,923,601)
(Gain) Loss on Sale of Premises and Equipment	(677)	1,148	3,668
Loss on Sale of Other Real Estate and Repossessions	1,565,091	1,839,196	1,106,479
Provision for Losses on Other Real Estate	1,321,418	2,702,709	1,411,061
Increase in Cash Surrender Value of Life Insurance	(338,712)	(185,341)	(174,289)
Change In
Interest Receivable	285,033	250,755	739,423
Prepaid Expenses	(168,060)	1,741,834	1,861,810
Interest Payable	385,285	74,637	(398,903)
Accrued Expenses and Accounts Payable	213,753	(95,972)	(405,612)
Other	(243,543)	2,827,648	(2,987,906)

	18,870,455	22,806,632	15,159,896
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	(164,950)	7,161,969	21,769,424
Purchase of Investment Securities Available for Sale	(132,419,073)	(250,445,594)	(381,284,748)
Proceeds from Sale of Investment Securities Available for Sale	72,672,795	227,690,806	342,672,937
Proceeds from Maturities, Calls and Paydowns of Investment Securities Available for Sale	48,330,382	54,006,594	41,978,769
Held to Maturity	11,623	14,019	12,565
Proceeds from Sale of Premises and Equipment	2,500	1,500	1,605
Net Loans to Customers	(19,959,948)	(50,126,252)	63,267,200
Purchase of Premises and Equipment	(1,489,579)	(845,338)	(397,825)
Proceeds from Sale of Other Real Estate and Repossessions	8,041,638	9,876,136	9,991,792
Proceeds from Sale of Federal Home Loan Bank Stock	200,400	2,033,900	665,300
Purchase of Bank-Owned Life Insurance	(10,000,000)	-	-

	(34,774,212)	(632,260)	98,677,019
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	16,550,430	(49,998,012)	(50,448,220)
Noninterest-Bearing Customer Deposits	(8,705,841)	29,697,631	(8,690,512)
Proceeds from Other Borrowed Money	21,500,000	5,000,000	-
Principal Payments on Other Borrowed Money	(16,500,000)	(41,000,000)	(4,076,010)
Dividends Paid on Preferred Stock	-	-	(1,400,000)
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	-	-	(20,000,000)

	12,844,589	(56,300,381)	(84,614,742)

Net Increase (Decrease) in Cash and Cash Equivalents	(3,059,168)	(34,126,009)	29,222,173

Cash and Cash Equivalents, Beginning	49,245,833	83,371,842	54,149,669

Cash and Cash Equivalents, Ending	$46,186,665	$49,245,833	$83,371,842

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

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2013.  Such reclassifications had no effect on previously reported stockholders’ equity or net income.

(1)	Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions.  The Company has a concentration in real estate loans as well as a geographic concentration that could pose an adverse credit risk, particularly with the current economic downturn in the real estate market.  At December 31, 2013, approximately 87 percent of the Company’s loan portfolio was concentrated in loans secured by real estate.  A substantial portion of borrowers’ ability to honor their contractual obligations is dependent upon the viability of the real estate economic sector.  The downturn of the housing and real estate market that began in 2007 resulted in an increase of problem loans secured by real estate, of which most are centered in the Company’s larger MSA markets.  Declining collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have resulted in high loan loss provisions in recent years.  In addition, a large portion of the Company’s foreclosed assets are also located in these same geographic markets, making the recovery of the carrying amount of foreclosed assets susceptible to changes in market conditions.  Management continues to monitor these concentrations and has considered these concentrations in its allowance for loan loss analysis.

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

Allowance for Loan Losses (Continued)

A significant portion of the Company’s impaired loans are deemed to be collateral dependent.  Management therefore measures impairment on these loans based on the fair value of the collateral.  Collateral values are determined based on appraisals performed by qualified licensed appraisers hired by the Company or by senior members of the Company’s credit administration staff.  The decision whether or not to obtain an external third-party appraisal usually depends on the type of property being evaluated.  External appraisals are usually obtained on more complex, income producing properties such as hotels, shopping centers and businesses.  Less complex properties such as residential lots, farm land and single family houses may be evaluated internally by senior credit administration staff.  When the Company does obtain appraisals from external third-parties, the values utilized in the impairment calculation are “as is” or current market values.  The appraisals, whether prepared internally or externally, may utilize a single valuation approach or a combination of approaches including the comparable sales, income and cost approach.  Appraised amounts used in the impairment calculation are typically discounted 10 percent to account for selling and marketing costs, if the repayment of the loan is to come from the sale of the collateral.  Although appraisals may not be obtained each year on all impaired loans, the collateral values used in the impairment calculations are evaluated quarterly by management.  Based on management’s knowledge of the collateral and the current real estate market conditions, appraised values may be further discounted to reflect facts and circumstances known to management since the initial appraisal was performed.

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

Statement of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks, federal funds sold and securities purchased under agreement to resell.  Cash flows from demand deposits, interest-bearing checking accounts, savings accounts, loans and certificates of deposit are reported net.

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

The Company’s federal and state income tax returns for tax years 2013, 2012, 2011 and 2010 are subject to examination by the Internal Revenue Service (IRS) and the Georgia Department of Revenue, generally for three years after filing.

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

Bank-Owned Life Insurance

The Company has purchased life insurance on the lives of certain key members of management and directors.  The life insurance policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement, if applicable.  Increases in the cash surrender value are recorded as other income in the consolidated statements of income.  The cash surrender value of the insurance contracts is recorded in other assets on the consolidated balance sheets in the amount of $13,940,176 and $3,601,464 as of December 31, 2013 and 2012, respectively.

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

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Adoption of New Accounting Standards

ASU 2013-02, Comprehensive Income (Topic 220) - Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. ASU 2013-02 amends recent guidance related to the reporting of comprehensive income to enhance the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 became effective for the Company on January 1, 2013 and did not have a significant impact on the Company’s consolidated financial statements.

ASU 2012-02, Intangibles - Goodwill and Other (Topic 350) - Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 gives entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that an indefinite-lived intangible asset is impaired, then the entity must perform the quantitative impairment test. If, under the quantitative impairment test, the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. ASU 2012-02 became effective for the Company on January 1, 2013 and did not have a significant impact on the Company’s consolidated financial statements.

ASU 2011-11, Balance Sheet (Topic 210) - Disclosures about Offsetting Assets and Liabilities.  ASU 2011-11 amends Topic 210, Balance Sheet, to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements and reverse sale and repurchase agreements and securities borrowing/lending arrangements, and derivative instruments that are eligible for offset in the consolidated balance sheet and/or subject to a master netting arrangement or similar agreement.  ASU No. 2013-01, Balance Sheet (Topic 210) - Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, clarifies that ordinary trade receivables are not within the scope of ASU 2011-11.  ASU 2011-11 became effective for the Company on January 1, 2013 and did not have a significant impact on the Company’s consolidated financial statements.

(2)	Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2013	2012

Cash on Hand and Cash Items	$10,531,340	$9,063,437
Noninterest-Bearing Deposits with Other Banks	15,160,265	20,180,490

	$25,691,605	$29,243,927

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits.  Reserve balances totaled approximately $1,252,000 and $6,065,000 at December 31, 2013 and 2012, respectively.

(3)	Investment Securities

Investment securities as of December 31, 2013 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$273,029,073	$118,843	$(13,799,858)	$259,348,058
State, County and Municipal	3,978,857	14,963	(83,988)	3,909,832

	$277,007,930	$133,806	$(13,883,846)	$263,257,890
Securities Held to Maturity
State, County and Municipal	$37,062	$247	$-	$37,309

The amortized cost and fair value of investment securities as of December 31, 2013, by contractual maturity, are shown hereafter.  Expected maturities may differ from contractual maturities for certain investments because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.  This is often the case with mortgage-backed securities, which are disclosed separately in the table below.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in One Year or Less	$272,219	$274,166	$-	$-
Due After One Year Through Five Years	1,755,607	1,768,121	37,062	37,309
Due After Five Years Through Ten Years	1,298,122	1,265,127	-	-
Due After Ten Years	652,909	602,418	-	-

	3,978,857	3,909,832	37,062	37,309
Mortgage-Backed Securities	273,029,073	259,348,058	-	-

	$277,007,930	$263,257,890	$37,062	$37,309

Investment securities as of December 31, 2012 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$263,186,852	$833,920	$(961,698)	$263,059,074
State, County and Municipal	3,973,926	34,670	(4,586)	4,004,010
Corporate Obligations	1,000,000	104,900	-	1,104,900
Asset-Backed Securities	366,623	-	(234,196)	132,427

	$268,527,401	$973,490	$(1,200,480)	$268,300,411
Securities Held to Maturity
State, County and Municipal	$41,467	$442	$-	$41,909

(3)	Investment Securities (Continued)

Proceeds from sales of investments available for sale were $72,672,795 in 2013, $227,690,806 in 2012 and $342,672,937 in 2011.  Gross realized gains totaled $442,124 in 2013, $3,084,666 in 2012 and $2,978,193 in 2011.  Gross realized losses totaled $805,928 in 2013, $247,202 in 2012 and $54,592 in 2011.

Nonaccrual securities are securities for which principal and interest are doubtful of collection in accordance with original terms and for which accruals of interest have been discontinued due to payment delinquency.  Fair value of securities on nonaccrual status totaled $0 and $132,427 as of December 31, 2013 and 2012, respectively.

Investment securities having a carrying value totaling $112,912,815 and $117,450,817 as of December 31, 2013 and 2012, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2013 and 2012 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2013
U.S. Government Agencies Mortgage-Backed	$190,063,827	$(9,440,663)	$63,193,601	$(4,359,195)	$253,257,428	$(13,799,858)
State, County and Municipal	1,647,043	(83,988)	-	-	1,647,043	(83,988)

	$191,710,870	$(9,524,651)	$63,193,601	$(4,359,195)	$254,904,471	$(13,883,846)

December 31, 2012

U.S. Government Agencies Mortgage-Backed	$142,103,991	$(961,698)	$-	$-	$142,103,991	$(961,698)
State, County and Municipal	1,430,512	(4,586)	-	-	1,430,512	(4,586)
Asset-Backed Securities	-	-	132,427	(234,196)	132,427	(234,196)

	$143,534,503	$(966,284)	$132,427	$(234,196)	$143,666,930	$(1,200,480)

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

(3)	Investment Securities (Continued)

At December 31, 2013, the debt securities with unrealized losses have depreciated 5.17 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations.  In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition.  The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.  However, the Company did own one asset-backed security at December 31, 2013 which has been completely written off.  This investment is comprised of one issuance of a trust preferred security and has a book value of $0.  Management evaluates this investment on a quarterly basis utilizing a third-party valuation model.  The results of this model revealed other-than-temporary impairment and as a result, $366,623, $59,568 and $53,058 were written off during the years ended December 31, 2013, 2012 and 2011, respectively.

(4)	Loans

The following table presents the composition of loans, segregated by class of loans, as of December 31:

	2013	2012

Commercial and Agricultural
Commercial	$48,107,448	$55,684,492
Agricultural	10,665,938	6,210,953

Real Estate
Commercial Construction	52,738,783	53,808,056
Residential Construction	6,549,260	5,852,238
Commercial	341,783,538	334,386,177
Residential	206,257,927	203,844,522
Farmland	47,034,426	49,056,861

Consumer and Other
Consumer	25,675,560	29,777,776
Other	12,405,582	8,428,936

Total Loans	$751,218,462	$747,050,011

(4)	Loans (Continued)

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

2013	Pass	Special Mention	Substandard	Total Loans

Commercial and Agricultural
Commercial	$41,759,281	$2,770,284	$3,577,883	$48,107,448
Agricultural	10,637,705	16,830	11,403	10,665,938

Real Estate
Commercial Construction	42,668,320	1,512,301	8,558,162	52,738,783
Residential Construction	6,341,530	207,730	-	6,549,260
Commercial	317,567,749	10,759,954	13,455,835	341,783,538
Residential	182,977,361	13,523,478	9,757,088	206,257,927
Farmland	44,776,355	507,122	1,750,949	47,034,426

Consumer and Other
Consumer	24,608,175	320,473	746,912	25,675,560
Other	12,356,116	711	48,755	12,405,582

Total Loans	$683,692,592	$29,618,883	$37,906,987	$751,218,462

2012

Commercial and Agricultural
Commercial	$49,947,552	$1,417,735	$4,319,205	$55,684,492
Agricultural	6,155,864	-	55,089	6,210,953

Real Estate
Commercial Construction	37,256,301	1,663,588	14,888,167	53,808,056
Residential Construction	5,748,829	103,409	-	5,852,238
Commercial	298,222,139	9,759,473	26,404,565	334,386,177
Residential	183,222,020	11,412,973	9,209,529	203,844,522
Farmland	45,495,038	913,487	2,648,336	49,056,861

Consumer and Other
Consumer	28,839,058	293,467	645,251	29,777,776
Other	8,350,772	8,907	69,257	8,428,936

Total Loans	$663,237,573	$25,573,039	$58,239,399	$747,050,011

A loan’s risk grade is assigned at the inception of the loan and is based on the financial strength of the borrower and the type of collateral.  Loan risk grades are subject to reassessment at various times throughout the year as part of the Company’s ongoing loan review process.  Loans with an assigned risk grade of 6 or below and an outstanding balance of $250,000 or more are reassessed on a quarterly basis.  During this reassessment process individual reserves may be identified and placed against certain loans which are not considered impaired.

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

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31:

	Accruing Loans
2013	30-89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans

Commercial and Agricultural
Commercial	$581,281	$-	$581,281	$1,646,418	$45,879,749	$48,107,448
Agricultural	81,036	-	81,036	-	10,584,902	10,665,938

Real Estate
Commercial Construction	139,826	-	139,826	8,221,745	44,377,212	52,738,783
Residential Construction	-	-	-	-	6,549,260	6,549,260
Commercial	2,287,341	-	2,287,341	7,366,703	332,129,494	341,783,538
Residential	5,273,586	-	5,273,586	4,933,420	196,050,921	206,257,927
Farmland	350,718	-	350,718	1,629,611	45,054,097	47,034,426

Consumer and Other
Consumer	453,580	3,991	457,571	307,456	24,910,533	25,675,560
Other	198,451	-	198,451	9,146	12,197,985	12,405,582

Total Loans	$9,365,819	$3,991	$9,369,810	$24,114,499	$717,734,153	$751,218,462

2012

Commercial and Agricultural
Commercial	$797,612	$-	$797,612	$1,033,371	$53,853,509	$55,684,492
Agricultural	28,228	-	28,228	39,213	6,143,512	6,210,953

Real Estate
Commercial Construction	1,309,618	-	1,309,618	14,032,580	38,465,858	53,808,056
Residential Construction	-	-	-	-	5,852,238	5,852,238
Commercial	3,771,106	-	3,771,106	6,629,789	323,985,282	334,386,177
Residential	8,223,174	-	8,223,174	5,429,971	190,191,377	203,844,522
Farmland	140,095	-	140,095	2,413,104	46,503,662	49,056,861

Consumer and Other
Consumer	636,888	4,355	641,243	255,216	28,881,317	29,777,776
Other	4,557	-	4,557	17,491	8,406,888	8,428,936

Total Loans	$14,911,278	$4,355	$14,915,633	$29,850,735	$702,283,643	$747,050,011

(4)	Loans (Continued)

During its review of impaired loans, the Company determined the majority of its exposures on these loans were known losses.  As a result, the exposures were charged off, reducing the specific allowances on impaired loans.  Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $968,700, $1,634,600 and $1,639,800 for the years ended December 31, 2013, 2012 and 2011, respectively.

The following table details impaired loan data as of December 31, 2013:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$305,272	$305,272	$-	$216,057	$24,494	$25,193
Agricultural	-	-	-	9,803	-	-
Commercial Construction	7,856,411	4,750,157	-	4,105,370	34,908	41,164
Commercial Real Estate	20,120,403	19,252,946	-	13,198,988	493,940	503,392
Residential Real Estate	7,836,718	6,361,592	-	4,564,666	224,439	209,330
Farmland	302,629	302,629	-	1,858,654	803	869
Consumer	313,194	307,456	-	252,944	18,469	21,109
Other	9,146	9,146	-	2,287	556	575

	36,743,773	31,289,198	-	24,208,769	797,609	801,632

With An Allowance Recorded
Commercial	1,452,798	1,452,798	433,714	1,689,125	14,845	20,748
Agricultural	-	-	-	-	-	-
Commercial Construction	5,922,674	3,471,587	830,546	5,025,176	(159)	-
Commercial Real Estate	5,874,473	5,874,473	423,685	11,072,314	157,536	148,495
Residential Real Estate	1,949,301	1,849,301	526,005	3,661,706	25,739	24,414
Farmland	1,326,982	1,326,982	85,500	663,903	44,638	46,930
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-

	16,526,228	13,975,141	2,299,450	22,112,224	242,599	240,587

Total
Commercial	1,758,070	1,758,070	433,714	1,905,182	39,339	45,941
Agricultural	-	-	-	9,803	-	-
Commercial Construction	13,779,085	8,221,744	830,546	9,130,546	34,749	41,164
Commercial Real Estate	25,994,876	25,127,419	423,685	24,271,302	651,476	651,887
Residential Real Estate	9,786,019	8,210,893	526,005	8,226,372	250,178	233,744
Farmland	1,629,611	1,629,611	85,500	2,522,557	45,441	47,799
Consumer	313,194	307,456	-	252,944	18,469	21,109
Other	9,146	9,146	-	2,287	556	575

	$53,270,001	$45,264,339	$2,299,450	$46,320,993	$1,040,208	$1,042,219

(4)	Loans (Continued)

The following table details impaired loan data as of December 31, 2012:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$1,508,236	$1,041,938	$-	$1,052,916	$27,407	$28,410
Agricultural	39,213	39,213	-	58,056	-	-
Commercial Construction	10,624,917	6,414,986	-	9,194,360	27,377	51,820
Commercial Real Estate	16,565,971	15,505,907	-	26,482,274	430,339	420,549
Residential Real Estate	4,450,128	4,131,707	-	3,096,151	89,139	123,101
Farmland	2,828,539	2,413,103	-	2,326,180	42,588	55,258
Consumer	297,356	255,216	-	228,181	10,441	12,920
Other	17,491	17,491	-	24,414	1,191	1,291

	36,331,851	29,819,561	-	42,462,532	628,482	693,349

With An Allowance Recorded
Commercial	1,493,432	1,493,432	462,555	942,673	91,888	87,611
Agricultural	-	-	-	-	-	-
Commercial Construction	8,266,649	7,617,594	1,732,534	10,533,468	-	-
Commercial Real Estate	12,758,884	12,745,422	1,236,526	6,398,364	383,356	366,423
Residential Real Estate	5,514,994	4,421,809	840,492	4,288,062	144,661	117,266
Farmland	-	-	-	64,862	-	-
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-

	28,033,959	26,278,257	4,272,107	22,227,429	619,905	571,300

Total
Commercial	3,001,668	2,535,370	462,555	1,995,589	119,295	116,021
Agricultural	39,213	39,213	-	58,056	-	-
Commercial Construction	18,891,566	14,032,580	1,732,534	19,727,828	27,377	51,820
Commercial Real Estate	29,324,855	28,251,329	1,236,526	32,880,638	813,695	786,972
Residential Real Estate	9,965,122	8,553,516	840,492	7,384,213	233,800	240,367
Farmland	2,828,539	2,413,103	-	2,391,042	42,588	55,258
Consumer	297,356	255,216	-	228,181	10,441	12,920
Other	17,491	17,491	-	24,414	1,191	1,291

	$64,365,810	$56,097,818	$4,272,107	$64,689,961	$1,248,387	$1,264,649

(4)	Loans (Continued)

Troubled Debt Restructurings (TDRs) are troubled loans on which the original terms of the loan have been modified in favor of the borrower due to deterioration in the borrower’s financial condition.  Each potential loan modification is reviewed individually and the terms of the loan are modified to meet the borrower’s specific circumstances at a point in time.  Not all loan modifications are TDRs.  Loan modifications are reviewed and approved by the Company’s senior lending staff, who then determine whether the loan meets the criteria for a TDR.  Generally, the types of concessions granted to borrowers that are evaluated in determining whether a loan is classified as a TDR include:

•	Interest rate reductions - Occur when the stated interest rate is reduced to a nonmarket rate or a rate the borrower would not be able to obtain elsewhere under similar circumstances.

•	Amortization or maturity date changes - Result when the amortization period of the loan is extended beyond what is considered a normal amortization period for loans of similar type with similar collateral.

•	Principal reductions - These are often the result of commercial real estate loan workouts where two new notes are created. The primary note is underwritten based upon our normal underwriting standards and is structured so that the projected cash flows are sufficient to repay the contractual principal and interest of the newly restructured note. The terms of the secondary note vary by situation and often involve that note being charged off, or the principal and interest payments being deferred until after the primary note has been repaid. In situations where a portion of the note is charged off during modification, there is often no specific reserve allocated to those loans. This is due to the fact that the amount of the charge-off usually represents the excess of the original loan balance over the collateral value and the Company has determined there is no additional exposure on those loans.

(4)	Loans (Continued)

As discussed in Note 1, Summary of Significant Accounting Policies, once a loan is identified as a TDR, it is accounted for as an impaired loan.  The Company had no unfunded commitments to lend to a customer that has a troubled debt restructured loan as of December 31, 2013.  The following tables present the number of loan contracts restructured during the 12 months ended December 31, 2013 and the pre- and post-modification recorded investment as well as the number of contracts and the recorded investment for those TDRs modified during the previous 12 months which subsequently defaulted during the period.  Loans modified in a troubled debt restructuring are considered to be in default once the loan becomes 90 days past due.

Troubled Debt Restructurings

2013	# of Contracts	Pre-Modification	Post-Modification

Commercial	1	$83,748	$81,277
Commercial Construction	2	228,633	225,959
Commercial Real Estate	1	225,852	225,852
Residential Real Estate	4	1,885,700	1,764,399

Total Loans	8	$2,423,933	$2,297,487

2012

Commercial	1	$107,749	$107,749
Commercial Real Estate	1	56,835	56,835
Residential Real Estate	5	1,082,585	1,079,614

Total Loans	7	$1,247,169	$1,244,198

2011

Commercial	3	$3,240,469	$1,541,882
Commercial Construction	3	1,430,147	1,430,101
Commercial Real Estate	9	20,827,349	15,906,547
Residential Real Estate	8	1,505,356	1,456,878

Total Loans	23	$27,003,321	$20,335,408

(4)	Loans (Continued)

Troubled debt restructurings that subsequently defaulted as of December 31 are as follows:

	2013		2012		2011
	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment

Commercial	1	$81,277	-	$-	1	$1,175,922
Commercial Construction	-	-	-	-	3	4,475,473
Commercial Real Estate	-	-	1	203,291	3	2,322,361
Residential Real Estate	-	-	1	10,000	-	-

Total Loans	1	$81,277	2	$213,291	7	$7,973,756

At December 31, 2013, 2012 and 2011, all restructured loans were performing as agreed.  However, two restructured loans totaling $81,277 and $10,000 at December 31, 2013 and 2012 failed to continue to perform as agreed and, as a result, the loans were charged off in August 2013 and January 2012, respectively.  At December 31, 2011, two restructured loans totaling $999,133 and $51,998 failed to continue to perform as agreed and, as a result, the loans were charged off in March 2011 and December 2011, respectively.

(5)	Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2013	2012	2011

Balance, Beginning of Year	$12,736,921	$15,649,594	$28,280,077

Provision for Loan Losses	4,485,000	6,784,767	8,250,000
Loans Charged Off	(6,227,716)	(10,454,175)	(22,850,673)
Recoveries of Loans Previously Charged Off	811,781	756,735	1,970,190

Balance, End of Year	$11,805,986	$12,736,921	$15,649,594

(5)	Allowance for Loan Losses (Continued)

The following tables detail activity in the allowance for loan losses, segregated by class of loan, for the years ended December 31.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

2013	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$981,021	$(120,690)	$55,829	$100,913	$1,017,073
Agricultural	296,175	(34,502)	6,200	26,013	293,886

Real Estate
Commercial Construction	1,890,200	(2,071,162)	253,459	1,709,682	1,782,179
Residential Construction	138,092	-	-	-	138,092
Commercial	5,162,839	(2,872,408)	297,984	1,790,861	4,379,276
Residential	3,405,947	(706,242)	64,583	513,981	3,278,269
Farmland	290,526	(20,977)	21,762	20,183	311,494

Consumer and Other
Consumer	227,774	(397,822)	93,520	319,781	243,253
Other	344,347	(3,913)	18,444	3,586	362,464

	$12,736,921	$(6,227,716)	$811,781	$4,485,000	$11,805,986

2012

Commercial and Agricultural
Commercial	$1,070,560	$(653,389)	$139,802	$424,048	$981,021
Agricultural	297,168	(3,028)	-	2,035	296,175

Real Estate
Commercial Construction	3,122,594	(4,106,124)	209,352	2,664,378	1,890,200
Residential Construction	138,092	-	-	-	138,092
Commercial	6,448,064	(4,325,642)	232,880	2,807,537	5,162,839
Residential	3,695,357	(960,620)	47,690	623,520	3,405,947
Farmland	364,663	(224,725)	4,716	145,872	290,526

Consumer and Other
Consumer	205,154	(169,249)	81,956	109,913	227,774
Other	307,942	(11,398)	40,339	7,464	344,347

	$15,649,594	$(10,454,175)	$756,735	$6,784,767	$12,736,921

(5)	Allowance for Loan Losses (Continued)

2011	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$4,414,817	$(841,887)	$127,490	$(2,629,860)	$1,070,560
Agricultural	698,637	(455,165)	454,453	(400,757)	297,168

Real Estate
Commercial Construction	4,126,043	(6,957,181)	557,168	5,396,564	3,122,594
Residential Construction	519,766	(481)	-	(381,193)	138,092
Commercial	8,029,525	(12,492,097)	527,996	10,382,640	6,448,064
Residential	5,941,696	(1,704,887)	149,173	(690,625)	3,695,357
Farmland	944,323	(60,447)	411	(519,624)	364,663

Consumer and Other
Consumer	3,074,220	(222,878)	145,279	(2,791,467)	205,154
Other	531,050	(115,650)	8,220	(115,678)	307,942

	$28,280,077	$(22,850,673)	$1,970,190	$8,250,000	$15,649,594

During 2012, the Company changed its loss history period used in calculating the ALLL from a one-year average to a rolling eight-quarter average.  Although at December 31, 2012 the loss history period used was based on the annual loss rate from calendar year 2011 and the first three quarters of 2012, whereas the loss history period used at December 31, 2013 was based on the loss rate from the eight quarters ended September 30, 2013.

During the third quarter, management implemented a change to its methodology for calculating the allowance for loan losses.  This change was intended to better reflect the current position of the loan portfolio.  Prior to the third quarter, the allowance for loan loss calculation incorporated a qualitative factor related to improvements in credit administration.  These improvements, which began in 2008, included organizational changes to credit administration, specifically related to managing past due loans, grading of loans, recognition of losses and underwriting of new loans.  Primary among the organizational changes was the appointment of experienced lending officers to oversee the lending function, as well as the appointment of a chief credit officer.  Management feels these organizational changes are now fully implemented, as evidenced by a lower charge-off rate, and therefore, the qualitative factor is no longer relevant.  The removal of this qualitative factor did not result in a significant adjustment to the recorded allowance for loan loss balance.

The Company determines its individual reserves during its quarterly review of substandard loans.  This process involves reviewing all loans with a risk grade of 6 or greater and an outstanding balance of $250,000 or more, regardless of the loans impairment classification.  Effective March 31, 2013, management increased the dollar threshold of this review process from $50,000 to $250,000.  The threshold change resulted in loans totaling $4.1 million at December 31, 2013 being removed from the individual impairment review process and being placed in the collective review process.  These loans are now subject to general reserves.

(5)	Allowance for Loan Losses (Continued)

Since not all loans in the substandard category are considered impaired, this quarterly review process may result in the identification of specific reserves on nonimpaired loans.  Management considers those loans graded substandard, but not classified as impaired, to be higher risk loans and, therefore, makes specific allocations to the allowance for those loans if warranted.  The total of such loans is $6.7 million and $10.8 million as of December 31, 2013 and 2012, respectively.  Specific allowance allocations were made for these loans totaling $261 thousand and $899 thousand as of December 31, 2013 and 2012, respectively.  Since these loans are not considered impaired, both the loan balance and related specific allocation are included in the “Collectively Evaluated for Impairment” column of the following tables.

At December 31, 2013, impaired loans totaling $2.82 million were below the $250 thousand review threshold and were not individually reviewed for impairment.  Those loans were subject to the bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables.  Likewise, at December 31, 2012 and 2011, impaired loans totaling $1.03 million and $995 thousand, respectively, were below the $50 thousand review threshold and were subject to the bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables.

	Ending Allowance Balance			Ending Loan Balance
2013	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$433,714	$583,359	$1,017,073	$1,542,058	$46,565,390	$48,107,448
Agricultural	-	293,886	293,886	-	10,665,938	10,665,938

Real Estate
Commercial Construction	830,546	951,633	1,782,179	7,971,298	44,767,485	52,738,783
Residential Construction	-	138,092	138,092	-	6,549,260	6,549,260
Commercial	423,685	3,955,591	4,379,276	24,757,942	317,025,596	341,783,538
Residential	526,005	2,752,264	3,278,269	6,545,490	199,712,437	206,257,927
Farmland	85,500	225,994	311,494	1,617,206	45,417,220	47,034,426

Consumer and Other
Consumer	-	243,253	243,253	-	25,675,560	25,675,560
Other	-	362,464	362,464	9,146	12,396,436	12,405,582

Total End of Year Balance	$2,299,450	$9,506,536	$11,805,986	$42,443,140	$708,775,322	$751,218,462

(5)	Allowance for Loan Losses (Continued)

	Ending Allowance Balance			Ending Loan Balance
2012	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$462,555	$518,466	$981,021	$2,512,133	$53,172,359	$55,684,492
Agricultural	-	296,175	296,175	-	6,210,953	6,210,953

Real Estate
Commercial Construction	1,732,534	157,666	1,890,200	13,892,135	39,915,921	53,808,056
Residential Construction	-	138,092	138,092	-	5,852,238	5,852,238
Commercial	1,236,526	3,926,313	5,162,839	28,205,405	306,180,772	334,386,177
Residential	840,492	2,565,455	3,405,947	8,022,249	195,822,273	203,844,522
Farmland	-	290,526	290,526	2,393,775	46,663,086	49,056,861

Consumer and Other
Consumer	-	227,774	227,774	28,007	29,749,769	29,777,776
Other	-	344,347	344,347	17,491	8,411,445	8,428,936

Total End of Year Balance	$4,272,107	$8,464,814	$12,736,921	$55,071,195	$691,978,816	$747,050,011

	Ending Allowance Balance			Ending Loan Balance
2011	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$308,211	$762,349	$1,070,560	$2,237,878	$46,748,224	$48,986,102
Agricultural	-	297,168	297,168	-	8,421,884	8,421,884

Real Estate
Commercial Construction	2,693,571	429,023	3,122,594	24,212,519	34,333,301	58,545,820
Residential Construction	-	138,092	138,092	-	3,530,502	3,530,502
Commercial	2,060,815	4,387,249	6,448,064	35,715,026	279,565,722	315,280,748
Residential	674,998	3,020,359	3,695,357	5,614,744	188,023,073	193,637,817
Farmland	11,878	352,785	364,663	486,683	47,738,723	48,225,406

Consumer and Other
Consumer	1,632	203,522	205,154	9,596	30,439,707	30,449,303
Other	-	307,942	307,942	-	9,243,739	9,243,739

Total End of Year Balance	$5,751,105	$9,898,489	$15,649,594	$68,276,446	$648,044,875	$716,321,321

(6)	Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2013	2012

Land	$7,790,167	$7,780,167
Building	23,832,454	23,758,761
Furniture, Fixtures and Equipment	13,846,579	12,923,699
Leasehold Improvements	970,346	948,260
Construction in Progress	236,591	-

	46,676,137	45,410,887
Accumulated Depreciation	(21,799,668)	(20,494,781)

	$24,876,469	$24,916,106

Depreciation charged to operations totaled $1,527,392 in 2013, $1,676,820 in 2012 and $1,790,041 in 2011.

Certain Company facilities and equipment are leased under various operating leases.  Rental expense approximated $490,000 for 2013, $447,000 for 2012 and $376,000 for 2011.

Future minimum rental payments as of December 31, 2013 are as follows:

Year Ending December 31	Amount

2014	$53,458
2015	42,000
2016	42,000
2017	38,500

$175,958

(7)	Other Real Estate Owned

The aggregate carrying amount of Other Real Estate Owned (OREO) at December 31, 2013, 2012 and 2011 was $15,502,462, $15,940,693 and $20,445,805, respectively.  All of the Company’s other real estate owned represents properties acquired through foreclosure or deed in lieu of foreclosure.  The following table details the change in OREO during 2013, 2012 and 2011 as of December 31:

	2013	2012	2011

Balance, Beginning of Year	$15,940,693	$20,445,085	$20,207,806

Additions	10,251,006	9,729,174	12,555,622
Sales of OREO	(7,804,080)	(9,711,890)	(9,804,669)
Loss on Sale	(1,563,739)	(1,818,967)	(1,102,613)
Provision for Losses	(1,321,418)	(2,702,709)	(1,411,061)

Balance, End of Year	$15,502,462	$15,940,693	$20,445,085

(8)	Intangible Assets

The following is an analysis of the core deposit intangible activity for the years ended December 31:

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2011	$1,056,693	$(797,435)	$259,258

Amortization Expense	-	(35,748)	(35,748)

Balance, December 31, 2012	1,056,693	(833,183)	223,510

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2013	$1,056,693	$(868,932)	$187,761

Amortization expense related to the core deposit intangible was $35,749, $35,748 and $35,749 for the years ended December 31, 2013, 2012 and 2011.  Amortizations expense will continue at an annual rate of approximately $35,749 through the first quarter of 2019, at which point the core deposit will be fully amortized.

(9)	Income Taxes

The components of income tax (benefit) expense for the years ended December 31 are as follows:

	2013	2012	2011

Current Federal (Benefit) Expense	$156,642	$(6,114)	$311,174
Deferred Federal (Benefit) Expense	2,178,222	1,204,439	867,006

Federal Income Tax (Benefit) Expense	2,334,864	1,198,325	1,178,180
Current State Income Tax (Benefit) Expense	-	2,526	(74,297)

	$2,334,864	$1,200,851	$1,103,883

The federal income tax (benefit) expense of $2,334,864 in 2013, $1,198,325 in 2012 and $1,178,180 in 2011 is different than the income taxes computed by applying the federal statutory rates to income before income taxes.  The reasons for the differences are as follows:

	2013	2012	2011

Statutory Federal Income Taxes	$2,367,729	$1,306,331	$1,228,538
Tax-Exempt Interest	(110,752)	(94,891)	(126,468)
Interest Expense Disallowance	6,445	4,908	8,751
Premiums on Officers’ Life Insurance	(111,749)	(59,603)	(52,431)
Meal and Entertainment Disallowance	26,549	25,567	20,693
Other	156,642	16,013	99,097

Actual Federal Income Taxes	$2,334,864	$1,198,325	$1,178,180

(9)	Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2013	2012

Deferred Tax Assets
Allowance for Loan Losses	$4,014,035	$4,330,553
Other Real Estate	1,404,812	1,668,653
Deferred Compensation	303,380	342,547
Investments	340,000	-
Goodwill	301,238	345,762
Net Operating Loss Carryforward	730,484	2,310,708
Other	343,919	529,706

	7,437,868	9,527,929
Deferred Tax Liabilities
Premises and Equipment	(1,322,377)	(1,232,905)
Other	(2,874)	(4,185)

	(1,325,251)	(1,237,090)
Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	4,550,362	77,177

Net Deferred Tax Assets	$10,662,979	$8,368,016

The deferred tax assets are included in Other Assets in the consolidated balance sheets.  As discussed in Note 1, certain positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities.  An analysis of activity related to unrecognized taxes as of December 31 follows.

	2013	2012	2011

Balance, Beginning	$38,676	$33,368	$78,121

Positions Taken During the Current Year	7,247	11,794	14,275
Reductions Resulting from Lapse of Statutes of Limitation	(3,596)	(6,486)	(59,028)

Balance, Ending	$42,327	$38,676	$33,368

The net increase of $3,651 and $5,308 is included in income tax expense for the years ended December 31, 2013 and 2012, respectively.

The Company has cumulative federal net operating loss carryforwards of $2,148,335 at December 31, 2013 that expire beginning in 2022.

(10)	Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $400,552 and $389,331 as of December 31, 2013 and 2012, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2013	2012

Interest-Bearing Demand	$357,290,975	$314,030,843
Savings	54,094,617	48,777,743
Time, $100,000 and Over	220,672,794	211,244,750
Other Time	240,210,393	281,665,013

	$872,268,779	$855,718,349

At December 31, 2013 and 2012, the Company had brokered deposits of $26,579,934 and $28,229,608, respectively.  Of the brokered deposits at December 31, 2013 and 2012, $26,579,934 and $28,229,608 represented Certificate of Deposits Account Registry Service (CDARS) reciprocal deposits in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company received reciprocal brokered deposits in a like amount.  Thus, brokered deposits less the reciprocal deposits totaled $0 at December 31, 2013 and 2012.  The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $143,388,694 and $161,530,500 as of December 31, 2013 and 2012, respectively.

As of December 31, 2013, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2014	$322,971,106
2015	69,000,752
2016	37,944,799
2017	12,974,997
2018 and Thereafter	17,991,533

$460,883,187

(11)	Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2013	2012

Federal Home Loan Bank Advances	$40,000,000	$35,000,000

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2017 to 2020 and interest rates ranging from 0.49 percent to 4.75 percent.  As collateral on the outstanding FHLB advances, the Company has provided a blanket lien on its portfolio of qualifying residential first mortgage loans and commercial loans.  At December 31, 2013, the book value of those loans pledged approximated $90,000,000.  At December 31, 2013, the Company had remaining credit availability from the FHLB of approximately $126,490,000.  The Company may be required to pledge additional qualifying collateral in order to utilize the full amount of the remaining credit line.

(11)	Other Borrowed Money (Continued)

Other borrowed money of $9,000,000 matures in 2017, with the remainder of $31,000,000 maturing in 2018 and thereafter.  At December 31, 2013, $30,000,000 of FHLB advances are subject to fixed rates of interest, while the remaining $10,000,000 are subject to floating interest rates which will convert to fixed rates of interests after two years.

The Company also has available federal funds lines of credit with various financial institutions totaling $43,000,000, of which there were none outstanding at December 31, 2013.

The Company has the ability to borrow funds from the Federal Reserve Bank (FRB) of Atlanta utilizing the discount window.  The discount window is an instrument of monetary policy that allows eligible institutions to borrow money from the FRB on a short-term basis to meet temporary liquidity shortages caused by internal or external disruptions.  At December 31, 2013, the Company had borrowing capacity available under this arrangement, with no outstanding balances.  The Company would be required to pledge certain available-for-sale investment securities as collateral under this agreement.

In addition, at December 31, 2013, the Company had an available repurchase agreement line of credit with a third party totaling $50,000,000.  Use of this credit facility is subject to the underwriting and risk management policies of the third party in effect at the time of the request.  Such policies may take into consideration current market conditions, the current financial condition of the Company and the ability of the Company to provide adequate securities as collateral for the transaction, among other factors.

(12)	Subordinated Debentures (Trust Preferred Securities)

					Total
			3-Month	Added	Interest		5-Year
Description	Date	Amount	Libor Rate	Points	Rate	Maturity	Call Option
		(In Thousands)

Colony Bankcorp Statutory Trust III	6/17/2004	$4,640	0.24385	2.68	2.92385	6/14/2034	6/17/2009
Colony Bankcorp Capital Trust I	4/13/2006	5,155	0.24660	1.50	1.74660	4/13/2036	4/13/2011
Colony Bankcorp Capital Trust II	3/12/2007	9,279	0.24685	1.65	1.89685	3/12/2037	3/12/2012
Colony Bankcorp Capital Trust III	9/14/2007	5,155	0.23585	1.40	1.63585	9/14/2037	9/14/2012

The Trust Preferred Securities are recorded as subordinated debentures on the consolidated balance sheets, but subject to certain limitations, qualify as Tier 1 Capital for regulatory capital purposes.  The proceeds from these offerings were used to fund certain acquisitions, pay off holding Company debt and inject capital into the bank subsidiary.

On February 13, 2012, the Company announced the suspension of the quarterly interest payments on the Trust Preferred Securities.  Under the terms of the trust documents, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default or penalty.  The regularly scheduled interest payments will continue to be accrued for payment in the future and reported as an expense in the current period.  At December 31, 2013, accrued but unpaid interest expense totaled $1,069,769.

(13)	Preferred Stock

On January 9, 2009 the Company received $28.0 million of equity capital by issuing to the United States Department of the Treasury (Treasury) 28,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the Preferred Stock) and a warrant (the Warrant) to purchase up to 500,000 shares of the Company’s common stock. The Preferred stock qualifies as Tier 1 capital and is nonvoting, other than class voting rights on certain matters that could adversely affect the Preferred Stock.  The Preferred Stock may be redeemed by the Company at the liquidation preference of $1,000 per share, plus any accrued and unpaid dividends.  The Warrant may be exercised on or before January 9, 2019 at an exercise price of $8.40 per share.  No voting rights may be exercised with respect to the shares of the Warrant until the Warrant has been exercised.

On January 29, 2013, the Company’s 28,000 shares of Preferred Stock was sold by the Treasury to the public through an auction.  On June 5, 2013, the Company’s Warrant for 500,000 shares of common stock was also sold by the Treasury to the public through an auction.  Neither the sale of the Preferred Stock nor the sale of the Warrant to new investors resulted in any accounting entries and neither transaction had an impact on the Company’s capital position.

The Preferred Stock requires a cumulative cash dividend be paid quarterly at a rate of 5 percent per annum for the first five years and at 9 percent per annum thereafter.  On February 13, 2012, the Company announced the suspension of dividends on Preferred Stock.  Unpaid dividends on the Preferred Stock must be declared and set aside for the benefit of the holders of the Preferred Stock before any dividend may be declared on common stock.  At December 31, 2013 there were accumulated dividends in arrears of $3.12 million, approximately $111 per share, including accrued interest.  Beginning January 9, 2014, cumulated dividends on the Preferred Shares will continue to accrue at a rate of 9 percent per annum.

(14)	Restricted Stock - Unearned Compensation

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares which may be subject to restricted stock awards (split-adjusted) is 143,500.  To date, 53,256 shares have been issued under this plan and 17,798 shares have been forfeited; thus, the remaining shares which may be issued are 108,042 at December 31, 2013.  During 2013, there were no shares of restricted stock issued or forfeited. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity.  The cost of the shares, when issued, is amortized against earnings using the straight-line method over the restriction period, typically three years.

(15)	Employee Benefit Plan

The Company offers a defined contribution 401(k) Profit Sharing Plan (the Plan) which covers substantially all employees who meet certain age and service requirements.  The Plan allows employees to make voluntary pre-tax salary deferrals to the Plan.  The Company, at its discretion, may elect to make an annual contribution to the Plan equal to a percentage of each participating employee’s salary.  Such discretionary contributions must be approved by the Company’s board of directors.  Employees are fully vested in the Company contributions after six years of service.  The Company made no discretionary contributions in 2013, 2012 or 2011.

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

At December 31, 2013 and 2012, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2013	2012

Commitments to Extend Credit	$65,688,000	$64,147,000
Standby Letters of Credit	1,411,000	1,141,000

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

Liabilities accrued under the plans totaled $892,294 and $1,007,490 as of December 31, 2013 and 2012, respectively.  Benefit payments under the contracts were $188,240 in 2013 and $203,904 in 2012.  Provisions charged to operations totaled $75,777 in 2013, $82,250 in 2012 and $98,901 in 2011.

Fee income recognized with deferred compensation plans totaled $164,073 in 2013, $175,302 in 2012 and $154,210 in 2011.

(18)	Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2013	2012	2011

Interest Expense	$7,111,361	$10,942,113	$17,204,476

Income Taxes	$-	$-	$390,152

Noncash financing and investing activities for the years ended December 31 are as follows:

	2013	2012	2011

Acquisitions of Real Estate Through Loan Foreclosures	$10,251,006	$9,729,174	$12,555,622

Unrealized (Gain) Loss on Investment Securities	$13,523,049	$3,120,540	$(3,802,320)

(19)	Related Party Transactions

The following table reflects the activity and aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility.  A summary of activity of related party loans is shown below:

	2013	2012

Balance, Beginning	$4,776,492	$5,504,230

New Loans	7,610,259	8,075,835
Repayments	(8,322,163)	(10,510,517)
Transactions Due to Changes in Directors	-	1,706,944

Balance, Ending	$4,064,588	$4,776,492

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

Bank-Owned Life Insurance - The carrying value of bank-owned life insurance policies approximates fair value.

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

(20)	Fair Value of Financial Instruments and Fair Value Measurements (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	Carrying	Estimated	Level
2013	Amount	Fair Value	1	2	3
	(in Thousands)
Assets
Cash and Short-Term Investments	$68,147	$68,147	$68,147	$-	$-
Investment Securities Available for Sale	263,258	263,258	-	262,317	941
Investment Securities Held to Maturity	37	37	-	37	-
Federal Home Loan Bank Stock	3,164	3,164	3,164	-	-
Loans, Net	739,052	741,112	-	729,436	11,676
Bank-Owned Life Insurance	10,165	10,165	10,165	-	-

Liabilities
Deposits	987,529	989,101	526,646	462,455	-
Subordinated Debentures	24,229	24,229	24,229	-	-
Other Borrowed Money	40,000	42,074	-	42,074	-

2012

Assets
Cash and Short-Term Investments	$71,041	$71,041	$71,041	$-	$-
Investment Securities Available for Sale	268,300	268,300	-	267,162	1,138
Investment Securities Held to Maturity	41	42	-	42	-
Federal Home Loan Bank Stock	3,364	3,364	3,364	-	-
Loans, Net	734,079	735,115	-	713,109	22,006

Liabilities
Deposits	979,685	982,215	486,775	495,440	-
Subordinated Debentures	24,229	24,229	24,229	-	-
Other Borrowed Money	35,000	38,424	-	38,424	-

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

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring and nonrecurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy:

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

Fair Value Measurements

Impaired Loans - Impaired loans are those loans which the Company has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

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

Fair Value Measurements (Continued)

Assets (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring and Nonrecurring Basis - The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2013 and 2012, aggregated by the level in the fair value hierarchy within which those measurements fall.  The table below includes only impaired loans with a specific reserve and only other real estate properties with a valuation allowance at December 31, 2013.  Those impaired loans and other real estate properties are shown net of the related specific reserves and valuation allowances.

		Fair Value Measurements at Reporting Date Using
2013	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Recurring
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$259,348,058	$-	$259,348,058	$-
State, County and Municipal	3,909,832	-	2,968,567	941,265

	$263,257,890	$-	$262,316,625	941,265
Nonrecurring
Impaired Loans	$11,675,691	$-	$-	$11,675,691

Other Real Estate	$7,019,799	$-	$-	$7,019,799

2012

Recurring
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$263,059,074	$-	$263,059,074	$-
State, County and Municipal	4,004,010	-	2,998,199	1,005,811
Corporate Obligations	1,104,900	-	1,104,900	-
Asset-Backed Securities	132,427	-	-	132,427

	$268,300,411	$-	$267,162,173	$1,138,238
Nonrecurring
Impaired Loans	$22,006,150	$-	$-	$22,006,150

Other Real Estate	$8,817,204	$-	$-	$8,817,204

Liabilities

The Company did not identify any liabilities that are required to be presented at fair value.

(20)	Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

The following tables present quantitative information about the significant unobservable inputs used in the fair value measurements for assets in level 3 of the fair value hierarchy measured on a nonrecurring basis at December 31, 2013 and 2012.  These tables are comprised primarily of collateral dependent impaired loans and other real estate owned:

	December 31, 2013	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

Impaired Loans
Commercial	$1,019,084	Sales Comparison	Adjustment for Differences Between the Comparable Sales	0.00%-15.00% (7.50%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	10.00%-50.00% (30.00%)
Real Estate
Commercial Construction	2,641,041	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(16.00)%-28.00% (6.00%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00%-10.00% (5.00%)

		Income Approach	Capitalization Rate	8.50%

Residential Real Estate	1,323,296	Sales Comparison	Adjustment for Differences Between the Comparable Sales	0.00%-46.00% (23.00%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00%-25.00% (12.50%)

Commercial Real Estate	5,450,788	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(27.20%)-216.80% (94.80%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	25.00%-90.00% (57.50%)

		Income Approach	Capitalization Rate	11.00%

Farmland	1,241,482	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(55.00%)-388.00% (166.50)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	10.00%-35.00% (22.50%)

Other Real Estate Owned	7,019,799	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(10.00%)-319.10% (154.55%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.36%-87.81% (29.99%)

		Income Approach	Discount Rate	10.00%

(20)	Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

	December 31, 2012	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

Impaired Loans
Commercial	$1,030,877	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(45.00%)-80.00% (17.50%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00%-80.00% (40.00%)

		Income Approach	Capitalization Rate	8.50%
Real Estate
Commercial Construction	5,885,060	Sales Comparison	Adjustment for Differences Between the Comparable Sales	0.00%-45.00% (22.50%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00%-40.00% (20.00%)

		Income Approach	Discount Rate	7.94%

Residential Real Estate	3,581,317	Sales Comparison	Adjustment for Differences Between the Comparable Sales	0.00%-24.00% (12.00%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00%-40.00% (20.00%)

		Income Approach	Capitalization Rate	8.90%

Commercial Real Estate	11,508,896	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(7.40%)-73.70% (32.95%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00%-40.00% (20.00%)

		Income Approach	Capitalization Rate	9.50%

			Discount Rate	5.13%

Other Real Estate Owned	8,817,204	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(35.00%)-129.50% (47.25%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	3.10%-61.32% (32.33%)

		Income Approach	Discount Rate	3.00%

(20)	Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) (Continued)

The following table presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2013, 2012 and 2011.

	Available for Sale Securities
	2013	2012	2011

Balance, Beginning	$1,138,238	$1,122,427	$1,016,997

Transfers into Level 3	-	788,933	-
Transfers out of Level 3	(41,908)	-	-
Securities Purchased During the Year	-	-	-
Securities Called During the Year	-	(1,000,000)	-
Loss on OTTI Impairment Included in Noninterest Income	(366,623)	(59,568)	(53,058)
Unrealized Gains Included in Other Comprehensive Income	211,558	78,201	158,488

Balance, Ending	$941,265	$1,138,238	$1,122,427

The Company’s policy is to recognize transfers in and transfers out of levels 1, 2 and 3 as of the end of a reporting period.  During the year ended December 31, 2013, the Company had transfers out of level 3 and into level 2.  The transfers out of level 3 were the result of increased market activity for these types of securities, as well as more current credit ratings on these securities.  During the year ended December 31, 2012, the Company transferred certain state, county and municipal securities out of level 2 and into     level 3.  The transfers into level 3 were the result of decreased market activity for these types of securities, as well as a lack of current credit ratings on these securities.  There were no gains or losses recognized as a result of the transfers.  There were no transfers of securities between level 1 and level 2 for the years ended December 31, 2013, 2012 or 2011.

The following table presents quantitative information about recurring level 3 fair value measurements as of December 31, 2013.

	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

State, County and Municipal	$941,265	Discounted Cash Flow	Discount Rate or Yield	N/A*

*  The Company relies on a third-party pricing service to value its municipal securities.  The details of the unobservable inputs and other adjustments used by the third-party pricing service were not readily available to the Company.

(21)	Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies.  Upon approval by regulatory authorities, the Bank may pay cash dividends to the parent company in excess of regulatory limitations.  Additionally, the Company suspended the payment of dividends to its stockholders in the third quarter of 2009.  At December 31, 2013, the Company is subject to certain regulatory restrictions that preclude the declaration of or payment of any dividends to its common stockholders, without prior approval from the Federal Reserve Bank.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.  The amounts and ratios as defined in regulations are presented hereafter.  Management believes, as of December 31, 2013, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

(21)	Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2013 and 2012 on a consolidated basis and for its wholly-owned subsidiary, as defined.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013	(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$129,569	17.06%	$60,791	8.00%	N/A	N/A
Colony Bank	131,024	17.29	60,638	8.00	$75,797	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	120,048	15.81	30,396	4.00	N/A	N/A
Colony Bank	121,521	16.03	30,319	4.00	45,478	6.00

Tier I Capital to Average Assets
Consolidated	120,048	10.57	45,419	4.00	N/A	N/A
Colony Bank	121,521	10.72	45,333	4.00	56,666	5.00

As of December 31, 2012

Total Capital to Risk-Weighted Assets
Consolidated	$122,630	16.47%	$59,548	8.00%	N/A	N/A
Colony Bank	123,463	16.61	59,474	8.00	$74,342	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	113,283	15.22	29,774	4.00	N/A	N/A
Colony Bank	114,128	15.35	29,737	4.00	44,605	6.00

Tier I Capital to Average Assets
Consolidated	113,283	10.22	44,343	4.00	N/A	N/A
Colony Bank	114,128	10.31	44,282	4.00	55,352	5.00

Effective October 1, 2013, the Memorandum of Understanding (MOU) the Bank had been operating under was lifted; however, the Bank remains subject to a Board Resolution (BR) which requires, among other things, that the Bank maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets of 8 percent and total risk-based capital to total risk-weighted assets of 10 percent during the life of the BR.  The BR also requires that, prior to declaring or paying any cash dividend to the Company, the Bank must obtain written consent of its regulators.  Additional requirements of the BR are discussed in Part 1, Item 1 of the Company’s December 31, 2013 Form 10-K filed with the Securities Exchange Commission on March 14, 2014.  Failure to comply with the terms of the BR could have an adverse impact on the Company’s consolidated financial condition.

(22)	Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2013 and 2012 and the related statements of operations and comprehensive income (loss) and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

ASSETS

	2013	2012

Cash	$1,422,289	$494,432
Premises and Equipment, Net	1,272,965	1,284,968
Investment in Subsidiary, at Equity	114,559,866	119,646,209
Other	1,221,285	821,145

Total Assets	$118,476,405	$122,246,754

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$3,119,146	$1,610,385
Other	1,174,020	648,202

	4,293,166	2,258,587

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; Authorized 10,000,000 Shares, Issued 28,000 Shares	28,000,000	27,827,053
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,439,258 Shares as of December 31, 2013 and 2012	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	33,444,913	30,497,576
Accumulated Other Comprehensive Loss, Net of Tax	(9,075,026)	(149,814)

	89,954,239	95,759,167

Total Liabilities and Stockholders’ Equity	$118,476,405	$122,246,754

(22)	Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2013	2012	2011

Income
Dividends from Subsidiary	$1,515,549	$17,372	$15,265
Management Fees	581,334	590,422	505,414
Other	96,953	101,397	98,180

	2,193,836	709,191	618,859

Expenses
Interest	516,641	554,004	508,081
Amortization	2,250	2,250	2,250
Salaries and Employee Benefits	748,149	735,919	734,104
Other	543,139	558,151	656,914

	1,810,179	1,850,324	1,901,349

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiary	383,657	(1,141,133)	(1,282,490)

Income Tax Benefits	406,518	365,691	425,605

Income (Loss) Before Equity in Undistributed Earnings of Subsidiary	790,175	(775,442)	(856,885)

Equity in Undistributed Earnings of Subsidiary	3,838,870	3,416,740	3,390,480

Net Income	4,629,045	2,641,298	2,533,595
Preferred Stock Dividends	1,508,761	1,435,385	1,400,000

Net Income Available to Common Stockholders	$3,120,284	$1,205,913	$1,133,595

(22)	Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31

	2013	2012	2011

Net Income	$4,629,045	$2,641,298	$2,533,595

Other Comprehensive Income (Loss), Net of Tax

Gains (Losses) on Securities Arising During the Year, Net of Tax Effect of $(4,597,836), $(1,060,984) and $1,292,789, Respectively	(9,165,323)	(186,830)	4,439,108

Impairment Loss on Securities, Net of Tax Effect of $(124,652), $(20,253) and $(18,040), Respectively	241,971	39,315	35,018

Realized Gains (Losses) on Sale of AFS Securities, Net of Tax Effect of $959, $984,991 and $1,012,064, Respectively	(1,860)	(1,912,041)	(1,964,595)

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(8,925,212)	(2,059,556)	2,509,531

Comprehensive Income (Loss)	$(4,296,167)	$581,742	$5,043,126

(22)	Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2013	2012	2011

Cash Flows from Operating Activities
Net Income	$4,629,045	$2,641,298	$2,533,595
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by Operating Activities
Depreciation and Amortization	80,711	93,427	112,651
Equity in Undistributed Earnings of Subsidiary	(3,838,870)	(3,416,740)	(3,390,480)
Other	125,679	124,543	24,977

	996,565	(557,472)	(719,257)

Cash Flows from Investing Activities
Purchases of Premises and Equipment	(68,708)	-	(1,900)

Cash Flows from Financing Activities
Dividends Paid on Preferred Stock	-	-	(1,400,000)

Increase (Decrease) in Cash	927,857	(557,472)	(2,121,157)

Cash, Beginning	494,432	1,051,904	3,173,061

Cash, Ending	$1,422,289	$494,432	$1,051,904

(23)	Earnings Per Share

Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during each period.  Diluted earnings per share reflects the potential dilution of restricted stock and common stock warrants.  Net income available to common stockholders represents net income (loss) after preferred stock dividends.  The following table presents earnings per share for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011

Numerator
Net Income (Loss) Available to Common Stockholders	$3,120,284	$1,205,913	$1,133,595

Denominator
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	8,439,258	8,439,258	8,439,258
Dilutive Effect of Potential Common Stock
Restricted Stock	-	-	-
Stock Warrants	-	-	-
Weighted-Average Number of Shares Outstanding for Diluted Earnings Per Common Share	8,439,258	8,439,258	8,439,258

Earnings (Loss) Per Share - Basic	$0.37	$0.14	$0.13

Earnings (Loss) Per Share - Diluted	$0.37	$0.14	$0.13

For the years ended December 31, 2013, 2012 and 2011, respectively, the Company has excluded 500,000, 500,000 and 501,855 common stock equivalents with strike prices that would cause them to be antidilutive.