Form 10-K, Exhibit 13
period 2014-12-31
COLONY BANKCORP INC
filed 2015-03-10
CIK 711669

EXHIBIT NO. 13

McNair, McLemore, Middlebrooks & Co., LLC
CERTIFIED PUBLIC ACCOUNTANTS
389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com

March 10, 2015

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2014 and 2013 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2014 and 2013, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assessment of the effectiveness of Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2014 included under Item 9A, Controls and Procedures, in Colony Bankcorp, Inc.’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2014	2013

Cash and Cash Equivalents
Cash and Due from Banks	$24,472,870	$25,691,605
Federal Funds Sold	20,132,062	20,495,060

	44,604,932	46,186,665

Interest-Bearing Deposits	21,206,039	21,960,291

Investment Securities
Available for Sale, at Fair Value	274,594,586	263,257,890
Held to Maturity, at Cost (Fair Value of $29,923 and $37,309 as of December 31, 2014 and 2013, Respectively)	29,796	37,062

	274,624,382	263,294,952

Federal Home Loan Bank Stock, at Cost	2,830,800	3,163,900

Loans	746,093,809	751,218,462
Allowance for Loan Losses	(8,802,316)	(11,805,986)
Unearned Interest and Fees	(361,374)	(360,522)

	736,930,119	739,051,954

Premises and Equipment	24,960,445	24,876,469

Other Real Estate (Net of Allowance of $3,319,644 and $3,985,920 in 2014 and 2013, Respectively)	10,401,832	15,502,462

Other Intangible Assets	152,012	187,761

Other Assets	31,187,420	34,326,432

Total Assets	$1,146,897,981	$1,148,550,886

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2014	2013

Deposits
Noninterest-Bearing	$128,339,763	$115,260,701
Interest-Bearing	850,963,711	872,268,779

	979,303,474	987,529,480

Borrowed Money
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	40,000,000	40,000,000

	64,229,000	64,229,000

Other Liabilities	4,338,195	6,838,167

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; Authorized 10,000,000 Shares, Issued 28,000 Shares	28,000,000	28,000,000
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,439,258 Shares as of December 31, 2014 and 2013	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	38,287,934	33,444,913
Accumulated Other Comprehensive Loss, Net of Tax	(4,844,974)	(9,075,026)

	99,027,312	89,954,239

Total Liabilities and Stockholders’ Equity	$1,146,897,981	$1,148,550,886

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2014	2013	2012
Interest Income
Loans, Including Fees	$39,735,615	$41,350,195	$41,963,113
Federal Funds Sold	32,100	39,199	99,273
Deposits with Other Banks	41,639	26,704	42,903
Investment Securities
U.S. Government Agencies	4,737,878	3,516,978	4,824,423
State, County and Municipal	99,736	123,972	206,483
Corporate Obligations	-	47,275	76,029
Dividends on Other Investments	115,134	81,398	77,203

	44,762,102	45,185,721	47,289,427
Interest Expense
Deposits	5,113,024	5,821,366	8,737,281
Federal Funds Purchased	19	116	-
Borrowed Money	1,685,744	1,675,164	2,279,469

	6,798,787	7,496,646	11,016,750

Net Interest Income	37,963,315	37,689,075	36,272,677

Provision for Loan Losses	1,308,000	4,485,000	6,784,767

Net Interest Income After Provision for Loan Losses	36,655,315	33,204,075	29,487,910

Noninterest Income
Service Charges on Deposits	4,567,716	4,690,599	3,572,897
Other Service Charges, Commissions and Fees	2,468,881	1,725,271	1,514,898
Mortgage Fee Income	419,963	484,396	400,009
Securities Gains (Losses)	23,735	(363,804)	2,837,464
Gain on Sale of SBA Loans	-	635,190	305,924
Other	1,644,294	1,205,631	1,102,077

	9,124,589	8,377,283	9,733,269
Noninterest Expenses
Salaries and Employee Benefits	17,507,926	16,691,972	15,564,893
Occupancy and Equipment	4,062,844	3,794,524	3,878,268
Directors’ Fees	392,132	416,972	465,220
Legal and Professional Fees	785,683	721,322	1,085,881
Foreclosed Property	2,701,436	3,918,128	5,613,316
FDIC Assessment	965,898	1,321,981	1,497,974
Advertising	652,374	508,292	422,718
Software	925,489	852,475	789,226
Telephone	735,735	778,151	744,930
ATM/Card Processing	865,519	641,228	511,186
Other	5,384,956	4,972,404	4,805,418

	34,979,992	34,617,449	35,379,030

Income Before Income Taxes	10,799,912	6,963,909	3,842,149

Income Taxes	3,268,287	2,334,864	1,200,851

Net Income	7,531,625	4,629,045	2,641,298
Preferred Stock Dividends	2,688,604	1,508,761	1,435,385

Net Income Available to Common Stockholders	$4,843,021	$3,120,284	$1,205,913

Net Income Per Share of Common Stock, Basic and Diluted	$0.57	$0.37	$0.14

Cash Dividends Declared Per Share of Common Stock	$0.00	$0.00	$0.00

Weighted Average Shares Outstanding, Basic and Diluted	8,439,258	8,439,258	8,439,258

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31

	2014	2013	2012

Net Income	$7,531,625	$4,629,045	$2,641,298

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	6,432,906	(13,886,854)	(283,076)
Tax Effect	(2,187,189)	4,721,531	96,246

Realized Gains (Losses) on Sale of AFS Securities	(23,735)	(2,819)	(2,897,032)
Tax Effect	8,070	959	984,991

Impairment Loss on Securities	-	366,623	59,568
Tax Effect	-	(124,652)	(20,253)

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	4,230,052	(8,925,212)	(2,059,556)

Comprehensive Income (Loss)	$11,761,677	$(4,296,167)	$581,742

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Preferred Stock	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2011	$27,662,476	8,439,258	$8,439,258	$29,145,094	$29,456,240	$1,909,742	$96,612,810

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects						(2,059,556)	(2,059,556)
Accretion of Fair Value of Warrant	164,577				(164,577)		-
Dividends on Preferred Shares					(1,435,385)		(1,435,385)
Net Income					2,641,298		2,641,298

Balance, December 31, 2012	27,827,053	8,439,258	8,439,258	29,145,094	30,497,576	(149,814)	95,759,167

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects						(8,925,212)	(8,925,212)
Accretion of Fair Value of Warrant	172,947				(172,947)		-
Dividends on Preferred Shares					(1,508,761)		(1,508,761)
Net Income					4,629,045		4,629,045

Balance, December 31, 2013	28,000,000	8,439,258	8,439,258	29,145,094	33,444,913	(9,075,026)	89,954,239

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects						4,230,052	4,230,052
Dividends on Preferred Shares					(2,688,604)		(2,688,604)
Net Income					7,531,625		7,531,625

Balance, December 31, 2014	$28,000,000	8,439,258	$8,439,258	$29,145,094	$38,287,934	$(4,844,974)	$99,027,312

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2014	2013	2012
Cash Flows from Operating Activities
Net Income	$7,531,625	$4,629,045	$2,641,298
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation	1,595,253	1,527,392	1,676,820
Amortization and Accretion	1,312,857	2,667,404	4,180,158
Provision for Loan Losses	1,308,000	4,485,000	6,784,767
Deferred Income Taxes	1,932,950	2,178,222	1,204,439
Securities (Gains) Losses	(23,735)	363,804	(2,837,464)
(Gain) Loss on Sale of Premises and Equipment	(12,489)	(677)	1,148
Loss on Sale of Other Real Estate and Repossessions	828,411	1,565,091	1,839,196
Provision for Losses on Other Real Estate	1,006,827	1,321,418	2,702,709
Increase in Cash Surrender Value of Life Insurance	(590,674)	(338,712)	(185,341)
Change In
Interest Receivable	55,786	285,033	250,755
Prepaid Expenses	(64,633)	(168,060)	1,741,834
Interest Payable	(1,099,756)	385,285	74,637
Accrued Expenses and Accounts Payable	197,195	213,753	(95,972)
Other	788,958	(243,543)	2,827,648

	14,766,575	18,870,455	22,806,632
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	754,252	(164,950)	7,161,969
Purchase of Investment Securities
Available for Sale	(56,201,891)	(132,419,073)	(250,445,594)
Proceeds from Sale of Investment Securities
Available for Sale	13,620,956	72,672,795	227,690,806
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	36,440,646	48,330,382	54,006,594
Held to Maturity	12,968	11,623	14,019
Proceeds from Sale of Premises and Equipment	14,376	2,500	1,500
Net Loans to Customers	(3,156,342)	(19,959,948)	(50,126,252)
Purchase of Premises and Equipment	(1,681,115)	(1,489,579)	(845,338)
Proceeds from Sale of Other Real Estate and Repossessions	7,233,497	8,041,638	9,876,136
Proceeds from Sale of Federal Home Loan Bank Stock	333,100	200,400	2,033,900
Purchase of Bank-Owned Life Insurance	-	(10,000,000)	-

	(2,629,553)	(34,774,212)	(632,260)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	(21,305,068)	16,550,430	(49,998,012)
Noninterest-Bearing Customer Deposits	13,079,062	(8,705,841)	29,697,631
Proceeds from Other Borrowed Money	-	21,500,000	5,000,000
Principal Payments on Other Borrowed Money	-	(16,500,000)	(41,000,000)
Dividends Paid on Preferred Stock	(5,492,749)	-	-

	(13,718,755)	12,844,589	(56,300,381)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,581,733)	(3,059,168)	(34,126,009)

Cash and Cash Equivalents, Beginning	46,186,665	49,245,833	83,371,842

Cash and Cash Equivalents, Ending	$44,604,932	$46,186,665	$49,245,833

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

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2014.  Such reclassifications had no effect on previously reported stockholders’ equity or net income.

(1)	Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions.  The Company has a concentration in real estate loans as well as a geographic concentration that could pose an adverse credit risk, particularly with the current economic downturn in the real estate market.  At December 31, 2014, approximately 87 percent of the Company’s loan portfolio was concentrated in loans secured by real estate.  A substantial portion of borrowers’ ability to honor their contractual obligations is dependent upon the viability of the real estate economic sector.  The downturn of the housing and real estate market that began in 2007 resulted in an increase of problem loans secured by real estate, of which most are centered in the Company’s larger MSA markets.  Declining collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have resulted in high loan loss provisions in recent years.  In addition, a large portion of the Company’s foreclosed assets are also located in these same geographic markets, making the recovery of the carrying amount of foreclosed assets susceptible to changes in market conditions.  Management continues to monitor these concentrations and has considered these concentrations in its allowance for loan loss analysis.

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

Allowance for Loan Losses (Continued)

A significant portion of the Company’s impaired loans are deemed to be collateral dependent.  Management therefore measures impairment on these loans based on the fair value of the collateral.  Collateral values are determined based on appraisals performed by qualified licensed appraisers hired by the Company or by senior members of the Company’s credit administration staff.  The decision whether to obtain an external third-party appraisal usually depends on the type of property being evaluated.  External appraisals are usually obtained on more complex, income producing properties such as hotels, shopping centers and businesses.  Less complex properties such as residential lots, farm land and single family houses may be evaluated internally by senior credit administration staff.  When the Company does obtain appraisals from external third-parties, the values utilized in the impairment calculation are “as is” or current market values.  The appraisals, whether prepared internally or externally, may utilize a single valuation approach or a combination of approaches including the comparable sales, income and cost approach.  Appraised amounts used in the impairment calculation are typically discounted 10 percent to account for selling and marketing costs, if the repayment of the loan is to come from the sale of the collateral.  Although appraisals may not be obtained each year on all impaired loans, the collateral values used in the impairment calculations are evaluated quarterly by management.  Based on management’s knowledge of the collateral and the current real estate market conditions, appraised values may be further discounted to reflect facts and circumstances known to management since the initial appraisal was performed.

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

The Company’s federal and state income tax returns for tax years 2014, 2013, 2012 and 2011 are subject to examination by the Internal Revenue Service (IRS) and the Georgia Department of Revenue, generally for three years after filing.

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

Bank-Owned Life Insurance

The Company has purchased life insurance on the lives of certain key members of management and directors.  The life insurance policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement, if applicable.  Increases in the cash surrender value are recorded as other income in the consolidated statements of income.  The cash surrender value of the insurance contracts is recorded in other assets on the consolidated balance sheets in the amount of $14,530,851 and $13,940,176 as of December 31, 2014 and 2013, respectively.

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

Changes in Accounting Principles and Effects of New Accounting Pronouncements

ASU 2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. ASU 2014-01 permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met.  Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit).  For those investments in qualified affordable housing projects not accounted for using the proportional amortization method, the investment should be accounted for as an equity method investment or a cost method investment in accordance with ASC 970-323.   ASU 2014-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014, and will be applied retrospectively to all periods presented.  The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

ASU No. 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40):  Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The objective of this guidance is to clarify when an in-substance repossession or foreclosure occurs; that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU No. 2014-04 states that an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, ASU No. 2014-04 requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU No. 2014-04 is effective for interim and annual reporting periods beginning after December 15, 2014. The adoption of ASU No. 2014-04 is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606).  ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for the Company on January 1, 2017. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

ASU 2014-11, Transfers and Servicing (Topic 860). ASU 2014-11 requires that repurchase-to-maturity transactions be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. In addition, ASU 2014-11 requires separate accounting for repurchase financings, which entails the transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty. ASU 2014-11 requires entities to disclose certain information about transfers accounted for as sales in transactions that are economically similar to repurchase agreements. In addition, ASU 2014-11 requires disclosures related to collateral, remaining contractual tenor and of the potential risks associated with repurchase agreements, securities lending transactions and repurchase-to-maturity transactions. ASU 2014-11 is effective for the Company on January 1, 2015 and is not expected to have a significant impact on the Company’s consolidated financial statements.

(1)	Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. The amendments require a mortgage loan to be derecognized and a separate receivable to be recognized upon foreclosure if the loan has a government guarantee that is nonseparable from the loan before foreclosure, the creditor has the ability and intent to convey the real estate property to the guarantor, and any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Additionally, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor upon foreclosure. The amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2014. Management does not believe the amendments will have a material impact to the Company’s consolidated financial statements.

ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.  ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures.  ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted.  The adoption of ASU 2014-15 is not expected to have a material effect on the Company’s consolidated financial statements or disclosures.

(2)	Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2014	2013

Cash on Hand and Cash Items	$9,974,663	$10,531,340
Noninterest-Bearing Deposits with Other Banks	14,498,207	15,160,265

	$24,472,870	$25,691,605

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits.  Reserve balances totaled approximately $1,278,000 and $1,252,000 at December 31, 2014 and 2013, respectively.

(3)	Investment Securities

Investment securities as of December 31, 2014 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$278,419,055	$155,902	$(7,511,288)	$271,063,669
State, County and Municipal	3,516,400	27,181	(12,664)	3,530,917

	$281,935,455	$183,083	$(7,523,952)	$274,594,586

Securities Held to Maturity
State, County and Municipal	$29,796	$127	$-	$29,923

The amortized cost and fair value of investment securities as of December 31, 2014, by contractual maturity, are shown hereafter.  Expected maturities may differ from contractual maturities for certain investments because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.  This is often the case with mortgage-backed securities, which are disclosed separately in the table below.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in One Year or Less	$715,764	$717,138	$29,796	$29,923
Due After One Year Through Five Years	718,836	730,598	-	-
Due After Five Years Through Ten Years	1,158,938	1,157,251	-	-
Due After Ten Years	922,862	925,930	-	-

	3,516,400	3,530,917	29,796	29,923

Mortgage-Backed Securities	278,419,055	271,063,669	-	-

	$281,935,455	$274,594,586	$29,796	$29,923

Investment securities as of December 31, 2013 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$273,029,073	$118,843	$(13,799,858)	$259,348,058
State, County and Municipal	3,978,857	14,963	(83,988)	3,909,832

	$277,007,930	$133,806	$(13,883,846)	$263,257,890

Securities Held to Maturity
State, County and Municipal	$37,062	$247	$-	$37,309

(3)	Investment Securities (Continued)

Proceeds from sales of investments available for sale were $13,620,956 in 2014, $72,672,795 in 2013 and $227,690,806 in 2012.  Gross realized gains totaled $67,601 in 2014, $442,124 in 2013 and $3,084,666 in 2012.  Gross realized gains of $1,800 in 2014 was due to a gain on a call for a held to maturity investment.  Gross realized losses totaled $45,666 in 2014, $805,928 in 2013 and $247,202 in 2012.

Investment securities having a carrying value totaling $135,531,563 and $112,912,815 as of December 31, 2014 and 2013, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2014 and 2013 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2014
U.S. Government Agencies
Mortgage-Backed	$66,609,319	$(396,896)	$183,645,552	$(7,114,392)	$250,254,871	$(7,511,288)
State, County and Municipal	-	-	1,379,547	(12,664)	1,379,547	(12,664)

	$66,609,319	$(396,896)	$185,025,099	$(7,127,056)	$251,634,418	$(7,523,952)

December 31, 2013
U.S. Government Agencies
Mortgage-Backed	$190,063,827	$(9,440,663)	$63,193,601	$(4,359,195)	$253,257,428	$(13,799,858)
State, County and Municipal	1,647,043	(83,988)	-	-	1,647,043	(83,988)

	$191,710,870	$(9,524,651)	$63,193,601	$(4,359,195)	$254,904,471	$(13,883,846)

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

At December 31, 2014, the debt securities with unrealized losses have depreciated 2.90 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations.  In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition.  The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.  However, the Company did own one asset-backed security at December 31, 2014 which was completely written off during prior years.  This investment is comprised of one issuance of a trust preferred security and has a book value of $0.  Management evaluates this investment on a quarterly basis utilizing a third-party valuation model.  The results of this model revealed other-than-temporary impairment and as a result, $366,623 and $59,568 were written off during the years ended December 31, 2013 and 2012, respectively.

(4)	Loans

The following table presents the composition of loans, segregated by class of loans, as of December 31:

	2014	2013

Commercial and Agricultural
Commercial	$50,960,265	$48,107,448
Agricultural	16,689,444	10,665,938

Real Estate
Commercial Construction	51,258,970	52,738,783
Residential Construction	11,220,683	6,549,260
Commercial	332,230,847	341,783,538
Residential	203,752,620	206,257,927
Farmland	49,950,984	47,034,426

Consumer and Other
Consumer	22,820,314	25,675,560
Other	7,209,682	12,405,582

Total Loans	$746,093,809	$751,218,462

(4)	Loans (Continued)

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

2014	Pass	Special Mention	Substandard	Total Loans

Commercial and Agricultural
Commercial	$46,230,110	$2,905,361	$1,824,794	$50,960,265
Agricultural	16,504,404	27,101	157,939	16,689,444

Real Estate
Commercial Construction	45,063,306	1,740,488	4,455,176	51,258,970
Residential Construction	11,220,683	-	-	11,220,683
Commercial	309,828,039	11,220,166	11,182,642	332,230,847
Residential	180,549,640	10,582,704	12,620,276	203,752,620
Farmland	47,548,106	414,521	1,988,357	49,950,984

Consumer and Other
Consumer	22,114,932	248,997	456,385	22,820,314
Other	7,012,405	-	197,277	7,209,682

Total Loans	$686,071,625	$27,139,338	$32,882,846	$746,093,809

2013

Commercial and Agricultural
Commercial	$41,759,281	$2,770,284	$3,577,883	$48,107,448
Agricultural	10,637,705	16,830	11,403	10,665,938

Real Estate
Commercial Construction	42,668,320	1,512,301	8,558,162	52,738,783
Residential Construction	6,341,530	207,730	-	6,549,260
Commercial	317,567,749	10,759,954	13,455,835	341,783,538
Residential	182,977,361	13,523,478	9,757,088	206,257,927
Farmland	44,776,355	507,122	1,750,949	47,034,426

Consumer and Other
Consumer	24,608,175	320,473	746,912	25,675,560
Other	12,356,116	711	48,755	12,405,582

Total Loans	$683,692,592	$29,618,883	$37,906,987	$751,218,462

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

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due.  Generally, loans are placed on nonaccrual status if principal or interest payments become 90 days past due or when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provision.  Loans may be placed on nonaccrual status regardless of whether such loans are considered past due.

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31:

	Accruing Loans
2014	30-89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans

Commercial and Agricultural
Commercial	$872,321	$-	$872,321	$405,398	$49,682,546	$50,960,265
Agricultural	-	-	-	44,605	16,644,839	$16,689,444

Real Estate
Commercial Construction	141,850	-	141,850	3,251,290	47,865,830	$51,258,970
Residential Construction	-	-	-	-	11,220,683	$11,220,683
Commercial	2,309,114	-	2,309,114	5,325,047	324,596,686	$332,230,847
Residential	5,782,701	-	5,782,701	7,461,507	190,508,412	$203,752,620
Farmland	281,967	-	281,967	1,449,226	48,219,791	$49,950,984

Consumer and Other
Consumer	313,424	6,642	320,066	201,695	22,298,553	$22,820,314
Other	-	-	-	195,497	7,014,185	$7,209,682

Total Loans	$9,701,377	$6,642	$9,708,019	$18,334,265	$718,051,525	$746,093,809

2013

Commercial and Agricultural
Commercial	$581,281	$-	$581,281	$1,646,418	$45,879,749	$48,107,448
Agricultural	81,036	-	81,036	-	10,584,902	10,665,938

Real Estate
Commercial Construction	139,826	-	139,826	8,221,745	44,377,212	52,738,783
Residential Construction	-	-	-	-	6,549,260	6,549,260
Commercial	2,287,341	-	2,287,341	7,366,703	332,129,494	341,783,538
Residential	5,273,586	-	5,273,586	4,933,420	196,050,921	206,257,927
Farmland	350,718	-	350,718	1,629,611	45,054,097	47,034,426

Consumer and Other
Consumer	453,580	3,991	457,571	307,456	24,910,533	25,675,560
Other	198,451	-	198,451	9,146	12,197,985	12,405,582

Total Loans	$9,365,819	$3,991	$9,369,810	$24,114,499	$717,734,153	$751,218,462

(4)	Loans (Continued)

During its review of impaired loans, the Company determined the majority of its exposures on these loans were known losses.  As a result, the exposures were charged off, reducing the specific allowances on impaired loans.  Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $591,900, $968,700 and $1,634,600 for the years ended December 31, 2014, 2013 and 2012, respectively.

The following table details impaired loan data as of December 31, 2014:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$310,447	$308,817	$-	$679,267	$9,248	$17,973
Agricultural	50,163	44,605	-	50,959	(6,029)	3,000
Commercial Construction	9,573,141	3,463,502	-	3,376,033	13,111	12,833
Commercial Real Estate	17,129,876	16,227,379	-	18,350,015	462,355	474,936
Residential Real Estate	9,136,987	7,600,073	-	5,690,573	312,024	306,859
Farmland	1,450,759	1,449,226	-	949,003	(8,518)	17,273
Consumer	201,695	201,695	-	211,775	14,455	15,495
Other	206,894	195,497	-	197,519	5,874	10,677

	38,059,962	29,490,794	-	29,505,144	802,520	859,046

With An Allowance Recorded
Commercial	96,580	96,580	96,580	419,464	(299)	-
Agricultural	-	-	-	-	-	-
Commercial Construction	207,308	136,369	53,947	1,528,817	375	375
Commercial Real Estate	6,135,238	6,135,238	456,941	6,415,086	60,629	50,468
Residential Real Estate	2,072,919	2,065,158	414,684	1,829,102	84,177	86,472
Farmland	396,048	396,048	28,962	529,555	13,077	12,210
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-

	8,908,093	8,829,393	1,051,114	10,722,024	157,959	149,525

Total
Commercial	407,027	405,397	96,580	1,098,731	8,949	17,973
Agricultural	50,163	44,605	-	50,959	(6,029)	3,000
Commercial Construction	9,780,449	3,599,871	53,947	4,904,850	13,486	13,208
Commercial Real Estate	23,265,114	22,362,617	456,941	24,765,101	522,984	525,404
Residential Real Estate	11,209,906	9,665,231	414,684	7,519,675	396,201	393,331
Farmland	1,846,807	1,845,274	28,962	1,478,558	4,559	29,483
Consumer	201,695	201,695	-	211,775	14,455	15,495
Other	206,894	195,497	-	197,519	5,874	10,677

	$46,968,055	$38,320,187	$1,051,114	$40,227,168	$960,479	$1,008,571

(4)	Loans (Continued)

The following table details impaired loan data as of December 31, 2013:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$305,272	$305,272	$-	$216,057	$24,494	$25,193
Agricultural	-	-	-	9,803	-	-
Commercial Construction	7,856,411	4,750,157	-	4,105,370	34,908	41,164
Commercial Real Estate	20,120,403	19,252,946	-	13,198,988	493,940	503,392
Residential Real Estate	7,836,718	6,361,592	-	4,564,666	224,439	209,330
Farmland	302,629	302,629	-	1,858,654	803	869
Consumer	313,194	307,456	-	252,944	18,469	21,109
Other	9,146	9,146	-	2,287	556	575

	36,743,773	31,289,198	-	24,208,769	797,609	801,632

With An Allowance Recorded
Commercial	1,452,798	1,452,798	433,714	1,689,125	14,845	20,748
Agricultural	-	-	-	-	-	-
Commercial Construction	5,922,674	3,471,587	830,546	5,025,176	(159)	-
Commercial Real Estate	5,874,473	5,874,473	423,685	11,072,314	157,536	148,495
Residential Real Estate	1,949,301	1,849,301	526,005	3,661,706	25,739	24,414
Farmland	1,326,982	1,326,982	85,500	663,903	44,638	46,930
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-

	16,526,228	13,975,141	2,299,450	22,112,224	242,599	240,587

Total
Commercial	1,758,070	1,758,070	433,714	1,905,182	39,339	45,941
Agricultural	-	-	-	9,803	-	-
Commercial Construction	13,779,085	8,221,744	830,546	9,130,546	34,749	41,164
Commercial Real Estate	25,994,876	25,127,419	423,685	24,271,302	651,476	651,887
Residential Real Estate	9,786,019	8,210,893	526,005	8,226,372	250,178	233,744
Farmland	1,629,611	1,629,611	85,500	2,522,557	45,441	47,799
Consumer	313,194	307,456	-	252,944	18,469	21,109
Other	9,146	9,146	-	2,287	556	575

	$53,270,001	$45,264,339	$2,299,450	$46,320,993	$1,040,208	$1,042,219

(4)	Loans (Continued)

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

As discussed in Note 1, Summary of Significant Accounting Policies, once a loan is identified as a TDR, it is accounted for as an impaired loan.  The Company had no unfunded commitments to lend to a customer that has a troubled debt restructured loan as of December 31, 2014.  The following tables present the number of loan contracts restructured during the 12 months ended December 31, 2014 and the pre- and post-modification recorded investment as well as the number of contracts and the recorded investment for those TDRs modified during the previous 12 months which subsequently defaulted during the period.  Loans modified in a troubled debt restructuring are considered to be in default once the loan becomes 90 days past due.

Troubled Debt Restructurings

2014	# of Contracts	Pre-Modification	Post-Modification

Farmland	1	$400,778	$400,778
Commercial Construction	1	349,976	349,976
Commercial Real Estate	1	1,771,395	1,775,407
Residential Real Estate	1	49,194	49,194

Total Loans	4	$2,571,343	$2,575,355

2013

Commercial	1	$83,748	$81,277
Commercial Construction	2	228,633	225,959
Commercial Real Estate	1	225,852	225,852
Residential Real Estate	4	1,885,700	1,764,399

Total Loans	8	$2,423,933	$2,297,487

2012

Commercial	1	$107,749	$107,749
Commercial Real Estate	1	56,835	56,835
Residential Real Estate	5	1,082,585	1,079,614

Total Loans	7	$1,247,169	$1,244,198

(4)	Loans (Continued)

Troubled debt restructurings that subsequently defaulted as of December 31 are as follows:

	2014		2013		2012
	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment

Commercial	-	$-	1	$81,277	-	$-
Commercial Real Estate	-	-	-	-	1	203,291
Residential Real Estate	-	-	-	-	1	10,000

Total Loans	-	$-	1	$81,277	2	$213,291

At December 31, 2014, all restructured loans were performing as agreed.  During 2013 and 2012, restructured loans totaling $81,277 and $10,000 failed to continue to perform as agreed and were charged off in August 2013 and January 2012, respectively.

(5)	Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2014	2013	2012

Balance, Beginning of Year	$11,805,986	$12,736,921	$15,649,594

Provision for Loan Losses	1,308,000	4,485,000	6,784,767
Loans Charged Off	(5,104,491)	(6,227,716)	(10,454,175)
Recoveries of Loans Previously Charged Off	792,821	811,781	756,735

Balance, End of Year	$8,802,316	$11,805,986	$12,736,921

(5)	Allowance for Loan Losses (Continued)

The following tables detail activity in the allowance for loan losses, segregated by class of loan, for the years ended December 31.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

2014	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$1,017,073	$(624,944)	$76,002	$29,430	$497,561
Agricultural	293,886	-	2,700	7,586	304,172

Real Estate
Commercial Construction	1,782,179	(1,543,099)	485,005	498,610	1,222,695
Residential Construction	138,092	-	-	-	138,092
Commercial	4,379,276	(1,326,825)	90,042	522,284	3,664,777
Residential	3,278,269	(1,033,966)	31,127	149,897	2,425,327
Farmland	311,494	(233,580)	20,000	5,886	103,800

Consumer and Other
Consumer	243,253	(342,077)	72,477	93,261	66,914
Other	362,464	-	15,468	1,046	378,978

	$11,805,986	$(5,104,491)	$792,821	$1,308,000	$8,802,316

2013

Commercial and Agricultural
Commercial	$981,021	$(120,690)	$55,829	$100,913	$1,017,073
Agricultural	296,175	(34,502)	6,200	26,013	293,886

Real Estate
Commercial Construction	1,890,200	(2,071,162)	253,459	1,709,682	1,782,179
Residential Construction	138,092	-	-	-	138,092
Commercial	5,162,839	(2,872,408)	297,984	1,790,861	4,379,276
Residential	3,405,947	(706,242)	64,583	513,981	3,278,269
Farmland	290,526	(20,977)	21,762	20,183	311,494

Consumer and Other
Consumer	227,774	(397,822)	93,520	319,781	243,253
Other	344,347	(3,913)	18,444	3,586	362,464

	$12,736,921	$(6,227,716)	$811,781	$4,485,000	$11,805,986

(5)	Allowance for Loan Losses (Continued)

2012	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$1,070,560	$(653,389)	$139,802	$424,048	$981,021
Agricultural	297,168	(3,028)	-	2,035	296,175

Real Estate
Commercial Construction	3,122,594	(4,106,124)	209,352	2,664,378	1,890,200
Residential Construction	138,092	-	-	-	138,092
Commercial	6,448,064	(4,325,642)	232,880	2,807,537	5,162,839
Residential	3,695,357	(960,620)	47,690	623,520	3,405,947
Farmland	364,663	(224,725)	4,716	145,872	290,526

Consumer and Other
Consumer	205,154	(169,249)	81,956	109,913	227,774
Other	307,942	(11,398)	40,339	7,464	344,347

	$15,649,594	$(10,454,175)	$756,735	$6,784,767	$12,736,921

The loss history period used at December 31, 2014 and 2013 was based on the loss rate from the eight quarters ended September 30, 2014 and 2013, respectively.  During 2012, the Company changed its loss history period used in calculating the ALLL from a one-year average to a rolling eight-quarter average.   At December 31, 2012 the loss history period used was based on the annual loss rate from calendar year 2011 and the first three quarters of 2012.

During 2014 management changed its methodology for calculating the allowance for loan losses to better reflect the estimated losses inherent in the portfolio.  Specific changes included:

•	Reducing the historical loss ratios by including loan loss recoveries in the calculation. Previously, management only included the loan charge-off amount and did not consider the effect of subsequent recoveries.

•	Reducing the balance of those loans which are guaranteed by government agencies, such as SBA loans. Previously, the entire balance of such loans was considered in the calculation of the general reserves; however, beginning in 2014, only the non-guaranteed portion of these loans is subject to the loss calculation.

Management feels these changes better align the calculation of the allowance for loan losses with the direction of the loan portfolio.  These changes did not result in a significant change to the recorded allowance for loan loss balance.

During the third quarter of 2013, management implemented a change to its methodology for calculating the allowance for loan losses.  This change was intended to better reflect the current position of the loan portfolio.  Prior to the third quarter, the allowance for loan loss calculation incorporated a qualitative factor related to improvements in credit administration.  These improvements, which began in 2008, included organizational changes to credit administration, specifically related to managing past due loans, grading of loans, recognition of losses and underwriting of new loans.  Primary among the organizational changes was the appointment of experienced lending officers to oversee the lending function, as well as the appointment of a chief credit officer.  Management feels these organizational changes are now fully implemented, as evidenced by a lower charge-off rate, and therefore, the qualitative factor is no longer relevant.  The removal of this qualitative factor did not result in a significant adjustment to the recorded allowance for loan loss balance.

(5)	Allowance for Loan Losses (Continued)

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

Since not all loans in the substandard category are considered impaired, this quarterly review process may result in the identification of specific reserves on nonimpaired loans.  Management considers those loans graded substandard, but not classified as impaired, to be higher risk loans and, therefore, makes specific allocations to the allowance for those loans if warranted.  The total of such loans is $9,356,253 and $6,664,935 as of December 31, 2014 and 2013, respectively.  Specific allowance allocations were made for these loans totaling $747,982 and $260,742 as of December 31, 2014 and 2013, respectively.  Since these loans are not considered impaired, both the loan balance and related specific allocation are included in the “Collectively Evaluated for Impairment” column of the following tables.

At December 31, 2014, impaired loans totaling $3,885,411 were below the $250,000 review threshold and were not individually reviewed for impairment.  Those loans were subject to the Bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables.  Likewise, at December 31, 2013 and 2012, impaired loans totaling $2,821,199 and $1,026,624, respectively, were below the $250,000 and $50,000 review threshold and were subject to the bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables.

	Ending Allowance Balance			Ending Loan Balance
2014	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$96,580	$400,981	$497,561	$96,580	$50,863,685	$50,960,265
Agricultural	-	304,172	304,172	-	16,689,444	16,689,444

Real Estate
Commercial Construction	53,947	1,168,748	1,222,695	3,384,377	47,874,593	51,258,970
Residential Construction	-	138,092	138,092	-	11,220,683	11,220,683
Commercial	456,941	3,207,836	3,664,777	21,693,061	310,537,786	332,230,847
Residential	414,684	2,010,643	2,425,327	7,559,965	196,192,655	203,752,620
Farmland	28,962	74,838	103,800	1,700,793	48,250,191	49,950,984

Consumer and Other
Consumer	-	66,914	66,914	-	22,820,314	22,820,314
Other	-	378,978	378,978	-	7,209,682	7,209,682

Total End of Year Balance	$1,051,114	$7,751,202	$8,802,316	$34,434,776	$711,659,033	$746,093,809

(5)	Allowance for Loan Losses (Continued)

	Ending Allowance Balance			Ending Loan Balance
2013	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$433,714	$583,359	$1,017,073	$1,542,058	$46,565,390	$48,107,448
Agricultural	-	293,886	293,886	-	10,665,938	10,665,938

Real Estate
Commercial Construction	830,546	951,633	1,782,179	7,971,298	44,767,485	52,738,783
Residential Construction	-	138,092	138,092	-	6,549,260	6,549,260
Commercial	423,685	3,955,591	4,379,276	24,757,942	317,025,596	341,783,538
Residential	526,005	2,752,264	3,278,269	6,545,490	199,712,437	206,257,927
Farmland	85,500	225,994	311,494	1,617,206	45,417,220	47,034,426

Consumer and Other
Consumer	-	243,253	243,253	-	25,675,560	25,675,560
Other	-	362,464	362,464	9,146	12,396,436	12,405,582

Total End of Year Balance	$2,299,450	$9,506,536	$11,805,986	$42,443,140	$708,775,322	$751,218,462

2012

Commercial and Agricultural
Commercial	$462,555	$518,466	$981,021	$2,512,133	$53,172,359	$55,684,492
Agricultural	-	296,175	296,175	-	6,210,953	6,210,953

Real Estate
Commercial Construction	1,732,534	157,666	1,890,200	13,892,135	39,915,921	53,808,056
Residential Construction	-	138,092	138,092	-	5,852,238	5,852,238
Commercial	1,236,526	3,926,313	5,162,839	28,205,405	306,180,772	334,386,177
Residential	840,492	2,565,455	3,405,947	8,022,249	195,822,273	203,844,522
Farmland	-	290,526	290,526	2,393,775	46,663,086	49,056,861

Consumer and Other
Consumer	-	227,774	227,774	28,007	29,749,769	29,777,776
Other	-	344,347	344,347	17,491	8,411,445	8,428,936

Total End of Year Balance	$4,272,107	$8,464,814	$12,736,921	$55,071,195	$691,978,816	$747,050,011

(6)	Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2014	2013

Land	$8,270,678	$7,790,167
Building	23,894,943	23,832,454
Furniture, Fixtures and Equipment	12,243,988	13,846,579
Leasehold Improvements	990,626	970,346
Construction in Progress	14,090	236,591

	45,414,325	46,676,137
Accumulated Depreciation	(20,453,880)	(21,799,668)

	$24,960,445	$24,876,469

Depreciation charged to operations totaled $1,595,253 in 2014, $1,527,392 in 2013 and $1,676,820 in 2012.

Certain Company facilities and equipment are leased under various operating leases.  Rental expense approximated $613,000 for 2014, $490,000 for 2013 and $447,000 for 2012.

Future minimum rental payments as of December 31, 2014 are as follows:

Year Ending December 31	Amount

2015	$129,457
2016	73,883
2017	38,500

$241,840

(7)	Other Real Estate Owned

The aggregate carrying amount of Other Real Estate Owned (OREO) at December 31, 2014, 2013 and 2012 was $10,401,832, $15,502,462 and $15,940,693, respectively.  All of the Company’s other real estate owned represents properties acquired through foreclosure or deed in lieu of foreclosure.  The following table details the change in OREO during 2014, 2013 and 2012 as of December 31:

	2014	2013	2012

Balance, Beginning of Year	$15,502,462	$15,940,693	$20,445,085

Additions	3,852,848	10,251,006	9,729,174
Sales of OREO	(7,102,136)	(7,804,080)	(9,711,890)
Loss on Sale	(844,515)	(1,563,739)	(1,818,967)
Provision for Losses	(1,006,827)	(1,321,418)	(2,702,709)

Balance, End of Year	$10,401,832	$15,502,462	$15,940,693

(8)	Other Intangible Assets

The following is an analysis of the core deposit intangible activity for the years ended December 31:

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2012	$1,056,693	$(833,183)	$223,510

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2013	1,056,693	(868,932)	187,761

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2014	$1,056,693	$(904,681)	$152,012

Amortization expense related to the core deposit intangible was $35,749, $35,749 and $35,748 for the years ended December 31, 2014, 2013 and 2012.  Amortizations expense will continue at an annual rate of approximately $35,749 through the first quarter of 2019, at which point the core deposit will be fully amortized.

(9)	Income Taxes

The components of income tax (benefit) expense for the years ended December 31 are as follows:

	2014	2013	2012

Current Federal (Benefit) Expense	$1,335,337	$156,642	$(6,114)
Deferred Federal Expense	1,932,950	2,178,222	1,204,439

Federal Income Tax Expense	3,268,287	2,334,864	1,198,325
Current State Income Tax Expense	-	-	2,526

Federal and State Income Tax Expense	$3,268,287	$2,334,864	$1,200,851

The federal income tax (benefit) expense of $3,268,287 in 2014, $2,334,864 in 2013 and $1,198,325 in 2012 is different than the income taxes computed by applying the federal statutory rates to income before income taxes.  The reasons for the differences are as follows:

	2014	2013	2012

Statutory Federal Income Taxes	$3,671,971	$2,367,729	$1,306,331
Tax-Exempt Interest	(74,138)	(104,307)	(89,983)
Premiums on Officers’ Life Insurance	(186,712)	(111,749)	(59,603)
Meal and Entertainment Disallowance	14,044	15,319	14,574
Other	(156,878)	167,872	27,006

Actual Federal Income Taxes	$3,268,287	$2,334,864	$1,198,325

(9)	Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2014	2013

Deferred Tax Assets
Allowance for Loan Losses	$2,992,787	$4,014,035
Other Real Estate	1,178,278	1,404,812
Deferred Compensation	287,365	303,380
Investments	340,000	340,000
Goodwill	256,714	301,238
Net Operating Loss Carryforward	-	730,484
Other	427,924	343,919

	5,483,068	7,437,868
Deferred Tax Liabilities
Premises and Equipment	(1,299,216)	(1,322,377)
Other	(4,185)	(2,874)

	(1,303,401)	(1,325,251)
Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	2,495,896	4,550,362

Net Deferred Tax Assets	$6,675,563	$10,662,979

The deferred tax assets are included in Other Assets in the consolidated balance sheets.  As discussed in Note 1, certain positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities.  An analysis of activity related to unrecognized taxes as of December 31 follows.

	2014	2013	2012

Balance, Beginning	$42,327	$38,676	$33,368

Positions Taken During the Current Year	-	7,247	11,794
Reductions Resulting from Lapse of Statutes of Limitation	42,327	(3,596)	(6,486)

Balance, Ending	$-	$42,327	$38,676

The net decrease of $42,327 is included in income tax expense for the year ended December 31, 2014, while the net increase of $3,651 is included in income tax expense for the year ended December 31, 2013.

(10)	Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $511,387 and $400,552 as of December 31, 2014 and 2013, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2014	2013

Interest-Bearing Demand	$363,501,727	$357,290,975
Savings	59,215,257	54,094,617
Time, $100,000 and Over	210,502,901	220,672,794
Other Time	217,743,826	240,210,393

	$850,963,711	$872,268,779

At December 31, 2014 and December 31, 2013, the Company had brokered deposits of $26,298,267 and $26,579,934, respectively.  All of these brokered deposits represent Certificate of Deposit Account Registry Service (CDARS) reciprocal deposits.  The CDARS deposits are ones in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company receives reciprocal brokered deposits in a like amount.  The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000 was $140,832,026 and $148,388,694 as of December 31, 2014 and December 31, 2013, respectively.

As of December 31, 2014, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2015	$302,584,884
2016	72,869,687
2017	25,349,468
2018	19,773,611
2019 and Thereafter	7,669,077

$428,246,727

(11)	Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2014	2013

Federal Home Loan Bank Advances	$40,000,000	$40,000,000

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2017 to 2020 and interest rates ranging from 0.49 percent to 4.75 percent.  As collateral on the outstanding FHLB advances, the Company has provided a blanket lien on its portfolio of qualifying residential first mortgage loans and commercial loans.  At December 31, 2014, the book value of those loans pledged $101,128,937.  At December 31, 2014, the Company had remaining credit availability from the FHLB of $126,620,000.  The Company may be required to pledge additional qualifying collateral in order to utilize the full amount of the remaining credit line.

(11)	Other Borrowed Money (Continued)

The aggregate stated maturities of other borrowed money at December 31, 2014 are as follows:

Year	Amount

2015	$-
2016	-
2017	9,000,000
2018	20,500,000
2019 and Thereafter	10,500,000

$40,000,000

At December 31, 2014, $35,000,000 of FHLB advances are subject to fixed rates of interest, while the remaining $5,000,000 are subject to floating interest rates which will convert to fixed rates of interests next year.

The Company also has available federal funds lines of credit with various financial institutions totaling $43,500,000, of which there were none outstanding at December 31, 2014.

The Company has the ability to borrow funds from the Federal Reserve Bank (FRB) of Atlanta utilizing the discount window.  The discount window is an instrument of monetary policy that allows eligible institutions to borrow money from the FRB on a short-term basis to meet temporary liquidity shortages caused by internal or external disruptions.  At December 31, 2014, the Company had borrowing capacity available under this arrangement, with no outstanding balances.  The Company would be required to pledge certain available-for-sale investment securities as collateral under this agreement.

In addition, at December 31, 2014, the Company had an available repurchase agreement line of credit with a third party totaling $50,000,000.  Use of this credit facility is subject to the underwriting and risk management policies of the third party in effect at the time of the request.  Such policies may take into consideration current market conditions, the current financial condition of the Company and the ability of the Company to provide adequate securities as collateral for the transaction, among other factors.

(12)	Subordinated Debentures (Trust Preferred Securities)

					Total
			3-Month	Added	Interest		5-Year
Description	Date	Amount	Libor Rate	Points	Rate	Maturity	Call Option
		(In Thousands)

Colony Bankcorp Statutory Trust III	6/17/2004	$4,640	0.24260	2.68	2.92260	6/14/2034	6/17/2009
Colony Bankcorp Capital Trust I	4/13/2006	5,155	0.25510	1.50	1.75510	4/13/2036	4/13/2011
Colony Bankcorp Capital Trust II	3/12/2007	9,279	0.25660	1.65	1.90660	3/12/2037	3/12/2012
Colony Bankcorp Capital Trust III	9/14/2007	5,155	0.23260	1.40	1.63260	9/14/2037	9/14/2012

The Trust Preferred Securities are recorded as subordinated debentures on the consolidated balance sheets, but subject to certain limitations, qualify as Tier 1 Capital for regulatory capital purposes.  The proceeds from these offerings were used to fund certain acquisitions, pay off holding Company debt and inject capital into the bank subsidiary.

(12)	Subordinated Debentures (Trust Preferred Securities) (Continued)

On February 13, 2012, the Company announced the suspension of the quarterly interest payments on the Trust Preferred Securities.  Under the terms of the trust documents, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default or penalty.  On November 17, 2014, the Company reinstated interest payments on the Trust Preferred Securities and paid $1,069,695 to bring to current status.

(13)	Preferred Stock

At December 31, 2014, the Company had 28,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the Preferred Stock) issued and outstanding with private investors.  The Company also had a warrant (the Warrant) to purchase up to 500,000 shares of the Company’s common stock outstanding with private investors.  Both the Preferred Stock and the Warrant originated in 2009 through transactions with the United States Department of the Treasury and were subsequently sold to the public through an auction process during 2013.

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

The Preferred Stock requires a cumulative cash dividend be paid quarterly at a rate of 9 percent per annum.  Prior to January 9, 2014 the annual dividend rate for the Preferred Stock was 5 percent.  Unpaid dividends on the Preferred Stock must be declared and set aside for the benefit of the holders of the Preferred Stock before any dividend may be declared on common stock.  On February 13, 2012, the Company announced the suspension of dividends on Preferred Stock.  On November 17, 2014, the Company reinstated dividend payments on the Preferred Stock and paid $5,492,749 of accumulated dividends in arrears to the holders of the Preferred Stock.

(14)	Restricted Stock - Unearned Compensation

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company.  The maximum number of shares which may be subject to restricted stock awards (split-adjusted) is 143,500.  To date, 53,256 shares have been issued under this plan and 17,798 shares have been forfeited; thus, the remaining shares which may be issued are 108,042 at December 31, 2014.  During 2014, there were no shares of restricted stock issued or forfeited. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity.  The cost of the shares, when issued, is amortized against earnings using the straight-line method over the restriction period, typically three years.

(15)	Employee Benefit Plan

The Company offers a defined contribution 401(k) Profit Sharing Plan (the Plan) which covers substantially all employees who meet certain age and service requirements.  The Plan allows employees to make voluntary pre-tax salary deferrals to the Plan.  The Company, at its discretion, may elect to make an annual contribution to the Plan equal to a percentage of each participating employee’s salary.  Such discretionary contributions must be approved by the Company’s board of directors.  Employees are fully vested in the Company contributions after six years of service.  In 2014, the Company made a total contribution of $401,497 to the Plan.  The Company made no discretionary contributions in 2013 or 2012.

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

At December 31, 2014 and 2013, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2014	2013

Commitments to Extend Credit	$68,742,000	$65,688,000
Standby Letters of Credit	1,762,000	1,411,000

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

Liabilities accrued under the plans totaled $845,192 and $892,294 as of December 31, 2014 and 2013, respectively.  Benefit payments under the contracts were $112,605 in 2014 and $188,240 in 2013.  Provisions charged to operations totaled $69,653 in 2014, $75,777 in 2013 and $82,250 in 2012.

The Company has purchased life insurance policies on the plans’ participants and uses the cash flow from these policies to partially fund the plan.  Fee income recognized with these plans totaled $167,911 in 2014, $164,073 in 2013 and $175,302 in 2012.

(18)	Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2014	2013	2012

Interest Expense	$7,898,543	$7,111,361	$10,942,113

Income Taxes	$113,000	$173,883	$-

Noncash financing and investing activities for the years ended December 31 are as follows:

	2014	2013	2012

Acquisitions of Real Estate Through Loan Foreclosures	$3,852,848	$10,251,006	$9,729,174

Change In Unrealized Gain (Loss) on AFS Investment Securities	$6,409,171	$(13,523,050)	$(3,120,540)

(19)	Related Party Transactions

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

	2014	2013

Balance, Beginning	$4,064,588	$4,776,492

New Loans	6,406,713	7,610,259
Repayments	(7,237,352)	(8,322,163)

Balance, Ending	$3,233,949	$4,064,588

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

Investment Securities - Fair values for investment securities are based on quoted market prices where available and classified as Level 1.  If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments and classified as Level 2.  If a comparable is not available, the investment securities are classified as Level 3.

Federal Home Loan Bank Stock - The fair value of Federal Home Loan Bank stock approximates carrying value and is classified as Level 1.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.  For variable rate loans, the carrying amount is a reasonable estimate of fair value.  Most loans are classified as Level 2, but impaired loans with a related allowance are classified as Level 3.

Bank-Owned Life Insurance - The carrying value of bank-owned life insurance policies approximates fair value and is classified as Level 1.

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

Subordinated Debentures - Fair value approximates carrying value due to the variable interest rates of the subordinated debentures.  Subordinated Debentures are classified as Level 1.

Other Borrowed Money - The fair value of other borrowed money is calculated by discounting contractual cash flows using an estimated interest rate based on current rates available to the Company for debt of similar remaining maturities and collateral terms. Other borrowed money is classified as Level 2 due to their expected maturities.

(20)	Fair Value of Financial Instruments and Fair Value Measurements (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	Carrying	Estimated	Level
2014	Amount	Fair Value	1	2	3
	(in Thousands)
Assets
Cash and Short-Term Investments	$65,811	$65,811	$65,811	$-	$-
Investment Securities Available for Sale	274,595	274,595	-	273,647	948
Investment Securities Held to Maturity	30	30	-	30	-
Federal Home Loan Bank Stock	2,831	2,831	2,831	-	-
Loans, Net	736,930	738,948	-	731,170	7,778
Bank-Owned Life Insurance	14,531	14,531	14,531	-	-

Liabilities
Deposits	979,303	980,874	551,057	429,817	-
Subordinated Debentures	24,229	24,229	24,229	-	-
Other Borrowed Money	40,000	41,962	-	41,962	-

2013

Assets
Cash and Short-Term Investments	$68,147	$68,147	$68,147	$-	$-
Investment Securities Available for Sale	263,258	263,258	-	262,317	941
Investment Securities Held to Maturity	37	37	-	37	-
Federal Home Loan Bank Stock	3,164	3,164	3,164	-	-
Loans, Net	739,052	741,112	-	729,436	11,676
Bank-Owned Life Insurance	10,165	10,165	10,165	-	-

Liabilities
Deposits	987,529	989,101	526,646	462,455	-
Subordinated Debentures	24,229	24,229	24,229	-	-
Other Borrowed Money	40,000	42,074	-	42,074	-

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

(20) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Assets (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring and Nonrecurring Basis - The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2014 and 2013, aggregated by the level in the fair value hierarchy within which those measurements fall.  The table below includes only impaired loans with a specific reserve and only other real estate properties with a valuation allowance at December 31, 2013.  Those impaired loans and other real estate properties are shown net of the related specific reserves and valuation allowances.

		Fair Value Measurements at Reporting Date Using
2014	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Recurring
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$271,063,669	$-	$271,063,669	$-
State, County and Municipal	3,530,917	-	2,582,527	948,390

	$274,594,586	$-	$273,646,196	$948,390
Nonrecurring
Impaired Loans	$7,778,279	$-	$-	$7,778,279

Other Real Estate	$6,128,365	$-	$-	$6,128,365

2013

Recurring
Securities Available for Sale
U.S. Government Agencies Mortgage-Backed	$259,348,058	$-	$259,348,058	$-
State, County and Municipal	3,909,832	-	2,968,567	941,265

	$263,257,890	$-	$262,316,625	941,265
Nonrecurring
Impaired Loans	$11,675,691	$-	$-	$11,675,691

Other Real Estate	$7,019,799	$-	$-	$7,019,799

Liabilities

The Company did not identify any liabilities that are required to be presented at fair value.

(20)	Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

The following tables present quantitative information about the significant unobservable inputs used in the fair value measurements for assets in level 3 of the fair value hierarchy measured on a nonrecurring basis at December 31, 2014 and 2013.  These tables are comprised primarily of collateral dependent impaired loans and other real estate owned:

	December 31, 2014	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

Real Estate
Commercial Construction	$82,422	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(22.00)% - 38.10% (8.05%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 10.00% (5.00%)

Residential Real Estate	1,650,474	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(2.30)% - 191.70% (94.70%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 10.00% (5.00%)

		Income Approach	Capitalization Rate	13.75%

Commercial Real Estate	5,678,297	Sales Comparison	Adjustment for Differences Between the Comparable Sales	0.00% - 0.00% (0.00%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 90.00% (45.00%)

		Income Approach	Capitalization Rate	11.00%

Farmland	367,086	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(8.30)% - 252.50% (122.10%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	10.00% - 50.00% (30.00%)

Other Real Estate Owned	6,128,365	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(40.00)% - 45.00% (2.50%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.33% - 69.36% (31.88%)

		Income Approach	Discount Rate	9.00%

			Capitalization Rate	10.00%

(20)	Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Fair Value Measurements using Significant Unobservable Inputs (Level 3) (Continued)

	December 31, 2013	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

Impaired Loans
Commercial	$1,019,084	Sales Comparison	Adjustment for Differences Between the Comparable Sales	0.00%-15.00% (7.50%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	10.00%-50.00% (30.00%)

Real Estate
Commercial Construction	2,641,041	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(16.00)%-28.00% (6.00%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00%-10.00% (5.00%)

		Income Approach	Capitalization Rate	8.50%

Residential Real Estate	1,323,296	Sales Comparison	Adjustment for Differences Between the Comparable Sales	0.00%-46.00% (23.00%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00%-25.00% (12.50%)

Commercial Real Estate	5,450,788	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(27.20%)-216.80% (94.80%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	25.00%-90.00% (57.50%)

		Income Approach	Capitalization Rate	11.00%

Farmland	1,241,482	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(55.00%)-388.00% (166.50%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	10.00%-35.00% (22.50%)

Other Real Estate Owned	7,019,799	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(10.00%)-319.10% (154.55%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.36%-87.81% (29.99%)

		Income Approach	Discount Rate	10.00%

(20)	Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) (Continued)

The following table presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2014, 2013 and 2012:

	Available for Sale Securities
	2014	2013	2012

Balance, Beginning	$941,265	$1,138,238	$1,122,427

Transfers into Level 3	-	-	788,933
Transfers out of Level 3	-	(41,908)	-
Securities Purchased During the Year	-	-	-
Securities Called During the Year	-	-	(1,000,000)
Loss on OTTI Impairment Included in Noninterest Income	-	(366,623)	(59,568)
Unrealized Gains Included in Other Comprehensive Income	7,125	211,558	78,201

Balance, Ending	$948,390	$941,265	$1,138,238

The Company’s policy is to recognize transfers in and transfers out of levels 1, 2 and 3 as of the end of a reporting period.  During the year ended December 31, 2013, the Company had transfers out of level 3 and into level 2.  The transfers out of level 3 were the result of increased market activity for these types of securities, as well as more current credit ratings on these securities.  During the year ended December 31, 2012, the Company transferred certain state, county and municipal securities out of level 2 and into     level 3.  The transfers into level 3 were the result of decreased market activity for these types of securities, as well as a lack of current credit ratings on these securities.  There were no gains or losses recognized as a result of the transfers.  There were no transfers of securities between level 1 and level 2 for the years ended December 31, 2014, 2013 or 2012.

The following table presents quantitative information about recurring level 3 fair value measurements as of December 31, 2014 and 2013:

December 31, 2014	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

State, County and Municipal	$948,390	Discounted Cash Flow	Discount Rate or Yield	N/A*

December 31, 2013

State, County and Municipal	$941,265	Discounted Cash Flow	Discount Rate or Yield	N/A*

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.  The amounts and ratios as defined in regulations are presented hereafter.  Management believes, as of December 31, 2014, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

(21)	Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2014 and 2013 on a consolidated basis and for its wholly-owned subsidiary, as defined:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2014	(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$136,022	17.95%	$60,639	8.00%	N/	A	N/	A
Colony Bank	127,833	16.89	60,542	8.00	$75,678		10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	127,220	16.78	30,320	4.00	N/	A	N/	A
Colony Bank	119,031	15.73	30,271	4.00	45,407		6.00

Tier I Capital to Average Assets
Consolidated	127,220	11.18	45,509	4.00	N/	A	N/	A
Colony Bank	119,031	10.50	45,364	4.00	56,705		5.00

As of December 31, 2013

Total Capital to Risk-Weighted Assets
Consolidated	$129,569	17.06%	$60,791	8.00%	N/	A	N/	A
Colony Bank	131,024	17.29	60,638	8.00	$75,797		10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	120,048	15.81	30,396	4.00	N/	A	N/	A
Colony Bank	121,521	16.03	30,319	4.00	45,478		6.00

Tier I Capital to Average Assets
Consolidated	120,048	10.57	45,419	4.00	N/	A	N/	A
Colony Bank	121,521	10.72	45,333	4.00	56,666		5.00

Effective October 22, 2014, the Board Resolution (BR) the bank had been operating under was lifted.  The BR required that, prior to declaring or paying any cash dividend to the Company, the Bank must obtain written consent of its regulators.  In November 2014, the Bank paid a $12,000,000 dividend to the Company.  This dividend was utilized to bring the interest payments of the Trust Preferred Securities and the dividend payments of the Preferred Stock to a current status and to fund holding company operations for the coming year.

(22)	Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2014 and 2013 and the related statements of operations and comprehensive income (loss) and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

ASSETS

	2014	2013

Cash	$5,750,652	$1,422,289
Premises and Equipment, Net	1,199,639	1,272,965
Investment in Subsidiary, at Equity	115,066,948	114,559,866
Other	1,708,380	1,221,285

Total Assets	$123,725,619	$118,476,405

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$315,000	$3,119,146
Other	154,307	1,174,020

	469,307	4,293,166

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; Authorized 10,000,000 Shares, Issued 28,000 Shares	28,000,000	28,000,000
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,439,258 Shares as of December 31, 2014 and 2013	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	38,287,934	33,444,913
Accumulated Other Comprehensive Loss, Net of Tax	(4,844,974)	(9,075,026)

	99,027,312	89,954,239

Total Liabilities and Stockholders’ Equity	$123,725,619	$118,476,405

(22)	Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2014	2013	2012

Income
Dividends from Subsidiary	$12,015,572	$1,515,549	$17,372
Management Fees	581,334	581,334	590,422
Other	100,269	96,953	101,397

	$12,697,175	2,193,836	709,191

Expenses
Interest	517,381	516,641	554,004
Amortization	938	2,250	2,250
Salaries and Employee Benefits	782,152	748,149	735,919
Other	538,847	543,139	558,151

	1,839,318	1,810,179	1,850,324

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiary	10,857,857	383,657	(1,141,133)

Income Tax Benefits	396,738	406,518	365,691

Income (Loss) Before Equity in Undistributed Earnings of Subsidiary	11,254,595	790,175	(775,442)

Equity in Undistributed Earnings of Subsidiary	(3,722,970)	3,838,870	3,416,740

Net Income	7,531,625	4,629,045	2,641,298
Preferred Stock Dividends	2,688,604	1,508,761	1,435,385

Net Income Available to Common Stockholders	$4,843,021	$3,120,284	$1,205,913

(22)	Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31

	2014	2013	2012

Net Income	$7,531,625	$4,629,045	$2,641,298

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	6,432,906	(13,886,854)	(283,076)
Tax Effect	(2,187,189)	4,721,531	96,246

Realized Gains (Losses) on Sale of AFS Securities	(23,735)	(2,819)	(2,897,032)
Tax Effect	8,070	959	984,991

Impairment Loss on Securities	-	366,623	59,568
Tax Effect	-	(124,652)	(20,253)

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	4,230,052	(8,925,212)	(2,059,556)

Comprehensive Income (Loss)	$11,761,677	$(4,296,167)	$581,742

(22)	Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2014	2013	2012

Cash Flows from Operating Activities
Net Income	$7,531,625	$4,629,045	$2,641,298
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by Operating Activities
Depreciation and Amortization	75,347	80,711	93,427
Equity in Undistributed Earnings of Subsidiary	3,722,970	(3,838,870)	(3,416,740)
Change in Interest Payable	(1,069,695)	516,641	529,922
Other	(437,115)	(390,962)	(405,379)

	9,823,132	996,565	(557,472)

Cash Flows from Investing Activities
Purchases of Premises and Equipment	(2,020)	(68,708)	-

Cash Flows from Financing Activities
Dividends Paid on Preferred Stock	(5,492,749)	-	-

Increase (Decrease) in Cash	4,328,363	927,857	(557,472)

Cash, Beginning	1,422,289	494,432	1,051,904

Cash, Ending	$5,750,652	$1,422,289	$494,432

(23)	Earnings Per Share

Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during each period.  Diluted earnings per share reflects the potential dilution of restricted stock and common stock warrants.  Net income available to common stockholders represents net income (loss) after preferred stock dividends.  The following table presents earnings per share for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012

Numerator
Net Income (Loss) Available to Common Stockholders	$4,843,021	$3,120,284	$1,205,913

Denominator
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	8,439,258	8,439,258	8,439,258
Dilutive Effect of Potential Common Stock
Restricted Stock	-	-	-
Stock Warrants	-	-	-
Weighted-Average Number of Shares Outstanding for Diluted Earnings Per Common Share	8,439,258	8,439,258	8,439,258

Earnings (Loss) Per Share - Basic	$0.57	$0.37	$0.14

Earnings (Loss) Per Share - Diluted	$0.57	$0.37	$0.14

For the years ended December 31, 2014, 2013 and 2012, respectively, the Company has excluded 500,000 shares of common stock equivalents because the strike price of the common stock equivalents would cause them to have an anti-dilutive effect.