Form 10-K, Exhibit 13
period 2015-12-31
COLONY BANKCORP INC
filed 2016-03-10
CIK 711669

EXHIBIT NO. 13

McNair, McLemore, Middlebrooks & Co., LLC

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

mmmcpa.com

March 10, 2016

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2015 and 2014, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assessment of the effectiveness of Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2015 included under Item 9A, Controls and Procedures, in Colony Bankcorp, Inc.’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS

	2015	2014

Cash and Cash Equivalents
Cash and Due from Banks	$22,256,646	$24,472,870
Federal Funds Sold	-	20,132,062

	22,256,646	44,604,932

Interest-Bearing Deposits	38,615,299	21,206,039

Investment Securities
Available for Sale, at Fair Value	296,149,299	274,594,586
Held to Maturity, at Cost (Fair Value of $29,923 as of December 31, 2014)	-	29,796

	296,149,299	274,624,382

Federal Home Loan Bank Stock, at Cost	2,730,500	2,830,800

Loans	758,635,595	746,093,809
Allowance for Loan Losses	(8,603,905)	(8,802,316)
Unearned Interest and Fees	(356,798)	(361,374)

	749,674,892	736,930,119

Premises and Equipment	26,453,530	24,960,445

Other Real Estate (Net of Allowance of $1,582,101 and $3,319,644 in 2015 and 2014, Respectively)	8,839,103	10,401,832

Other Intangible Assets	116,264	152,012

Other Assets	29,313,894	31,187,420

Total Assets	$1,174,149,427	$1,146,897,981

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2015	2014

Deposits
Noninterest-Bearing	$133,886,271	$128,339,763
Interest-Bearing	877,667,965	850,963,711

	1,011,554,236	979,303,474

Borrowed Money
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	40,000,000	40,000,000

	64,229,000	64,229,000

Other Liabilities	2,909,569	4,338,195

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; Authorized 10,000,000 Shares, Issued 18,021 and 28,000 Shares as of December 31, 2015 and 2014	18,021,000	28,000,000
Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,439,258 Shares as of December 31, 2015 and 2014	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	44,285,621	38,287,934
Accumulated Other Comprehensive Loss, Net of Tax	(4,434,351)	(4,844,974)

	95,456,622	99,027,312

Total Liabilities and Stockholders’ Equity	$1,174,149,427	$1,146,897,981

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

	2015	2014	2013
Interest Income
Loans, Including Fees	$39,716,269	$39,735,615	$41,350,195
Federal Funds Sold	14,561	32,100	39,199
Deposits with Other Banks	79,735	41,639	26,704
Investment Securities
U.S. Government Agencies	4,235,207	4,737,878	3,516,978
State, County and Municipal	107,638	99,736	123,972
Corporate Obligations	-	-	47,275
Dividends on Other Investments	122,070	115,134	81,398

	44,275,480	44,762,102	45,185,721
Interest Expense
Deposits	4,856,673	5,113,024	5,821,366
Federal Funds Purchased	26	19	116
Borrowed Money	1,712,548	1,685,744	1,675,164

	6,569,247	6,798,787	7,496,646

Net Interest Income	37,706,233	37,963,315	37,689,075

Provision for Loan Losses	865,500	1,308,000	4,485,000

Net Interest Income After Provision for Loan Losses	36,840,733	36,655,315	33,204,075

Noninterest Income
Service Charges on Deposits	4,268,438	4,649,008	4,690,599
Other Service Charges, Commissions and Fees	2,627,157	2,387,589	1,725,271
Mortgage Fee Income	527,187	419,963	484,396
Securities Gains (Losses)	(11,466)	23,735	(363,804)
Gain on Sale of SBA Loans	-	-	635,190
Other	1,633,205	1,644,294	1,205,631

	9,044,521	9,124,589	8,377,283
Noninterest Expenses
Salaries and Employee Benefits	17,589,631	17,507,926	16,691,972
Occupancy and Equipment	3,989,347	4,062,844	3,794,524
Directors’ Fees	358,291	392,132	416,972
Legal and Professional Fees	737,731	785,683	721,322
Foreclosed Property	1,682,783	2,701,436	3,918,128
FDIC Assessment	899,302	965,898	1,321,981
Advertising	624,844	652,374	508,292
Software	992,593	925,489	852,475
Telephone	710,038	735,735	778,151
ATM/Card Processing	1,061,262	905,732	685,497
Other	5,078,932	5,344,743	4,928,135

	33,724,754	34,979,992	34,617,449

Income Before Income Taxes	12,160,500	10,799,912	6,963,909

Income Taxes	3,787,803	3,268,287	2,334,864

Net Income	8,372,697	7,531,625	4,629,045
Preferred Stock Dividends	2,375,010	2,688,604	1,508,761

Net Income Available to Common Stockholders	$5,997,687	$4,843,021	$3,120,284

Net Income Per Share of Common Stock	$0.71	$0.57	$0.37
Basic	$0.71	$0.57	$0.37
Diluted
Cash Dividends Declared Per Share of Common Stock	$0.00	$0.00	$0.00

Weighted Average Shares Outstanding, Basic	8,439,258	8,439,258	8,439,258
Weighted Average Shares Outstanding, Diluted	8,458,461	8,439,258	8,439,258

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31

	2015	2014	2013

Net Income	$8,372,697	$7,531,625	$4,629,045

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	610,689	6,432,906	(13,886,854)
Tax Effect	(207,634)	(2,187,189)	4,721,531

Realized Gains (Losses) on Sale of AFS Securities	11,466	(23,735)	(2,819)
Tax Effect	(3,898)	8,070	959

Impairment Loss on Securities	-	-	366,623
Tax Effect	-	-	(124,652)

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	410,623	4,230,052	(8,925,212)

Comprehensive Income (Loss)	$8,783,320	$11,761,677	$(4,296,167)

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Preferred Shares Issued	Preferred Stock	Common Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2012	28,000	$27,827,053	8,439,258	$8,439,258	$29,145,094	$30,497,576	$(149,814)	$95,759,167

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(8,925,212)	(8,925,212)
Accretion of Fair Value of Warrant		172,947				(172,947)		-
Dividends on Preferred Shares						(1,508,761)		(1,508,761)
Net Income						4,629,045		4,629,045

Balance, December 31, 2013	28,000	28,000,000	8,439,258	8,439,258	29,145,094	33,444,913	(9,075,026)	89,954,239

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							4,230,052	4,230,052
Dividends on Preferred Shares						(2,688,604)		(2,688,604)
Net Income						7,531,625		7,531,625

Balance, December 31, 2014	28,000	28,000,000	8,439,258	8,439,258	29,145,094	38,287,934	(4,844,974)	99,027,312

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							410,623	410,623
Dividends on Preferred Shares						(2,375,010)		(2,375,010)
Redemption of Preferred Stock	(9,979)	(9,979,000)						(9,979,000)
Net Income						8,372,697		8,372,697

Balance, December 31, 2015	18,021	$18,021,000	8,439,258	$8,439,258	$29,145,094	$44,285,621	$(4,434,351)	$95,456,622

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2015	2014	2013
Cash Flows from Operating Activities
Net Income	$8,372,697	$7,531,625	$4,629,045
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation	1,657,229	1,595,253	1,527,392
Amortization and Accretion	1,797,152	1,312,857	2,667,404
Provision for Loan Losses	865,500	1,308,000	4,485,000
Deferred Income Taxes	625,436	1,932,950	2,178,222
Securities (Gains) Losses	11,466	(23,735)	363,804
(Gain) Loss on Sale of Premises and Equipment	11,047	(12,489)	(677)
Loss on Sale of Other Real Estate and Repossessions	600,663	828,411	1,565,091
Provision for Losses on Other Real Estate	453,148	1,006,827	1,321,418
Increase in Cash Surrender Value of Life Insurance	(299,010)	(590,674)	(338,712)
Change In
Interest Receivable	(354,274)	55,786	285,033
Prepaid Expenses	278,637	(64,633)	(168,060)
Interest Payable	32,253	(1,099,756)	385,285
Accrued Expenses and Accounts Payable	(202,343)	197,195	213,753
Other	217,686	788,958	(243,543)

	14,067,287	14,766,575	18,870,455
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	(17,409,260)	754,252	(164,950)
Purchase of Investment Securities
Available for Sale	(102,336,227)	(56,201,891)	(132,419,073)
Proceeds from Sale of Investment Securities
Available for Sale	28,273,634	13,620,956	72,672,795
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	51,423,541	36,440,646	48,330,382
Held to Maturity	9,734	12,968	11,623
Proceeds from Sale of Premises and Equipment	28,608	14,376	2,500
Net Loans to Customers	(21,255,018)	(3,156,342)	(19,959,948)
Purchase of Premises and Equipment	(3,189,969)	(1,681,115)	(1,489,579)
Proceeds from Sale of Other Real Estate and Repossessions	8,154,596	7,233,497	8,041,638
Proceeds from Sale of Federal Home Loan Bank Stock	100,300	333,100	200,400
Purchase of Bank-Owned Life Insurance	-	-	(10,000,000)

	(56,200,061)	(2,629,553)	(34,774,212)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	26,704,254	(21,305,068)	16,550,430
Noninterest-Bearing Customer Deposits	5,546,508	13,079,062	(8,705,841)
Proceeds from Other Borrowed Money	27,000,000	-	21,500,000
Principal Payments on Other Borrowed Money	(27,000,000)	-	(16,500,000)
Dividends Paid on Preferred Stock	(2,487,274)	(5,492,749)	-
Redemption of Preferred Stock	(9,979,000)	-	-

	19,784,488	(13,718,755)	12,844,589

Net Increase (Decrease) in Cash and Cash Equivalents	(22,348,286)	(1,581,733)	(3,059,168)

Cash and Cash Equivalents, Beginning	44,604,932	46,186,665	49,245,833

Cash and Cash Equivalents, Ending	$22,256,646	$44,604,932	$46,186,665

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

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2015. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

(1) Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. The Company has a concentration in real estate loans as well as a geographic concentration that could pose an adverse credit risk, particularly with the current economic downturn in the real estate market. At December 31, 2015, approximately 86 percent of the Company’s loan portfolio was concentrated in loans secured by real estate. A substantial portion of borrowers’ ability to honor their contractual obligations is dependent upon the viability of the real estate economic sector. Declining collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have resulted in high loan loss provisions in recent years. In addition, a large portion of the Company’s foreclosed assets are also located in these same geographic markets, making the recovery of the carrying amount of foreclosed assets susceptible to changes in market conditions. Management continues to monitor these concentrations and has considered these concentrations in its allowance for loan loss analysis.

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

The allowance consists of specific, historical and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. The historical component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. A general component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The general component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and historical losses in the portfolio. General valuation allowances are based on internal and external qualitative risk factors such as (1) changes in lending policies and procedures, including changes in underwriting standards and collections, charge offs, and recovery practices, (2) changes in international, national, regional, and local conditions, (3) changes in the nature and volume of the portfolio and terms of loans, (4) changes in the experience, depth, and ability of lending management, (5) changes in the volume and severity of past due loans and other similar conditions, (6) changes in the quality of the organization's loan review system, (7) changes in the value of underlying collateral for collateral dependent loans, (8) the existence and effect of any concentrations of credit and changes in the levels of such concentrations, and (9) the effect of other external factors (i.e. competition, legal and regulatory requirements) on the level of estimated credit losses.

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

Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax basis. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company and its subsidiary file a consolidated federal income tax return. The subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

The Company’s federal and state income tax returns for tax years 2015, 2014, 2013 and 2012 are subject to examination by the Internal Revenue Service (IRS) and the Georgia Department of Revenue, generally for three years after filing.

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

Bank-Owned Life Insurance

The Company has purchased life insurance on the lives of certain key members of management and directors. The life insurance policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement, if applicable. Increases in the cash surrender value are recorded as other income in the consolidated statements of income. The cash surrender value of the insurance contracts is recorded in other assets on the consolidated balance sheets in the amount of $14,829,861 and $14,530,851 as of December 31, 2015 and 2014, respectively.

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

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded on the consolidated balance sheets when they are funded.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Accounting Standards Update (ASU) 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. ASU 2015-05 provides guidance to customers as to whether a cloud computing arrangement (e.g., software as a service, platform as a service, infrastructure as a service, and other similar hosting arrangements) includes a software license and, based on that determination, whether such arrangement should be accounted for consistent with the acquisition of other software licenses or as a service contract. The amendments may be applied on either a prospective or retrospective basis and early adoption is permitted. ASU 2015-05 is effective for public business entities for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. ASU 2015-01 eliminates the concept of extraordinary items from U.S. Generally Accepted Accounting Principles (GAAP) and the need for entities to evaluate whether transactions or events are both unusual in nature and infrequently occurring. However, the ASU does not affect the reporting and disclosure requirements for an event or transaction that is unusual in nature or that occurs infrequently. The amendments in Update 2015-01 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company will adopt the requirements of ASU 2015- 01 upon its effective date of January 1, 2016, and does not anticipate it having a material impact on the Company’s consolidated financial statements.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity is expected to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each performance obligation. ASU 2014-09, as deferred one year by ASU 2015-14, is effective for the Company in the first quarter of fiscal year 2018. The Company is currently evaluating the impact of the pending adoption of ASU 2014-09 on the consolidated financial statements.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

ASU  2016-1, “No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU  2016-1, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale. ASU  2016-1 will be effective for the Company on January 1, 2018. The Company is currently evaluating the impact of the pending adoption of ASU 2016-1 on the consolidated financial statements.

(2) Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2015	2014

Cash on Hand and Cash Items	$9,061,678	$9,974,663
Noninterest-Bearing Deposits with Other Banks	13,194,968	14,498,207

	$22,256,646	$24,472,870

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. Reserve balances totaled approximately $1,275,000 and $1,278,000 at December 31, 2015 and 2014, respectively.

(3) Investment Securities

Investment securities as of December 31, 2015 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$297,778,875	$62,815	$(6,791,837)	$291,049,853
State, County and Municipal	5,089,137	30,542	(20,233)	5,099,446

	$302,868,012	$93,357	$(6,812,070)	$296,149,299

The amortized cost and fair value of investment securities as of December 31, 2015, by contractual maturity, are shown hereafter. Expected maturities may differ from contractual maturities for certain investments because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This is often the case with mortgage-backed securities, which are disclosed separately in the table below.

	Securities Available for Sale
	Amortized Cost	Fair Value

Due in One Year or Less	$330,531	$331,818
Due After One Year Through Five Years	770,079	773,706
Due After Five Years Through Ten Years	2,492,993	2,517,901
Due After Ten Years	1,495,534	1,476,021

	5,089,137	5,099,446

Mortgage-Backed Securities	297,778,875	291,049,853

	$302,868,012	$296,149,299

Investment securities as of December 31, 2014 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$278,419,055	$155,902	$(7,511,288)	$271,063,669
State, County and Municipal	3,516,400	27,181	(12,664)	3,530,917

	$281,935,455	$183,083	$(7,523,952)	$274,594,586
Securities Held to Maturity
State, County and Municipal	$29,796	$127	$-	$29,923

(3) Investment Securities (Continued)

Proceeds from sales of investments available for sale were $28,273,634 in 2015, $13,620,956 in 2014, and $72,672,795 in 2013. Gross realized gains totaled $207,896 in 2015, $67,601 in 2014, and $442,124 in 2013. Gross realized losses totaled $196,316 in 2015, $45,666 in 2014, and $805,928 in 2013. In addition, gross realized losses of $23,046 in 2015 was due to a loss on a maturity for a held-to-maturity investment and gross realized gains of $1,800 in 2014 was due to a gain on a call for a held-to-maturity investment.

Investment securities having a carrying value totaling $133,754,087 and $135,531,563 as of December 31, 2015 and 2014, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2015 and 2014 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2015
U.S. Government Agencies
Mortgage-Backed	$139,765,025	$(1,270,011)	$139,720,125	$(5,521,826)	$279,485,150	$(6,791,837)
State, County and Municipal	1,034,613	(20,233)	-	-	1,034,613	(20,233)

	$140,799,638	$(1,290,244)	$139,720,125	$(5,521,826)	$280,519,763	$(6,812,070)

December 31, 2014
U.S. Government Agencies
Mortgage-Backed	$66,609,319	$(396,896)	$183,645,552	$(7,114,392)	$250,254,871	$(7,511,288)
State, County and Municipal	-	-	1,379,547	(12,664)	1,379,547	(12,664)

	$66,609,319	$(396,896)	$185,025,099	$(7,127,056)	$251,634,418	$(7,523,952)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

(3) Investment Securities (Continued)

At December 31, 2015, the debt securities with unrealized losses have depreciated 2.37 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary. However, the Company did own one asset-backed security at December 31, 2015 which was completely written off during prior years. This investment is comprised of one issuance of a trust preferred security and has no book value. Management evaluates this investment on a quarterly basis utilizing a third-party valuation model. The results of this model revealed other-than-temporary impairment and as a result, $366,623 was written off during the year ended December 31, 2013.

(4) Loans

The following table presents the composition of loans, segregated by class of loans, as of December 31:

	2015	2014

Commercial and Agricultural
Commercial	$47,781,689	$50,960,265
Agricultural	19,193,497	16,689,444

Real Estate
Commercial Construction	40,106,633	51,258,970
Residential Construction	9,413,263	11,220,683
Commercial	346,262,033	332,230,847
Residential	197,002,419	203,752,620
Farmland	61,779,859	49,950,984

Consumer and Other
Consumer	20,605,465	22,820,314
Other	16,490,737	7,209,682

Total Loans	$758,635,595	$746,093,809

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

2015	Pass	Special Mention	Substandard	Total Loans

Commercial and Agricultural
Commercial	$44,273,407	$1,927,198	$1,581,084	$47,781,689
Agricultural	18,970,328	17,843	205,326	19,193,497

Real Estate
Commercial Construction	36,516,165	912,295	2,678,173	40,106,633
Residential Construction	9,413,263	-	-	9,413,263
Commercial	320,566,237	13,652,416	12,043,380	346,262,033
Residential	177,054,188	8,545,942	11,402,289	197,002,419
Farmland	56,798,365	929,814	4,051,680	61,779,859

Consumer and Other
Consumer	20,037,996	156,739	410,730	20,605,465
Other	16,465,593	636	24,508	16,490,737

Total Loans	$700,095,542	$26,142,883	$32,397,170	$758,635,595

2014

Commercial and Agricultural
Commercial	$46,230,110	$2,905,361	$1,824,794	$50,960,265
Agricultural	16,504,404	27,101	157,939	16,689,444

Real Estate
Commercial Construction	45,063,306	1,740,488	4,455,176	51,258,970
Residential Construction	11,220,683	-	-	11,220,683
Commercial	309,828,039	11,220,166	11,182,642	332,230,847
Residential	180,549,640	10,582,704	12,620,276	203,752,620
Farmland	47,548,106	414,521	1,988,357	49,950,984

Consumer and Other
Consumer	22,114,932	248,997	456,385	22,820,314
Other	7,012,405	-	197,277	7,209,682

Total Loans	$686,071,625	$27,139,338	$32,882,846	$746,093,809

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

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31:

	Accruing Loans
2015	30-89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans

Commercial and Agricultural
Commercial	$490,727	$-	$490,727	$576,940	$46,714,022	$47,781,689
Agricultural	71,416	-	71,416	178,021	18,944,060	19,193,497

Real Estate
Commercial Construction	90,163	-	90,163	1,642,666	38,373,804	40,106,633
Residential Construction	-	-	-	-	9,413,263	9,413,263
Commercial	6,031,257	-	6,031,257	7,564,691	332,666,085	346,262,033
Residential	3,682,509	-	3,682,509	3,163,571	190,156,339	197,002,419
Farmland	122,696	-	122,696	1,103,354	60,553,809	61,779,859

Consumer and Other
Consumer	469,839	7,799	477,638	178,336	19,949,491	20,605,465
Other	636	-	636	100	16,490,001	16,490,737

Total Loans	$10,959,243	$7,799	$10,967,042	$14,407,679	$733,260,874	$758,635,595

2014

Commercial and Agricultural
Commercial	$872,321	$-	$872,321	$405,398	$49,682,546	$50,960,265
Agricultural	-	-	-	44,605	16,644,839	16,689,444

Real Estate
Commercial Construction	141,850	-	141,850	3,251,290	47,865,830	51,258,970
Residential Construction	-	-	-	-	11,220,683	11,220,683
Commercial	2,309,114	-	2,309,114	5,325,047	324,596,686	332,230,847
Residential	5,782,701	-	5,782,701	7,461,507	190,508,412	203,752,620
Farmland	281,967	-	281,967	1,449,226	48,219,791	49,950,984

Consumer and Other
Consumer	313,424	6,642	320,066	201,695	22,298,553	22,820,314
Other	-	-	-	195,497	7,014,185	7,209,682

Total Loans	$9,701,377	$6,642	$9,708,019	$18,334,265	$718,051,525	$746,093,809

(4) Loans (Continued)

Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $418,400, $591,900, and $968,700 for the years ended December 31, 2015, 2014 and 2013, respectively.

The following table details impaired loan data as of December 31, 2015:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$454,423	$454,013	-	$534,814	$17,259	$21,253
Agricultural	195,654	178,021	-	163,078	(9,957)	10,334
Commercial Construction	6,887,522	1,896,938	-	2,867,061	25,788	27,007
Commercial Real Estate	15,569,340	15,122,486	-	15,430,252	529,376	530,699
Residential Real Estate	5,429,121	4,575,547	-	4,715,162	175,484	159,148
Farmland	1,104,887	1,103,353	-	1,339,863	583	2,076
Consumer	179,908	178,435	-	190,566	13,745	14,907
Other	-	-	-	48,438	-	-

	$29,820,855	$23,508,793	-	$25,289,234	$752,278	$765,424

With An Allowance Recorded
Commercial	$122,928	$122,928	$94,538	$99,749	$2,275	$2,438
Agricultural	-	-	-	-	-	-
Commercial Construction	76,644	76,644	25,344	92,200	375	375
Commercial Real Estate	8,969,329	8,955,503	1,607,962	6,673,087	213,693	208,657
Residential Real Estate	1,083,127	1,075,367	308,188	1,088,380	16,380	15,873
Farmland	387,968	387,969	37,386	391,060	20,880	20,954
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-

	$10,639,996	$10,618,411	$2,073,418	$8,344,476	$253,603	$248,297

Total
Commercial	$577,351	$576,941	$94,538	$634,563	$19,534	$23,691
Agricultural	195,654	178,021	-	163,078	(9,957)	10,334
Commercial Construction	6,964,166	1,973,582	25,344	2,959,261	26,163	27,382
Commercial Real Estate	24,538,669	24,077,989	1,607,962	22,103,339	743,069	739,356
Residential Real Estate	6,512,248	5,650,914	308,188	5,803,542	191,864	175,021
Farmland	1,492,855	1,491,322	37,386	1,730,923	21,463	23,030
Consumer	179,908	178,435	-	190,566	13,745	14,907
Other	-	-	-	48,438	-	-

	$40,460,851	$34,127,204	$2,073,418	$33,633,710	$1,005,881	$1,013,721

(4) Loans (Continued)

The following table details impaired loan data as of December 31, 2014:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$310,447	$308,817	$-	$679,267	$9,248	$17,973
Agricultural	50,163	44,605	-	50,959	(6,029)	3,000
Commercial Construction	9,573,141	3,463,502	-	3,376,033	13,111	12,833
Commercial Real Estate	17,129,876	16,227,379	-	18,350,015	462,355	474,936
Residential Real Estate	9,136,987	7,600,073	-	5,690,573	312,024	306,859
Farmland	1,450,759	1,449,226	-	949,003	(8,518)	17,273
Consumer	201,695	201,695	-	211,775	14,455	15,495
Other	206,894	195,497	-	197,519	5,874	10,677

	38,059,962	29,490,794	-	29,505,144	802,520	859,046

With An Allowance Recorded
Commercial	96,580	96,580	96,580	419,464	(299)	-
Agricultural	-	-	-	-	-	-
Commercial Construction	207,308	136,369	53,947	1,528,817	375	375
Commercial Real Estate	6,135,238	6,135,238	456,941	6,415,086	60,629	50,468
Residential Real Estate	2,072,919	2,065,158	414,684	1,829,102	84,177	86,472
Farmland	396,048	396,048	28,962	529,555	13,077	12,210
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-

	8,908,093	8,829,393	1,051,114	10,722,024	157,959	149,525

Total
Commercial	407,027	405,397	96,580	1,098,731	8,949	17,973
Agricultural	50,163	44,605	-	50,959	(6,029)	3,000
Commercial Construction	9,780,449	3,599,871	53,947	4,904,850	13,486	13,208
Commercial Real Estate	23,265,114	22,362,617	456,941	24,765,101	522,984	525,404
Residential Real Estate	11,209,906	9,665,231	414,684	7,519,675	396,201	393,331
Farmland	1,846,807	1,845,274	28,962	1,478,558	4,559	29,483
Consumer	201,695	201,695	-	211,775	14,455	15,495
Other	206,894	195,497	-	197,519	5,874	10,677

	$46,968,055	$38,320,187	$1,051,114	$40,227,168	$960,479	$1,008,571

(4) Loans (Continued)

The following table details impaired loan data as of December 31, 2013:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$305,272	$305,272	$-	$216,057	$24,494	$25,193
Agricultural	-	-	-	9,803	-	-
Commercial Construction	7,856,411	4,750,157	-	4,105,370	34,908	41,164
Commercial Real Estate	20,120,403	19,252,946	-	13,198,988	493,940	503,392
Residential Real Estate	7,836,718	6,361,592	-	4,564,666	224,439	209,330
Farmland	302,629	302,629	-	1,858,654	803	869
Consumer	313,194	307,456	-	252,944	18,469	21,109
Other	9,146	9,146	-	2,287	556	575

	36,743,773	31,289,198	-	24,208,769	797,609	801,632

With An Allowance Recorded
Commercial	1,452,798	1,452,798	433,714	1,689,125	14,845	20,748
Agricultural	-	-	-	-	-	-
Commercial Construction	5,922,674	3,471,587	830,546	5,025,176	(159)	-
Commercial Real Estate	5,874,473	5,874,473	423,685	11,072,314	157,536	148,495
Residential Real Estate	1,949,301	1,849,301	526,005	3,661,706	25,739	24,414
Farmland	1,326,982	1,326,982	85,500	663,903	44,638	46,930
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-

	16,526,228	13,975,141	2,299,450	22,112,224	242,599	240,587

Total
Commercial	1,758,070	1,758,070	433,714	1,905,182	39,339	45,941
Agricultural	-	-	-	9,803	-	-
Commercial Construction	13,779,085	8,221,744	830,546	9,130,546	34,749	41,164
Commercial Real Estate	25,994,876	25,127,419	423,685	24,271,302	651,476	651,887
Residential Real Estate	9,786,019	8,210,893	526,005	8,226,372	250,178	233,744
Farmland	1,629,611	1,629,611	85,500	2,522,557	45,441	47,799
Consumer	313,194	307,456	-	252,944	18,469	21,109
Other	9,146	9,146	-	2,287	556	575

	$53,270,001	$45,264,339	$2,299,450	$46,320,993	$1,040,208	$1,042,219

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

●

Principal reductions - These are often the result of commercial real estate loan workouts where two new notes are created. The primary note is underwritten based upon the Company’s normal underwriting standards and is structured so that the projected cash flows are sufficient to repay the contractual principal and interest of the newly restructured note. The terms of the secondary note vary by situation and often involve that note being charged off, or the principal and interest payments being deferred until after the primary note has been repaid. In situations where a portion of the note is charged off during modification, there is often no specific reserve allocated to those loans. This is due to the fact that the amount of the charge-off usually represents the excess of the original loan balance over the collateral value and the Company has determined there is no additional exposure on those loans.

(4) Loans (Continued)

As discussed in Note 1, Summary of Significant Accounting Policies, once a loan is identified as a TDR, it is accounted for as an impaired loan. The Company had no unfunded commitments to lend to a customer that has a troubled debt restructured loan as of December 31, 2015. The following tables present the number of loan contracts restructured during the 12 months ended December 31, 2015, 2014 and 2013. It shows the pre- and post-modification recorded investment as well as the number of contracts and the recorded investment for those TDRs modified during the previous 12 months which subsequently defaulted during the period. Loans modified in a troubled debt restructuring are considered to be in default once the loan becomes 90 days past due. A TDR may cease being classified as impaired if the loan is subsequently modified at market terms, has performed according to the modified terms for at least six months, and has not had any prior principal forgiveness on a cumulative basis.

Troubled Debt Restructurings

2015	# of Contracts	Pre-Modification	Post-Modification

Commercial Real Estate	1	$513,868	$505,978
Residential Real Estate	2	1,106,345	1,035,590

Total Loans	3	$1,620,213	$1,541,568

2014

Farmland	1	$400,778	$400,778
Commercial Construction	1	349,976	349,976
Commercial Real Estate	1	1,771,395	1,775,407
Residential Real Estate	1	49,194	49,194

Total Loans	4	$2,571,343	$2,575,355

2013

Commercial	1	$83,748	$81,277
Commercial Construction	2	228,633	225,959
Commercial Real Estate	1	225,852	225,852
Residential Real Estate	4	1,885,700	1,764,399

Total Loans	8	$2,423,933	$2,297,487

(4) Loans (Continued)

Troubled debt restructurings that subsequently defaulted as of December 31 are as follows:

	2015		2014		2013
	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment

Commercial	-	$-	-	$-	1	$81,277

Total Loans	-	$-	-	$-	1	$81,277

At December 31, 2015 and 2014, all restructured loans were performing as agreed. During 2013, restructured loans totaling $81,277 failed to continue to perform as agreed and were charged off in August 2013.

(5) Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2015	2014	2013

Balance, Beginning of Year	$8,802,316	$11,805,986	$12,736,921

Provision for Loan Losses	865,500	1,308,000	4,485,000
Loans Charged Off	(2,083,347)	(5,104,491)	(6,227,716)
Recoveries of Loans Previously Charged Off	1,019,436	792,821	811,781

Balance, End of Year	$8,603,905	$8,802,316	$11,805,986

(5) Allowance for Loan Losses (Continued)

The following tables detail activity in the allowance for loan losses, segregated by class of loan, for the years ended December 31. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

2015	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$497,561	$(454,971)	$52,111	$760,663	$855,364
Agricultural	304,172	(5,000)	3,600	(99,681)	203,091

Real Estate
Commercial Construction	1,222,695	(97,698)	485,834	(920,065)	690,766
Residential Construction	138,092	-	-	(118,202)	19,890
Commercial	3,664,777	(275,297)	270,003	191,044	3,850,527
Residential	2,425,327	(929,668)	109,626	385,070	1,990,355
Farmland	103,800	(40,000)	20,000	827,892	911,692

Consumer and Other
Consumer	66,914	(255,062)	61,976	189,549	63,377
Other	378,978	(25,651)	16,286	(350,770)	18,843

	$8,802,316	$(2,083,347)	$1,019,436	$865,500	$8,603,905

2014

Commercial and Agricultural
Commercial	$1,017,073	$(624,944)	$76,002	$29,430	$497,561
Agricultural	293,886	-	2,700	7,586	304,172

Real Estate
Commercial Construction	1,782,179	(1,543,099)	485,005	498,610	1,222,695
Residential Construction	138,092	-	-	-	138,092
Commercial	4,379,276	(1,326,825)	90,042	522,284	3,664,777
Residential	3,278,269	(1,033,966)	31,127	149,897	2,425,327
Farmland	311,494	(233,580)	20,000	5,886	103,800

Consumer and Other
Consumer	243,253	(342,077)	72,477	93,261	66,914
Other	362,464	-	15,468	1,046	378,978

	$11,805,986	$(5,104,491)	$792,821	$1,308,000	$8,802,316

(5) Allowance for Loan Losses (Continued)

2013	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$981,021	$(120,690)	$55,829	$100,913	$1,017,073
Agricultural	296,175	(34,502)	6,200	26,013	293,886

Real Estate
Commercial Construction	1,890,200	(2,071,162)	253,459	1,709,682	1,782,179
Residential Construction	138,092	-	-	-	138,092
Commercial	5,162,839	(2,872,408)	297,984	1,790,861	4,379,276
Residential	3,405,947	(706,242)	64,583	513,981	3,278,269
Farmland	290,526	(20,977)	21,762	20,183	311,494

Consumer and Other
Consumer	227,774	(397,822)	93,520	319,781	243,253
Other	344,347	(3,913)	18,444	3,586	362,464

	$12,736,921	$(6,227,716)	$811,781	$4,485,000	$11,805,986

The loss history period used at December 31, 2015, 2014 and 2013 was based on the loss rate from the eight quarters ended September 30, 2015, 2014 and 2013, respectively.

The Company’s allowance for loan losses consists of specific valuation allowances established for probable losses on specific loans and historical valuation allowances for other loans with similar risk characteristics. Effective with the quarter ended June 30, 2015, the calculation of the amount needed in the Allowance for Loan Losses changed. Management determined that the segmentation method for the ASC 450-20 portion of the loan portfolio should be changed to bank call report categories. Prior to this change, the ASC 450-20 segmentation categorized loans by various non-owner occupied commercial real estate loan types and risk grades for the remainder of the ASC 450-20 portion of the portfolio. On the date of change, June 30, 2015, the change in methodology resulted in an increase to the calculated allowance for loan loss reserve of $1,621,424; however, no additional provisions were required to be recorded as a result of the change.

During 2014, management changed its methodology for calculating the allowance for loan losses to better reflect the estimated losses inherent in the portfolio.  Specific changes included:

●

Reducing the historical loss ratios by including loan loss recoveries in the calculation.  Previously, management included only the loan charge-off amount and did not consider the effect of subsequent recoveries.

●

Reducing the balance of those loans which are guaranteed by government agencies, such as SBA loans.  Previously, the entire balance of such loans was considered in the calculation of the general reserves; however, beginning in 2014, only the nonguaranteed portion of these loans is subject to the loss calculation.

(5) Allowance for Loan Losses (Continued)

Management feels these changes better align the calculation of the allowance for loan losses with the direction of the loan portfolio.  These changes did not result in a significant change to the recorded allowance for loan loss balance.

During the third quarter of 2013, management implemented a change to its methodology for calculating the allowance for loan losses. This change was intended to better reflect the current position of the loan portfolio. Prior to the third quarter, the allowance for loan loss calculation incorporated a qualitative factor related to improvements in credit administration. These improvements, which began in 2008, included organizational changes to credit administration, specifically related to managing past due loans, grading of loans, recognition of losses and underwriting of new loans. Primary among the organizational changes was the appointment of experienced lending officers to oversee the lending function, as well as the appointment of a chief credit officer. Management feels these organizational changes are now fully implemented, as evidenced by a lower charge-off rate and, therefore, the qualitative factor is no longer relevant. The removal of this qualitative factor did not result in a significant adjustment to the recorded allowance for loan loss balance.

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

Since not all loans in the substandard category are considered impaired, this quarterly review process may result in the identification of specific reserves on nonimpaired loans. Management considers those loans graded substandard, but not classified as impaired, to be higher risk loans and, therefore, makes specific allocations to the allowance for those loans if warranted. The total of such loans is $11,155,813 and $9,356,253 as of December 31, 2015 and 2014, respectively. Specific allowance allocations were made for these loans totaling $276,731 and $747,982 as of December 31, 2015 and 2014, respectively. Since these loans are not considered impaired, both the loan balance and related specific allocation are included in the “Collectively Evaluated for Impairment” column of the following tables.

(5) Allowance for Loan Losses (Continued)

At December 31, 2015, impaired loans totaling $3,744,733 were below the $250,000 review threshold and were not individually reviewed for impairment. Those loans were subject to the Bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables. Likewise, at December 31, 2014 and 2013, impaired loans totaling $3,885,411 and $2,821,199, respectively, were below the $250,000 review threshold and were subject to the Bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables.

	Ending Allowance Balance			Ending Loan Balance
2015	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$94,538	$760,826	$855,364	$122,928	$47,658,761	$47,781,689
Agricultural	-	203,091	203,091	8,445	19,185,052	19,193,497

Real Estate
Commercial Construction	25,344	665,422	690,766	1,622,560	38,484,073	40,106,633
Residential Construction	-	19,890	19,890	-	9,413,263	9,413,263
Commercial	1,607,962	2,242,565	3,850,527	23,628,213	322,633,820	346,262,033
Residential	308,188	1,682,167	1,990,355	3,597,386	193,405,033	197,002,419
Farmland	37,386	874,306	911,692	1,402,939	60,376,920	61,779,859

Consumer and Other
Consumer	-	63,377	63,377	-	20,605,465	20,605,465
Other	-	18,843	18,843	-	16,490,737	16,490,737

Total End of Year Balance	$2,073,418	$6,530,487	$8,603,905	$30,382,471	$728,253,124	$758,635,595

(5) Allowance for Loan Losses (Continued)

	Ending Allowance Balance			Ending Loan Balance
2014	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$96,580	$400,981	$497,561	$96,580	$50,863,685	$50,960,265
Agricultural	-	304,172	304,172	-	16,689,444	16,689,444

Real Estate
Commercial Construction	53,947	1,168,748	1,222,695	3,384,377	47,874,593	51,258,970
Residential Construction	-	138,092	138,092	-	11,220,683	11,220,683
Commercial	456,941	3,207,836	3,664,777	21,693,061	310,537,786	332,230,847
Residential	414,684	2,010,643	2,425,327	7,559,965	196,192,655	203,752,620
Farmland	28,962	74,838	103,800	1,700,793	48,250,191	49,950,984

Consumer and Other
Consumer	-	66,914	66,914	-	22,820,314	22,820,314
Other	-	378,978	378,978	-	7,209,682	7,209,682

Total End of Year Balance	$1,051,114	$7,751,202	$8,802,316	$34,434,776	$711,659,033	$746,093,809

2013

Commercial and Agricultural
Commercial	$433,714	$583,359	$1,017,073	$1,542,058	$46,565,390	$48,107,448
Agricultural	-	293,886	293,886	-	10,665,938	10,665,938

Real Estate
Commercial Construction	830,546	951,633	1,782,179	7,971,298	44,767,485	52,738,783
Residential Construction	-	138,092	138,092	-	6,549,260	6,549,260
Commercial	423,685	3,955,591	4,379,276	24,757,942	317,025,596	341,783,538
Residential	526,005	2,752,264	3,278,269	6,545,490	199,712,437	206,257,927
Farmland	85,500	225,994	311,494	1,617,206	45,417,220	47,034,426

Consumer and Other
Consumer	-	243,253	243,253	-	25,675,560	25,675,560
Other	-	362,464	362,464	9,146	12,396,436	12,405,582

Total End of Year Balance	$2,299,450	$9,506,536	$11,805,986	$42,443,140	$708,775,322	$751,218,462

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2015	2014

Land	$9,696,723	$8,270,678
Building	23,927,467	23,894,943
Furniture, Fixtures and Equipment	12,154,375	12,243,988
Leasehold Improvements	993,618	990,626
Construction in Progress	1,170,050	14,090

	47,942,233	45,414,325
Accumulated Depreciation	(21,488,703)	(20,453,880)

	$26,453,530	$24,960,445

Depreciation charged to operations totaled $1,657,229 in 2015, $1,595,253 in 2014 and $1,527,392 in 2013.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $560,000 for 2015, $613,000 for 2014 and $490,000 for 2013.

Future minimum rental payments as of December 31, 2015 are as follows:

Year Ending December 31	Amount

2016	$91,703
2017	38,500

$130,203

(7) Other Real Estate Owned

The aggregate carrying amount of Other Real Estate Owned (OREO) at December 31, 2015, 2014 and 2013 was $8,839,103, $10,401,832 and $15,502,462, respectively. All of the Company’s other real estate owned represents properties acquired through foreclosure or deed in lieu of foreclosure. The following table details the change in OREO during 2015, 2014 and 2013 as of December 31:

	2015	2014	2013

Balance, Beginning of Year	$10,401,832	$15,502,462	$15,940,693

Additions	7,536,165	3,852,848	10,251,006
Sales of OREO	(8,054,675)	(7,102,136)	(7,804,080)
Loss on Sale	(591,071)	(844,515)	(1,563,739)
Provision for Losses	(453,148)	(1,006,827)	(1,321,418)

Balance, End of Year	$8,839,103	$10,401,832	$15,502,462

At December 31, 2015, the Company held $1,033,000 of residential real estate property as foreclosed property. Also at December 31, 2015, $159,372 of consumer mortgage loans collateralized by residential real estate property was in the process of foreclosure according to local requirements of the applicable jurisdictions.

(8) Other Intangible Assets

The following is an analysis of the core deposit intangible activity for the years ended December 31:

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2013	$1,056,693	$(868,932)	$187,761

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2014	1,056,693	(904,681)	152,012

Amortization Expense	-	(35,748)	(35,748)

Balance, December 31, 2015	$1,056,693	$(940,429)	$116,264

Amortization expense related to the core deposit intangible was $35,748, $35,749 and $35,749 for the years ended December 31, 2015, 2014 and 2013. Amortizations expense will continue at an annual rate of approximately $35,749 through the first quarter of 2019, at which point the core deposit will be fully amortized.

(9) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2015	2014	2013

Current Federal Expense	$3,162,367	$1,335,337	$156,642
Deferred Federal Expense	625,436	1,932,950	2,178,222

Federal Income Tax Expense	3,787,803	3,268,287	2,334,864
Current State Income Tax Expense	-	-	-

Federal and State Income Tax Expense	$3,787,803	$3,268,287	$2,334,864

The federal income tax expense of $3,787,803 in 2015, $3,268,287 in 2014 and $2,334,864 in 2013 is different than the income taxes computed by applying the federal statutory rates to income before income taxes. The reasons for the differences are as follows:

	2015	2014	2013

Statutory Federal Income Taxes	$4,134,570	$3,671,971	$2,367,729
Tax-Exempt Interest	(83,903)	(74,138)	(104,307)
Premiums on Officers’ Life Insurance	(232,988)	(186,712)	(111,749)
Meal and Entertainment Disallowance	21,600	14,044	15,319
Other	(51,476)	(156,878)	167,872

Actual Federal Income Taxes	$3,787,803	$3,268,287	$2,334,864

(9) Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2015	2014

Deferred Tax Assets
Allowance for Loan Losses	$2,925,328	$2,992,787
Other Real Estate	537,914	1,178,278
Deferred Compensation	308,128	287,365
Investments	340,000	340,000
Goodwill	212,190	256,714
Other	418,165	427,924

	4,741,725	5,483,068
Deferred Tax Liabilities
Premises and Equipment	(1,183,309)	(1,299,216)
Other	(4,185)	(4,185)

	(1,187,494)	(1,303,401)
Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	2,284,362	2,495,896

Net Deferred Tax Assets	$5,838,593	$6,675,563

The deferred tax assets are included in Other Assets in the consolidated balance sheets. As discussed in Note 1, certain positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities. An analysis of activity related to unrecognized taxes as of December 31 follows.

	2015	2014	2013

Balance, Beginning	$-	$42,327	$38,676

Positions Taken During the Current Year	-	-	7,247
Reductions Resulting from Lapse of Statutes of Limitation	-	42,327	(3,596)

Balance, Ending	$-	$-	$42,327

The net decrease of $42,327 is included in income tax expense for the year ended December 31, 2014.

(10) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $272,110 and $511,387 as of December 31, 2015 and 2014, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2015	2014

Interest-Bearing Demand	$412,959,430	$363,501,727
Savings	64,976,174	59,215,257
Time, $100,000 and Over	202,800,899	210,502,901
Other Time	196,931,462	217,743,826

	$877,667,965	$850,963,711

At December 31, 2015 and December 31, 2014, the Company had brokered deposits of $25,576,524 and $26,298,267, respectively. All of these brokered deposits represent Certificate of Deposit Account Registry Service (CDARS) reciprocal deposits. The CDARS deposits are ones in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company receives reciprocal brokered deposits in a like amount. The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000 was $141,900,102 and $140,832,026 as of December 31, 2015 and December 31, 2014, respectively. The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $250,000 was $31,755,483 and $35,750,272 as of December 31, 2015 and December 31, 2014, respectively.

As of December 31, 2015, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2016	$287,422,547
2017	55,668,788
2018	32,350,483
2019	10,102,321
2020 and Thereafter	14,188,222

$399,732,361

(11) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2015	2014

Federal Home Loan Bank Advances	$40,000,000	$40,000,000

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2018 to 2022 and interest rates ranging from 1.47 percent to 4.75 percent. As collateral on the outstanding FHLB advances, the Company has provided a blanket lien on its portfolio of qualifying residential first mortgage loans and commercial loans. At December 31, 2015, the book value of those loans pledged is $100,412,458. At December 31, 2015, the Company had remaining credit availability from the FHLB of $128,817,500. The Company may be required to pledge additional qualifying collateral in order to utilize the full amount of the remaining credit line.

(11) Other Borrowed Money (Continued)

The aggregate stated maturities of other borrowed money at December 31, 2015 are as follows:

Year	Amount

2018	$2,500,000
2019	8,000,000
2020	-
2021 and Thereafter	29,500,000

$40,000,000

At December 31, 2015, $13,000,000 of FHLB advances are subject to fixed rates of interest, while the remaining $27,000,000 is subject to floating interest rates which will convert to fixed rates of interests in the next few years.

The Company also has available federal funds lines of credit with various financial institutions totaling $43,500,000, of which there were none outstanding at December 31, 2015.

The Company has the ability to borrow funds from the Federal Reserve Bank (FRB) of Atlanta utilizing the discount window. The discount window is an instrument of monetary policy that allows eligible institutions to borrow money from the FRB on a short-term basis to meet temporary liquidity shortages caused by internal or external disruptions. At December 31, 2015, the Company had borrowing capacity available under this arrangement, with no outstanding balances. The Company would be required to pledge certain available-for-sale investment securities as collateral under this agreement.

(12) Subordinated Debentures (Trust Preferred Securities)

Description	Date	Amount	3-Month Libor Rate	Added Points	Total Interest Rate	Maturity	5-Year Call Option
	(In Thousands)
Colony Bankcorp Statutory Trust III	6/17/2004	$4,640	0.52575	2.68	3.20575	6/14/2034	6/17/2009
Colony Bankcorp Capital Trust I	4/13/2006	5,155	0.60670	1.50	2.10670	4/13/2036	4/13/2011
Colony Bankcorp Capital Trust II	3/12/2007	9,279	0.60310	1.65	2.25310	3/12/2037	3/12/2012
Colony Bankcorp Capital Trust III	9/14/2007	5,155	0.32190	1.40	1.72190	9/14/2037	9/14/2012

The Trust Preferred Securities are recorded as subordinated debentures on the consolidated balance sheets, and subject to certain limitations, qualify as Tier 1 Capital for regulatory capital purposes. The proceeds from these offerings were used to fund certain acquisitions, pay off holding company debt and inject capital into the Bank subsidiary.

The Trust Preferred Securities pay interest quarterly.

Quarterly interest payments on the Trust Preferred Securities were suspended from February 13, 2012 until November 17, 2014, at which time the Company reinstated the interest payments and paid $1,069,695 of interest payments in arrears.

(13) Preferred Stock

The Company had 18,021 shares and 28,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the Preferred Stock) issued and outstanding with private investors as of December 31, 2015 and 2014, respectively. The Company redeemed 9,979 shares of Preferred Stock at $1,000 per share during 2015. The Company also had a warrant (the Warrant) to purchase up to 500,000 shares of the Company’s common stock outstanding with private investors. Both the Preferred Stock and the Warrant originated in 2009 through transactions with the United States Department of the Treasury and were subsequently sold to the public through an auction process during 2013.

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

The Preferred Stock requires a cumulative cash dividend be paid quarterly at a rate of 9 percent per annum. Prior to January 9, 2014, the annual dividend rate for the Preferred Stock was 5 percent. Unpaid dividends on the Preferred Stock must be declared and set aside for the benefit of the holders of the Preferred Stock before any dividend may be declared on common stock. On February 13, 2012, the Company announced the suspension of dividends on Preferred Stock. On November 17, 2014, the Company reinstated dividend payments on the Preferred Stock and paid $5,492,749 of accumulated dividends in arrears to the holders of the Preferred Stock.

(14) Employee Benefit Plan

The Company offers a defined contribution 401(k) Profit Sharing Plan (the Plan) which covers substantially all employees who meet certain age and service requirements. The Plan allows employees to make voluntary pre-tax salary deferrals to the Plan. The Company, at its discretion, may elect to make an annual contribution to the Plan equal to a percentage of each participating employee’s salary. Such discretionary contributions must be approved by the Company’s board of directors. Employees are fully vested in the Company contributions after six years of service. In 2015 and 2014, the Company made total contributions of $385,453 and $401,497 to the Plan. The Company made no discretionary contributions in 2013.

(15) Commitments and Contingencies

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

(15) Commitments and Contingencies (Continued)

At December 31, 2015 and 2014, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2015	2014

Commitments to Extend Credit	$67,889,000	$68,742,000
Standby Letters of Credit	1,588,212	1,762,000

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

(16) Deferred Compensation Plan

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

Liabilities accrued under the plans totaled $906,259 and $845,192 as of December 31, 2015 and 2014, respectively. Benefit payments under the contracts were $131,652 in 2015 and $112,605 in 2014. Provisions charged to operations totaled $196,869 in 2015, $69,653 in 2014 and $75,777 in 2013.

The Company has purchased life insurance policies on the plans’ participants and uses the cash flow from these policies to partially fund the plan. Fee income recognized with these plans totaled $174,675 in 2015, $167,911 in 2014 and $164,073 in 2013. In addition death benefits recognized as income totaled $137,058 in 2015.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2015	2014	2013

Interest Expense	$6,536,994	$7,898,543	$7,111,361

Income Taxes	$4,738,000	$113,000	$173,883

Noncash financing and investing activities for the years ended December 31 are as follows:

	2015	2014	2013

Acquisitions of Real Estate Through Loan Foreclosures	$7,536,165	$3,852,848	$10,251,006

Change in Unrealized Gain (Loss) on AFS Investment Securities	$622,155	$6,409,171	$(13,523,050)

(18) Related Party Transactions

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

	2015	2014

Balance, Beginning	$3,233,949	$4,064,588

New Loans	4,900,932	6,406,713
Repayments	(6,065,098)	(7,237,352)
Transactions Due to Changes in Directors	(253,174)	-

Balance, Ending	$1,816,609	$3,233,949

(19) Fair Value of Financial Instruments and Fair Value Measurements

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

Subordinated Debentures – The fair value of subordinated debentures is estimated by discounting the future cash flows using the current rates at which similar advances would be obtained. Subordinated debentures are classified as Level 2.

Other Borrowed Money - The fair value of other borrowed money is calculated by discounting contractual cash flows using an estimated interest rate based on current rates available to the Company for debt of similar remaining maturities and collateral terms. Other borrowed money is classified as Level 2 due to their expected maturities.

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	Carrying	Estimated	Level
2015	Amount	Fair Value	1	2	3
	(in Thousands)
Assets
Cash and Short-Term Investments	$60,872	$60,872	$60,872	$-	$-
Investment Securities Available for Sale	296,149	296,149	-	295,219	930
Federal Home Loan Bank Stock	2,731	2,731	2,731	-	-
Loans, Net	749,675	750,412	-	741,867	8,545
Bank-Owned Life Insurance	14,830	14,830	14,830	-	-

Liabilities
Deposits	1,011,554	1,013,111	611,822	401,289	-
Subordinated Debentures	24,229	24,229	-	24,229	-
Other Borrowed Money	40,000	40,421	-	40,421	-

2014

Assets
Cash and Short-Term Investments	$65,811	$65,811	$65,811	$-	$-
Investment Securities Available for Sale	274,595	274,595	-	273,647	948
Investment Securities Held to Maturity	30	30	-	30	-
Federal Home Loan Bank Stock	2,831	2,831	2,831	-	-
Loans, Net	736,930	738,948	-	731,170	7,778
Bank-Owned Life Insurance	14,531	14,531	14,531	-	-

Liabilities
Deposits	979,303	980,874	551,057	429,817	-
Subordinated Debentures	24,229	24,229	-	24,229	-
Other Borrowed Money	40,000	41,962	-	41,962	-

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

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

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

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

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

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Assets (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring and Nonrecurring Basis - The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2015 and 2014, aggregated by the level in the fair value hierarchy within which those measurements fall. The table below includes only impaired loans with a specific reserve and only other real estate properties with a valuation allowance at December 31, 2014. Those impaired loans and other real estate properties are shown net of the related specific reserves and valuation allowances.

		Fair Value Measurements at Reporting Date Using
2015	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Recurring
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$291,049,853	$-	$291,049,853	$-
State, County and Municipal	5,099,446	-	4,169,135	930,311

	$296,149,299	$-	$295,218,988	$930,311
Nonrecurring
Impaired Loans	$8,544,993	$-	$-	$8,544,993

Other Real Estate	$2,535,884	$-	$-	$2,535,884

2014

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

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

The following tables present quantitative information about the significant unobservable inputs used in the fair value measurements for assets in level 3 of the fair value hierarchy measured on a nonrecurring basis at December 31, 2015 and 2014. These tables are comprised primarily of collateral dependent impaired loans and other real estate owned:

	December 31, 2015	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

Commercial	$ 28,390	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(31.77)% - 34.00%
				(1.12%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 10.00%
				(5.00%)

		Income Approach	Capitalization Rate	11.00%

Real Estate
Commercial Construction	51,300	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(5.00)% - 99.00%
				(47.00%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 10.00%
				(5.00%)

Residential Real Estate	767,179	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(22.00)% - 10.80%
				(5.60)%

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 25.00%
				(12.50%)

Commercial Real Estate	7,347,541	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(31.77)% - 34.00%
				(1.12%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 10.00%
				(5.00%)

		Income Approach	Capitalization Rate	10.25%

Farmland	350,583	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(27.00)% - 15.00%
				(6.00)%

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	10.00% - 75.00%
				(42.50%)

Other Real Estate Owned	2,535,884	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(50.80)% - 142.90%
				(46.05%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	15.53% - 72.75%
				(43.37%)

		Income Approach	Discount Rate	12.50%

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Fair Value Measurements using Significant Unobservable Inputs (Level 3) (Continued)

	December 31, 2014	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

Impaired Loans
Commercial Construction	$ 82,422	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(22.00)% - 38.10%
				(8.05%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 10.00%
				(5.00%)

Residential Real Estate	1,650,474	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(2.30)% - 191.70%
				(94.70%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 10.00%
				(5.00%)

		Income Approach	Capitalization Rate	13.75%

Commercial Real Estate	5,678,297	Sales Comparison	Adjustment for Differences Between the Comparable Sales	0.00% - 0.00%
				(0.00%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.00% - 90.00%
				(45.00%)

		Income Approach	Capitalization Rate	11.00%

Farmland	367,086	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(8.30)% - 252.50%
				(122.10%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	10.00% - 50.00%
				(30.00%)

Other Real Estate Owned	6,128,365	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(40.00)% - 45.00%
				(2.50%)

			Management Adjustments for Age of Appraisals and/or Current Market Conditions	0.33% - 69.36%
				(31.88%)

		Income Approach	Discount Rate	9.00%

			Capitalization Rate	10.00%

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) (Continued)

The following table presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2015, 2014 and 2013:

	Available for Sale Securities
	2015	2014	2013

Balance, Beginning	$948,390	$941,265	$1,138,238

Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	(41,908)
Securities Purchased During the Year	-	-	-
Securities Called During the Year	-	-	-
Loss on OTTI Impairment Included in Noninterest Income	-	-	(366,623)

Unrealized Gains(Losses) Included in Other Comprehensive Income	(18,079)	7,125	211,558

Balance, Ending	$930,311	$948,390	$941,265

The Company’s policy is to recognize transfers in and transfers out of levels 1, 2 and 3 as of the end of a reporting period. During the year ended December 31, 2013, the Company had transfers out of level 3 and into level 2. The transfers out of level 3 were the result of increased market activity for these types of securities, as well as more current credit ratings on these securities. There were no transfers of securities between level 1 and level 2 for the years ended December 31, 2015, 2014 or 2013.

The following table presents quantitative information about recurring level 3 fair value measurements as of December 31, 2015 and 2014:

December 31, 2015	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

State, County and Municipal	$930,311	Discounted Cash Flow	Discount Rate or Yield	N/A*

December 31, 2014

State, County and Municipal	$948,390	Discounted Cash Flow	Discount Rate or Yield	N/A*

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. As of December 31, 2015, the interim final Basel III rules (Basel III) require the Company to also maintain minimum amounts and ratios of common equity Tier 1 capital to risk weighted assets. These amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2015, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

The Basel III rules also require the implementation of a new capital conservation buffer comprised of common equity Tier 1 capital. The capital conservation buffer will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increase each subsequent year by 0.625% until reaching its final level of 2.5% on January 1, 2019.

The following table summarizes regulatory capital information as of December 31, 2015 and December 31, 2014 on a consolidated basis and for the subsidiary, as defined. Regulatory capital ratios for December 31, 2015 were calculated in accordance with the Basel III rules, whereas the December 31, 2014 regulatory ratios were calculated in accordance with the Basel I rules.

(20) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2015 and 2014 on a consolidated basis and for its wholly-owned subsidiary, as defined:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015	(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$131,948	16.60%	$63,602	8.00%	N/A	N/A
Colony Bank	126,939	15.99	63,500	8.00	$79,375	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	123,344	15.51	47,702	6.00	N/A	N/A
Colony Bank	118,335	14.91	47,625	6.00	63,500	8.00

Common Equity Tier 1 Capital to Risk-Weighted Assets
Consolidated	81,823	10.29	35,776	4.50	N/A	N/A
Colony Bank	118,335	14.91	35,719	4.50	51,594	6.50

Tier I Capital to Average Assets
Consolidated	123,344	10.69	46,149	4.00	N/A	N/A
Colony Bank	118,335	10.27	46,074	4.00	57,592	5.00

As of December 31, 2014

Total Capital to Risk-Weighted Assets
Consolidated	$136,022	17.95%	$60,639	8.00%	N/A	N/A
Colony Bank	127,833	16.89	60,542	8.00	$75,678	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	127,220	16.78	30,320	4.00	N/A	N/A
Colony Bank	119,031	15.73	30,271	4.00	45,407	6.00

Tier I Capital to Average Assets
Consolidated	127,220	11.18	45,509	4.00	N/A	N/A
Colony Bank	119,031	10.50	45,364	4.00	56,705	5.00

In 2015, the Bank obtained approval of its regulators and paid a $10,000,000 dividend to the Company. The dividend was utilized to redeem 9,979 shares of Preferred Stock. Effective October 22, 2014, the Board Resolution (BR) the Bank had been operating under was lifted. The BR required that, prior to declaring or paying any cash dividend to the Company, the Bank must obtain written consent of its regulators. In November 2014, the Bank paid a $12,000,000 dividend to the Company. This dividend was utilized to bring the interest payments of the Trust Preferred Securities and the dividend payments of the Preferred Stock to a current status and to fund holding company operations for the coming year.

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2015 and 2014 and the related statements of operations and comprehensive income (loss) and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

ASSETS

	2015	2014

Cash	$4,100,860	$5,750,652
Premises and Equipment, Net	1,134,524	1,199,639
Investment in Subsidiary, at Equity	114,677,455	115,066,948
Other	170,801	1,708,380

Total Assets	$120,083,640	$123,725,619

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$202,736	$315,000
Other	195,282	154,307

	398,018	469,307

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; Authorized 10,000,000 Shares, Issued 18,021 and 28,000 Shares as of December 31, 2015 and 2014	18,021,000	28,000,000

Common Stock, Par Value $1; Authorized 20,000,000 Shares, Issued 8,439,258 Shares as of December 31, 2015 and 2014	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	44,285,621	38,287,934
Accumulated Other Comprehensive Loss, Net of Tax	(4,434,351)	(4,844,974)

	95,456,622	99,027,312

Total Liabilities and Stockholders’ Equity	$120,083,640	$123,725,619

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

	2015	2014	2013

Income
Dividends from Subsidiary	$10,015,147	$12,015,572	$1,515,549
Management Fees	581,334	581,334	581,334
Other	112,876	100,269	96,953

	$10,709,357	$12,697,175	2,193,836

Expenses
Interest	503,286	517,381	516,641
Amortization	-	938	2,250
Salaries and Employee Benefits	811,150	782,152	748,149
Other	666,872	538,847	543,139

	1,981,308	1,839,318	1,810,179

Income Before Taxes and Equity in Undistributed Earnings of Subsidiary	8,728,049	10,857,857	383,657

Income Tax Benefits	444,764	396,738	406,518

Income Before Equity in Undistributed Earnings of Subsidiary	9,172,813	11,254,595	790,175

Dividends Received in Excess of Earnings of Subsidiary	(800,116)	(3,722,970)	-

Equity in Undistributed Earnings of Subsidiary	-	-	3,838,870

Net Income	8,372,697	7,531,625	4,629,045
Preferred Stock Dividends	2,375,010	2,688,604	1,508,761

Net Income Available to Common Stockholders	$5,997,687	$4,843,021	$3,120,284

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31

	2015	2014	2013

Net Income	$8,372,697	$7,531,625	$4,629,045

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	610,689	6,432,906	(13,886,854)
Tax Effect	(207,634)	(2,187,189)	4,721,531

Realized Gains (Losses) on Sale of AFS Securities	11,466	(23,735)	(2,819)
Tax Effect	(3,898)	8,070	959

Impairment Loss on Securities	-	-	366,623
Tax Effect	-	-	(124,652)

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	410,623	4,230,052	(8,925,212)

Comprehensive Income (Loss)	$8,783,320	$11,761,677	$(4,296,167)

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2015	2014	2013

Cash Flows from Operating Activities
Net Income	$8,372,697	$7,531,625	$4,629,045
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation and Amortization	73,999	75,347	80,711
Equity in Undistributed Earnings of Subsidiary	800,116	3,722,970	(3,838,870)
Change in Interest Payable	23,072	(1,069,695)	516,641
Other	1,555,482	(437,115)	(390,962)

	10,825,366	9,823,132	996,565

Cash Flows from Investing Activities
Purchases of Premises and Equipment	(8,884)	(2,020)	(68,708)

Cash Flows from Financing Activities
Dividends Paid on Preferred Stock	(2,487,274)	(5,492,749)	-
Redemption of Preferred Stock	(9,979,000)	-	-

	(12,466,274)	(5,492,749)	-

Increase (Decrease) in Cash	(1,649,792)	4,328,363	927,857

Cash and Cash Equivalents, Beginning	5,750,652	1,422,289	494,432

Cash and Cash Equivalents, Ending	$4,100,860	$5,750,652	$1,422,289

(22) Earnings Per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share reflects the potential dilution of restricted stock and common stock warrants. Net income available to common stockholders represents net income after preferred stock dividends. The following table presents earnings per share for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013

Numerator
Net Income Available to Common Stockholders	$5,997,687	$4,843,021	$3,120,284

Denominator
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	8,439,258	8,439,258	8,439,258
Dilutive Effect of Potential Common Stock
Restricted Stock	-	-	-
Stock Warrants	19,203	-	-
Weighted-Average Number of Shares Outstanding for Diluted Earnings Per Common Share	8,458,461	8,439,258	8,439,258

Earnings Per Share - Basic	$0.71	$0.57	$0.37

Earnings Per Share - Diluted	$0.71	$0.57	$0.37

For the years ended December 31, 2014 and 2013, respectively, the Company has excluded 500,000 shares of common stock equivalents because the strike price of the common stock equivalents would cause them to have an anti-dilutive effect.