Form 10-K, Exhibit 13
period 2016-12-31
COLONY BANKCORP INC
filed 2017-03-10
CIK 711669

EXHIBIT NO. 13

McNair, McLemore, Middlebrooks & Co., LLC

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

mmmcpa.com

March 10, 2017

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiary as of December 31, 2016 and 2015, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assessment of the effectiveness of Colony Bankcorp, Inc.’s internal control over financial reporting as of December 31, 2016 included under Item 9A, Controls and Procedures, in Colony Bankcorp, Inc.’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

	2016	2015
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	28,822,104	$22,256,646

Interest-Bearing Deposits	46,344,859	38,615,299

Investment Securities
Available for Sale, at Fair Value	323,657,870	296,149,299

Federal Home Loan Bank Stock, at Cost	3,010,000	2,730,500

Loans	754,283,563	758,635,595
Allowance for Loan Losses	(8,923,293)	(8,603,905)
Unearned Interest and Fees	(361,042)	(356,798)

	744,999,228	749,674,892

Premises and Equipment	27,969,260	26,453,530

Other Real Estate (Net of Allowance of $1,878,127 and $1,582,101 in 2016 and 2015, Respectively)	6,439,226	8,839,103

Other Intangible Assets	80,515	116,264

Other Assets	29,118,555	29,313,894

Total Assets	1,210,441,617	$1,174,149,427

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

	2016	2015
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-Bearing	$159,058,633	$133,886,271
Interest-Bearing	885,297,895	877,667,965

	1,044,356,528	1,011,554,236

Borrowed Money
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	46,000,000	40,000,000

	70,229,000	64,229,000

Other Liabilities	2,468,356	2,909,569

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; 10,000,000 Shares Authorized, 9,360 and 18,021 Shares Issued and Outstanding as of December 31, 2016 and 2015	9,360,000	18,021,000
Common Stock, Par Value $1; 20,000,000 Shares Authorized, 8,439,258 Shares Issued and Outstanding as of December 31, 2016 and 2015	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	51,465,521	44,285,621
Accumulated Other Comprehensive Loss, Net of Tax	(5,022,140)	(4,434,351)

	93,387,733	95,456,622

Total Liabilities and Stockholders’ Equity	$1,210,441,617	$1,174,149,427

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

	2016	2015	2014
Interest Income
Loans, Including Fees	$38,942,503	$39,716,269	$39,735,615
Federal Funds Sold	-	14,561	32,100
Deposits with Other Banks	124,459	79,735	41,639
Investment Securities
U.S. Government Agencies	5,263,741	4,235,207	4,737,878
State, County and Municipal	127,379	107,638	99,736
Dividends on Other Investments	131,007	122,070	115,134

	44,589,089	44,275,480	44,762,102
Interest Expense
Deposits	4,781,228	4,856,673	5,113,024
Federal Funds Purchased	581	26	19
Borrowed Money	1,701,522	1,712,548	1,685,744

	6,483,331	6,569,247	6,798,787

Net Interest Income	38,105,758	37,706,233	37,963,315

Provision for Loan Losses	1,062,000	865,500	1,308,000

Net Interest Income After Provision for Loan Losses	37,043,758	36,840,733	36,655,315

Noninterest Income
Service Charges on Deposits	4,307,214	4,268,438	4,649,008
Other Service Charges, Commissions and Fees	2,802,651	2,627,157	2,387,589
Mortgage Fee Income	681,806	527,187	419,963
Securities Gains (Losses)	385,223	(11,466)	23,735
Other	1,376,860	1,633,205	1,644,294

	9,553,754	9,044,521	9,124,589
Noninterest Expenses
Salaries and Employee Benefits	18,482,693	17,589,631	17,507,926
Occupancy and Equipment	3,970,244	3,989,347	4,062,844
Directors’ Fees	348,755	358,291	392,132
Legal and Professional Fees	791,563	737,731	785,683
Foreclosed Property	1,143,518	1,682,783	2,701,436
FDIC Assessment	603,654	899,302	965,898
Advertising	609,892	624,844	652,374
Software	1,112,065	992,593	925,489
Telephone	737,063	710,038	735,735
ATM/Card Processing	1,136,122	1,061,262	905,732
Other	5,137,400	5,078,932	5,344,743

	34,072,969	33,724,754	34,979,992

Income Before Income Taxes	12,524,543	12,160,500	10,799,912

Income Taxes	3,851,333	3,787,803	3,268,287

Net Income	8,673,210	8,372,697	7,531,625
Preferred Stock Dividends	1,493,310	2,375,010	2,688,604

Net Income Available to Common Stockholders	$7,179,900	$5,997,687	$4,843,021

Net Income Per Share of Common Stock
Basic	$0.85	$0.71	$0.57
Diluted	$0.84	$0.71	$0.57
Cash Dividends Declared Per Share of Common Stock	$0.00	$0.00	$0.00

Weighted Average Shares Outstanding, Basic	8,439,258	8,439,258	8,439,258
Weighted Average Shares Outstanding, Diluted	8,513,295	8,458,461	8,439,258

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2016	2015	2014

Net Income	$8,673,210	$8,372,697	$7,531,625

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	(505,367)	610,689	6,432,906
Tax Effect	171,825	(207,634)	(2,187,189)

Realized (Gains) Losses on Sale of AFS Securities	(385,223)	11,466	(23,735)
Tax Effect	130,976	(3,898)	8,070

Impairment Loss on Securities	-	-	-
Tax Effect	-	-	-

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(587,789)	410,623	4,230,052

Comprehensive Income	$8,085,421	$8,783,320	$11,761,677

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	Preferred Shares Issued	Preferred Stock	Common Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2013	28,000	28,000,000	8,439,258	8,439,258	29,145,094	33,444,913	(9,075,026)	89,954,239

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							4,230,052	4,230,052
Dividends on Preferred Shares						(2,688,604)		(2,688,604)
Net Income						7,531,625		7,531,625

Balance, December 31, 2014	28,000	28,000,000	8,439,258	8,439,258	29,145,094	38,287,934	(4,844,974)	99,027,312

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							410,623	410,623
Dividends on Preferred Shares						(2,375,010)		(2,375,010)
Redemption of Preferred Stock	(9,979)	(9,979,000)						(9,979,000)
Net Income						8,372,697		8,372,697

Balance, December 31, 2015	18,021	$18,021,000	8,439,258	$8,439,258	$29,145,094	$44,285,621	$(4,434,351)	$95,456,622

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(587,789)	(587,789)
Dividends on Preferred Shares						(1,493,130)		(1,493,130)
Redemption of Preferred Stock	(8,661)	(8,661,000)						(8,661,000)
Net Income						8,673,210		8,673,210

Balance, December 31, 2016	9,360	$9,360,000	8,439,258	$8,439,258	$29,145,094	$51,465,521	$(5,022,140)	$93,387,733

See accompanying notes which are an integral part of these financial statements.

PART I (Continued)

Item 1 (Continued)

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2016	2015	2014
Cash Flows from Operating Activities
Net Income	8,673,210	$8,372,697	$7,531,625
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation	1,574,249	1,657,229	1,595,253
Amortization and Accretion	1,609,339	1,797,152	1,312,857
Provision for Loan Losses	1,062,000	865,500	1,308,000
Deferred Income Taxes	222,120	625,436	1,932,950
Securities (Gains) Losses	(385,223)	11,466	(23,735)
(Gain) Loss on Sale of Premises and Equipment	80,329	11,047	(12,489)
Loss on Sale of Other Real Estate and Repossessions	160,682	600,663	828,411
Provision for Losses on Other Real Estate	501,736	453,148	1,006,827
Increase in Cash Surrender Value of Life Insurance	(589,408)	(299,010)	(590,674)
Change In
Interest Receivable	176,766	(354,274)	55,786
Prepaid Expenses	(372,380)	278,637	(64,633)
Interest Payable	(46,284)	32,253	(1,099,756)
Accrued Expenses and Accounts Payable	(252,617)	(202,343)	197,195
Other	973,972	217,686	788,958

	13,388,491	14,067,287	14,766,575
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	(7,729,560)	(17,409,260)	754,252
Purchase of Investment Securities Available for Sale	(109,634,793)	(102,336,227)	(56,201,891)
Proceeds from Sale of Investment Securities Available for Sale	25,209,851	28,273,634	13,620,956
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	54,868,726	51,423,541	36,440,646
Held to Maturity	-	9,734	12,968
Proceeds from Sale of Premises and Equipment	89,551	28,608	14,376
Net Loans to Customers	(2,167,126)	(21,255,018)	(3,156,342)
Purchase of Premises and Equipment	(3,259,859)	(3,189,969)	(1,681,115)
Proceeds from Sale of Other Real Estate and Repossessions	7,529,131	8,154,596	7,233,497
Proceeds from Sale of Federal Home Loan Bank Stock	-	100,300	333,100
Purchase of Federal Home Loan Bank Stock	(279,500)	-	-

	(35,373,579)	(56,200,061)	(2,629,553)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	7,629,930	26,704,254	(21,305,068)
Noninterest-Bearing Customer Deposits	25,172,362	5,546,508	13,079,062
Proceeds from Other Borrowed Money	10,000,000	27,000,000	-
Principal Payments on Other Borrowed Money	(4,000,000)	(27,000,000)	-
Dividends Paid on Preferred Stock	(1,590,746)	(2,487,274)	(5,492,749)
Redemption of Preferred Stock	(8,661,000)	(9,979,000)	-

	28,550,546	19,784,488	(13,718,755)

Net Increase (Decrease) in Cash and Cash Equivalents	6,565,458	(22,348,286)	(1,581,733)

Cash and Cash Equivalents, Beginning	22,256,646	44,604,932	46,186,665

Cash and Cash Equivalents, Ending	$28,822,104	$22,256,646	$44,604,932

See accompanying notes which are an integral part of these financial statements.

PART I (Continued)

Item 1 (Continued)

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

Nature of Operations

The Company provides a full range of retail and commercial banking services for consumers and small- to medium-size businesses located primarily in central, south and coastal Georgia. Colony Bank is headquartered in Fitzgerald, Georgia with banking offices in Albany, Ashburn, Broxton, Centerville, Columbus, Cordele, Douglas, Eastman, Fitzgerald, Leesburg, Moultrie, Quitman, Rochelle, Savannah, Soperton, Statesboro, Sylvester, Thomaston, Tifton, Valdosta and Warner Robins. Lending and investing activities are funded primarily by deposits gathered through its retail banking office network.

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

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2016. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. The Company has a concentration in real estate loans as well as a geographic concentration that could pose an adverse credit risk, particularly with the current economic downturn in the real estate market. At December 31, 2016, approximately 87 percent of the Company’s loan portfolio was concentrated in loans secured by real estate. A substantial portion of borrowers’ ability to honor their contractual obligations is dependent upon the viability of the real estate economic sector. Declining collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have resulted in high loan loss provisions in recent years. In addition, a large portion of the Company’s foreclosed assets are also located in these same geographic markets, making the recovery of the carrying amount of foreclosed assets susceptible to changes in market conditions. Management continues to monitor these concentrations and has considered these concentrations in its allowance for loan loss analysis.

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

PART I (Continued)

Item 1 (Continued)

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

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

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

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

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

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years			Method

Banking Premises	15	-	40	Straight-Line and Accelerated
Furniture and Equipment	5	-	10	Straight-Line and Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Other Intangible Assets

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

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

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

The Company’s federal and state income tax returns for tax years 2016, 2015, 2014 and 2013 are subject to examination by the Internal Revenue Service (IRS) and the Georgia Department of Revenue, generally for three years after filing.

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

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Bank-Owned Life Insurance

The Company has purchased life insurance on the lives of certain key members of management and directors. The life insurance policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement, if applicable. Increases in the cash surrender value are recorded as other income in the consolidated statements of income. The cash surrender value of the insurance contracts is recorded in other assets on the consolidated balance sheets in the amount of $15,419,269 and $14,829,861 as of December 31, 2016 and 2015, respectively.

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

PART I (Continued)

Item 1 (Continued)

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

ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU  2016-01, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale.  ASU 2016-01 will be effective for the Company on January 1, 2018. The Company is currently evaluating the impact of the pending adoption of ASU 2016-01 on the consolidated financial statements.

ASU 2016-02, Leases (Topic 842). This ASU requires lessees to put most leases on their balance sheets but recognize expenses in the income statement in a manner similar to current accounting treatment. This ASU changes the guidance on sale-leaseback transactions, initial direct costs and lease execution costs, and, for lessors, modifies the classification criteria and the accounting for sales-type and direct financing leases. For public business entities, this ASU is effective for annual periods beginning after December 15, 2018, and interim periods therein. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company is evaluating the impact of this ASU on its financial statements and disclosures.

ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods therein. The Company is evaluating the impact of this ASU on its financial statements and disclosures.

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). This ASU sets forth a “current expected credit loss” (CECL) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supported forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this ASU on its consolidated financial statements.

ASU 2016-15, Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance related to certain cash flow issues in order to reduce the current and potential future diversity in practice. ASU 2016-15 will be effective for us on January 1, 2018 and is not expected to have a significant impact on our financial statements.

(2) Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2016	2015

Cash on Hand and Cash Items	$8,509,530	$9,061,678
Noninterest-Bearing Deposits with Other Banks	20,312,574	13,194,968

	$28,822,104	$22,256,646

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. Reserve balances totaled approximately $1,417,000 and $1,275,000 at December 31, 2016 and 2015, respectively.

PART I (Continued)

Item 1 (Continued)

(3) Investment Securities

Investment securities as of December 31, 2016 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$326,694,417	$75,743	$(7,672,786)	$319,097,374
State, County and Municipal	4,572,756	18,350	(30,610)	4,560,496

	$331,267,173	$94,093	$(7,703,396)	$323,657,870

The amortized cost and fair value of investment securities as of December 31, 2016, by contractual maturity, are shown hereafter. Expected maturities may differ from contractual maturities for certain investments because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This is often the case with mortgage-backed securities, which are disclosed separately in the table below.

	Securities
	Available for Sale
	Amortized Cost	Fair Value

Due in One Year or Less	$360,471	$362,760
Due After One Year Through Five Years	1,618,395	1,610,940
Due After Five Years Through Ten Years	1,106,315	1,107,718
Due After Ten Years	1,487,575	1,479,078
	4,572,756	4,560,496

Mortgage-Backed Securities	326,694,417	319,097,374

	$331,267,173	$323,657,870

Investment securities as of December 31, 2015 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$297,778,875	$62,815	$(6,791,837)	$291,049,853
State, County and Municipal	5,089,137	30,542	(20,233)	5,099,446

	$302,868,012	$93,357	$(6,812,070)	$296,149,299

PART I (Continued)

Item 1 (Continued)

(3) Investment Securities (Continued)

Proceeds from sales of investments available for sale were $25,209,851 in 2016, $28,273,634 in 2015, and 13,620,956 in 2014. Gross realized gains totaled $391,976 in 2016, $207,896 in 2015, and $67,601 in 2014. Gross realized losses totaled $6,753 in 2016, $196,316 in 2015, and $45,666 in 2014. Gross realized losses of $23,046 in 2015 was due to a loss on a maturity for a held-to-maturity investment and gross realized gains of $1,800 in 2014 was due to a gain on a call for a held-to-maturity investment.

Investment securities having a carrying value totaling $144,853,885 and $133,754,087 as of December 31, 2016 and 2015, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2016 and 2015 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2016
U.S. Government Agencies
Mortgage-Backed	$174,200,881	$(3,459,564)	$107,481,698	$(4,213,222)	$281,682,579	$(7,672,786)
State, County and Municipal	3,487,647	(30,610)	-	-	3,487,647	(30,610)

	$177,688,528	$(3,490,174)	$107,481,698	$(4,213,222)	$285,170,226	$(7,703,396)

December 31, 2015
U.S. Government Agencies
Mortgage-Backed	$139,765,025	$(1,270,011)	$139,720,125	$(5,521,826)	$279,485,150	$(6,791,837)
State, County and Municipal	1,034,613	(20,233)	-	-	1,034,613	(20,233)

	$140,799,638	$(1,290,244)	$139,720,125	$(5,521,826)	$280,519,763	$(6,812,070)

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

PART I (Continued)

Item 1 (Continued)

(3) Investment Securities (Continued)

At December 31, 2016, 108 securities have unrealized losses which have depreciated 2.63 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary. However, the Company did own one asset-backed security at December 31, 2016 which was completely written off during prior years. This investment is comprised of one issuance of a trust preferred security and has no book value.

(4) Loans

The following table presents the composition of loans, segregated by class of loans, as of December 31:

	2016	2015

Commercial and Agricultural
Commercial	$47,024,878	$47,781,689
Agricultural	17,079,579	19,193,497

Real Estate
Commercial Construction	30,358,362	40,106,633
Residential Construction	11,830,447	9,413,263
Commercial	349,090,031	346,262,033
Residential	195,579,967	197,002,419
Farmland	66,877,197	61,779,859

Consumer and Other
Consumer	19,695,241	20,605,465
Other	16,747,861	16,490,737

Total Loans	$754,283,563	$758,635,595

PART I (Continued)

Item 1 (Continued)

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

PART I (Continued)

Item 1 (Continued)

(4) Loans (Continued)

The following tables present the loan portfolio by credit quality indicator (risk grade) as of December 31. Those loans with a risk grade of 1, 2, 3 or 4 have been combined in the pass column for presentation purposes.

2016	Pass	Special Mention	Substandard	Total Loans

Commercial and Agricultural
Commercial	$44,249,874	$1,861,757	$913,247	$47,024,878
Agricultural	16,585,646	192,445	301,488	17,079,579

Real Estate
Commercial Construction	28,425,373	1,349,447	583,542	30,358,362
Residential Construction	11,630,165	-	200,282	11,830,447
Commercial	327,561,169	9,403,077	12,125,785	349,090,031
Residential	178,618,510	5,658,526	11,302,931	195,579,967
Farmland	65,074,715	839,362	963,120	66,877,197

Consumer and Other
Consumer	19,071,739	225,959	397,543	19,695,241
Other	16,747,861	-	-	16,747,861

Total Loans	$707,965,052	$19,530,573	$26,787,938	$754,283,563

2015

Commercial and Agricultural
Commercial	$44,273,407	$1,927,198	$1,581,084	$47,781,689
Agricultural	18,970,328	17,843	205,326	19,193,497

Real Estate
Commercial Construction	36,516,165	912,295	2,678,173	40,106,633
Residential Construction	9,413,263	-	-	9,413,263
Commercial	320,566,237	13,652,416	12,043,380	346,262,033
Residential	177,054,188	8,545,942	11,402,289	197,002,419
Farmland	56,798,365	929,814	4,051,680	61,779,859

Consumer and Other
Consumer	20,037,996	156,739	410,730	20,605,465
Other	16,465,593	636	24,508	16,490,737

Total Loans	$700,095,542	$26,142,883	$32,397,170	$758,635,595

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

PART I (Continued)

Item 1 (Continued)

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

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31:

	Accruing Loans
2016	30-89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans

Commercial and Agricultural
Commercial	$419,969	$-	$419,969	$634,955	$45,969,954	$47,024,878
Agricultural	33,046	-	33,046	208,522	16,838,011	17,079,579

Real Estate
Commercial Construction	54,001	-	54,001	190,494	30,113,867	30,358,362
Residential Construction	-	-	-	-	11,830,447	11,830,447
Commercial	491,468	-	491,468	6,360,176	342,238,387	349,090,031
Residential	3,178,833	-	3,178,833	3,944,337	188,456,797	195,579,967
Farmland	95,309	-	95,309	799,556	65,982,332	66,877,197

Consumer and Other
Consumer	196,242	122	196,364	212,026	19,286,851	19,695,241
Other	-	-	-	-	16,747,861	16,747,861

Total Loans	$4,468,868	$122	$4,468,990	$12,350,066	$737,464,507	$754,283,563

2015

Commercial and Agricultural
Commercial	$490,727	$-	$490,727	$576,940	$46,714,022	$47,781,689
Agricultural	71,416	-	71,416	178,021	18,944,060	19,193,497

Real Estate
Commercial Construction	90,163	-	90,163	1,642,666	38,373,804	40,106,633
Residential Construction	-	-	-	-	9,413,263	9,413,263
Commercial	6,031,257	-	6,031,257	7,564,691	332,666,085	346,262,033
Residential	3,682,509	-	3,682,509	3,163,571	190,156,339	197,002,419
Farmland	122,696	-	122,696	1,103,354	60,553,809	61,779,859

Consumer and Other
Consumer	469,839	7,799	477,638	178,336	19,949,491	20,605,465
Other	636	-	636	100	16,490,001	16,490,737

Total Loans	$10,959,243	$7,799	$10,967,042	$14,407,679	$733,260,874	$758,635,595

PART I (Continued)

Item 1 (Continued)

(4) Loans (Continued)

Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $387,300, $418,400, and $591,900 for the years ended December 31, 2016, 2015 and 2014, respectively.

The following table details impaired loan data as of December 31, 2016:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$634,955	$634,955	$-	$539,099	$24,563	$27,142
Agricultural	229,182	208,522	-	210,372	8,794	12,412
Commercial Construction	190,494	190,494	-	697,893	6,630	7,127
Commercial Real Estate	14,357,601	14,276,688	-	14,274,719	567,349	560,354
Residential Real Estate	4,261,558	3,952,139	-	4,553,322	73,099	190,373
Farmland	920,666	799,556	-	1,016,395	21,526	26,012
Consumer	212,376	212,026	-	213,309	9,599	12,036

	$20,806,832	$20,274,380	$-	$21,505,109	$711,560	$835,456

With An Allowance Recorded
Commercial	-	-	-	30,270	-	-
Agricultural	-	-	-	-	-	-
Commercial Construction	72,296	72,296	21,135	74,098	1,532	1,416
Commercial Real Estate	8,557,582	8,467,135	3,021,943	8,339,666	238,684	235,749
Residential Real Estate	1,475,594	1,467,833	362,521	1,042,750	27,759	32,260
Farmland	379,851	379,851	29,173	384,056	21,098	21,310
Consumer	-	-	-	-	-	-

	$10,485,323	$10,387,115	$3,434,772	$9,870,840	$289,073	$290,735

Total
Commercial	$634,955	$634,955	$-	$569,369	$24,563	$27,142
Agricultural	229,182	208,522	-	210,372	8,794	12,412
Commercial Construction	262,790	262,790	21,135	771,991	8,162	8,543
Commercial Real Estate	22,915,183	22,743,823	3,021,943	22,614,385	806,033	796,103
Residential Real Estate	5,737,152	5,419,972	362,521	5,596,072	100,858	222,633
Farmland	1,300,517	1,179,407	29,173	1,400,451	42,624	47,322
Consumer	212,376	212,026	-	213,309	9,599	12,036

	$31,292,155	$30,661,495	$3,434,772	$31,375,949	$1,000,633	$1,126,191

PART I (Continued)

Item 1 (Continued)

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

PART I (Continued)

Item 1 (Continued)

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

PART I (Continued)

Item 1 (Continued)

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

PART I (Continued)

Item 1 (Continued)

(4) Loans (Continued)

As discussed in Note 1, Summary of Significant Accounting Policies, once a loan is identified as a TDR, it is accounted for as an impaired loan. The Company had no unfunded commitments to lend to a customer that has a troubled debt restructured loan as of December 31, 2016. The following tables present the number of loan contracts restructured during the 12 months ended December 31, 2016, 2015 and 2014. It shows the pre- and post-modification recorded investment as well as the number of contracts and the recorded investment for those TDRs modified during the previous 12 months which subsequently defaulted during the period. Loans modified in a troubled debt restructuring are considered to be in default once the loan becomes 90 days past due. A TDR may cease being classified as impaired if the loan is subsequently modified at market terms, has performed according to the modified terms for at least six months, and has not had any prior principal forgiveness on a cumulative basis.

Troubled Debt Restructurings

2016	# of Contracts	Pre-Modification	Post-Modification

Commercial Real Estate	1	$91,280	$91,097
Residential Real Estate	1	354,784	354,784

Total Loans	2	$446,064	$445,881

2015

Commercial Real Estate	1	$513,868	$505,978
Residential Real Estate	2	1,106,345	1,035,590

Total Loans	3	$1,620,213	$1,541,568

2014

Farmland	1	$400,778	$400,778
Commercial Construction	1	349,976	349,976
Commercial Real Estate	1	1,771,395	1,775,407
Residential Real Estate	1	49,194	49,194

Total Loans	4	$2,571,343	$2,575,355

PART I (Continued)

Item 1 (Continued)

(4) Loans (Continued)

Troubled debt restructurings that subsequently defaulted as of December 31 are as follows:

	2016		2015		2014
	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment

Residential Real Estate	1	$89,297	-	$-	-	$-

Total Loans	1	$89,297	-	$-	-	$-

During December 2016, a restructured loan totaling $89,297 failed to continue to perform as agreed and was charged off in June 2016. At December 31, 2015 and 2014, all restructured loans were performing as agreed.

(5) Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2016	2015	2014

Balance, Beginning of Year	$8,603,905	$8,802,316	$11,805,986

Provision for Loan Losses	1,062,000	865,500	1,308,000
Loans Charged Off	(2,087,850)	(2,083,347)	(5,104,491)
Recoveries of Loans Previously Charged Off	1,345,238	1,019,436	792,821

Balance, End of Year	$8,923,293	$8,603,905	$8,802,316

PART I (Continued)

Item 1 (Continued)

(5) Allowance for Loan Losses (Continued)

The following tables detail activity in the allowance for loan losses, segregated by class of loan, for the years ended December 31. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

2016	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$855,364	$(304,918)	$66,738	$(160,987)	$456,197
Agricultural	203,091	(19,258)	4,150	(20,291)	167,692

Real Estate
Commercial Construction	690,766	(25,318)	814,586	(1,157,309)	322,725
Residential Construction	19,890	-	-	(6,399)	13,491
Commercial	3,850,527	(992,067)	206,154	2,686,384	5,750,998
Residential	1,990,355	(361,630)	49,660	(282,286)	1,396,099
Farmland	911,692	(119,576)	145,000	(214,785)	722,331

Consumer and Other
Consumer	63,377	(265,083)	52,629	229,342	80,265
Other	18,843	-	6,321	(11,669)	13,495

	$8,603,905	$(2,087,850)	$1,345,238	$1,062,000	$8,923,293

2015

Commercial and Agricultural
Commercial	$497,561	$(454,971)	$52,111	$760,663	$855,364
Agricultural	304,172	(5,000)	3,600	(99,681)	203,091

Real Estate
Commercial Construction	1,222,695	(97,698)	485,834	(920,065)	690,766
Residential Construction	138,092	-	-	(118,202)	19,890
Commercial	3,664,777	(275,297)	270,003	191,044	3,850,527
Residential	2,425,327	(929,668)	109,626	385,070	1,990,355
Farmland	103,800	(40,000)	20,000	827,892	911,692

Consumer and Other
Consumer	66,914	(255,062)	61,976	189,549	63,377
Other	378,978	(25,651)	16,286	(350,770)	18,843

	$8,802,316	$(2,083,347)	$1,019,436	$865,500	$8,603,905

PART I (Continued)

Item 1 (Continued)

(5) Allowance for Loan Losses (Continued)

2014	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$1,017,073	$(624,944)	$76,002	$29,430	$497,561
Agricultural	293,886	-	2,700	7,586	304,172

Real Estate
Commercial Construction	1,782,179	(1,543,099)	485,005	498,610	1,222,695
Residential Construction	138,092	-	-	-	138,092
Commercial	4,379,276	(1,326,825)	90,042	522,284	3,664,777
Residential	3,278,269	(1,033,966)	31,127	149,897	2,425,327
Farmland	311,494	(233,580)	20,000	5,886	103,800

Consumer and Other
Consumer	243,253	(342,077)	72,477	93,261	66,914
Other	362,464	-	15,468	1,046	378,978

	$11,805,986	$(5,104,491)	$792,821	$1,308,000	$8,802,316

The Company’s allowance for loan losses consists of specific valuation allowances established for probable losses on specific loans and historical valuation allowances for other loans with similar risk characteristics. During the first quarter of 2016 Company management implemented a change to its allowance for loan loss methodology by expanding the historical loss period from a rolling 8 quarters to 16 quarters. Management believes the longer historical loss period better reflects the current and expected loss behavior of the loan portfolio within the current credit cycle. The transition to a rolling 16 quarter loss period will be complete in the first quarter of 2017. As of December 31, 2016, this change in the historical loss period resulted in an increase to the allowance for loan losses of $804,000. The loss history period used at December 31, 2015 and 2014 was based on the loss rate from the eight quarters ended September 30, 2015 and 2014, respectively.

Effective with the quarter ended June 30, 2015, the calculation of the amount needed in the Allowance for Loan Losses changed. Management determined that the segmentation method for the ASC 450-20 portion of the loan portfolio should be changed to bank call report categories. Prior to this change, the ASC 450-20 segmentation categorized loans by various non-owner occupied commercial real estate loan types and risk grades for the remainder of the ASC 450-20 portion of the portfolio. On the date of change, June 30, 2015, the change in methodology resulted in an increase to the calculated allowance for loan loss reserve of $1,621,424.

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

PART I (Continued)

Item 1 (Continued)

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

Since not all loans in the substandard category are considered impaired, this quarterly review process may result in the identification of specific reserves on nonimpaired loans. Management considers those loans graded substandard, but not classified as impaired, to be higher risk loans and, therefore, makes specific allocations to the allowance for those loans if warranted. The total of such loans is $10,786,699 and $11,155,813 as of December 31, 2016 and 2015, respectively. Specific allowance allocations were made for these loans totaling $632,706 and $276,731 as of December 31, 2016 and 2015, respectively. Since these loans are not considered impaired, both the loan balance and related specific allocation are included in the “Collectively Evaluated for Impairment” column of the following tables.

At December 31, 2016, there were 160 impaired loans totaling $4,204,156 below the $250,000 review threshold which were not individually reviewed for impairment. Those loans were subject to the Bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables. Likewise, at December 31, 2015 and 2014, impaired loans totaling $3,744,733 and $3,885,411, respectively, were below the $250,000 review threshold and were subject to the Bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables.

	Ending Allowance Balance			Ending Loan Balance
2016	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$-	$456,197	$456,197	$6,671	$47,018,207	$47,024,878
Agricultural	-	167,692	167,692	-	17,079,579	17,079,579

Real Estate
Commercial Construction	21,135	301,590	322,725	72,296	30,286,066	30,358,362
Residential Construction	-	13,491	13,491	-	11,830,447	11,830,447
Commercial	3,021,943	2,729,055	5,750,998	22,422,451	326,667,580	349,090,031
Residential	362,522	1,033,577	1,396,099	2,911,874	192,668,093	195,579,967
Farmland	29,172	693,159	722,331	1,044,047	65,833,150	66,877,197

Consumer and Other
Consumer	-	80,265	80,265	-	19,695,241	19,695,241
Other	-	13,495	13,495	-	16,747,861	16,747,861

Total End of Year Balance	$3,434,772	$5,488,521	$8,923,293	$26,457,339	$727,826,224	$754,283,563

PART I (Continued)

Item 1 (Continued)

(5) Allowance for Loan Losses (Continued)

	Ending Allowance Balance			Ending Loan Balance
2015	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$94,538	$760,826	$855,364	$122,928	$47,658,761	$47,781,689
Agricultural	-	203,091	203,091	8,445	19,185,052	19,193,497

Real Estate
Commercial Construction	25,344	665,422	690,766	1,622,560	38,484,073	40,106,633
Residential Construction	-	19,890	19,890	-	9,413,263	9,413,263
Commercial	1,607,962	2,242,565	3,850,527	23,628,213	322,633,820	346,262,033
Residential	308,188	1,682,167	1,990,355	3,597,386	193,405,033	197,002,419
Farmland	37,386	874,306	911,692	1,402,939	60,376,920	61,779,859

Consumer and Other
Consumer	-	63,377	63,377	-	20,605,465	20,605,465
Other	-	18,843	18,843	-	16,490,737	16,490,737

Total End of Year Balance	$2,073,418	$6,530,487	$8,603,905	$30,382,471	$728,253,124	$758,635,595

2014

Commercial and Agricultural
Commercial	$96,580	$400,981	$497,561	$96,580	$50,863,685	$50,960,265
Agricultural	-	304,172	304,172	-	16,689,444	16,689,444

Real Estate
Commercial Construction	53,947	1,168,748	1,222,695	3,384,377	47,874,593	51,258,970
Residential Construction	-	138,092	138,092	-	11,220,683	11,220,683
Commercial	456,941	3,207,836	3,664,777	21,693,061	310,537,786	332,230,847
Residential	414,684	2,010,643	2,425,327	7,559,965	196,192,655	203,752,620
Farmland	28,962	74,838	103,800	1,700,793	48,250,191	49,950,984

Consumer and Other
Consumer	-	66,914	66,914	-	22,820,314	22,820,314
Other	-	378,978	378,978	-	7,209,682	7,209,682

Total End of Year Balance	$1,051,114	$7,751,202	$8,802,316	$34,434,776	$711,659,033	$746,093,809

PART I (Continued)

Item 1 (Continued)

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2016	2015

Land	$9,668,722	$9,696,723
Building	25,239,165	23,927,467
Furniture, Fixtures and Equipment	12,461,043	12,154,375
Leasehold Improvements	653,939	993,618
Construction in Progress	1,530,359	1,170,050

	49,553,228	47,942,233
Accumulated Depreciation	(21,583,968)	(21,488,703)

	$27,969,260	$26,453,530

Depreciation charged to operations totaled $1,574,249 in 2016, $1,657,229 in 2015, and $1,595,253 in 2014.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $437,000 for 2016, $560,000 for 2015, and $613,000 for 2014.

Future minimum rental payments as of December 31, 2016 are as follows:

Year Ending December 31	Amount

2017	$39,820

$39,820

(7) Other Real Estate Owned

The aggregate carrying amount of Other Real Estate Owned (OREO) at December 31, 2016, 2015 and 2014 was $6,439,226, $8,839,103, and $10,401,832, respectively. All of the Company’s other real estate owned represents properties acquired through foreclosure or deed in lieu of foreclosure. The following table details the change in OREO during 2016, 2015 and 2014 as of December 31:

	2016	2015	2014

Balance, Beginning of Year	$8,839,103	$10,401,832	$15,502,462

Additions	5,664,554	7,536,165	3,852,848
Sales of OREO	(7,416,293)	(8,054,675)	(7,102,136)
Loss on Sale	(146,402)	(591,071)	(844,515)
Provision for Losses	(501,736)	(453,148)	(1,006,827)

Balance, End of Year	$6,439,226	$8,839,103	$10,401,832

At December 31, 2016, the Company held $431,194 of residential real estate property as foreclosed property. Also at December 31, 2016, $204,403 of consumer mortgage loans collateralized by residential real estate property was in the process of foreclosure according to local requirements of the applicable jurisdictions.

PART I (Continued)

Item 1 (Continued)

(8) Other Intangible Assets

The following is an analysis of the core deposit intangible activity for the years ended December 31:

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2014	$1,056,693	(904,681)	152,012

Amortization Expense	-	(35,748)	(35,748)

Balance, December 31, 2015	$1,056,693	$(940,429)	$116,264

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2016	$1,056,693	$(976,178)	$80,515

Amortization expense related to the core deposit intangible was $35,749, $35,748, and $35,749 for the years ended December 31, 2016, 2015 and 2014. Amortizations expense will continue at an annual rate of approximately $35,749 through the first quarter of 2019, at which point the core deposit will be fully amortized.

(9) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2016	2015	2014

Current Federal Expense	$3,629,213	$3,162,367	$1,335,337
Deferred Federal Expense	222,120	625,436	1,932,950

Federal Income Tax Expense	3,851,333	3,787,803	3,268,287
Current State Income Tax Expense	-	-	-

Federal and State Income Tax Expense	$3,851,333	$3,787,803	$3,268,287

The federal income tax expense of $3,851,333 in 2016, $3,787,803 in 2015, and $3,268,287 in 2014 is different than the income taxes computed by applying the federal statutory rates to income before income taxes. The reasons for the differences are as follows:

	2016	2015	2014

Statutory Federal Income Taxes	$4,283,394	$4,134,570	$3,671,971
Tax-Exempt Interest	(109,759)	(83,903)	(74,138)
Premiums on Officers’ Life Insurance	(182,532)	(232,988)	(186,712)
Meal and Entertainment Disallowance	16,813	21,600	14,044
Other	(156,583)	(51,476)	(156,878)

Actual Federal Income Taxes	$3,851,333	$3,787,803	$3,268,287

PART I (Continued)

Item 1 (Continued)

(9) Income Taxes (Continued)

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2016	2015

Deferred Tax Assets
Allowance for Loan Losses	$3,033,920	$2,925,328
Other Real Estate	688,162	537,914
Deferred Compensation	280,704	308,128
Investments	340,000	340,000
Goodwill	167,666	212,190
Other	379,304	418,165

	4,889,756	4,741,725
Deferred Tax Liabilities
Premises and Equipment	(1,553,460)	(1,183,309)
Other	(4,185)	(4,185)

	(1,557,645)	(1,187,494)
Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	2,587,163	2,284,362

Net Deferred Tax Assets	$5,919,274	$5,838,593

The deferred tax assets are included in Other Assets in the consolidated balance sheets. As discussed in Note 1, certain positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities. An analysis of activity related to unrecognized taxes as of December 31 follows.

	2016	2015	2014

Balance, Beginning	$-	$-	$42,327

Positions Taken During the Current Year	-	-	-
Reductions Resulting from Lapse of Statutes of Limitation	-	-	42,327

Balance, Ending	$-	$-	$-

The net decrease of $42,327 is included in income tax expense for the year ended December 31, 2014.

PART I (Continued)

Item 1 (Continued)

(10) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $413,563 and $272,110 as of December 31, 2016 and 2015, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2016	2015

Interest-Bearing Demand	$448,003,985	$412,959,430
Savings	70,066,140	64,976,174
Time, $100,000 and Over	183,610,778	202,800,899
Other Time	183,616,992	196,931,462

	$885,297,895	$877,667,965

At December 31, 2016 and December 31, 2015, the Company had brokered deposits of $49,303,139 and $25,576,524, respectively. All of these brokered deposits represent Certificate of Deposit Account Registry Service (CDARS) reciprocal deposits. The CDARS deposits are ones in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company receives reciprocal brokered deposits in a like amount. The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000 was $123,612,962 and $141,900,102 as of December 31, 2016 and December 31, 2015, respectively. The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $250,000 was $32,168,191 and $31,755,483 as of December 31, 2016 and December 31, 2015, respectively.

As of December 31, 2016, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2017	$256,886,186
2018	63,055,100
2019	22,738,969
2020	15,858,433
2021 and Thereafter	8,689,082

$367,227,770

(11) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2016	2015

Federal Home Loan Bank Advances	$46,000,000	$40,000,000

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2018 to 2026 and interest rates ranging from 0.98 percent to 3.51 percent. As collateral on the outstanding FHLB advances, the Company has provided a blanket lien on its portfolio of qualifying residential first mortgage loans and commercial loans. At December 31, 2016, the book value of those loans pledged is $104,769,821. At December 31, 2016, the Company had remaining credit availability from the FHLB of $241,746,000. The Company may be required to pledge additional qualifying collateral in order to utilize the full amount of the remaining credit line.

PART I (Continued)

Item 1 (Continued)

(11) Other Borrowed Money (Continued)

The aggregate stated maturities of other borrowed money at December 31, 2016 are as follows:

Year	Amount

2018	$2,500,000
2019	5,000,000
2020	2,500,000
2021	-
2022 and Thereafter	36,000,000

$46,000,000

At December 31, 2016, $13,000,000 of FHLB advances are subject to fixed rates of interest, while the remaining $33,000,000 is subject to floating interest rates which will convert to fixed rates of interests in the next few years.

The Company also has available federal funds lines of credit with various financial institutions totaling $43,500,000, of which there were none outstanding at December 31, 2016.

The Company has the ability to borrow funds from the Federal Reserve Bank (FRB) of Atlanta utilizing the discount window. The discount window is an instrument of monetary policy that allows eligible institutions to borrow money from the FRB on a short-term basis to meet temporary liquidity shortages caused by internal or external disruptions. At December 31, 2016, the Company had borrowing capacity available under this arrangement, with no outstanding balances. The Company would be required to pledge certain available-for-sale investment securities as collateral under this agreement.

(12) Subordinated Debentures (Trust Preferred Securities)

					Total
			3-Month	Added	Interest		5-Year
Description	Date	Amount	Libor Rate	Points	Rate	Maturity	Call Option
	(In Thousands)

Colony Bankcorp Statutory Trust III	6/17/2004	$4,640	0.99317	2.68	3.67317	6/14/2034	6/17/2009
Colony Bankcorp Capital Trust I	4/13/2006	5,155	0.99789	1.50	2.49789	4/13/2036	4/13/2011
Colony Bankcorp Capital Trust II	3/12/2007	9,279	0.99817	1.65	2.64817	3/12/2037	3/12/2012
Colony Bankcorp Capital Trust III	9/14/2007	5,155	0.88733	1.40	2.28733	9/14/2037	9/14/2012

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

The Trust Preferred Securities pay interest quarterly.

PART I (Continued)

Item 1 (Continued)

(12) Subordinated Debentures (Trust Preferred Securities) (Continued)

Quarterly interest payments on the Trust Preferred Securities were suspended from February 13, 2012 until November 17, 2014, at which time the Company reinstated the interest payments and paid $1,069,695 of interest payments in arrears.

(13) Preferred Stock

The Company had 9,360 shares and 18,021 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the Preferred Stock) issued and outstanding with private investors as of December 31, 2016 and 2015, respectively. The Company redeemed 8,661 shares of Preferred Stock at $1,000 per share during 2016. The Company also had a warrant (the Warrant) to purchase up to 500,000 shares of the Company’s common stock outstanding with private investors. Both the Preferred Stock and the Warrant originated in 2009 through transactions with the United States Department of the Treasury and were subsequently sold to the public through an auction process during 2013.

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

(14) Employee Benefit Plan

The Company offers a defined contribution 401(k) Profit Sharing Plan (the Plan) which covers substantially all employees who meet certain age and service requirements. The Plan allows employees to make voluntary pre-tax salary deferrals to the Plan. The Company, at its discretion, may elect to make an annual contribution to the Plan equal to a percentage of each participating employee’s salary. Such discretionary contributions must be approved by the Company’s board of directors. Employees are fully vested in the Company contributions after six years of service. In 2016, 2015 and 2014, the Company made total contributions of $408,303, $385,453 and $401,497 to the Plan.

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

PART I (Continued)

Item 1 (Continued)

(15) Commitments and Contingencies (Continued)

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, 2016 and 2015, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2016	2015

Commitments to Extend Credit	$71,359,000	$67,889,000
Standby Letters of Credit	1,551,000	1,588,212

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

Liabilities accrued under the plans totaled $825,599 and $906,259 as of December 31, 2016 and 2015, respectively. Benefit payments under the contracts were $135,885 in 2016 and $131,652 in 2015.

PART I (Continued)

Item 1 (Continued)

(16) Deferred Compensation Plan (Continued)

Provisions charged to operations totaled $57,125 in 2016, $196,869 in 2015 and $69,653 in 2014.

The Company has purchased life insurance policies on the plans’ participants and uses the cash flow from these policies to partially fund the plan. Fee income recognized with these plans totaled $165,128 in 2016, $174,675 in 2015 and $167,911 in 2014. In addition death benefits recognized as income totaled $137,058 in 2015.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2016	2015	2014

Interest Expense	$6,529,615	$6,536,994	$7,898,543

Income Taxes	$3,365,000	$4,738,000	$113,000

Noncash financing and investing activities for the years ended December 31 are as follows:

	2016	2015	2014

Acquisitions of Real Estate Through Loan Foreclosures	$5,664,554	$7,536,165	$3,852,848

Change in Unrealized Gain (Loss) on AFS Investment Securities	$(890,590)	$622,155	$6,409,171

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

	2016	2015

Balance, Beginning	$1,816,609	$3,233,949

New Loans	2,379,026	4,900,932
Repayments	(3,170,092)	(6,065,098)
Transactions Due to Changes in Directors	-	(253,174)

Balance, Ending	$1,025,543	$1,816,609

PART I (Continued)

Item 1 (Continued)

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

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

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

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	Carrying	Estimated	Level
2016	Amount	Fair Value	1	2	3
	(in Thousands)
Assets
Cash and Short-Term Investments	$75,167	$75,167	$75,167	$-	$-
Investment Securities Available for Sale	323,658	323,658	-	323,082	576
Federal Home Loan Bank Stock	3,010	3,010	3,010	-	-
Loans, Net	744,999	745,240	-	738,288	6,952
Bank-Owned Life Insurance	15,419	15,419	15,419	-	-

Liabilities
Deposits	1,044,357	1,045,726	677,129	368,597	-
Subordinated Debentures	24,229	24,229	-	24,229	-
Other Borrowed Money	46,000	46,232	-	46,232	-

2015

Assets
Cash and Short-Term Investments	$60,872	$60,872	$60,872	$-	$-
Investment Securities Available for Sale	296,149	296,149	-	295,219	930
Federal Home Loan Bank Stock	2,731	2,731	2,731	-	-
Loans, Net	749,675	750,412	-	741,867	8,545
Bank-Owned Life Insurance	14,830	14,830	14,830	-	-

Liabilities
Deposits	1,011,554	1,013,111	611,822	401,289	-
Subordinated Debentures	24,229	24,229	-	24,229	-
Other Borrowed Money	40,000	40,421	-	40,421	-

PART I (Continued)

Item 1 (Continued)

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

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

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

Assets and Liabilities Measured at Fair Value on a Recurring and Nonrecurring Basis - The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2016 and 2015, aggregated by the level in the fair value hierarchy within which those measurements fall. The table below includes only impaired loans with a specific reserve and only other real estate properties with a valuation allowance at December 31, 2016 and 2015. Those impaired loans and other real estate properties are shown net of the related specific reserves and valuation allowances.

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Assets (Continued)

		Fair Value Measurements at Reporting Date Using
2016	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Recurring
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$319,097,374	$-	$319,097,374	$-
State, County and Municipal	4,560,496	-	3,984,112	576,384

	$323,657,870	$-	$323,081,486	$576,384
Nonrecurring
Impaired Loans	$6,952,343	$-	$-	$6,952,343

Other Real Estate	$2,505,188	$-	$-	$2,505,188

2015

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

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

The following tables present quantitative information about the significant unobservable inputs used in the fair value measurements for assets in level 3 of the fair value hierarchy measured on a nonrecurring basis at December 31, 2016 and 2015. These tables are comprised primarily of collateral dependent impaired loans and other real estate owned:

	December 31, 2016	Valuation Techniques	Unobservable Inputs	Range Weighted Avg

Real Estate
Commercial Construction	$51,161	Sales Comparison	Adjustment for Differences	(5.00)%	-	99.00%
			Between the Comparable Sales		47.00%

			Management Adjustments for Age	0.00%	-	10.00%
			of Appraisals and/or Current Market Conditions		5.00%

Residential Real Estate	1,105,312	Sales Comparison	Adjustment for Differences	(22.00)%	-	0.00%
			Between the Comparable Sales		(11.00)%

			Management Adjustments for Age	0.00%	-	40.00%
			of Appraisals and/or Current Market Conditions		20.00%

Commercial Real Estate	5,445,192	Sales Comparison	Adjustment for Differences	(14.08)%	-	24.62%
			Between the Comparable Sales		5.27%

			Management Adjustments for Age	0.00%	-	100.00%
			of Appraisals and/or Current Market Conditions		50.00%

		Income Approach	Capitalization Rate		10.67%

Farmland	350,678	Sales Comparison	Adjustment for Differences	(27.00)%	-	15.00%
			Between the Comparable Sales		(6.00)%

			Management Adjustments for Age	10.00%	-	75.00%
			of Appraisals and/or Current Market Conditions		42.50%

Other Real Estate Owned	2,505,188	Sales Comparison	Adjustment for Differences	(50.80)%	-	316.00%
			Between the Comparable Sales		132.60%

			Management Adjustments for Age	6.25%	-	76.92%
			of Appraisals and/or Current Market Conditions		36.31%

		Income Approach	Discount Rate		12.50%

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements using Significant Unobservable Inputs (Level 3) (Continued)

	December 31, 2015	Valuation Techniques	Unobservable Inputs	Range Weighted Avg

Commercial	$28,390	Sales Comparison	Adjustment for Differences	(31.77)%	-	34.00%
			Between the Comparable Sales		1.12%

			Management Adjustments for Age	0.00%	-	10.00%
			of Appraisals and/or Current Market Conditions		5.00%

		Income Approach	Capitalization Rate		11.00%

Real Estate Commercial Construction	51,300	Sales Comparison	Adjustment for Differences	(5.00)%	-	99.00%
			Between the Comparable Sales		47.00%

			Management Adjustments for Age	0.00%	-	10.00%
			of Appraisals and/or Current Market Conditions		5.00%

Residential Real Estate	767,179	Sales Comparison	Adjustment for Differences	(22.00)%	-	10.80%
			Between the Comparable Sales		(5.60%)

			Management Adjustments for Age	0.00%	-	25.00%
			of Appraisals and/or Current Market Conditions		12.50%

Commercial Real Estate	7,347,541	Sales Comparison	Adjustment for Differences	(31.77)%	-	34.00%
			Between the Comparable Sales		1.12%

			Management Adjustments for	0.00%	-	10.00%
			Age of Appraisals and/or Current Market Conditions		5.00%

		Income Approach	Capitalization Rate		10.25%

Farmland	350,583	Sales Comparison	Adjustment for Differences	(27.00)%	-	15.00%
			Between the Comparable Sales		(6.00%)

			Management Adjustments for	10.00%	-	75.00%
			Age of Appraisals and/or Current Market Conditions		42.50%

Other Real Estate Owned	2,535,884	Sales Comparison	Adjustment for Differences	(50.80)%	-	142.90%
			Between the Comparable Sales		46.05%

			Management Adjustments for	15.53%	-	72.75%
			Age of Appraisals and/or Current Market Conditions		43.37%

		Income Approach	Discount Rate		12.50%

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) (Continued)

The following table presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2016, 2015 and 2014:

	Available for Sale Securities
	2016	2015	2014

Balance, Beginning	$930,311	$948,390	$941,265

Transfers into Level 3		-	-
Transfers out of Level 3		-	-
Securities Purchased During the Year		-	-
Securities Matured During the Year	(330,000)	-	-
Loss on OTTI Impairment Included in Noninterest Income		-	-
Unrealized Gains(Losses) Included in Other Comprehensive Income	(23,927)	(18,079)	7,125

Balance, Ending	$576,384	$930,311	$948,390

The Company’s policy is to recognize transfers in and transfers out of levels 1, 2 and 3 as of the end of a reporting period. There were no transfers of securities between level 1 and level 2 or level 3 for the years ended December 31, 2016, 2015 or 2014.

The following table presents quantitative information about recurring level 3 fair value measurements as of December 31, 2016 and 2015:

December 31, 2016	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

State, County and Municipal	$576,384	Discounted Cash Flow	Discount Rate or Yield	N/A*

December 31, 2015

State, County and Municipal	$930,311	Discounted Cash Flow	Discount Rate or Yield	N/A*

* The Company relies on a third-party pricing service to value its municipal securities. The details of the unobservable inputs and other adjustments used by the third-party pricing service were not readily available to the Company.

PART I (Continued)

Item 1 (Continued)

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. As of December 31, 2016, the interim final Basel III rules (Basel III) require the Company to also maintain minimum amounts and ratios of common equity Tier 1 capital to risk weighted assets. These amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2016, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

The Basel III rules also require the implementation of a new capital conservation buffer comprised of common equity Tier 1 capital. The capital conservation buffer will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increase each subsequent year by 0.625% until reaching its final level of 2.5% on January 1, 2019.

PART I (Continued)

Item 1 (Continued)

(20) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2016 and December 31, 2015 on a consolidated basis and for the subsidiary, as defined. Regulatory capital ratios for December 31, 2016 and 2015 were calculated in accordance with the Basel III rules.

The following table summarizes regulatory capital information as of December 31, 2016 and 2015 on a consolidated basis and for its wholly-owned subsidiary, as defined:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016	(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$130,785	16.64%	$62,880	8.00%	N/A	N/A
Colony Bank	127,646	16.26	62,796	8.00	$78,495	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	121,862	15.50	47,160	6.00	N/A	N/A
Colony Bank	118,723	15.12	47,097	6.00	62,796	8.00

Common Equity Tier 1 Capital to Risk-Weighted Assets
Consolidated	89,002	11.32	35,370	4.50	N/A	N/A
Colony Bank	118,723	15.12	35,323	4.50	51,022	6.50

Tier I Capital to Average Assets
Consolidated	121,862	10.29	47,368	4.00	N/A	N/A
Colony Bank	118,723	10.04	47,290	4.00	59,113	5.00

As of December 31, 2015

Total Capital to Risk-Weighted Assets
Consolidated	$131,948	16.60%	$63,602	8.00%	N/A	N/A
Colony Bank	126,939	15.99	63,500	8.00	$79,375	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	123,344	15.51	47,702	6.00	N/A	N/A
Colony Bank	118,335	14.91	47,625	6.00	63,500	8.00

Common Equity Tier 1 Capital to Risk-Weighted Assets
Consolidated	81,823	10.29	35,776	4.50	N/A	N/A
Colony Bank	118,335	14.91	35,719	4.50	51,594	6.50

Tier I Capital to Average Assets
Consolidated	123,344	10.69	46,149	4.00	N/A	N/A
Colony Bank	118,335	10.27	46,074	4.00	57,592	5.00

PART I (Continued)

Item 1 (Continued)

(20) Regulatory Capital Matters (Continued)

In 2016, the Bank obtained approval of its regulators and paid a $9,100,000 dividend to the Company. The dividend was utilized to redeem 8,661 shares of Preferred Stock. In 2015, the Bank obtained approval of its regulators and paid a $10,000,000 dividend to the Company. The dividend was utilized to redeem 9,979 shares of Preferred Stock.

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

PART I (Continued)

Item 1 (Continued)

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2016 and 2015 and the related statements of operations and comprehensive income (loss) and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2016	2015
ASSETS

Cash	$2,307,008	$4,100,860
Premises and Equipment, Net	1,074,884	1,134,524
Investment in Subsidiary, at Equity	114,478,277	114,677,455
Other	20,990	170,801

Total Assets	$117,881,159	$120,083,640

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$105,300	$202,736
Other	159,126	195,282

	$264,426	398,018

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; 10,000,000 Shares Authorized, 9,360 and 18,021 Shares Issued and Outstanding as of December 31, 2016 and 2015	9,360,000	18,021,000
Common Stock, Par Value $1; 20,000,000 Shares Authorized, 8,439,258 Shares Issued and Outstanding as of December 31, 2016 and 2015	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	51,465,521	44,285,621
Accumulated Other Comprehensive Loss, Net of Tax	(5,022,140)	(4,434,351)

	93,387,733	95,456,622

Total Liabilities and Stockholders’ Equity	$117,881,159	$120,083,640

PART I (Continued)

Item 1 (Continued)

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

	2016	2015	2014

Income
Dividends from Subsidiary	$9,118,104	$10,015,147	$12,015,572
Management Fees	601,080	581,334	581,334
Other	103,612	112,876	100,269

	$9,822,796	$10,709,357	$12,697,175

Expenses
Interest	601,567	503,286	517,381
Amortization	-	-	938
Salaries and Employee Benefits	840,130	811,150	782,152
Other	554,434	666,872	538,847

	1,996,131	1,981,308	1,839,318

Income Before Taxes and Equity in Undistributed Earnings of Subsidiary	7,826,665	8,728,049	10,857,857

Income Tax Benefits	457,934	444,764	396,738

Income Before Equity in Undistributed Earnings of Subsidiary	8,284,599	9,172,813	11,254,595

Dividends Received in Excess of Earnings of Subsidiary	-	(800,116)	(3,722,970)

Equity in Undistributed Earnings of Subsidiary	388,611	-	-

Net Income	8,673,210	8,372,697	7,531,625
Preferred Stock Dividends	1,493,310	2,375,010	2,688,604

Net Income Available to Common Stockholders	$7,179,900	$5,997,687	$4,843,021

PART I (Continued)

Item 1 (Continued)

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2016	2015	2014

Net Income	$8,673,210	$8,372,697	$7,531,625

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	(505,367)	610,689	6,432,906
Tax Effect	171,825	(207,634)	(2,187,189)

Realized (Gains) Losses on Sale of AFS Securities	(385,223)	11,466	(23,735)
Tax Effect	130,976	(3,898)	8,070

Impairment Loss on Securities	-	-	-
Tax Effect	-	-	-

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(587,789)	410,623	4,230,052

Comprehensive Income	$8,085,421	$8,783,320	$11,761,677

PART I (Continued)

Item 1 (Continued)

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2016	2015	2014

Cash Flows from Operating Activities
Net Income	$8,673,210	$8,372,697	$7,531,625
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation and Amortization	66,476	73,999	75,347
Equity in Undistributed Earnings of Subsidiary	(388,611)	-	-
Dividends Received in Excess of Earnings of Subsidiary	-	800,116	3,722,970
Change in Interest Payable	5,367	23,072	(1,069,695)
Other	108,288	1,555,482	(437,115)

	8,464,730	10,825,366	9,823,132

Cash Flows from Investing Activities
Purchases of Premises and Equipment	(6,836)	(8,884)	(2,020)

Cash Flows from Financing Activities
Dividends Paid on Preferred Stock	(1,590,746)	(2,487,274)	(5,492,749)
Redemption of Preferred Stock	(8,661,000)	(9,979,000)	-

	(10,251,746)	(12,466,274)	(5,492,749)

Increase (Decrease) in Cash	(1,793,852)	(1,649,792)	4,328,363

Cash, Beginning	4,100,860	5,750,652	1,422,289

Cash, Ending	$2,307,008	$4,100,860	$5,750,652

PART I (Continued)

Item 1 (Continued)

(22) Earnings Per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share reflects the potential dilution of common stock warrants. Net income available to common stockholders represents net income after preferred stock dividends. The following table presents earnings per share for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014

Numerator
Net Income Available to Common Stockholders	$7,179,900	$5,997,687	$4,843,021

Denominator
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	8,439,258	8,439,258	8,439,258
Dilutive Effect of Potential Common Stock
Stock Warrants	74,037	19,203	-
Weighted-Average Number of Shares Outstanding for Diluted Earnings Per Common Share	8,513,295	8,458,461	8,439,258

Earnings Per Share - Basic	$0.85	$0.71	$0.57

Earnings Per Share - Diluted	$0.84	$0.71	$0.57

For the year ended December 31, 2014, the Company has excluded 500,000 shares of common stock equivalents because the strike price of the common stock equivalents would cause them to have an anti-dilutive effect.

(23) Accumulated Other Comprehensive Income (Loss)

Changes in accumulated other comprehensive income (loss) for unrealized gains and losses securities available for sale for the years ended December 31, 2016, 2015 and 2014 are as follows:

	Years Ended December 31,
	2016	2015	2014

Beginning Balance	$(4,434,351)	$(4,844,974)	$(9,075,026)

Other Comprehensive Income Before Reclassification	(333,542)	403,055	4,245,717

Amounts Reclassified from Accumulated Other Comprehensive Income	(254,247)	7,568	(15,665)

Net Current Period Other Comprehensive Income	(587,789)	410,623	4,230,052

Ending Balance	$(5,022,140)	$(4,434,351)	$(4,844,974)