Form 10-K, Exhibit 13
period 2017-12-31
COLONY BANKCORP INC
filed 2018-03-15
CIK 711669

EXHIBIT NO. 13

McNair, McLemore, Middlebrooks & Co., LLC

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

mmmcpa.com

March 15, 2018

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Colony Bankcorp, Inc.

Opinions on the Financial Statements and Internal Control Over Financial Reporting

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and subsidiary (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively, the financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

Basis for Opinions

The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included under Item 9A, Controls and Procedures, in the Company’s Annual Report on Form 10-K. Our responsibility is to express an opinion on the Company's financial statements and an opinion on the company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

We have served as the Company’s auditor since 1995.

Macon, Georgia

March 15, 2018

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

	2017	2016
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$23,145,136	$28,822,104

Interest-Bearing Deposits	34,667,715	46,344,859

Investment Securities
Available for Sale, at Fair Value	354,246,904	323,657,870

Federal Home Loan Bank Stock, at Cost	3,042,900	3,010,000

Loans	765,283,855	754,283,563
Allowance for Loan Losses	(7,507,508)	(8,923,293)
Unearned Interest and Fees	(495,500)	(361,042)

	757,280,847	744,999,228

Premises and Equipment	27,639,430	27,969,260

Other Real Estate (Net of Allowance of $1,451,492 and $1,878,127 in 2017 and 2016, Respectively)	4,256,469	6,439,226

Other Intangible Assets	44,766	80,515

Other Assets	28,431,150	29,118,555

Total Assets	$1,232,755,317	$1,210,441,617

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

	2017	2016
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-Bearing	$190,927,928	$159,058,633
Interest-Bearing	877,057,477	885,297,895

	1,067,985,405	1,044,356,528

Borrowed Money
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	47,500,000	46,000,000

	71,729,000	70,229,000

Other Liabilities	2,718,249	2,468,356

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; 10,000,000 Shares Authorized, 0 and 9,360 Shares Issued and Outstanding as of December 31, 2017 and 2016	-	9,360,000
Common Stock, Par Value $1; 20,000,000 Shares Authorized, 8,439,258 Shares Issued and Outstanding as of December 31, 2017 and 2016	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	59,230,260	51,465,521
Accumulated Other Comprehensive Loss, Net of Tax	(6,491,949)	(5,022,140)

	90,322,663	93,387,733

Total Liabilities and Stockholders’ Equity	$1,232,755,317	$1,210,441,617

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

	2017	2016	2015
Interest Income
Loans, Including Fees	$38,613,540	$38,942,503	$39,716,269
Federal Funds Sold	3	-	14,561
Deposits with Other Banks	232,397	124,459	79,735
Investment Securities
U.S. Government Agencies	6,717,827	5,263,741	4,235,207
State, County and Municipal	115,097	127,379	107,638
Corporate	87,387	-	-
Dividends on Other Investments	150,172	131,007	122,070

	45,916,423	44,589,089	44,275,480
Interest Expense
Deposits	4,758,073	4,781,228	4,856,673
Federal Funds Purchased	2,639	581	26
Borrowed Money	2,112,017	1,701,522	1,712,548

	6,872,729	6,483,331	6,569,247

Net Interest Income	39,043,694	38,105,758	37,706,233

Provision for Loan Losses	390,000	1,062,000	865,500

Net Interest Income After Provision for Loan Losses	38,653,694	37,043,758	36,840,733

Noninterest Income
Service Charges on Deposits	4,466,997	4,307,214	4,268,438
Other Service Charges, Commissions and Fees	3,040,262	2,802,651	2,627,157
Mortgage Fee Income	858,658	681,806	527,187
Securities Gains (Losses)	-	385,223	(11,466)
Other	1,368,648	1,376,860	1,633,205

	9,734,565	9,553,754	9,044,521
Noninterest Expenses
Salaries and Employee Benefits	19,222,594	18,482,693	17,589,631
Occupancy and Equipment	3,947,941	3,970,244	3,989,347
Directors’ Fees	298,100	348,755	358,291
Legal and Professional Fees	893,938	791,563	737,731
Foreclosed Property	363,519	1,143,518	1,682,783
FDIC Assessment	386,823	603,654	899,302
Advertising	349,722	609,892	624,844
Software	1,192,025	1,112,065	992,593
Telephone	813,592	737,063	710,038
ATM/Card Processing	1,467,411	1,136,122	1,061,262
Other	4,924,163	5,137,400	5,078,932

	33,859,828	34,072,969	33,724,754

Income Before Income Taxes	14,528,431	12,524,543	12,160,500

Income Taxes	6,777,453	3,851,333	3,787,803

Net Income	7,750,978	8,673,210	8,372,697
Preferred Stock Dividends	210,600	1,493,310	2,375,010

Net Income Available to Common Stockholders	$7,540,378	$7,179,900	$5,997,687

Net Income Per Share of Common Stock
Basic	$0.89	$0.85	$0.71
Diluted	$0.87	$0.84	$0.71
Cash Dividends Declared Per Share of Common Stock	$0.10	$0.00	$0.00

Weighted Average Shares Outstanding, Basic	8,439,258	8,439,258	8,439,258
Weighted Average Shares Outstanding, Diluted	8,633,581	8,513,295	8,458,461

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2017	2016	2015

Net Income	$7,750,978	$8,673,210	$8,372,697

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	(608,355)	(505,367)	610,689
Tax Effect	206,841	171,825	(207,634)

Realized (Gains) Losses on Sale of AFS Securities	-	(385,223)	11,466
Tax Effect	-	130,976	(3,898)

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(401,514)	(587,789)	410,623

Comprehensive Income	$7,349,464	$8,085,421	$8,783,320

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	Preferred Shares Issued	Preferred Stock	Common Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2014	28,000	$28,000,000	8,439,258	$8,439,258	$29,145,094	$38,287,934	$(4,844,974)	$99,027,312

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							410,623	410,623
Dividends on Preferred Shares						(2,375,010)		(2,375,010)
Redemption of Preferred Stock	(9,979)	(9,979,000)						(9,979,000)
Net Income						8,372,697		8,372,697

Balance, December 31, 2015	18,021	$18,021,000	8,439,258	$8,439,258	$29,145,094	$44,285,621	$(4,434,351)	$95,456,622

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(587,789)	(587,789)
Dividends on Preferred Shares						(1,493,310)		(1,493,310)
Redemption of Preferred Stock	(8,661)	(8,661,000)						(8,661,000)
Net Income						8,673,210		8,673,210

Balance, December 31, 2016	9,360	$9,360,000	8,439,258	$8,439,258	$29,145,094	$51,465,521	$(5,022,140)	$93,387,733

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(401,514)	(401,514)
Dividends on Common Shares						(843,934)		(843,934)
Dividends on Preferred Shares						(210,600)		(210,600)
TCJ Act Reclassification						1,068,295	(1,068,295)	-
Redemption of Preferred Stock	(9,360)	(9,360,000)						(9,360,000)
Net Income						7,750,978		7,750,978

Balance, December 31, 2017	-	$-	8,439,258	$8,439,258	$29,145,094	$59,230,260	$(6,491,949)	$90,322,663

See accompanying notes which are an integral part of these financial statements.

PART I (Continued)

Item 1 (Continued)

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2017	2016	2015
Cash Flows from Operating Activities
Net Income	$7,750,978	$8,673,210	$8,372,697
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation	1,647,813	1,574,249	1,657,229
Amortization and Accretion	1,413,362	1,609,339	1,797,152
Provision for Loan Losses	390,000	1,062,000	865,500
Deferred Income Taxes	2,833,958	222,120	625,436
Securities (Gains) Losses	-	(385,223)	11,466
(Gain) Loss on Sale of Premises and Equipment	(10,735)	80,329	11,047
Loss on Sale of Other Real Estate and Repossessions	(208,329)	160,682	600,663
Provision for Losses on Other Real Estate	333,767	501,736	453,148
Increase in Cash Surrender Value of Life Insurance	(1,669,424)	(589,408)	(299,010)
Change In
Interest Receivable	(90,204)	176,766	(354,274)
Prepaid Expenses	139,382	(372,380)	278,637
Interest Payable	21,188	(46,284)	32,253
Accrued Expenses and Accounts Payable	361,005	(252,617)	(202,343)
Other	(367,626)	973,972	217,686

	12,545,135	13,388,491	14,067,287
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	11,677,144	(7,729,560)	(17,409,260)
Purchase of Investment Securities Available for Sale	(87,160,178)	(109,634,793)	(102,336,227)
Proceeds from Sale of Investment Securities Available for Sale	-	25,209,851	28,273,634
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	54,587,986	54,868,726	51,423,541
Held to Maturity	-	-	9,734
Proceeds from Sale of Premises and Equipment	37,650	89,551	28,608
Net Loans to Customers	(14,459,526)	(2,167,126)	(21,255,018)
Purchase of Premises and Equipment	(1,344,898)	(3,259,859)	(3,189,969)
Proceeds from Sale of Other Real Estate and Repossessions	3,863,576	7,529,131	8,154,596
Proceeds from Sale of Federal Home Loan Bank Stock	-	-	100,300
Purchase of Federal Home Loan Bank Stock	(32,900)	(279,500)	-

	(32,831,146)	(35,373,579)	(56,200,061)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	(8,240,418)	7,629,930	26,704,254
Noninterest-Bearing Customer Deposits	31,869,295	25,172,362	5,546,508
Proceeds from Other Borrowed Money	10,015,500	10,000,000	27,000,000
Principal Payments on Other Borrowed Money	(8,515,500)	(4,000,000)	(27,000,000)
Dividends Paid on Preferred Stock	(315,900)	(1,590,746)	(2,487,274)
Redemption of Preferred Stock	(9,360,000)	(8,661,000)	(9,979,000)
Dividends Paid on Common Stock	(843,934)	-	-

	14,609,043	28,550,546	19,784,488

Net Increase (Decrease) in Cash and Cash Equivalents	(5,676,968)	6,565,458	(22,348,286)

Cash and Cash Equivalents, Beginning	28,822,104	22,256,646	44,604,932

Cash and Cash Equivalents, Ending	$23,145,136	$28,822,104	$22,256,646

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

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2017. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. The Company has a concentration in real estate loans as well as a geographic concentration that could pose an adverse credit risk, particularly with the current economic downturn in the real estate market. At December 31, 2017, approximately 87.1 percent of the Company’s loan portfolio was concentrated in loans secured by real estate. A substantial portion of borrowers’ ability to honor their contractual obligations is dependent upon the viability of the real estate economic sector. Declining collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have resulted in high loan loss provisions in recent years. In addition, a large portion of the Company’s foreclosed assets are also located in these same geographic markets, making the recovery of the carrying amount of foreclosed assets susceptible to changes in market conditions. Management continues to monitor these concentrations and has considered these concentrations in its allowance for loan loss analysis.

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

The Company’s federal and state income tax returns for tax years 2017, 2016, 2015 and 2014 are subject to examination by the Internal Revenue Service (IRS) and the Georgia Department of Revenue, generally for three years after filing.

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

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Bank-Owned Life Insurance

The Company has purchased life insurance on the lives of certain key members of management and directors. The life insurance policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement, if applicable. Increases in the cash surrender value are recorded as other income in the consolidated statements of income. The cash surrender value of the insurance contracts is recorded in other assets on the consolidated balance sheets in the amount of $17,088,693 and $15,419,269 as of December 31, 2017 and 2016, respectively.

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

ASU 2016-15, Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance related to certain cash flow issues in order to reduce the current and potential future diversity in practice. ASU 2016-15 became effective for us on January 1, 2018 and is not expected to have a significant impact on our financial statements.

ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities. This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. Today, entities generally amortize the premium over the contractual life of the security. The new guidance does not change the accounting for purchased callable debt securities held at a discount; the discount continues to be amortized to maturity. ASU No. 2017-08 is effective for interim and annual reporting periods beginning after December 15, 2018; early adoption is permitted. The guidance calls for a modified retrospective transition approach under which a cumulative-effect adjustment will be made to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the provisions of ASU No. 2017-08 to determine the potential impact the new standard will have on the Company’s Consolidated Financial Statements.

ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220). Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU allows an entity to elect a reclassification from accumulated other comprehensive income (AOCI) to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act (TCJ Act). ASU 2018-02 is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. The Company elected to early adopt the provisions of ASU 2018-02 in the fourth quarter of 2017 and, as a result, reclassified $1,068,295 from AOCI to retained earnings as of December 31, 2017.

PART I (Continued)

Item 1 (Continued)

(2) Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2017	2016

Cash on Hand and Cash Items	$9,746,132	$8,509,530
Noninterest-Bearing Deposits with Other Banks	13,399,004	20,312,574

	$23,145,136	$28,822,104

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. Reserve balances totaled approximately $1,515,000 and $1,417,000 at December 31, 2017 and 2016, respectively.

(3) Investment Securities

Investment securities as of December 31, 2017 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$354,931,318	$258,049	$(8,465,948)	$346,723,419
State, County and Municipal	4,493,085	22,835	(23,094)	4,492,826
Corporate	2,047,517	12,483	-	2,060,000
Asset-Backed	992,641	-	(21,982)	970,659
	$362,464,561	$293,367	$(8,511,024)	$354,246,904

The amortized cost and fair value of investment securities as of December 31, 2017, by contractual maturity, are shown hereafter. Expected maturities may differ from contractual maturities for certain investments because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This is often the case with mortgage-backed securities, which are disclosed separately in the table below.

	Securities Available for Sale
	Amortized Cost	Fair Value

Due in One Year or Less	$301,299	$301,605
Due After One Year Through Five Years	4,668,954	4,658,344
Due After Five Years Through Ten Years	877,788	894,743
Due After Ten Years	1,685,202	1,668,793
	$7,533,243	$7,523,485

Mortgage-Backed Securities	354,931,318	346,723,419

	$362,464,561	$354,246,904

PART I (Continued)

Item 1 (Continued)

(3) Investment Securities (Continued)

Investment securities as of December 31, 2016 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$326,694,417	$75,743	$(7,672,786)	$319,097,374
State, County and Municipal	4,572,756	18,350	(30,610)	4,560,496

	$331,267,173	$94,093	$(7,703,396)	$323,657,870

Proceeds from sales of investments available for sale were $0 in 2017, $25,209,851 in 2016 and $28,273,634 in 2015. Gross realized gains totaled $0 in 2017, $391,976 in 2016 and $207,896 in 2015. Gross realized losses totaled $0 in 2017, $6,753 in 2016 and $196,316 in 2015.

Investment securities having a carrying value totaling $175,484,021 and $144,853,885 as of December 31, 2017 and 2016, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2017 and 2016 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2017
U.S. Government Agencies
Mortgage-Backed	$120,139,340	$(1,655,223)	$190,196,101	$(6,810,725)	$310,335,441	$(8,465,948)
State, County and Municipal	2,598,344	(23,094)	-	-	2,598,344	(23,094)
Asset – Backed	970,659	(21,982)	-	-	970,659	(21,982)

	$123,708,343	$(1,700,299)	$190,196,101	$(6,810,725)	$313,904,444	$(8,511,024)

December 31, 2016
U.S. Government Agencies
Mortgage-Backed	$174,200,881	$(3,459,564)	$107,481,698	$(4,213,222)	$281,682,579	$(7,672,786)
State, County and Municipal	3,487,647	(30,610)	-	-	3,487,647	(30,610)

	$177,688,528	$(3,490,174)	$107,481,698	$(4,213,222)	$285,170,226	$(7,703,396)

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

PART I (Continued)

Item 1 (Continued)

(3) Investment Securities (Continued)

At December 31, 2017, 130 securities have unrealized losses which have depreciated 2.64 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary. However, the Company did own one asset-backed security at December 31, 2017 which was completely written off during prior years. This investment is comprised of one issuance of a trust preferred security and has no book value.

(4) Loans

The following table presents the composition of loans, segregated by class of loans, as of December 31:

	2017	2016

Commercial and Agricultural
Commercial	$48,122,263	$47,024,878
Agricultural	16,442,581	17,079,579

Real Estate
Commercial Construction	45,213,960	30,358,362
Residential Construction	8,583,446	11,830,447
Commercial	351,171,668	349,090,031
Residential	194,048,945	195,579,967
Farmland	67,767,655	66,877,197

Consumer and Other
Consumer	18,956,028	19,695,241
Other	14,977,309	16,747,861

Total Loans	$765,283,855	$754,283,563

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

2017	Pass	Special Mention	Substandard	Total Loans

Commercial and Agricultural
Commercial	$46,468,726	$825,607	$827,930	$48,122,263
Agricultural	15,868,191	174,356	400,034	16,442,581

Real Estate
Commercial Construction	41,282,295	577,765	3,353,900	45,213,960
Residential Construction	8,583,446	-	-	8,583,446
Commercial	338,775,805	7,662,637	4,733,226	351,171,668
Residential	177,962,870	4,864,893	11,221,182	194,048,945
Farmland	66,334,906	444,095	988,654	67,767,655

Consumer and Other
Consumer	18,495,798	52,970	407,260	18,956,028
Other	14,968,677	8,632	-	14,977,309

Total Loans	$728,740,714	$14,610,955	$21,932,186	$765,283,855

2016

Commercial and Agricultural
Commercial	$44,249,874	$1,861,757	$913,247	$47,024,878
Agricultural	16,585,646	192,445	301,488	17,079,579

Real Estate
Commercial Construction	28,425,373	1,349,447	583,542	30,358,362
Residential Construction	11,630,165	-	200,282	11,830,447
Commercial	327,561,169	9,403,077	12,125,785	349,090,031
Residential	178,618,510	5,658,526	11,302,931	195,579,967
Farmland	65,074,715	839,362	963,120	66,877,197

Consumer and Other
Consumer	19,071,739	225,959	397,543	19,695,241
Other	16,747,861	-	-	16,747,861

Total Loans	$707,965,052	$19,530,573	$26,787,938	$754,283,563

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

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31:

	Accruing Loans
2017	30-89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans

Commercial and Agricultural
Commercial	$328,483	$-	$328,483	$598,305	$47,195,475	$48,122,263
Agricultural	110,482	-	110,482	398,509	15,933,590	16,442,581

Real Estate
Commercial Construction	27,062	-	27,062	477,043	44,709,855	45,213,960
Residential Construction	119,443	-	119,443	-	8,464,003	8,583,446
Commercial	918,997	-	918,997	2,172,229	348,080,442	351,171,668
Residential	2,482,276	-	2,482,276	2,829,966	188,736,703	194,048,945
Farmland	318,329	-	318,329	838,577	66,610,749	67,767,655

Consumer and Other
Consumer	246,175		246,175	188,073	18,521,780	18,956,028
Other	7,158	-	7,158	-	14,970,151	14,977,309

Total Loans	$4,558,405	$-	$4,558,405	$7,502,702	$753,222,748	$765,283,855

2016

Commercial and Agricultural
Commercial	$419,969	$-	$419,969	$634,955	$45,969,954	$47,024,878
Agricultural	33,046	-	33,046	208,522	16,838,011	17,079,579

Real Estate
Commercial Construction	54,001	-	54,001	190,494	30,113,867	30,358,362
Residential Construction	-	-	-	-	11,830,447	11,830,447
Commercial	491,468	-	491,468	6,360,176	342,238,387	349,090,031
Residential	3,178,833	-	3,178,833	3,944,337	188,456,797	195,579,967
Farmland	95,309	-	95,309	799,556	65,982,332	66,877,197

Consumer and Other
Consumer	196,242	122	196,364	212,026	19,286,851	19,695,241
Other	-	-	-	-	16,747,861	16,747,861

Total Loans	$4,468,868	$122	$4,468,990	$12,350,066	$737,464,507	$754,283,563

PART I (Continued)

Item 1 (Continued)

(4) Loans (Continued)

Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $205,000, $387,300 and $418,400 for the years ended December 31, 2017, 2016 and 2015, respectively.

The following table details impaired loan data as of December 31, 2017:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$598,305	$598,305	$-	$633,528	$33,283	$33,868
Agricultural	485,132	398,509	-	296,578	11,046	19,376
Commercial Construction	54,306	54,306	-	141,396	3,526	3,836
Residential Construction	-	-	-	79,295	-	-
Commercial Real Estate	12,637,057	12,637,057	-	12,808,414	559,601	549,825
Residential Real Estate	4,977,769	4,579,614	-	4,566,041	211,318	226,684
Farmland	840,110	838,577	-	790,967	54,367	58,085
Consumer	188,073	188,073	-	186,348	8,576	9,452

	$19,780,752	$19,294,441	$-	$19,502,567	$881,717	$901,126

With An Allowance Recorded
Commercial	$-	$-	$-	$-	$-	$-
Agricultural	-	-	-	-	-	-
Commercial Construction	493,067	493,067	65,635	241,063	22,626	32,922
Residential Construction	-	-	-	-	-	-
Commercial Real Estate	5,729,300	5,729,300	1,712,557	6,599,144	228,745	237,066
Residential Real Estate	108,859	108,859	27,123	482,228	4,261	7,446
Farmland	371,376	371,376	21,369	375,595	22,121	22,021
Consumer	-	-	-	-	-	-

	$6,702,602	$6,702,602	$1,826,684	$7,698,030	$277,753	$299,455

Total
Commercial	$598,305	$598,305	$-	$633,528	$33,283	$33,868
Agricultural	485,132	398,509	-	296,578	11,046	19,376
Commercial Construction	547,373	547,373	65,635	382,459	26,152	36,758
Residential Construction	-	-	-	79,295	-	-
Commercial Real Estate	18,366,357	18,366,357	1,712,557	19,407,558	788,346	786,891
Residential Real Estate	5,086,628	4,688,473	27,123	5,048,269	215,579	234,130
Farmland	1,211,486	1,209,953	21,369	1,166,562	76,488	80,106
Consumer	188,073	188,073	-	186,348	8,576	9,452

	$26,483,354	$25,997,043	$1,826,684	$27,200,597	$1,159,470	$1,200,581

PART I (Continued)

Item 1 (Continued)

(4) Loans (Continued)

The following table details impaired loan data as of December 31, 2016:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$634,955	$634,955	$-	$539,099	$24,563	$27,142
Agricultural	229,182	208,522	-	210,372	8,794	12,412
Commercial Construction	190,494	190,494	-	697,893	6,630	7,127
Commercial Real Estate	14,357,601	14,276,688	-	14,274,719	567,349	560,354
Residential Real Estate	4,261,558	3,952,139	-	4,553,322	73,099	190,373
Farmland	920,666	799,556	-	1,016,395	21,526	26,012
Consumer	212,376	212,026	-	213,309	9,599	12,036

	$20,806,832	$20,274,380	$-	$21,505,109	$711,560	$835,456

With An Allowance Recorded
Commercial	$-	$-	$-	$30,270	$-	$-
Agricultural	-	-	-	-	-	-
Commercial Construction	72,296	72,296	21,135	74,098	1,532	1,416
Commercial Real Estate	8,557,582	8,467,135	3,021,943	8,339,666	238,684	235,749
Residential Real Estate	1,475,594	1,467,833	362,521	1,042,750	27,759	32,260
Farmland	379,851	379,851	29,173	384,056	21,098	21,310
Consumer	-	-	-	-	-	-

	$10,485,323	$10,387,115	$3,434,772	$9,870,840	$289,073	$290,735

Total
Commercial	$634,955	$634,955	$-	$569,369	$24,563	$27,142
Agricultural	229,182	208,522	-	210,372	8,794	12,412
Commercial Construction	262,790	262,790	21,135	771,991	8,162	8,543
Commercial Real Estate	22,915,183	22,743,823	3,021,943	22,614,385	806,033	796,103
Residential Real Estate	5,737,152	5,419,972	362,521	5,596,072	100,858	222,633
Farmland	1,300,517	1,179,407	29,173	1,400,451	42,624	47,322
Consumer	212,376	212,026	-	213,309	9,599	12,036

	$31,292,155	$30,661,495	$3,434,772	$31,375,949	$1,000,633	$1,126,191

PART I (Continued)

Item 1 (Continued)

(4) Loans (Continued)

The following table details impaired loan data as of December 31, 2015:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$454,423	$454,013	$-	$534,814	$17,259	$21,253
Agricultural	195,654	178,021	-	163,078	(9,957)	10,334
Commercial Construction	6,887,522	1,896,938	-	2,867,061	25,788	27,007
Commercial Real Estate	15,569,340	15,122,486	-	15,430,252	529,376	530,699
Residential Real Estate	5,429,121	4,575,547	-	4,715,162	175,484	159,148
Farmland	1,104,887	1,103,353	-	1,339,863	583	2,076
Consumer	179,908	178,435	-	190,566	13,745	14,907
Other	-	-	-	48,438	-	-

	$29,820,855	$23,508,793	$-	$25,289,234	$752,278	$765,424

With An Allowance Recorded
Commercial	$122,928	$122,928	$94,538	$99,749	$2,275	$2,438
Agricultural	-	-	-	-	-	-
Commercial Construction	76,644	76,644	25,344	92,200	375	375
Commercial Real Estate	8,969,329	8,955,503	1,607,962	6,673,087	213,693	208,657
Residential Real Estate	1,083,127	1,075,367	308,188	1,088,380	16,380	15,873
Farmland	387,968	387,969	37,386	391,060	20,880	20,954
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-

	$10,639,996	$10,618,411	$2,073,418	$8,344,476	$253,603	$248,297

Total
Commercial	$577,351	$576,941	$94,538	$634,563	$19,534	$23,691
Agricultural	195,654	178,021	-	163,078	(9,957)	10,334
Commercial Construction	6,964,166	1,973,582	25,344	2,959,261	26,163	27,382
Commercial Real Estate	24,538,669	24,077,989	1,607,962	22,103,339	743,069	739,356
Residential Real Estate	6,512,248	5,650,914	308,188	5,803,542	191,864	175,021
Farmland	1,492,855	1,491,322	37,386	1,730,923	21,463	23,030
Consumer	179,908	178,435	-	190,566	13,745	14,907
Other	-	-	-	48,438	-	-

	$40,460,851	$34,127,204	$2,073,418	$33,633,710	$1,005,881	$1,013,721

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

PART I (Continued)

Item 1 (Continued)

(4) Loans (Continued)

As discussed in Note 1, Summary of Significant Accounting Policies, once a loan is identified as a TDR, it is accounted for as an impaired loan. The Company had no unfunded commitments to lend to a customer that has a troubled debt restructured loan as of December 31, 2017. The following tables present the number of loan contracts restructured during the 12 months ended December 31, 2017, 2016 and 2015. It shows the pre- and post-modification recorded investment as well as the number of contracts and the recorded investment for those TDRs modified during the previous 12 months which subsequently defaulted during the period. Loans modified in a troubled debt restructuring are considered to be in default once the loan becomes 90 days past due. A TDR may cease being classified as impaired if the loan is subsequently modified at market terms, has performed according to the modified terms for at least six months, and has not had any prior principal forgiveness on a cumulative basis.

Troubled Debt Restructurings

2017	# of Contracts	Pre-Modification	Post-Modification

Commercial Real Estate	-	$-	$-
Residential Real Estate	-	-	-

Total Loans	-	$-	$-

2016

Commercial Real Estate	1	$91,280	$91,097
Residential Real Estate	1	354,784	354,784

Total Loans	2	$446,064	$445,881

2015

Commercial Real Estate	1	$513,868	$505,978
Residential Real Estate	2	1,106,345	1,035,590

Total Loans	3	$1,620,213	$1,541,568

PART I (Continued)

Item 1 (Continued)

(4) Loans (Continued)

Troubled debt restructurings that subsequently defaulted as of December 31 are as follows:

	2017		2016		2015
	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment

Residential Real Estate	-	$-	1	$89,297	-	$-

Total Loans	-	$-	1	$89,297	-	$-

At December 31, 2017, all restructured loans were performing as agreed. During December 2016, a restructured loan totaling $89,297 failed to continue to perform as agreed and was charged off in June 2016. At December 31, 2015, all restructured loans were performing as agreed.

(5) Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2017	2016	2015

Balance, Beginning of Year	$8,923,293	$8,603,905	$8,802,316

Provision for Loan Losses	390,000	1,062,000	865,500
Loans Charged Off	(2,915,753)	(2,087,850)	(2,083,347)
Recoveries of Loans Previously Charged Off	1,109,968	1,345,238	1,019,436

Balance, End of Year	$7,507,508	$8,923,293	$8,603,905

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

2017	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$456,197	$(299,079)	$136,499	$153,058	$446,675
Agricultural	167,692	(159,500)	3,963	173,749	185,904

Real Estate
Commercial Construction	322,725	(51,977)	266,459	678,808	1,216,015
Residential Construction	13,491	-	-	(13,491)	-
Commercial	5,750,998	(966,014)	527,150	(1,438,175)	3,873,959
Residential	1,396,099	(1,048,337)	82,079	538,260	968,101
Farmland	722,331	(60,902)	16,750	101,352	779,531

Consumer and Other
Consumer	80,265	(329,944)	74,933	208,739	33,993
Other	13,495	-	2,135	(12,300)	3,330

	$8,923,293	$(2,915,753)	$1,109,968	$390,000	$7,507,508

2016

Commercial and Agricultural
Commercial	$855,364	$(304,918)	$66,738	$(160,987)	$456,197
Agricultural	203,091	(19,258)	4,150	(20,291)	167,692

Real Estate
Commercial Construction	690,766	(25,318)	814,586	(1,157,309)	322,725
Residential Construction	19,890	-	-	(6,399)	13,491
Commercial	3,850,527	(992,067)	206,154	2,686,384	5,750,998
Residential	1,990,355	(361,630)	49,660	(282,286)	1,396,099
Farmland	911,692	(119,576)	145,000	(214,785)	722,331

Consumer and Other
Consumer	63,377	(265,083)	52,629	229,342	80,265
Other	18,843	-	6,321	(11,669)	13,495

	$8,603,905	$(2,087,850)	$1,345,238	$1,062,000	$8,923,293

PART I (Continued)

Item 1 (Continued)

(5) Allowance for Loan Losses (Continued)

2015	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$497,561	$(454,971)	$52,111	$760,663	$855,364
Agricultural	304,172	(5,000)	3,600	(99,681)	203,091

Real Estate
Commercial Construction	1,222,695	(97,698)	485,834	(920,065)	690,766
Residential Construction	138,092	-	-	(118,202)	19,890
Commercial	3,664,777	(275,297)	270,003	191,044	3,850,527
Residential	2,425,327	(929,668)	109,626	385,070	1,990,355
Farmland	103,800	(40,000)	20,000	827,892	911,692

Consumer and Other
Consumer	66,914	(255,062)	61,976	189,549	63,377
Other	378,978	(25,651)	16,286	(350,770)	18,843

	$8,802,316	$(2,083,347)	$1,019,436	$865,500	$8,603,905

The Company’s allowance for loan losses consists of specific valuation allowances established for probable losses on specific loans and historical valuation allowances for other loans with similar risk characteristics. During the first quarter of 2016 Company management implemented a change to its allowance for loan loss methodology by expanding the historical loss period from a rolling 8 quarters to 16 quarters. Management believes the longer historical loss period better reflects the current and expected loss behavior of the loan portfolio within the current credit cycle. The transition to a rolling 16 quarter loss period was completed in the first quarter of 2017. As of December 31, 2017, this change in the historical loss period resulted in a decrease to the allowance for loan losses of $114,144. The loss history period used at December 31, 2016 and 2015 was based on the loss rate from the eight quarters ended September 30, 2016 and 2015, respectively.

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

Since not all loans in the substandard category are considered impaired, this quarterly review process may result in the identification of specific reserves on nonimpaired loans. Management considers those loans graded substandard, but not classified as impaired, to be higher risk loans and, therefore, makes specific allocations to the allowance for those loans if warranted. The total of such loans is $9,470,621 and $10,786,699 as of December 31, 2017 and 2016, respectively. Specific allowance allocations were made for these loans totaling $1,510,868 and $632,706 as of December 31, 2017 and 2016, respectively. Since these loans are not considered impaired, both the loan balance and related specific allocation are included in the “Collectively Evaluated for Impairment” column of the following tables.

At December 31, 2017, there were 149 impaired loans totaling $4,335,524 below the $250,000 review threshold which were not individually reviewed for impairment. Those loans were subject to the Bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables. Likewise, at December 31, 2016 and 2015, impaired loans totaling $4,204,156 and $3,744,733, respectively, were below the $250,000 review threshold and were subject to the Bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables.

	Ending Allowance Balance			Ending Loan Balance
2017	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$-	$446,675	$446,675	$77,599	$48,044,664	$48,122,263
Agricultural	-	185,904	185,904	5,121	16,437,460	16,442,581

Real Estate
Commercial Construction	65,635	1,150,380	1,216,015	493,067	44,720,893	45,213,960
Residential Construction	-	-	-	-	8,583,446	8,583,446
Commercial	1,712,557	2,161,402	3,873,959	18,010,035	333,161,633	351,171,668
Residential	27,123	940,978	968,101	2,040,125	192,008,820	194,048,945
Farmland	21,369	758,162	779,531	1,035,572	66,732,083	67,767,655

Consumer and Other
Consumer	-	33,993	33,993	-	18,956,028	18,956,028
Other	-	3,330	3,330	-	14,977,309	14,977,309

Total End of Year Balance	$1,826,684	$5,680,824	$7,507,508	$21,661,519	$743,622,336	$765,283,855

PART I (Continued)

Item 1 (Continued)

(5) Allowance for Loan Losses (Continued)

	Ending Allowance Balance			Ending Loan Balance
2016	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$-	$456,197	$456,197	$6,671	$47,018,207	$47,024,878
Agricultural	-	167,692	167,692	-	17,079,579	17,079,579

Real Estate
Commercial Construction	21,135	301,590	322,725	72,296	30,286,066	30,358,362
Residential Construction	-	13,491	13,491	-	11,830,447	11,830,447
Commercial	3,021,943	2,729,055	5,750,998	22,422,451	326,667,580	349,090,031
Residential	362,522	1,033,577	1,396,099	2,911,874	192,668,093	195,579,967
Farmland	29,172	693,159	722,331	1,044,047	65,833,150	66,877,197

Consumer and Other
Consumer	-	80,265	80,265	-	19,695,241	19,695,241
Other	-	13,495	13,495	-	16,747,861	16,747,861

Total End of Year Balance	$3,434,772	$5,488,521	$8,923,293	$26,457,339	$727,826,224	$754,283,563

2015

Commercial and Agricultural
Commercial	$94,538	$760,826	$855,364	$122,928	$47,658,761	$47,781,689
Agricultural	-	203,091	203,091	8,445	19,185,052	19,193,497

Real Estate
Commercial Construction	25,344	665,422	690,766	1,622,560	38,484,073	40,106,633
Residential Construction	-	19,890	19,890	-	9,413,263	9,413,263
Commercial	1,607,962	2,242,565	3,850,527	23,628,213	322,633,820	346,262,033
Residential	308,188	1,682,167	1,990,355	3,597,386	193,405,033	197,002,419
Farmland	37,386	874,306	911,692	1,402,939	60,376,920	61,779,859

Consumer and Other
Consumer	-	63,377	63,377	-	20,605,465	20,605,465
Other	-	18,843	18,843	-	16,490,737	16,490,737

Total End of Year Balance	$2,073,418	$6,530,487	$8,603,905	$30,382,471	$728,253,124	$758,635,595

PART I (Continued)

Item 1 (Continued)

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2017	2016

Land	$9,668,722	$9,668,722
Building	26,893,354	25,239,165
Furniture, Fixtures and Equipment	13,090,366	12,461,043
Leasehold Improvements	655,166	653,939
Construction in Progress	68,253	1,530,359

	50,375,861	49,553,228
Accumulated Depreciation	(22,736,431)	(21,583,968)

	$27,639,430	$27,969,260

Depreciation charged to operations totaled $1,647,813 in 2017, $1,574,249 in 2016 and $1,657,229 in 2015.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $427,000 for 2017, $437,000 for 2016 and $560,000 for 2015.

Future minimum rental payments as of December 31, 2017 are as follows:

Year Ending December 31	Amount

2018	$43,320
2019	42,000
2020	42,000
2021	42,000
2022 and Thereafter	38,500

$207,820

(7) Other Real Estate Owned

The aggregate carrying amount of Other Real Estate Owned (OREO) at December 31, 2017, 2016 and 2015 was $4,256,469, $6,439,226 and $8,839,103, respectively. All of the Company’s other real estate owned represents properties acquired through foreclosure or deed in lieu of foreclosure. The following table details the change in OREO during 2017, 2016 and 2015 as of December 31:

	2017	2016	2015

Balance, Beginning of Year	$6,439,226	$8,839,103	$10,401,832

Additions	1,724,936	5,664,554	7,536,165
Sales of OREO	(3,786,567)	(7,416,293)	(8,054,675)
Loss on Sale	212,641	(146,402)	(591,071)
Provision for Losses	(333,767)	(501,736)	(453,148)

Balance, End of Year	$4,256,469	$6,439,226	$8,839,103

PART I (Continued)

Item 1 (Continued)

(7) Other Real Estate Owned (Continued)

At December 31, 2017, the Company held $479,352 of residential real estate property as foreclosed property. Also at December 31, 2017, $183,588 of consumer mortgage loans collateralized by residential real estate property was in the process of foreclosure according to local requirements of the applicable jurisdictions.

(8) Other Intangible Assets

The following is an analysis of the core deposit intangible activity for the years ended December 31:

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2015	$1,056,693	$(940,429)	$116,264

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2016	$1,056,693	$(976,178)	$80,515

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2017	$1,056,693	$(1,011,927)	$44,766

Amortization expense related to the core deposit intangible was $35,749, $35,749 and $35,748 for the years ended December 31, 2017, 2016 and 2015. Amortizations expense will continue at an annual rate of approximately $35,749 through the first quarter of 2019, at which point the core deposit will be fully amortized.

(9) Income Taxes

The Tax Cuts and Jobs Act (the "TCJ Act"), enacted on December 22, 2017, reduced the U.S. federal corporate tax rate to 21 percent. As a result of the enactment of the TCJ Act we have remeasured our deferred tax assets and liabilities based upon the new U.S. statutory federal income tax rate of 21%, which is the tax rate at which these assets and liabilities are expected to reverse in the future. Notwithstanding the foregoing, we are still analyzing certain aspects of the new law and refining our calculations, which could affect the measurement of these assets and liabilities or give rise to new deferred tax amounts. Nonetheless, we recognized additional income tax expense of $2,040,946 in the fourth quarter of 2017 related to the remeasurement of our deferred tax assets and liabilities.

PART I (Continued)

Item 1 (Continued)

(9) Income Taxes (Continued)

The components of income tax expense for the years ended December 31 are as follows:

	2017	2016	2015

Current Federal Expense	$3,943,495	$3,629,213	$3,162,367
Deferred Federal Expense	793,012	222,120	625,436
Deferred Tax Expense from Tax Rate Changes	2,040,946	-	-

Federal Income Tax Expense	6,777,453	3,851,333	3,787,803
Current State Income Tax Expense	-	-	-

Federal and State Income Tax Expense	$6,777,453	$3,851,333	$3,787,803

The federal income tax expense of $6,777,453 in 2017, $3,851,333 in 2016 and $3,787,803 in 2015 is different than the income taxes computed by applying the federal statutory rates to income before income taxes. The reasons for the differences are as follows:

	2017	2016	2015

Statutory Federal Income Taxes	$4,954,199	$4,283,394	$4,134,570
Tax-Exempt Interest	(102,345)	(109,759)	(83,903)
Income from Cash Value Life Insurance, net of premiums	(198,730)	(182,532)	(232,988)
Meal and Entertainment Disallowance	14,354	16,813	21,600
Other	69,029	(156,583)	(51,476)
Tax Expense from Tax Rate Changes	2,040,946	-	-

Actual Federal Income Taxes	$6,777,453	$3,851,333	$3,787,803

PART I (Continued)

Item 1 (Continued)

(9) Income Taxes (Continued)

Deferred taxes, which are included in Other Assets, in the accompanying consolidated balance sheets as of December 31 include the following:

	2017	2016

Deferred Tax Assets
Allowance for Loan Losses	$1,576,577	$3,033,920
Other Real Estate	304,813	688,162
Deferred Compensation	161,000	280,704
Investments	210,000	340,000
Goodwill	76,058	167,666
Other	237,591	379,304

	$2,566,039	4,889,756
Deferred Tax Liabilities
Premises and Equipment	(995,190)	(1,553,460)
Other	(2,585)	(4,185)

	(997,775)	(1,557,645)
Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	1,725,708	2,587,163

Net Deferred Tax Assets	$3,293,972	$5,919,274

(10) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $475,161 and $413,563 as of December 31, 2017 and 2016, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2017	2016

Interest-Bearing Demand	$458,717,332	$448,003,985
Savings	78,172,441	70,066,140
Time, $250,000 and Over	38,919,469	32,168,191
Other Time	301,248,235	335,059,579

	$877,057,477	$885,297,895

At December 31, 2017 and 2016, the Company had brokered deposits of $46,328,995 and $49,303,139, respectively. All of these brokered deposits represent Certificate of Deposit Account Registry Service (CDARS) reciprocal deposits. The CDARS deposits are ones in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company receives reciprocal brokered deposits in a like amount. The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $250,000 was $38,919,469 and $32,168,191 as of December 31, 2017 and December 31, 2016, respectively.

PART I (Continued)

Item 1 (Continued)

(10) Deposits (Continued)

As of December 31, 2017, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2018	$255,574,623
2019	41,210,289
2020	22,116,817
2021	11,206,127
2022 and Thereafter	10,059,848

$340,167,704

(11) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2017	2016

Federal Home Loan Bank Advances	$46,000,000	$46,000,000
Other Borrowings	1,500,000	-
	$47,500,000	$46,000,000

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2018 to 2026 and interest rates ranging from 0.98 percent to 3.51 percent. As collateral on the outstanding FHLB advances, the Company has provided a blanket lien on its portfolio of qualifying residential first mortgage loans and commercial loans. At December 31, 2017, the book value of those loans pledged is $109,771,074. At December 31, 2017, the Company had remaining credit availability from the FHLB of $252,395,250. The Company may be required to pledge additional qualifying collateral in order to utilize the full amount of the remaining credit line.

The Company borrowed $5,000,000 during the first quarter of 2017 as a short term loan to be paid off within one year with an interest rate of prime plus 0.75 percent, currently 5.25 percent. The Company paid down $3,500,000 during November 2017. The remaining amount was paid off during January 2018. As of December 31, 2017, the balance of $1,500,000 is included in Other Borrowings.

The aggregate stated maturities of other borrowed money at December 31, 2017 are as follows:

Year	Amount

2018	$4,000,000
2019	5,000,000
2020	2,500,000
2021	-
2022	27,000,000
2023 and Thereafter	9,000,000

$47,500,000

PART I (Continued)

Item 1 (Continued)

(11) Other Borrowed Money (Continued)

At December 31, 2017, $13,000,000 of FHLB advances are subject to fixed rates of interest, while the remaining $33,000,000 is subject to floating interest rates which will convert to fixed rates of interests in the next few years.

The Company also has available federal funds lines of credit with various financial institutions totaling $43,500,000, of which there were none outstanding at December 31, 2017.

The Company has the ability to borrow funds from the Federal Reserve Bank (FRB) of Atlanta utilizing the discount window. The discount window is an instrument of monetary policy that allows eligible institutions to borrow money from the FRB on a short-term basis to meet temporary liquidity shortages caused by internal or external disruptions. At December 31, 2017, the Company had borrowing capacity available under this arrangement, with no outstanding balances. The Company would be required to pledge certain available-for-sale investment securities as collateral under this agreement.

(12) Subordinated Debentures (Trust Preferred Securities)

					Total
			3-Month	Added	Interest		5-Year
Description	Date	Amount	Libor Rate	Points	Rate	Maturity	Call Option
	(In Thousands)

Colony Bankcorp Statutory Trust III	6/17/2004	$4,640	1.60042	2.68	4.28042	6/14/2034	6/17/2009
Colony Bankcorp Capital Trust I	4/13/2006	5,155	1.69465	1.50	3.19465	4/13/2036	4/13/2011
Colony Bankcorp Capital Trust II	3/12/2007	9,279	1.69465	1.65	3.34465	3/12/2037	3/12/2012
Colony Bankcorp Capital Trust III	9/14/2007	5,155	1.37796	1.40	2.77796	9/14/2037	9/14/2012

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

(13) Preferred Stock

At December 31, 2016, 9,360 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the Preferred Stock) was outstanding with private investors. On March 31, 2017 the Company redeemed these 9,360 shares of Preferred Stock at the stated rate of $1,000 per share. Previously, the Company redeemed 8,661 shares in 2016 and 9,979 shares in 2015, all at the stated rate of $1,000 per share. As a result, there is no outstanding Preferred Stock as of December 31, 2017. While outstanding, the Preferred Stock qualified as Tier I Capital and was nonvoting, other than class voting rights on certain matters that could adversely affect the Preferred Stock. The Preferred Stock paid cumulative cash dividends on a quarterly basis at a rate of 9 percent per annum for the years 2017, 2016 and 2015.

The Company issued a warrant (the Warrant) to private investors for the purchase of up to 500,000 shares of the Company’s outstanding common stock. The Warrant originated in 2009 through transactions with the United States Department of the Treasury in conjunction with the issuance of the Preferred Stock. The Warrant may be exercised on or before January 9, 2019 at an exercise price of $8.40 per share. No voting rights may be exercised with respect to the shares of the Warrant until the Warrant has been exercised.

PART I (Continued)

Item 1 (Continued)

(14) Employee Benefit Plan

The Company offers a defined contribution 401(k) Profit Sharing Plan (the Plan) which covers substantially all employees who meet certain age and service requirements. The Plan allows employees to make voluntary pre-tax salary deferrals to the Plan. The Company, at its discretion, may elect to make an annual contribution to the Plan equal to a percentage of each participating employee’s salary. Such discretionary contributions must be approved by the Company’s board of directors. Employees are fully vested in the Company contributions after six years of service. In 2017, 2016 and 2015, the Company made total contributions of $686,580, $408,303 and $385,453 to the Plan, respectively.

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

At December 31, 2017 and 2016, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2017	2016

Commitments to Extend Credit	$96,374,000	$71,359,000
Standby Letters of Credit	1,536,000	1,551,000

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

PART I (Continued)

Item 1 (Continued)

(15) Commitments and Contingencies (Continued)

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

Liabilities accrued under the plans totaled $766,667 and $825,599 as of December 31, 2017 and 2016, respectively. Benefit payments under the contracts were $110,080 in 2017 and $135,885 in 2016.

Provisions charged to operations totaled $55,572 in 2017, $57,125 in 2016 and $196,869 in 2015.

The Company has purchased life insurance policies on the plans’ participants and uses the cash flow from these policies to partially fund the plan. Fee income recognized with these plans totaled $233,064 in 2017, $165,128 in 2016 and $174,675 in 2015. In addition death benefits recognized as income totaled $137,058 in 2015.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2017	2016	2015

Interest Expense	$6,851,541	$6,529,615	$6,536,994

Income Taxes	$4,000,000	$3,365,000	$4,738,000

Noncash financing and investing activities for the years ended December 31 are as follows:

	2017	2016	2015

Acquisitions of Real Estate Through Loan Foreclosures	$1,724,936	$5,664,554	$7,536,165

Change in Unrealized Gain (Loss) on AFS Investment Securities	$(608,355)	$(890,590)	$622,155

PART I (Continued)

Item 1 (Continued)

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

	2017	2016

Balance, Beginning	$1,025,543	$1,816,609

New Loans	1,050,393	2,379,026
Repayments	(1,106,606)	(3,170,092)
Transactions Due to Changes in Directors	(224,693)	-

Balance, Ending	$744,637	$1,025,543

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

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	Carrying	Estimated	Level
2017	Amount	Fair Value	1	2	3
	(in Thousands)
Assets
Cash and Short-Term Investments	$57,813	$57,813	$57,813	$-	$-
Investment Securities Available for Sale	354,247	354,247	-	346,950	7,297
Federal Home Loan Bank Stock	3,043	3,043	3,043	-	-
Loans, Net	757,281	757,163	-	752,287	4,876
Bank-Owned Life Insurance	17,089	17,089	17,089	-	-

Liabilities
Deposits	1,067,985	1,068,392	727,818	340,574	-
Subordinated Debentures	24,229	24,229	-	24,229	-
Other Borrowed Money	47,500	47,626	-	47,626	-

2016

Assets
Cash and Short-Term Investments	$75,167	$75,167	$75,167	$-	$-
Investment Securities Available for Sale	323,658	323,658	-	323,082	576
Federal Home Loan Bank Stock	3,010	3,010	3,010	-	-
Loans, Net	744,999	745,240	-	738,288	6,952
Bank-Owned Life Insurance	15,419	15,419	15,419	-	-

Liabilities
Deposits	1,044,357	1,045,726	677,129	368,597	-
Subordinated Debentures	24,229	24,229	-	24,229	-
Other Borrowed Money	46,000	46,232	-	46,232	-

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

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Assets (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring and Nonrecurring Basis - The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2017 and 2016, aggregated by the level in the fair value hierarchy within which those measurements fall. The table below includes only impaired loans with a specific reserve and only other real estate properties with a valuation allowance at December 31, 2017 and 2016. Those impaired loans and other real estate properties are shown net of the related specific reserves and valuation allowances.

		Fair Value Measurements at Reporting Date Using
	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2017

Recurring
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$346,723,419	$-	$341,701,288	$5,022,131
State, County and Municipal	4,492,826	-	4,277,460	215,366
Corporate	2,060,000	-	-	2,060,000
Asset-Backed	970,659	-	970,659	-

	$354,246,904	$-	$346,949,407	$7,297,497
Nonrecurring
Impaired Loans	$4,875,918	$-	$-	$4,875,918

Other Real Estate	$2,014,904	$-	$-	$2,014,904

2016

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

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

The following tables present quantitative information about the significant unobservable inputs used in the fair value measurements for assets in level 3 of the fair value hierarchy measured on a nonrecurring basis at December 31, 2017 and 2016. These tables are comprised primarily of collateral dependent impaired loans and other real estate owned:

	December 31, 2017	Valuation Techniques	Unobservable Inputs	Range Weighted Avg

Real Estate
Commercial Construction	$427,433	Sales Comparison	Adjustment for Differences	(16.00)%	-	1,975.00%
			Between the Comparable Sales		979.50%

			Management Adjustments for Age	0.00%	-	10.00%
			of Appraisals and/or Current		5.00%
			Market Conditions

Residential Real Estate	81,736	Sales Comparison	Adjustment for Differences	(43.30)%	-	83.30%
			Between the Comparable Sales		20.00%

			Management Adjustments for Age	0.00%	-	25.00%
			of Appraisals and/or Current		12.50%
			Market Conditions

Commercial Real Estate	4,016,742	Income Approach	Management Adjustments for Age	0.00%	-	10.00%
			of Appraisals and/or Current		5.00%
			Market Conditions

			Capitalization Rate		10.75%

Farmland	350,007	Sales Comparison	Adjustment for Differences	(71.00)%	-	88.70%
			Between the Comparable Sales		8.85%

			Management Adjustments for Age	10.00%	-	75.00%
			of Appraisals and/or Current		42.50%
			Market Conditions

Other Real Estate Owned	2,014,904	Sales Comparison	Adjustment for Differences	(22.74)%	-	15.00%
			Between the Comparable Sales		(3.87)%

			Management Adjustments for Age	5.44%	-	87.24%
			of Appraisals and/or Current		24.44%
			Market Conditions

		Income Approach	Capitalization Rate		10.00%

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements using Significant Unobservable Inputs (Level 3) (Continued)

	December 31, 2016	Valuation Techniques	Unobservable Inputs	Range Weighted Avg

Real Estate
Commercial Construction	$51,161	Sales Comparison	Adjustment for Differences	(5.00)%	-	99.00%
			Between the Comparable Sales		47.00%

			Management Adjustments for Age	0.00%	-	10.00%
			of Appraisals and/or Current		5.00%
			Market Conditions

Residential Real Estate	1,105,312	Sales Comparison	Adjustment for Differences	(22.00)%	-	0.00%
			Between the Comparable Sales		(11.00)%

			Management Adjustments for Age	0.00%	-	40.00%
			of Appraisals and/or Current		20.00%
			Market Conditions

Commercial Real Estate	5,445,192	Sales Comparison	Adjustment for Differences	(14.08)%	-	24.62%
			Between the Comparable Sales		5.27%

			Management Adjustments for Age	0.00%	-	100.00%
			of Appraisals and/or Current		50.00%
			Market Conditions

		Income Approach	Capitalization Rate		10.67%

Farmland	350,678	Sales Comparison	Adjustment for Differences	(27.00)%	-	15.00%
			Between the Comparable Sales		(6.00)%

			Management Adjustments for Age	10.00%	-	75.00%
			of Appraisals and/or Current		42.50%
			Market Conditions

Other Real Estate Owned	2,505,188	Sales Comparison	Adjustment for Differences	(50.80)%	-	316.00%
			Between the Comparable Sales		132.60%

			Management Adjustments for Age	6.25%	-	76.92%
			of Appraisals and/or Current		36.31%
			Market Conditions

		Income Approach	Discount Rate		12.50%

PART I (Continued)

Item 1 (Continued)

(19) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) (Continued)

The following table presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2017, 2016 and 2015:

	Available for Sale Securities
	2017	2016	2015

Balance, Beginning	$576,384	$930,311	$948,390

Transfers into Level 3			-
Transfers out of Level 3			-
Securities Purchased During the Year	7,069,649		-
Securities Matured During the Year	(360,000)	(330,000)	-
Loss on OTTI Impairment Included in Noninterest Income			-
Unrealized Gains(Losses) Included in Other Comprehensive Income	11,464	(23,927)	(18,079)

Balance, Ending	$7,297,497	$576,384	$930,311

The Company’s policy is to recognize transfers in and transfers out of levels 1, 2 and 3 as of the end of a reporting period. There were no transfers of securities between level 1 and level 2 or level 3 for the years ended December 31, 2017, 2016 or 2015.

The following table presents quantitative information about recurring level 3 fair value measurements as of December 31, 2017 and 2016:

December 31, 2017	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

State, County and Municipal	$215,366	Discounted Cash Flow	Discount Rate or Yield	N/A*

U. S. Government Agencies Mortgage - Backed	5,022,131	Fundamental Analysis	Discount Rate or Yield	N/A*

Corporate	2,060,000	Option Pricing	Discount Rate or Yield	N/A*

December 31, 2016

State, County and Municipal	$576,384	Discounted Cash Flow	Discount Rate or Yield	N/A*

* The Company relies on a third-party pricing service to value its securities. The details of the unobservable inputs and other adjustments used by the third-party pricing service were not readily available to the Company.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. As of December 31, 2017, the interim final Basel III rules (Basel III) require the Company to also maintain minimum amounts and ratios of common equity Tier 1 capital to risk weighted assets. These amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2017, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

The Basel III rules also require the implementation of a new capital conservation buffer comprised of common equity Tier 1 capital. The capital conservation buffer was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets, with subsequent increases of 0.625% each year until reaching its final level of 2.5% on January 1, 2019.

The following table summarizes regulatory capital information as of December 31, 2017 and December 31, 2016 on a consolidated basis and for the subsidiary, as defined. Regulatory capital ratios for December 31, 2017 and 2016 were calculated in accordance with the Basel III rules.

PART I (Continued)

Item 1 (Continued)

(20) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2017 and 2016 on a consolidated basis and for its wholly-owned subsidiary, as defined:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2017

Total Capital to Risk-Weighted Assets
Consolidated	$127,786	15.56%	$65,718	8.00%	N/A	N/A
Colony Bank	127,470	15.54	65,628	8.00	$82,036	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	120,279	14.64	49,289	6.00	N/A	N/A
Colony Bank	119,963	14.62	49,221	6.00	65,628	8.00

Common Equity Tier 1 Capital to Risk-Weighted Assets
Consolidated	96,779	11.78	36,967	4.50	N/A	N/A
Colony Bank	119,963	14.62	36,916	4.50	53,323	6.50

Tier I Capital to Average Assets
Consolidated	120,279	9.89	48,635	4.00	N/A	N/A
Colony Bank	119,963	9.88	48,566	4.00	60,708	5.00

As of December 31, 2016

Total Capital to Risk-Weighted Assets
Consolidated	$130,785	16.64%	$62,880	8.00%	N/A	N/A
Colony Bank	127,646	16.26	62,796	8.00	$78,495	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	121,862	15.50	47,160	6.00	N/A	N/A
Colony Bank	118,723	15.12	47,097	6.00	62,796	8.00

Common Equity Tier 1 Capital to Risk-Weighted Assets
Consolidated	89,002	11.32	35,370	4.50	N/A	N/A
Colony Bank	118,723	15.12	35,323	4.50	51,022	6.50

Tier I Capital to Average Assets
Consolidated	121,862	10.29	47,368	4.00	N/A	N/A
Colony Bank	118,723	10.04	47,290	4.00	59,113	5.00

PART I (Continued)

Item 1 (Continued)

(20) Regulatory Capital Matters (Continued)

In 2017, the Bank obtained approval of its regulators and paid a $8,725,000 dividend to the Company. The dividend was utilized to redeem 9,360 shares of Preferred Stock. In 2016, the Bank obtained approval of its regulators and paid a $9,100,000 dividend to the Company. The dividend was utilized to redeem 8,661 shares of Preferred Stock. In 2015, the Bank obtained approval of its regulators and paid a $10,000,000 dividend to the Company. The dividend was utilized to redeem 9,979 shares of Preferred Stock.

PART I (Continued)

Item 1 (Continued)

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2017 and 2016 and the related statements of operations and comprehensive income (loss) and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2017	2016

ASSETS
Cash	$910,239	$2,307,008
Premises and Equipment, Net	1,099,626	1,074,884
Investment in Subsidiary, at Equity	114,235,955	114,478,277
Other	24,458	20,990

Total Assets	$116,270,278	$117,881,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Other Borrowed Money	$1,500,000	$-
Dividends Payable	-	105,300
Other	218,615	159,126

	$1,718,615	$264,426

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Preferred Stock, Stated Value $1,000; 10,000,000 Shares Authorized, 0 and 9,360 Shares Issued and Outstanding as of December 31, 2017 and 2016	-	9,360,000
Common Stock, Par Value $1; 20,000,000 Shares Authorized, 8,439,258 Shares Issued and Outstanding as of December 31, 2017 and 2016	8,439,258	8,439,258
Paid-In Capital	29,145,094	29,145,094
Retained Earnings	59,230,260	51,465,521
Accumulated Other Comprehensive Loss, Net of Tax	(6,491,949)	(5,022,140)

	90,322,663	93,387,733

Total Liabilities and Stockholders’ Equity	$116,270,278	$117,881,159

PART I (Continued)

Item 1 (Continued)

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED  DECEMBER 31

	2017	2016	2015

Income
Dividends from Subsidiary	$8,746,882	$9,118,104	$10,015,147
Management Fees	601,080	601,080	581,334
Other	97,103	103,612	112,876

	$9,445,065	$9,822,796	$10,709,357

Expenses
Interest	900,113	601,567	503,286
Salaries and Employee Benefits	917,259	840,130	811,150
Other	604,166	554,434	666,872

	2,421,538	1,996,131	1,981,308

Income Before Taxes and Equity in Undistributed Earnings of Subsidiary	7,023,527	7,826,665	8,728,049

Income Tax Benefits	568,258	457,934	444,764

Income Before Equity in Undistributed Earnings of Subsidiary	7,591,785	8,284,599	9,172,813

Dividends Received in Excess of Earnings of Subsidiary	-	-	(800,116)

Equity in Undistributed Earnings of Subsidiary	159,193	388,611	-

Net Income	7,750,978	8,673,210	8,372,697
Preferred Stock Dividends	210,600	1,493,310	2,375,010

Net Income Available to Common Stockholders	$7,540,378	$7,179,900	$5,997,687

PART I (Continued)

Item 1 (Continued)

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2017	2016	2015

Net Income	$7,750,978	$8,673,210	$8,372,697

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	(608,355)	(505,367)	610,689
Tax Effect	206,841	171,825	(207,634)

Realized (Gains) Losses on Sale of AFS Securities	-	(385,223)	11,466
Tax Effect	-	130,976	(3,898)

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(401,514)	(587,789)	410,623

Comprehensive Income	$7,349,464	$8,085,421	$8,783,320

PART I (Continued)

Item 1 (Continued)

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2017	2016	2015

Cash Flows from Operating Activities
Net Income	$7,750,978	$8,673,210	$8,372,697
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation and Amortization	70,183	66,476	73,999
Equity in Undistributed Earnings of Subsidiary	(159,193)	(388,611)	-
Dividends Received in Excess of Earnings of Subsidiary	-	-	800,116
Change in Interest Payable	17,887	5,367	23,072
Other	38,135	108,288	1,555,482

	7,717,990	8,464,730	10,825,366

Cash Flows from Investing Activities
Purchases of Premises and Equipment	(94,925)	(6,836)	(8,884)

Cash Flows from Financing Activities
Proceeds from Other Borrowed Money	5,000,000	-	-
Principal Payments on Other Borrowed Money	(3,500,000)	-	-
Dividends Paid on Common Stock	(843,934)	-	-
Dividends Paid on Preferred Stock	(315,900)	(1,590,746)	(2,487,274)
Redemption of Preferred Stock	(9,360,000)	(8,661,000)	(9,979,000)

	(9,019,834)	(10,251,746)	(12,466,274)

Increase (Decrease) in Cash	(1,396,769)	(1,793,852)	(1,649,792)

Cash, Beginning	2,307,008	4,100,860	5,750,652

Cash, Ending	$910,239	$2,307,008	$4,100,860

PART I (Continued)

Item 1 (Continued)

(22) Earnings Per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share reflects the potential dilution of common stock warrants. Net income available to common stockholders represents net income after preferred stock dividends. The following table presents earnings per share for the years ended December 31, 2017, 2016 and 2015:

	2017	2016	2015

Numerator
Net Income Available to Common Stockholders	$7,540,378	$7,179,900	$5,997,687

Denominator
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	8,439,258	8,439,258	8,439,258
Dilutive Effect of Potential Common Stock
Stock Warrants	194,323	74,037	19,203
Weighted-Average Number of Shares Outstanding for Diluted Earnings Per Common Share	8,633,581	8,513,295	8,458,461

Earnings Per Share - Basic	$0.89	$0.85	$0.71

Earnings Per Share - Diluted	$0.87	$0.84	$0.71

(23) Accumulated Other Comprehensive Income (Loss)

Changes in accumulated other comprehensive income (loss) for unrealized gains and losses securities available for sale for the years ended December 31, 2017, 2016 and 2015 are as follows:

	2017	2016	2015

Beginning Balance	$(5,022,140)	$(4,434,351)	$(4,844,974)

Other Comprehensive Income Before Reclassification	(401,514)	(333,542)	403,055

Amounts Reclassified from Accumulated Other Comprehensive Income	-	(254,247)	7,568
TCJ Act	(1,068,295)	-	-

Net Current Period Other Comprehensive Income	(1,469,809)	(587,789)	410,623

Ending Balance	$(6,491,949)	$(5,022,140)	$(4,434,351)