Form 10-K, Exhibit 13
period 2018-12-31
COLONY BANKCORP INC
filed 2019-03-15
CIK 711669

Exhibit 13

389 Mulberry Street | Macon, Georgia 31201 Post Office Box One | Macon, Georgia 31202 478-746-6277 | mmmcpa.com

March 15, 2019

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Colony Bankcorp, Inc.

Opinions on the Financial Statements and Internal Control Over Financial Reporting

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and subsidiary (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively, the financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

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

Macon, Georgia

March 15, 2019

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

	2018	2017
ASSETS

Cash and Cash Equivalents
Cash and Due from Banks	$10,376,876	$23,145,136

Interest-Bearing Deposits	49,778,576	34,667,715

Investment Securities
Available for Sale, at Fair Value	353,066,166	354,246,904

Federal Home Loan Bank Stock, at Cost	2,977,900	3,042,900

Loans	782,027,368	765,283,855
Allowance for Loan Losses	(7,276,806)	(7,507,508)
Unearned Interest and Fees	(501,300)	(495,500)

	774,249,262	757,280,847

Premises and Equipment	28,831,272	27,639,430

Other Real Estate (Net of Allowance of $876,177 and $1,451,492 in 2018 and 2017, Respectively)	1,840,743	4,256,469

Goodwill	202,244	-

Other Intangible Assets	556,573	44,766

Other Assets	29,998,856	28,431,150

Total Assets	$1,251,878,468	$1,232,755,317

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

	2018	2017
LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits
Noninterest-Bearing	$192,847,392	$190,927,928
Interest-Bearing	892,278,066	877,057,477

	1,085,125,458	1,067,985,405

Borrowed Money
Subordinated Debentures	24,229,000	24,229,000
Other Borrowed Money	44,000,000	47,500,000

	68,229,000	71,729,000

Other Liabilities	2,831,615	2,718,249

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $1; 20,000,000 Shares Authorized, 8,444,908 and 8,439,258 Shares Issued and Outstanding as of December 31, 2018 and 2017, respectively	8,444,908	8,439,258
Paid-In Capital	25,978,334	29,145,094
Retained Earnings	69,459,243	59,230,260
Accumulated Other Comprehensive Loss, Net of Tax	(8,190,090)	(6,491,949)

	95,692,395	90,322,663

Total Liabilities and Stockholders’ Equity	$1,251,878,468	$1,232,755,317

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

	2018	2017	2016
Interest Income
Loans, Including Fees	$40,681,853	$38,613,540	$38,942,503
Federal Funds Sold	-	3	-
Deposits with Other Banks	409,732	232,397	124,459
Investment Securities
U.S. Government Agencies	7,528,962	6,717,827	5,263,741
State, County and Municipal	102,719	115,097	127,379
Corporate	111,763	87,387	-
Dividends on Other Investments	187,117	150,172	131,007

	49,022,146	45,916,423	44,589,089
Interest Expense
Deposits	6,057,066	4,758,073	4,781,228
Federal Funds Purchased	5,305	2,639	581
Borrowed Money	2,163,148	2,112,017	1,701,522

	8,225,519	6,872,729	6,483,331

Net Interest Income	40,796,627	39,043,694	38,105,758

Provision for Loan Losses	200,500	390,000	1,062,000

Net Interest Income After Provision for Loan Losses	40,596,127	38,653,694	37,043,758

Noninterest Income
Service Charges on Deposits	4,373,854	4,466,997	4,307,214
Other Service Charges, Commissions and Fees	3,253,922	3,048,601	2,802,651
Mortgage Fee Income	651,985	858,658	681,806
Securities Gains (Losses)	115,909	-	385,223
Other	1,225,660	1,360,309	1,376,860

	9,621,330	9,734,565	9,553,754
Noninterest Expenses
Salaries and Employee Benefits	20,122,843	19,222,594	18,482,693
Occupancy and Equipment	4,180,396	3,947,941	3,970,244
Directors’ Fees	291,400	298,100	348,755
Legal and Professional Fees	1,320,653	1,169,938	1,067,563
Foreclosed Property	204,705	363,519	1,143,518
FDIC Assessment	358,222	386,823	603,654
Advertising	337,527	349,722	609,892
Software and Data Processing	1,420,482	1,192,025	1,112,065
Telephone	738,193	813,592	737,063
ATM/Card Processing	1,510,322	1,467,411	1,136,122
Other	4,815,044	4,648,163	4,861,400

	35,299,787	33,859,828	34,072,969

Income Before Income Taxes	14,917,670	14,528,431	12,524,543

Income Taxes	3,000,270	6,777,453	3,851,333

Net Income	11,917,400	7,750,978	8,673,210
Preferred Stock Dividends	-	210,600	1,493,310

Net Income Available to Common Stockholders	$11,917,400	$7,540,378	$7,179,900

Net Income Per Share of Common Stock
Basic	$1.41	$0.89	$0.85
Diluted	$1.40	$0.87	$0.84
Cash Dividends Declared Per Share of Common Stock	$0.20	$0.10	$0.00

Weighted Average Shares Outstanding, Basic	8,439,454	8,439,258	8,439,258
Weighted Average Shares Outstanding, Diluted	8,538,608	8,633,581	8,513,295

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2018	2017	2016

Net Income	$11,917,400	$7,750,978	$8,673,210

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	(2,033,636)	(608,355)	(505,367)
Tax Effect	427,063	206,841	171,825

Realized (Gains) Losses on Sale of AFS Securities	(115,909)	-	(385,223)
Tax Effect	24,341	-	130,976

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(1,698,141)	(401,514)	(587,789)

Comprehensive Income	$10,219,259	$7,349,464	$8,085,421

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

	Preferred Shares Issued	Preferred Stock	Common Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2015	18,021	$18,021,000	8,439,258	$8,439,258	$29,145,094	$44,285,621	$(4,434,351)	$95,456,622

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(587,789)	(587,789)
Dividends on Preferred Shares						(1,493,310)		(1,493,310)
Redemption of Preferred Stock	(8,661)	(8,661,000)						(8,661,000)
Net Income						8,673,210		8,673,210

Balance, December 31, 2016	9,360	$9,360,000	8,439,258	$8,439,258	$29,145,094	$51,465,521	$(5,022,140)	$93,387,733

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(401,514)	(401,514)
Dividends on Common Shares						(843,934)		(843,934)
Dividends on Preferred Shares						(210,600)		(210,600)
Redemption of Preferred Stock	(9,360)	(9,360,000)						(9,360,000)
TCJ Act Reclassification						1,068,295	(1,068,295)	-
Net Income						7,750,978		7,750,978

Balance, December 31, 2017	-	$-	8,439,258	$8,439,258	$29,145,094	$59,230,260	$(6,491,949)	$90,322,663

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects							(1,698,141)	(1,698,141)
Dividends on Common Shares						(1,688,417)		(1,688,417)
Issuance of Restricted Stock			5,650	5,650	(5,650)		-	-
Stock-based Compensation Expense					13,890			13,890
Repurchase of Warrants					(3,175,000)			(3,175,000)
Net Income						11,917,400		11,917,400

Balance, December 31, 2018	-	$-	8,444,908	$8,444,908	$25,978,334	$69,459,243	$(8,190,090)	$95,692,395

See accompanying notes which are an integral part of these financial statements.

PART I (Continued)

Item 1 (Continued)

COLONY BANKCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2018	2017	2016
Cash Flows from Operating Activities
Net Income	$11,917,400	$7,750,978	$8,673,210
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation	1,786,652	1,647,813	1,574,249
Amortization and Accretion	1,176,224	1,449,111	1,645,088
Provision for Loan Losses	200,500	390,000	1,062,000
Share-based Compensation Expense	13,890	-	-
Deferred Income Taxes	273,176	2,833,958	222,120
Securities (Gains) Losses	(115,909)	-	(385,223)
(Gain) Loss on Sale of Premises and Equipment	(305)	(10,735)	80,329
(Gain) Loss on Sale of Other Real Estate and Repossessions	(309,077)	(208,329)	160,682
Provision for Losses on Other Real Estate	262,041	333,767	501,736
Increase in Cash Surrender Value of Life Insurance	(508,946)	(1,669,424)	(589,408)
Provision for Losses on Premises & Equipment	172,143	-	-
Change In
Interest Receivable	(217,491)	(90,204)	176,766
Prepaid Expenses	266,806	139,382	(372,380)
Interest Payable	38,573	21,188	(46,284)
Accrued Expenses and Accounts Payable	1,418	361,005	(252,617)
Other	(45,858)	(403,375)	938,223

	14,911,237	12,545,135	13,388,491
Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	(15,110,861)	11,677,144	(7,729,560)
Purchase of Investment Securities Available for Sale	(63,682,791)	(87,160,178)	(109,634,793)
Proceeds from Sale of Investment Securities Available for Sale	11,267,642	-	25,209,851
Proceeds from Maturities, Calls and Paydowns of Investment Securities Available for Sale	50,422,396	54,587,986	54,868,726
Proceeds from Sale of Premises and Equipment	22,581	37,650	89,551
Net Loans to Customers	2,395,928	(14,459,526)	(2,167,126)
Purchase of Premises and Equipment	(2,762,585)	(1,344,898)	(3,259,859)
Proceeds from Sale of Other Real Estate and Repossessions	3,002,508	3,863,576	7,529,131
Proceeds from Sale of Federal Home Loan Bank Stock	65,000	-	-
Purchase of Federal Home Loan Bank Stock	-	(32,900)	(279,500)
Net Cash and Cash Equivalents Paid in Acquisition	(10,043,452)	-	-

	(24,423,634)	(32,831,146)	(35,373,579)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	(445,146)	(8,240,418)	7,629,930
Noninterest-Bearing Customer Deposits	5,552,700	31,869,295	25,172,362
Proceeds from Other Borrowed Money	44,007,500	10,015,500	10,000,000
Principal Payments on Other Borrowed Money	(47,507,500)	(8,515,500)	(4,000,000)
Dividends Paid on Preferred Stock	-	(315,900)	(1,590,746)
Redemption of Preferred Stock	-	(9,360,000)	(8,661,000)
Repurchase of Warrants	(3,175,000)	-	-
Dividends Paid on Common Stock	(1,688,417)	(843,934)	-

	(3,255,863)	14,609,043	28,550,546

Net Increase (Decrease) in Cash and Cash Equivalents	(12,768,260)	(5,676,968)	6,565,458

Cash and Cash Equivalents, Beginning	23,145,136	28,822,104	22,256,646

Cash and Cash Equivalents, Ending	$10,376,876	$23,145,136	$28,822,104

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

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements and note disclosures have been reclassified to conform to statement presentations selected for 2018. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. The Company has a concentration in real estate loans as well as a geographic concentration that could pose an adverse credit risk, particularly if an economic downturn occurred in the real estate market. At December 31, 2018, approximately 88 percent of the Company’s loan portfolio was concentrated in loans secured by real estate. A substantial portion of borrowers’ ability to honor their contractual obligations is dependent upon the viability of the real estate economic sector. Collateral real estate values that secure land development, construction and speculative real estate loans in the Company’s larger MSA markets have started showing signs of stabilization in values in recent years. In addition, a large portion of the Company’s foreclosed assets are also located in these same geographic markets, making the recovery of the carrying amount of foreclosed assets susceptible to changes in market conditions. Management continues to monitor these concentrations and has considered these concentrations in its allowance for loan loss analysis.

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

Goodwill

Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. Goodwill is assigned to reporting units and tested for impairment at least annually, or on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value.

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

The Company’s federal and state income tax returns for tax years 2018, 2017, 2016 and 2015 are subject to examination by the Internal Revenue Service (IRS) and the Georgia Department of Revenue, generally for three years after filing.

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

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Bank-Owned Life Insurance

The Company has purchased life insurance on the lives of certain key members of management and directors. The life insurance policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement, if applicable. Increases in the cash surrender value are recorded as other income in the consolidated statements of income. The cash surrender value of the insurance contracts is recorded in other assets on the consolidated balance sheets in the amount of $17,597,639 and $17,088,693 as of December 31, 2018 and 2017, respectively.

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

PART I (Continued)

Item 1 (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). On January 1, 2018, the Company adopted ASU 2014-09 and all subsequent amendments to the ASU and ASC 606 which (1) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (2) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as other real estate owned. The majority of the Company’s revenues came from interest income and other sources, including loans and investment securities, that are outside the scope of ASC 606. With the exception of gain/losses on the sale of other real estate owned, the Company’s services that fall within the scope of ASC 606 are presented within noninterest income and are recognized as revenue as the Company satisfies its obligations to the customer. Services within the scope of ASC 606 reported in noninterest income include service charges on deposit accounts, debit card interchange fees, and ATM fees. The net of gains and losses on the sale of other real estate owned are recorded in other noninterest expenses in the Company’s consolidated statements of income for the year ended December 31, 2017 and 2016. For the year ended December 31, 2018, the net of gains and losses on the sale of other real estate owned is recorded in other noninterest income in the Company’s consolidated statements of income. The adoption of ASC 606 did not change the timing or amount of revenue recognized for the Company. Accordingly, no cumulative effect adjustment was recorded under the modified retrospective transition method. See Note 26 for further discussion on the Company’s accounting policies for revenue source within the scope of ASC 606.

ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU  2016-01, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale.  ASU 2016-01 was effective for the Company on January 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

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

ASU 2016-15, Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance related to certain cash flow issues in order to reduce the current and potential future diversity in practice. ASU 2016-15 became effective for us on January 1, 2018 and did not have a significant impact on our financial statements.

ASU 2017-04, Intangibles: Goodwill and Other: Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates Step 2 from the goodwill impairment test to simplify the subsequent measurement of goodwill. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, the income tax effects of tax deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. ASU 2017-04 also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The standard must be adopted using a prospective basis and the nature and reason for the change in accounting principle should be disclosed upon transition. ASU 2017-04 is effective for annual or any interim goodwill impairment tests in reporting periods beginning after December 15, 2019. Early adoption is permitted on testing dates after January 1, 2017. The Company is currently evaluating the impact this ASU will have on the Company’s Consolidated Financial Statements, but it is not expected to have a material impact.

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

ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). This ASU modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for interim and annual reporting periods after December 15, 2019; early adoption is permitted. The Company is currently evaluating the provisions of ASU 2018-13 to determine the potential impact the new standard will have on the Company’s Consolidated Financial Statements.

(2) Business Combination

Planters First Bank Branch Acquisition

On October 22, 2018, the Bank purchased one branch from Planters First Bank (“PFB”) located in Albany, Georgia. Pursuant to the transaction, the Bank acquired $20.4 million in loans and $12.0 million in deposits, as well as the branch equipment. In addition, the Bank purchased a vacant lot owned by PFB in Albany for $725 thousand, on which it plans to build a new branch office. In addition to the premium paid on deposits, other costs associated with the acquisition totaled $113 thousand. This acquisition provides the Bank with the opportunity to enhance its footprint in the Albany, Georgia market.

The Company has accounted for the branch purchases under the acquisition method of accounting in accordance with FASB ASC topic 805, “Business Combinations,” whereby the acquired assets and liabilities were recorded by the Bank at their estimated fair values as of their acquisition date.

The acquired assets and assumed liabilities of the PFB branch were measured at estimated fair value. Management made significant estimates and exercised significant judgement in accounting for the acquisition of the PFB branch. Management evaluated expected cash flows and estimated loss factors to measure fair values for loans. Deposits were valued based upon interest rates, original and remaining terms and maturities, as well as current rates for similar funds in the same markets. The vacant lot was based on recent appraised value, whereas equipment was acquired based on the remaining book value from PFB, which approximated fair value. Management engaged independent outside experts to provide the fair value estimates.

PART I (Continued)

Item 1 (Continued)

(2) Business Combination (Continued)

The following table provides the purchase price as of acquisition date, the identifiable assets acquired and liabilities assumed at their estimated fair values, and the resulting goodwill of $202 thousand recorded from the acquisition:

Purchase Price Consideration:
Cash Consideration	$10,237,789
Total purchase price for PFB branch acquisition	$10,237,789

Assets acquired at fair value:
Cash and cash equivalents	$194,337
Loans	20,430,271
Premises and equipment, net	772,727
Core deposit intangible	560,000
Other assets	123,363
Total fair value of assets acquired	$22,080,698

Liabilities assumed at fair value:
Deposits	$12,032,500
Other liabilities	12,653
Total fair value of liabilities assumed	$12,045,153

Net Assets acquired at fair value:	$10,035,545

Amount of goodwill resulting from acquisition	$202,244

The total amount of goodwill arising from this transaction of $202 thousand is expected to be deductible for tax purposes, pursuant to section 197 of the Internal Revenue Code.

PART I (Continued)

Item 1 (Continued)

(2) Business Combination (Continued)

Acquired Loans

The following table outlines the contractually required payments receivable, cash flows we expect to receive and the discounted yield for all PFB loans as of the acquisition date.

	Contractually Required Payments Receivable	Cash Flows Expected To Be Collected	Discounted FMV Adjustments	Carrying Value of Loans Receivable

Performing loans acquired	$20,749,515	20,749,515	319,244	$20,430,271

The Bank recorded all loans acquired at the estimated fair value on the purchase date with no carryover of the related allowance for loan losses. The Bank only acquired loans which were deemed to be performing loans with no signs of credit deterioration.

The Bank determined the net discounted value of cash flows on approximately 89 performing loans totaling $20.4 million. The valuation took into consideration the loans’ underlying characteristics, including account types, remaining terms, annual interest rates, interest types, current market rates, loss exposure and remaining balances. These performing loans were segregated into pools based on loan and payment type. The effect of this fair valuation process was a net discount adjustment of $319 thousand at acquisition.

Pending Acquisition

On December 17, 2018, the Company and LBC Bancshares, Inc., a Georgia corporation (“LBC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which LBC will merge into the Company. Immediately thereafter, Calumet Bank, a Georgia bank wholly owned by LBC, will be merged into Colony Bank. Calumet Bank operates two full-service banking locations, one each in LaGrange, Georgia and Columbus, Georgia, as well as a loan production office in Atlanta, Georgia. Under the terms of the Merger Agreement, each LBC shareholder will have the option to receive either $23.50 in cash or 1.3239 shares of the Company’s Common Stock in exchange for each share of LBC common stock, subject to customary proration and location procedures, such that 55% of LBC shares will receive the stock consideration and 45% will receive the cash consideration, and at least 50% of the merger consideration will be paid in the Company stock. The aggregate consideration is valued at approximately $34.1 million, based upon the $16.10 per share closing price of the Company’s common stock as of December 17, 2018. The merger is subject to customary closing conditions, including the receipt of regulatory approvals and the approval of LBC’s shareholders. The transaction is expected to close during the first half of 2019. As of December 31, 2018, LBC reported assets of $207 million, gross loans of $136 million and deposits of $182 million. The purchase price will be allocated among the net assets of LBC acquired as appropriate, with the remaining balance being reported as goodwill.

PART I (Continued)

Item 1 (Continued)

(3) Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2018	2017

Cash on Hand and Cash Items	$9,359,924	$9,746,132
Noninterest-Bearing Deposits with Other Banks	1,016,952	13,399,004

	$10,376,876	$23,145,136

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. Reserve balances totaled approximately $1,979,000 and $1,515,000 at December 31, 2018 and 2017, respectively.

(4) Investment Securities

Investment securities as of December 31, 2018 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$356,498,339	$303,360	$(10,596,527)	$346,205,172
State, County and Municipal	4,007,883	17,858	(36,632)	3,989,109
Corporate	2,927,147	-	(55,262)	2,871,885
	$363,433,369	$321,218	$(10,688,421)	$353,066,166

The amortized cost and fair value of investment securities as of December 31, 2018, by contractual maturity, are shown hereafter. Expected maturities may differ from contractual maturities for certain investments because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This is often the case with mortgage-backed securities, which are disclosed separately in the table below.

	Securities
	Available for Sale
	Amortized Cost	Fair Value

Due in One Year or Less	$354,440	$353,794
Due After One Year Through Five Years	4,294,198	4,237,813
Due After Five Years Through Ten Years	1,133,881	1,150,770
Due After Ten Years	1,152,511	1,118,617
	$6,935,030	$6,860,994
Mortgage-Backed Securities	356,498,339	346,205,172

	$363,433,369	$353,066,166

PART I (Continued)

Item 1 (Continued)

(4) Investment Securities (Continued)

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

Proceeds from sales of investments available for sale were $11,267,642 in 2018, $0 in 2017 and $25,209,851 in 2016. Gross realized gains totaled $115,909 in 2018, $0 in 2017 and $391,976 in 2016. Gross realized losses totaled $0 in 2018, $0 in 2017 and $6,753 in 2016.

Investment securities having a carrying value totaling $178,978,383 and $175,484,021 as of December 31, 2018 and 2017, respectively, were pledged to secure public deposits and for other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2018 and 2017 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2018
U.S. Government Agencies
Mortgage-Backed	$39,082,750	$(504,496)	$255,747,472	$(10,092,031)	$294,830,222	$(10,596,527)
State, County and Municipal	611,882	(2,668)	1,882,249	(33,964)	2,494,131	(36,632)
Corporate	2,009,080	(20,847)	862,805	(34,415)	2,871,885	(55,262)

	$41,703,712	$(528,011)	$258,492,526	$(10,160,410)	$300,196,238	$(10,688,421)

December 31, 2017
U.S. Government Agencies
Mortgage-Backed	$120,139,340	$(1,655,223)	$190,196,101	$(6,810,725)	$310,335,441	$(8,465,948)
State, County and Municipal	2,598,344	(23,094)	-	-	2,598,344	(23,094)
Asset – Backed	970,659	(21,982)	-	-	970,659	(21,982)

	$123,708,343	$(1,700,299)	$190,196,101	$(6,810,725)	$313,904,444	$(8,511,024)

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

PART I (Continued)

Item 1 (Continued)

(4) Investment Securities (Continued)

At December 31, 2018, 145 securities have unrealized losses which have depreciated 3.44 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary. However, the Company owns one asset-backed security at December 31, 2018 which was completely written off during prior years. This investment is comprised of one issuance of a trust preferred security and has no book value.

(5) Loans

The following table presents the composition of loans, segregated by class of loans, as of December 31:

	2018	2017

Commercial and Agricultural
Commercial	$57,410,473	$48,122,263
Agricultural	16,798,743	16,442,581

Real Estate
Commercial Construction	47,848,754	45,213,960
Residential Construction	12,499,744	8,583,446
Commercial	373,533,562	351,171,668
Residential	187,714,372	194,048,945
Farmland	62,708,998	67,767,655

Consumer and Other
Consumer	18,485,199	18,956,028
Other	5,027,523	14,977,309

Total Loans	$782,027,368	$765,283,855

PART I (Continued)

Item 1 (Continued)

(5) Loans (Continued)

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

(5) Loans (Continued)

The following tables present the loan portfolio by credit quality indicator (risk grade) as of December 31. Those loans with a risk grade of 1, 2, 3 or 4 have been combined in the pass column for presentation purposes.

2018	Pass	Special Mention	Substandard	Total Loans

Commercial and Agricultural
Commercial	$55,808,422	$729,088	$872,963	$57,410,473
Agricultural	15,664,048	636,666	498,029	16,798,743

Real Estate
Commercial Construction	47,087,255	44,306	717,193	47,848,754
Residential Construction	12,499,744	-	-	12,499,744
Commercial	358,139,315	7,661,667	7,732,580	373,533,562
Residential	170,050,484	7,106,793	10,557,095	187,714,372
Farmland	58,712,452	1,912,338	2,084,208	62,708,998

Consumer and Other
Consumer	18,103,792	59,073	322,334	18,485,199
Other	5,018,095	5,475	3,953	5,027,523

Total Loans	$741,083,607	$18,155,406	$22,788,355	$782,027,368

2017

Commercial and Agricultural
Commercial	$46,468,726	$825,607	$827,930	$48,122,263
Agricultural	15,868,191	174,356	400,034	16,442,581

Real Estate
Commercial Construction	41,282,295	577,765	3,353,900	45,213,960
Residential Construction	8,583,446	-	-	8,583,446
Commercial	338,775,805	7,662,637	4,733,226	351,171,668
Residential	177,962,870	4,864,893	11,221,182	194,048,945
Farmland	66,334,906	444,095	988,654	67,767,655

Consumer and Other
Consumer	18,495,798	52,970	407,260	18,956,028
Other	14,968,677	8,632	-	14,977,309

Total Loans	$728,740,714	$14,610,955	$21,932,186	$765,283,855

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

(5) Loans (Continued)

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

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31:

	Accruing Loans
2018	30-89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans

Commercial and Agricultural
Commercial	$282,116	$-	$282,116	$637,085	$56,491,272	$57,410,473
Agricultural	117,087	-	117,087	413,254	16,268,402	16,798,743

Real Estate
Commercial Construction	88,371	-	88,371	462,841	47,297,542	47,848,754
Residential Construction	-	-	-	-	12,499,744	12,499,744
Commercial	679,387	-	679,387	2,965,546	369,888,629	373,533,562
Residential	6,881,632	-	6,881,632	2,734,179	178,098,561	187,714,372
Farmland	75,548	-	75,548	2,052,604	60,580,846	62,708,998

Consumer and Other
Consumer	110,340	-	110,340	212,524	18,162,335	18,485,199
Other	-	-	-	3,953	5,023,570	5,027,523

Total Loans	$8,234,481	$-	$8,234,481	$9,481,986	$764,310,901	$782,027,368

2017

Commercial and Agricultural
Commercial	$328,483	$-	$328,483	$598,305	$47,195,475	$48,122,263
Agricultural	110,482	-	110,482	398,509	15,933,590	16,442,581

Real Estate
Commercial Construction	27,062	-	27,062	477,043	44,709,855	45,213,960
Residential Construction	119,443	-	119,443	-	8,464,003	8,583,446
Commercial	918,997	-	918,997	2,172,229	348,080,442	351,171,668
Residential	2,482,276	-	2,482,276	2,829,966	188,736,703	194,048,945
Farmland	318,329	-	318,329	838,577	66,610,749	67,767,655

Consumer and Other
Consumer	246,175		246,175	188,073	18,521,780	18,956,028
Other	7,158	-	7,158	-	14,970,151	14,977,309

Total Loans	$4,558,405	$-	$4,558,405	$7,502,702	$753,222,748	$765,283,855

PART I (Continued)

Item 1 (Continued)

(5) Loans (Continued)

Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $226,000, $205,000 and $387,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

The following table details impaired loan data as of December 31, 2018:

	Unpaid Contractual Principal Balance	Impaired Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Collected

With No Related Allowance Recorded
Commercial	$595,323	$595,323	$-	$525,463	$21,350	$23,985
Agricultural	433,915	413,254	-	382,978	17,949	24,825
Commercial Construction	132,366	132,366	-	69,396	7,806	7,966
Residential Construction	-	-	-	-	-	-
Commercial Real Estate	12,163,915	12,163,915	-	11,039,755	581,836	582,893
Residential Real Estate	4,214,354	4,129,876	-	4,067,529	208,138	212,509
Farmland	2,054,137	2,052,604	-	1,361,278	52,974	81,962
Consumer	212,524	212,524	-	197,225	13,614	14,373
Other	3,953	3,953	-	791	204	233

	$19,810,487	$19,703,815	$-	$17,644,415	$903,871	$948,746

With An Allowance Recorded
Commercial	$41,762	$41,762	$6,264	$8,352	$2,154	$2,247
Agricultural	-	-	-	-	-	-
Commercial Construction	398,930	398,930	38,930	465,929	-	-
Residential Construction	-	-	-	-	-	-
Commercial Real Estate	3,691,010	3,691,010	1,275,837	5,120,933	135,042	141,978
Residential Real Estate	274,198	274,198	60,716	97,902	8,187	8,180
Farmland	363,566	363,566	35,984	367,425	24,075	24,415
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-

	$4,769,466	$4,769,466	$1,417,731	$6,060,541	$169,458	$176,820

Total
Commercial	$637,085	$637,085	$6,264	$533,815	$23,504	$26,232
Agricultural	433,915	413,254	-	382,978	17,949	24,825
Commercial Construction	531,296	531,296	38,930	535,325	7,806	7,966
Residential Construction	-	-	-	-	-	-
Commercial Real Estate	15,854,925	15,854,925	1,275,837	16,160,688	716,878	724,871
Residential Real Estate	4,488,552	4,404,074	60,716	4,165,431	216,325	220,689
Farmland	2,417,703	2,416,170	35,984	1,728,703	77,049	106,377
Consumer	212,524	212,524	-	197,225	13,614	14,373
Other	3,953	3,953	-	791	204	233

	$24,579,953	$24,473,281	$1,417,731	$23,704,956	$1,073,329	$1,125,566

PART I (Continued)

Item 1 (Continued)

(5) Loans (Continued)

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

(5) Loans (Continued)

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

(5) Loans (Continued)

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

PART I (Continued)

Item 1 (Continued)

(5) Loans (Continued)

As discussed in Note 1, Summary of Significant Accounting Policies, once a loan is identified as a TDR, it is accounted for as an impaired loan. The Company had no unfunded commitments to lend to a customer that has a troubled debt restructured loan as of December 31, 2018. The following tables present the number of loan contracts restructured during the 12 months ended December 31, 2018, 2017 and 2016. It shows the pre- and post-modification recorded investment as well as the number of contracts and the recorded investment for those TDRs modified during the previous 12 months which subsequently defaulted during the period. Loans modified in a troubled debt restructuring are considered to be in default once the loan becomes 90 days past due. A TDR may cease being classified as impaired if the loan is subsequently modified at market terms, has performed according to the modified terms for at least six months, and has not had any prior principal forgiveness on a cumulative basis.

Troubled Debt Restructurings

2018	# of Contracts	Pre-Modification	Post-Modification

Commercial Real Estate	1	$402,430	$402,430

2017

Commercial Real Estate	-	$-	$-
Residential Real Estate	-	-	-

Total Loans	-	-	-

2016

Commercial Real Estate	1	$91,280	$91,097
Residential Real Estate	1	354,784	354,784

Total Loans	2	$446,064	$445,881

PART I (Continued)

Item 1 (Continued)

(5) Loans (Continued)

Troubled debt restructurings that subsequently defaulted as of December 31 are as follows:

	2018		2017		2016
	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment	# of Contracts	Recorded Investment

Residential Real Estate	1	$131,067	-	$-	1	$89,297

Total Loans	1	$131,067	-	$-	1	$89,297

During 2018, a restructured loan totaling $131,067 failed to continue to perform as agreed and was moved to non-accrual status. At December 31, 2017, all restructured loans were performing as agreed. During December 2016, a restructured loan totaling $89,297 failed to continue to perform as agreed and was charged off in June 2016.

(6) Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2018	2017	2016

Balance, Beginning of Year	$7,507,508	$8,923,293	$8,603,905

Provision for Loan Losses	200,500	390,000	1,062,000
Loans Charged Off	(965,447)	(2,915,753)	(2,087,850)
Recoveries of Loans Previously Charged Off	534,245	1,109,968	1,345,238

Balance, End of Year	$7,276,806	$7,507,508	$8,923,293

PART I (Continued)

Item 1 (Continued)

(6) Allowance for Loan Losses (Continued)

The following tables detail activity in the allowance for loan losses, segregated by class of loan, for the years ended December 31. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

2018	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$446,675	$(123,528)	$139,466	$(93,049)	$369,564
Agricultural	185,904	(122,873)	22,031	163,188	248,250

Real Estate
Commercial Construction	1,216,015	-	155,272	(1,256,413)	114,874
Residential Construction	-	-	-	16,530	16,530
Commercial	3,873,959	(257,424)	40,052	892,523	4,549,110
Residential	968,101	(162,235)	90,703	284,483	1,181,052
Farmland	779,531	-	12,228	(90,210)	701,549

Consumer and Other
Consumer	33,993	(299,387)	72,386	279,121	86,113
Other	3,330	-	2,107	4,327	9,764

	$7,507,508	$(965,447)	$534,245	$200,500	$7,276,806

2017

Commercial and Agricultural
Commercial	$456,197	$(299,079)	$136,499	$153,058	$446,675
Agricultural	167,692	(159,500)	3,963	173,749	185,904

Real Estate
Commercial Construction	322,725	(51,977)	266,459	678,808	1,216,015
Residential Construction	13,491	-	-	(13,491)	-
Commercial	5,750,998	(966,014)	527,150	(1,438,175)	3,873,959
Residential	1,396,099	(1,048,337)	82,079	538,260	968,101
Farmland	722,331	(60,902)	16,750	101,352	779,531

Consumer and Other
Consumer	80,265	(329,944)	74,933	208,739	33,993
Other	13,495	-	2,135	(12,300)	3,330

	$8,923,293	$(2,915,753)	$1,109,968	$390,000	$7,507,508

PART I (Continued)

Item 1 (Continued)

(6) Allowance for Loan Losses (Continued)

2016	Beginning Balance	Charge-Offs	Recoveries	Provision	Ending Balance

Commercial and Agricultural
Commercial	$855,364	$(304,918)	$66,738	$(160,987)	$456,197
Agricultural	203,091	(19,258)	4,150	(20,291)	167,692

Real Estate
Commercial Construction	690,766	(25,318)	814,586	(1,157,309)	322,725
Residential Construction	19,890	-	-	(6,399)	13,491
Commercial	3,850,527	(992,067)	206,154	2,686,384	5,750,998
Residential	1,990,355	(361,630)	49,660	(282,286)	1,396,099
Farmland	911,692	(119,576)	145,000	(214,785)	722,331

Consumer and Other
Consumer	63,377	(265,083)	52,629	229,342	80,265
Other	18,843	-	6,321	(11,669)	13,495

	$8,603,905	$(2,087,850)	$1,345,238	$1,062,000	$8,923,293

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

Since not all loans in the substandard category are considered impaired, this quarterly review process may result in the identification of specific reserves on nonimpaired loans. Management considers those loans graded substandard, but not classified as impaired, to be higher risk loans and, therefore, makes specific allocations to the allowance for those loans if warranted. The total of such loans is $8,875,310 and $9,470,621 as of December 31, 2018 and 2017, respectively. Specific allowance allocations were made for these loans totaling $1,312,154 and $1,510,868 as of December 31, 2018 and 2017, respectively. Since these loans are not considered impaired, both the loan balance and related specific allocation are included in the “Collectively Evaluated for Impairment” column of the following tables.

PART I (Continued)

Item 1 (Continued)

(6) Allowance for Loan Losses (Continued)

At December 31, 2018, there were 148 impaired loans totaling $4,257,258 below the $250,000 review threshold which were not individually reviewed for impairment. Those loans were subject to the Bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables. Likewise, at December 31, 2017 and 2016, impaired loans totaling $4,335,524 and $4,204,156, respectively, were below the $250,000 review threshold and were subject to the Bank’s general loan loss reserve methodology and are included in the “Collectively Evaluated for Impairment” column of the following tables.

	Ending Allowance Balance			Ending Loan Balance
2018	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$6,264	$363,300	$369,564	$83,309	$57,327,164	$57,410,473
Agricultural	-	248,250	248,250	27,031	16,771,712	16,798,743

Real Estate
Commercial Construction	38,930	75,944	114,874	467,384	47,381,370	47,848,754
Residential Construction	-	16,530	16,530	-	12,499,744	12,499,744
Commercial	1,275,837	3,273,273	4,549,110	15,413,112	358,120,450	373,533,562
Residential	60,716	1,120,336	1,181,052	2,067,906	185,646,466	187,714,372
Farmland	35,984	665,565	701,549	2,157,281	60,551,717	62,708,998

Consumer and Other
Consumer	-	86,113	86,113	-	18,485,199	18,485,199
Other	-	9,764	9,764	-	5,027,523	5,027,523

Total End of Year Balance	$1,417,731	$5,859,075	$7,276,806	$20,216,023	$761,811,345	$782,027,368

PART I (Continued)

Item 1 (Continued)

(6) Allowance for Loan Losses (Continued)

	Ending Allowance Balance			Ending Loan Balance
2017	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

Commercial and Agricultural
Commercial	$-	$446,675	$446,675	$77,599	$48,044,664	$48,122,263
Agricultural	-	185,904	185,904	5,121	16,437,460	16,442,581

Real Estate
Commercial Construction	65,635	1,150,380	1,216,015	493,067	44,720,893	45,213,960
Residential Construction	-	-	-	-	8,583,446	8,583,446
Commercial	1,712,557	2,161,402	3,873,959	18,010,035	333,161,633	351,171,668
Residential	27,123	940,978	968,101	2,040,125	192,008,820	194,048,945
Farmland	21,369	758,162	779,531	1,035,572	66,732,083	67,767,655

Consumer and Other
Consumer	-	33,993	33,993	-	18,956,028	18,956,028
Other	-	3,330	3,330	-	14,977,309	14,977,309

Total End of Year Balance	$1,826,684	$5,680,824	$7,507,508	$21,661,519	$743,622,336	$765,283,855

2016

Commercial and Agricultural
Commercial	$-	$456,197	$456,197	$6,671	$47,018,207	$47,024,878
Agricultural	-	167,692	167,692	-	17,079,579	17,079,579

Real Estate
Commercial Construction	21,135	301,590	322,725	72,296	30,286,066	30,358,362
Residential Construction	-	13,491	13,491	-	11,830,447	11,830,447
Commercial	3,021,943	2,729,055	5,750,998	22,422,451	326,667,580	349,090,031
Residential	362,522	1,033,577	1,396,099	2,911,874	192,668,093	195,579,967
Farmland	29,172	693,159	722,331	1,044,047	65,833,150	66,877,197

Consumer and Other
Consumer	-	80,265	80,265	-	19,695,241	19,695,241
Other	-	13,495	13,495	-	16,747,861	16,747,861

Total End of Year Balance	$3,434,772	$5,488,521	$8,923,293	$26,457,339	$727,826,224	$754,283,563

PART I (Continued)

Item 1 (Continued)

(7) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2018	2017

Land	$10,934,885	$9,668,722
Building	26,544,689	26,893,354
Furniture, Fixtures and Equipment	12,782,042	13,090,366
Leasehold Improvements	696,529	655,166
Construction in Progress	581,389	68,253

	51,539,534	50,375,861
Accumulated Depreciation	(22,708,262)	(22,736,431)

	$28,831,272	$27,639,430

Depreciation charged to operations totaled $1,786,652 in 2018, $1,647,813 in 2017 and $1,574,249 in 2016.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $443,000 for 2018, $427,000 for 2017 and $437,000 for 2016.

Future minimum rental payments as of December 31, 2018 are as follows:

Year Ending December 31	Amount

2019	$63,480
2020	42,000
2021	42,000
2022	38,500
2023 and Thereafter	-

$185,980

(8) Other Real Estate Owned

The aggregate carrying amount of Other Real Estate Owned (OREO) at December 31, 2018, 2017 and 2016 was $1,840,743, $4,256,469 and $6,439,226, respectively. All of the Company’s other real estate owned represents properties acquired through foreclosure or deed in lieu of foreclosure. The following table details the change in OREO during 2018, 2017 and 2016 as of December 31:

	2018	2017	2016

Balance, Beginning of Year	$4,256,469	$6,439,226	$8,839,103

Additions	792,459	1,724,936	5,664,554
Sales of OREO	(2,949,283)	(3,786,567)	(7,416,293)
Transfer to Bank Premises	(300,000)	-	-
Gain/(Loss) on Sale	303,139	212,641	(146,402)
Provision for Losses	(262,041)	(333,767)	(501,736)

Balance, End of Year	$1,840,743	$4,256,469	$6,439,226

PART I (Continued)

Item 1 (Continued)

(8) Other Real Estate Owned (Continued)

At December 31, 2018, the Company held $564,748 of residential real estate property as foreclosed property. Also at December 31, 2018, $25,069 of consumer mortgage loans collateralized by residential real estate property was in the process of foreclosure according to local requirements of the applicable jurisdictions.

(9) Other Intangible Assets

The following is an analysis of the core deposit intangible activity for the years ended December 31:

	Core Deposit Intangible	Accumulated Amortization	Net Core Deposit Intangible

Core Deposit Intangible
Balance, December 31, 2016	$1,056,693	$(976,178)	$80,515

Amortization Expense	-	(35,749)	(35,749)

Balance, December 31, 2017	$1,056,693	$(1,011,927)	$44,766

Addition	560,000	-	560,000
Amortization Expense	-	(48,193)	(48,193)

Balance, December 31, 2018	$1,616,693	$(1,060,120)	$556,573

Amortization expense related to the core deposit intangible was $48,193, $35,749 and $35,749 for the years ended December 31, 2018, 2017 and 2016. The estimated future amortization expense for intangible assets remaining as of December 31, 2018 is as follows:

Year Ending December 31	Amount

2019	$83,684
2020	74,667
2021	74,667
2022	74,667
2023	74,667
Thereafter	174,221

$556,573

(10) Income Taxes

The Tax Cuts and Jobs Act (the "TCJ Act"), enacted on December 22, 2017, reduced the U.S. federal corporate tax rate to 21 percent. As a result of the enactment of the TCJ Act we remeasured our deferred tax assets and liabilities based upon the new U.S. statutory federal income tax rate of 21 percent, which is the tax rate at which these assets and liabilities are expected to reverse in the future. Nonetheless, we recognized additional income tax expense of $2,040,946 in the fourth quarter of 2017 related to the remeasurement of our deferred tax assets and liabilities.

PART I (Continued)

Item 1 (Continued)

(10) Income Taxes (Continued)

The components of income tax expense for the years ended December 31 are as follows:

	2018	2017	2016

Current Federal Expense	$2,727,094	$3,943,495	$3,629,213
Deferred Federal Expense	273,176	793,012	222,120
Deferred Tax Expense from Tax Rate Changes	-	2,040,946	-

Federal Income Tax Expense	3,000,270	6,777,453	3,851,333
Current State Income Tax Expense	-	-	-

Federal and State Income Tax Expense	$3,000,270	$6,777,453	$3,851,333

The federal income tax expense of $3,000,270 in 2018, $6,777,453 in 2017 and $3,851,333 in 2016 is different than the income taxes computed by applying the federal statutory rates to income before income taxes. The reasons for the differences are as follows:

	2018	2017	2016

Statutory Federal Income Taxes	$3,132,711	$4,954,199	$4,283,394
Tax-Exempt Interest	(57,271)	(102,345)	(109,759)
Income from Cash Value Life Insurance, net of premiums	(96,733)	(198,730)	(182,532)
Meal and Entertainment Disallowance	9,578	14,354	16,813
Other	11,985	69,029	(156,583)
Tax Expense from Tax Rate Changes	-	2,040,946	-

Actual Federal Income Taxes	$3,000,270	$6,777,453	$3,851,333

PART I (Continued)

Item 1 (Continued)

(10) Income Taxes (Continued)

Deferred taxes, which are included in Other Assets, in the accompanying consolidated balance sheets as of December 31 include the following:

	2018	2017

Deferred Tax Assets
Allowance for Loan Losses	$1,528,129	$1,576,577
Other Real Estate	183,997	304,813
Deferred Compensation	148,402	161,000
Core Deposit Intangible	1,307	-
Investments	210,000	210,000
Goodwill	48,086	76,058
Restricted Stock	2,917	-
Other	201,574	237,591

	$2,324,412	$2,566,039
Deferred Tax Liabilities
Premises and Equipment	(1,023,090)	(995,190)
Other	(6,234)	(2,585)

	(1,029,324)	(997,775)
Deferred Tax Assets (Liabilities) on Unrealized Securities Gains (Losses)	2,177,113	1,725,708

Net Deferred Tax Assets	$3,472,201	$3,293,972

(11) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $476,182 and $475,161 as of December 31, 2018 and 2017, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2018	2017

Interest-Bearing Demand	$471,794,491	$458,717,332
Savings	79,452,705	78,172,441
Time, $250,000 and Over	53,881,417	38,919,469
Other Time	287,149,453	301,248,235

	$892,278,066	$877,057,477

At December 31, 2018 and 2017, the Company had brokered deposits of $80,535,032 and $46,328,995 respectively. All of these brokered deposits represent Certificate of Deposit Account Registry Service (CDARS) reciprocal deposits. The CDARS deposits are ones in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company receives reciprocal brokered deposits in a like amount. The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $250,000 was $53,881,417 and $38,919,469 as of December 31, 2018 and December 31, 2017, respectively.

PART I (Continued)

Item 1 (Continued)

(11) Deposits (Continued)

As of December 31, 2018, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2019	$241,365,987
2020	45,279,800
2021	37,132,339
2022	8,423,379
2023	8,788,583
Thereafter	40,782

$341,030,870

(12) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2018	2017

Federal Home Loan Bank Advances	$44,000,000	$46,000,000
Other Borrowings	-	1,500,000
	$44,000,000	$47,500,000

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2019 to 2028 and interest rates ranging from 0.98 percent to 3.51 percent. As collateral on the outstanding FHLB advances, the Company has provided a blanket lien on its portfolio of qualifying residential first mortgage loans and commercial loans. At December 31, 2018, the book value of those loans pledged is $108,634,687. At December 31, 2018, the Company had remaining credit availability from the FHLB of $252,071,000. The Company may be required to pledge additional qualifying collateral in order to utilize the full amount of the remaining credit line.

The Company borrowed $5,000,000 during the first quarter of 2017 as a short term loan to be paid off within one year with an interest rate of prime plus 0.75 percent, currently 5.25 percent. The Company paid down $3,500,000 during November 2017. The remaining amount was paid off during January 2018.

The aggregate stated maturities of other borrowed money at December 31, 2018 are as follows:

Year	Amount

2019	$5,000,000
2020	2,500,000
2021	-
2022	18,000,000
2023	6,000,000
2024 and Thereafter	12,500,000

$44,000,000

PART I (Continued)

Item 1 (Continued)

(12) Other Borrowed Money (Continued)

At December 31, 2018, $10,500,000 of FHLB advances are subject to fixed rates of interest, while the remaining $33,500,000 is subject to floating interest rates which will convert to fixed rates of interests in the next few years.

The Company also has available federal funds lines of credit with various financial institutions totaling $43,500,000, of which there were none outstanding at December 31, 2018.

The Company has the ability to borrow funds from the Federal Reserve Bank (FRB) of Atlanta utilizing the discount window. The discount window is an instrument of monetary policy that allows eligible institutions to borrow money from the FRB on a short-term basis to meet temporary liquidity shortages caused by internal or external disruptions. At December 31, 2018, the Company had borrowing capacity available under this arrangement, with no outstanding balances. The Company would be required to pledge certain available-for-sale investment securities as collateral under this agreement.

(13) Subordinated Debentures (Trust Preferred Securities)

					Total
			3-Month	Added	Interest		5-Year
Description	Date	Amount	Libor Rate	Points	Rate	Maturity	Call Option
		(In Thousands)

Colony Bankcorp Statutory Trust III	6/17/2004	$4,640	2.78819	2.68	5.46819	6/14/2034	6/17/2009
Colony Bankcorp Capital Trust I	4/13/2006	5,155	2.80300	1.50	4.30300	4/13/2036	4/13/2011
Colony Bankcorp Capital Trust II	3/12/2007	9,279	2.80300	1.65	4.45300	3/12/2037	3/12/2012
Colony Bankcorp Capital Trust III	9/14/2007	5,155	2.52038	1.40	3.92038	9/14/2037	9/14/2012

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

(14) Preferred Stock and Warrant

The Company redeemed 9,360 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the Preferred Stock) outstanding with private investors as of March 31, 2017. The Company redeemed 8,661 shares of Preferred Stock at $1,000 per share in 2016. The Company redeemed 9,979 shares of Preferred Stock at $1,000 per share during 2015. The Company currently has no outstanding shares of Preferred Stock. The Company also had a warrant (the Warrant) to purchase up to 500,000 shares of the Company’s common stock outstanding with private investors. The Warrant was repurchased by the Company on June 5, 2018, for $3,175,000. Both the Preferred Stock and the Warrant originated in 2009 through transactions with the United States Department of the Treasury and were subsequently sold to the public through an auction process during 2013. The Company currently has no outstanding warrants as of December 31, 2018.

PART I (Continued)

Item 1 (Continued)

(15) Employee Benefit Plan

The Company offers a defined contribution 401(k) Profit Sharing Plan (the Plan) which covers substantially all employees who meet certain age and service requirements. The Plan allows employees to make voluntary pre-tax salary deferrals to the Plan. The Company, at its discretion, may elect to make an annual contribution to the Plan equal to a percentage of each participating employee’s salary. Such discretionary contributions must be approved by the Company’s board of directors. Employees are fully vested in the Company contributions after six years of service. In 2018, 2017 and 2016, the Company made total contributions of $709,723, $686,580 and $408,303 to the Plan, respectively.

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

At December 31, 2018 and 2017, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2018	2017

Commitments to Extend Credit	$98,736,000	$96,374,000
Standby Letters of Credit	1,525,000	1,536,000

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

PART I (Continued)

Item 1 (Continued)

(16) Commitments and Contingencies (Continued)

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

Liabilities accrued under the plans totaled $706,677 and $766,667 as of December 31, 2018 and 2017, respectively. Benefit payments under the contracts were $107,850 in 2018 and $110,080 in 2017.

Provisions charged to operations totaled $52,285 in 2018, $55,572 in 2017 and $57,125 in 2016.

The Company has purchased life insurance policies on the plans’ participants and uses the cash flow from these policies to partially fund the plan. Fee income recognized with these plans totaled $135,218 in 2018, $233,064 in 2017 and $165,128 in 2016.

(18) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2018	2017	2016

Interest Expense	$8,186,946	$6,851,541	$6,529,615

Income Taxes	$2,695,000	$4,000,000	$3,365,000

Noncash financing and investing activities for the years ended December 31 are as follows:

	2018	2017	2016

Acquisitions of Real Estate Through Loan Foreclosures	$792,459	$1,724,936	$5,664,554

Change in Unrealized Gain (Loss) on AFS Investment Securities	$(2,149,545)	$(608,355)	$(890,590)

PART I (Continued)

Item 1 (Continued)

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

	2018	2017

Balance, Beginning	$744,637	$1,025,543

New Loans	97,690	1,050,393
Repayments	(166,997)	(1,106,606)
Transactions Due to Changes in Directors	-	(224,693)

Balance, Ending	$675,330	$744,637

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

PART I (Continued)

Item 1 (Continued)

(20) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

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

PART I (Continued)

Item 1 (Continued)

(20) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	Carrying	Estimated	Level
2018	Amount	Fair Value	1	2	3
	(in Thousands)
Assets
Cash and Short-Term Investments	$60,155	$60,155	$60,155	$-	$-
Investment Securities Available for Sale	353,066	353,066	-	348,788	4,278
Federal Home Loan Bank Stock	2,978	2,978	2,978	-	-
Loans, Net	774,249	769,809	-	766,457	3,352
Bank-Owned Life Insurance	17,598	17,598	17,598	-	-

Liabilities
Deposits	1,085,125	1,086,503	744,094	342,409	-
Subordinated Debentures	24,229	24,229	-	24,229	-
Other Borrowed Money	44,000	44,032	-	44,032	-

2017

Assets
Cash and Short-Term Investments	$57,813	$57,813	$57,813	$-	$-
Investment Securities Available for Sale	354,247	354,247	-	346,950	7,297
Federal Home Loan Bank Stock	3,043	3,043	3,043	-	-
Loans, Net	757,281	757,163	-	752,287	4,876
Bank-Owned Life Insurance	17,089	17,089	17,089	-	-

Liabilities
Deposits	1,067,985	1,068,392	727,818	340,574	-
Subordinated Debentures	24,229	24,229	-	24,229	-
Other Borrowed Money	47,500	47,626	-	47,626	-

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

PART I (Continued)

Item 1 (Continued)

(20) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

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

Assets and Liabilities Measured at Fair Value on a Recurring and Nonrecurring Basis - The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2018 and 2017, aggregated by the level in the fair value hierarchy within which those measurements fall. The table below includes only impaired loans with a specific reserve and only other real estate properties with a valuation allowance at December 31, 2018 and 2017. Those impaired loans and other real estate properties are shown net of the related specific reserves and valuation allowances.

PART I (Continued)

Item 1 (Continued)

(20) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Assets (Continued)

		Fair Value Measurements at Reporting Date Using
2018	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Recurring
Securities Available for Sale
U.S. Government Agencies
Mortgage-Backed	$346,205,172	$-	$342,142,079	$4,063,093
State, County and Municipal	3,989,109	-	3,774,634	214,475
Corporate	2,871,885	-	2,871,885	-

	$353,066,166	$-	$348,788,598	$4,277,568
Nonrecurring
Impaired Loans	$3,351,735	$-	$-	$3,351,735

Other Real Estate	$1,182,783	$-	$-	$1,182,783

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

PART I (Continued)

Item 1 (Continued)

(20) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

The following tables present quantitative information about the significant unobservable inputs used in the fair value measurements for assets in level 3 of the fair value hierarchy measured on a nonrecurring basis at December 31, 2018 and 2017. These tables are comprised primarily of collateral dependent impaired loans and other real estate owned:

	December 31, 2018	Valuation Techniques	Unobservable Inputs	Range Weighted Avg

Real Estate
Commercial Construction	$360,000	Sales Comparison	Adjustment for Differences	(6.60)%	-	1,975.00%
			Between the Comparable Sales		984.20%

			Management Adjustments for Age	0.00%	-	10.00%
			of Appraisals and/or Current		5.00%
			Market Conditions

Residential Real Estate	213,482	Sales Comparison	Adjustment for Differences	(10.86)%	-	6.70%
			Between the Comparable Sales		(2.08)%

			Management Adjustments for Age	0.00%	-	25.00%
			of Appraisals and/or Current		12.50%
			Market Conditions

Commercial Real Estate	2,415,174	Sales Comparison	Adjustment for Differences	(60.00)%	-	80.00%
			Between the Comparable Sales		10.00%

			Management Adjustments for Age	0.00%	-	35.00%
			of Appraisals and/or Current		17.50%
			Market Conditions

		Income Approach	Capitalization Rate		10.13%

Farmland	327,581	Sales Comparison	Adjustment for Differences Between the Comparable Sales	(71.00)%	-	(3.50)%
					(37.25)%
			Management Adjustments for Age	10.00%	-	80.00%
			of Appraisals and/or Current		45.00%
			Market Conditions

Commercial	35,498	Sales Contract	Adjustment for Estimated Costs to	0.00%	-	0.00%
			Sell		(0.00)%

			Management Adjustments for Age	0.00%	-	15.00%
			of Appraisals and/or Current		15.00%
			Market Conditions

Other Real Estate Owned	1,182,783	Sales Comparison	Adjustment for Differences	(30.00)%	-	25.02%
			Between the Comparable Sales		(2.49)%

			Management Adjustments for Age	9.82%	-	99.39%
			of Appraisals and/or Current		35.26%
			Market Conditions

		Income Approach	Capitalization Rate		10.00%

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

PART I (Continued)

Item 1 (Continued)

(20) Fair Value of Financial Instruments and Fair Value Measurements (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) (Continued)

The following table presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2018, 2017 and 2016:

	Available for Sale Securities
	2018	2017	2016

Balance, Beginning	$7,297,497	$576,384	$930,311

Transfers out of Level 3	(2,009,080)	-	-
Securities Purchased During the Year	-	7,069,649	-
Securities Matured During the Year	-	(360,000)	(330,000)
Paydowns on Securities	(885,082)	-	-
Unrealized Gains(Losses) Included in Other
Comprehensive Income	(125,767)	11,464	(23,927)

Balance, Ending	$4,277,568	$7,297,497	$576,384

The Company’s policy is to recognize transfers in and transfers out of levels 1, 2 and 3 as of the end of a reporting period. There was one security totaling $2,009,080 that was transferred from level 3 to level 2 for the year ended December 31, 2018. There were no transfers of securities between level 1 and level 2 or level 3 for the years ended December 31, 2017 or 2016.

The following table presents quantitative information about recurring level 3 fair value measurements as of December 31, 2018 and 2017:

December 31, 2018	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

State, County and Municipal	$214,475	Discounted Cash Flow	Discount Rate or Yield	N/A*

U. S. Government Agencies Mortgage - Backed	4,063,093	Fundamental Analysis	Discount Rate or Yield	N/A*

December 31, 2017

State, County and Municipal	$215,366	Discounted Cash Flow	Discount Rate or Yield	N/A*

U. S. Government Agencies Mortgage - Backed	5,022,131	Fundamental Analysis	Discount Rate or Yield	N/A*

Corporate	2,060,000	Option Pricing	Discount Rate or Yield	N/A*

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. As of December 31, 2018, the interim final Basel III rules (Basel III) require the Company to also maintain minimum amounts and ratios of common equity Tier 1 capital to risk weighted assets. These amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2018, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

The Basel III rules also require the implementation of a new capital conservation buffer comprised of common equity Tier 1 capital. The capital conservation buffer was phased in beginning January 1, 2016 at 0.625 percent of risk-weighted assets, with subsequent increases of 0.625 percent each year until reaching its final level of 2.5 percent on January 1, 2019.

PART I (Continued)

Item 1 (Continued)

(21) Regulatory Capital Matters (Continued)

The following table summarizes regulatory capital information as of December 31, 2018 and December 31, 2017 on a consolidated basis and for the subsidiary, as defined. Regulatory capital ratios for December 31, 2018 and 2017 were calculated in accordance with the Basel III rules.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2018	(In Thousands)

Total Capital to Risk-Weighted Assets
Consolidated	$133,900	15.86%	$67,527	8.00%	N/A	N/A
Colony Bank	131,723	15.63	67,418	8.00	84,272	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	126,623	15.00	50,645	6.00	N/A	N/A
Colony Bank	124,446	14.77	50,563	6.00	67,418	8.00

Common Equity Tier 1 Capital to Risk-Weighted Assets
Consolidated	103,123	12.22	37,984	4.50	N/A	N/A
Colony Bank	124,446	14.77	37,923	4.50	54,777	6.50

Tier I Capital to Average Assets
Consolidated	126,623	10.24	49,478	4.00	N/A	N/A
Colony Bank	124,446	10.08	49,396	4.00	61,745	5.00

As of December 31, 2017

Total Capital to Risk-Weighted Assets
Consolidated	$127,786	15.56%	$65,718	8.00%	N/A	N/A
Colony Bank	127,470	15.54	65,628	8.00	$82,036	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	120,279	14.64	49,289	6.00	N/A	N/A
Colony Bank	119,963	14.62	49,221	6.00	65,628	8.00

Common Equity Tier 1 Capital to Risk-Weighted Assets
Consolidated	96,779	11.78	36,967	4.50	N/A	N/A
Colony Bank	119,963	14.62	36,916	4.50	53,323	6.50

Tier I Capital to Average Assets
Consolidated	120,279	9.89	48,635	4.00	N/A	N/A
Colony Bank	119,963	9.88	48,566	4.00	60,708	5.00

PART I (Continued)

Item 1 (Continued)

(21) Regulatory Capital Matters (Continued)

In 2018, the Bank obtained approval of its regulators and paid a $8,300,000 dividend to the Company. The dividend was utilized to pay dividends to shareholders and to repurchase the Warrant, which was for 500,000 shares of the Company’s common stock outstanding with private investors. The Warrant was repurchased during the second quarter for $3.2 million. In 2017, the Bank obtained approval of its regulators and paid a $8,725,000 dividend to the Company. The dividend was utilized to pay dividends to shareholders and to redeem 9,360 shares of Preferred Stock. In 2016, the Bank obtained approval of its regulators and paid a $9,100,000 dividend to the Company. The dividend was utilized to redeem 8,661 shares of Preferred Stock.

(22) Stock-Based Compensation

In August 2018, the Company granted an award of 5,650 restricted shares of the Company’s common stock to T. Heath Fountain, the Company’s Chief Executive Officer (“CEO”), with a market price of $17.73 per share. The restricted shares vest in equal installments on each of July 30, 2019, July 2020 and July 2021, subject to continued service by Mr. Fountain through each applicable vesting date, or earlier upon the occurrence of a change in control. With the restricted stock, there will be no cash consideration to the Company for the shares. The CEO will have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.

Compensation expense for restricted stock is based on the market price of the Company stock at the time of the grant and amortized on a straight-line basis over the vesting period. The balance of unearned compensation related to these restricted shares as of December 31, 2018 is $86,115 which is expected to be recognized over a weighted-average of 2.58 years. Total compensation expense recognized for the restricted shares granted for the year ended December 31, 2018 was $13,890.

PART I (Continued)

Item 1 (Continued)

(23) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2018 and 2017 and the related statements of operations and comprehensive income (loss) and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY) BALANCE SHEETS DECEMBER 31

	2018	2017

ASSETS

Cash	$936,808	$910,239
Premises and Equipment, Net	1,198,006	1,099,626
Investment in Subsidiary, at Equity	117,743,674	114,235,955
Other	235,878	24,458

Total Assets	$120,114,366	$116,270,278

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Other Borrowed Money	$-	$1,500,000
Other	192,971	218,615

	$192,971	$1,718,615

Subordinated Debt	24,229,000	24,229,000

Stockholders’ Equity
Common Stock, Par Value $1; 20,000,000 Shares Authorized, 8,444,908 and 8,439,258 Shares Issued and Outstanding as of December 31, 2018 and 2017, respectively	8,444,908	8,439,258
Paid-In Capital	25,978,334	29,145,094
Retained Earnings	69,459,243	59,230,260
Accumulated Other Comprehensive Loss, Net of Tax	(8,190,090)	(6,491,949)

	95,692,395	90,322,663

Total Liabilities and Stockholders’ Equity	$120,114,366	$116,270,278

PART I (Continued)

Item 1 (Continued)

(23) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY) STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31

	2018	2017	2016

Income
Dividends from Subsidiaries	$8,329,127	$8,746,882	$9,118,104
Management Fees	601,080	601,080	601,080
Other	105,968	97,103	103,612

	$9,036,175	$9,445,065	$9,822,796

Expenses
Interest	971,847	900,113	601,567
Salaries and Employee Benefits	1,083,960	917,259	840,130
Other	691,037	604,166	554,434

	2,746,844	2,421,538	1,996,131

Income Before Taxes and Equity in Undistributed Earnings of Subsidiary	6,289,331	7,023,527	7,826,665

Income Tax Benefits	422,210	568,258	457,934

Income Before Equity in Undistributed Earnings of Subsidiary	6,711,541	7,591,785	8,284,599

Equity in Undistributed Earnings of Subsidiary	5,205,859	159,193	388,611

Net Income	11,917,400	7,750,978	8,673,210
Preferred Stock Dividends	-	210,600	1,493,310

Net Income Available to Common Stockholders	$11,917,400	$7,540,378	$7,179,900

PART I (Continued)

Item 1 (Continued)

(23) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2018	2017	2016

Net Income	$11,917,400	$7,750,978	$8,673,210

Other Comprehensive Income (Loss)

Gains (Losses) on Securities Arising During the Year	(2,033,636)	(608,355)	(505,367)
Tax Effect	427,063	206,841	171,825

Realized (Gains) Losses on Sale of AFS Securities	(115,909)	-	(385,223)
Tax Effect	24,341	-	130,976

Change in Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment and Tax Effects	(1,698,141)	(401,514)	(587,789)

Comprehensive Income	$10,219,259	$7,349,464	$8,085,421

PART I (Continued)

Item 1 (Continued)

(23) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2018	2017	2016

Cash Flows from Operating Activities
Net Income	$11,917,400	$7,750,978	$8,673,210
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities
Depreciation and Amortization	84,848	70,183	66,476
Share-based Compensation Expense	13,890	-	-
Equity in Undistributed
Earnings of Subsidiary	(5,205,859)	(159,193)	(388,611)
Change in Interest Payable	2,450	17,887	5,367
Other	(239,515)	38,135	108,288

	6,573,214	7,717,990	8,464,730

Cash Flows from Investing Activities
Purchases of Premises and Equipment	(183,228)	(94,925)	(6,836)

Cash Flows from Financing Activities
Proceeds from Other Borrowed Money	7,500	5,000,000	-
Principal Payments on Other Borrowed Money	(1,507,500)	(3,500,000)	-
Dividends Paid on Common Stock	(1,688,417)	(843,934)	-
Dividends Paid on Preferred Stock	-	(315,900)	(1,590,746)
Repurchase of Warrants	(3,175,000)	-	-
Redemption of Preferred Stock	-	(9,360,000)	(8,661,000)

	(6,363,417)	(9,019,834)	(10,251,746)

Increase (Decrease) in Cash	26,569	(1,396,769)	(1,793,852)

Cash, Beginning	910,239	2,307,008	4,100,860

Cash, Ending	$936,808	$910,239	$2,307,008

PART I (Continued)

Item 1 (Continued)

(24) Earnings Per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share reflects the potential dilution of common stock warrants and restricted stock. Net income available to common stockholders represents net income after preferred stock dividends. The following table presents earnings per share for the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016

Numerator
Net Income Available to Common Stockholders	$11,917,400	$7,540,378	$7,179,900

Denominator
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	8,439,454	8,439,258	8,439,258
Dilutive Effect of Potential Common Stock
Restricted Stock	-	-	-
Stock Warrants	99,154	194,323	74,037
Weighted-Average Number of Shares Outstanding for Diluted Earnings Per Common Share	8,538,608	8,633,581	8,513,295

Earnings Per Share - Basic	$1.41	$0.89	$0.85

Earnings Per Share - Diluted	$1.40	$0.87	$0.84

(25) Accumulated Other Comprehensive Income (Loss)

Changes in accumulated other comprehensive income (loss) for unrealized gains and losses securities available for sale for the years ended December 31, 2018, 2017 and 2016 are as follows:

	2018	2017	2016

Beginning Balance	$(6,491,949)	$(5,022,140)	$(4,434,351)

Other Comprehensive Income
Before Reclassification	(1,606,573)	(401,514)	(333,542)

Amounts Reclassified from Accumulated
Other Comprehensive Income	(91,568)	-	(254,247)
TCJ Act	-	(1,068,295)	-

Net Current Period Other Comprehensive Income	(1,698,141)	(1,469,809)	(587,789)

Ending Balance	$(8,190,090)	$(6,491,949)	$(5,022,140)

PART I (Continued)

Item 1 (Continued)

(26) Revenue From Contracts with Customers

With the exception of gains and losses on the sale of other real estate owned, revenue from contracts with customers is recognized in the service charges on deposits category and the other service charges, commissions and fees category in the Company’s consolidated statements of operations as part of noninterest income. The following provides information on the Company’s sources of noninterest income within the scope of ASC 606 for the periods indicated.

Service Charges on Deposits

Service charges on deposits include both account maintenance fees and overdraft fees. The overdraft fees are recognized at the point in time that the overdraft occurs. For the years ended December 31, 2018, 2017, and 2016, there was $4.4 million, $4.5 million and $4.3 million, respectively, in service charges on deposits.

Other Service Charges, Commissions and Fees

Other service charges, commissions and fees include debit card interchange fees and ATM fees. Debit card interchange fees are earned from debit card holder transactions conducted through various payment networks. Interchange fees from debit card holders transactions represent a percentage of the underlying transaction amount and are recognized daily, concurrently with the transaction processing services provided to the debit cardholder. For the years ended December 31, 2018, 2017 and 2016, there was $2.8 million, $2.6 million and $2.4 million, respectively, for debit card interchange fees. ATM fees are transaction-based fees recognized at the time the transaction is executed as that is the point at which the Company satisfies the performance obligation. For the years ended December 31, 2018, 2017 and 2016, there was $352 thousand, $338 thousand and $307 thousand, respectively, for ATM fees.

Gains/Losses on the Sale of Other Real Estate

The net gains and losses on sales of other real estate owned are recorded in other noninterest expenses in the Company’s consolidated statements of operations for the years ended December 31, 2017 and 2016. For the year ended December 31, 2018, the net gains and losses on sales of other real estate owned is recorded in other noninterest income in the Company’s consolidated statements of operations. The Company records a gain or loss from the sale of other real estate owned when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of other real estate owned to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the other real estate owned asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. The Company does not provide financing for the sale of other real estate owned property unless these criteria are met and the property can be derecognized. For the years ended December 31, 2018, 2017 and 2016, there was $41 thousand, $(121) thousand and $(648) thousand, respectively, for the gains and losses on the sale of other real estate.