Form 10-K, Exhibit 13
period 2019-12-31
COLONY BANKCORP INC
filed 2020-03-30
CIK 711669

Exhibit 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Colony Bankcorp, Inc.

Opinions on the Financial Statements and Internal Control Over Financial Reporting

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and its subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the two years ended December 31, 2019, and the related notes (collectively, the financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

Basis for Opinions

The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's financial statements and an opinion on the company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Macon, Georgia

March 30, 2020

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

(DOLLARS IN THOUSANDS)

	2019	2018

Assets
Cash and due from banks	$15,570	$10,377
Fed Funds sold and interest-bearing deposits in banks	88,522	49,779
Cash and cash equivalents	104,092	60,156

Investment securities available for sale, at fair value	347,332	353,066
Other investments, at cost	4,288	2,978
Loans held for sale	10,076	-

Loans	968,814	781,526
Allowance for loan losses	(6,863)	(7,277)
Net loans	961,951	774,249

Premises and equipment	32,482	28,831

Other real estate owned	1,320	1,841
Goodwill	16,477	202
Other intangible assets	3,056	556
Bank-owned life insurance	21,629	17,598
Deferred income taxes, net	1,505	3,472
Other assets	11,105	8,929
Total assets	$1,515,313	$1,251,878

Liabilities and stockholders’ equity
Deposits
Noninterest-bearing	$232,635	$192,847
Interest-bearing	1,061,107	892,278
Total deposits	1,293,742	1,085,125

Subordinated debentures	24,229	24,229
Other borrowed money	61,563	44,000
Other liabilities	5,273	2,832
Total liabilities	1,384,807	1,156,186

Commitments and Contingencies (Note 16)

Stockholders’ equity
Preferred stock, stated value $1,000; 10,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2019 and 2018	-	-
Common stock, par value $1; 20,000,000 shares authorized, 9,498,783 and 8,444,908 shares issued and outstanding as of December 31, 2019 and 2018, respectively	9,499	8,445
Paid-in capital	43,667	25,978
Retained earnings	76,978	69,459
Accumulated other comprehensive income/(loss), net of tax	362	(8,190)
Total stockholders’ equity	130,506	95,692
Total liabilities and stockholders’ equity	$1,515,313	$1,251,878

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	2019	2018
Interest income
Loans, including fees	$50,278	$40,682
Deposits with other banks	992	410
Investment securities	8,917	7,743
Federal funds sold	64	-
Dividends on other investments	232	187
Total interest income	60,483	49,022

Interest expense
Deposits	10,050	6,057
Federal funds purchased	1	5
Borrowed money	2,587	2,163
Total interest expense	12,638	8,225

Net interest income	47,845	40,797
Provision for loan losses	1,104	201
Net interest income after provision for loan losses	46,741	40,596

Noninterest income
Service charges on deposits	4,783	4,374
Other service charges, commissions and fees	4,263	3,254
Mortgage fee income	3,199	652
Securities gains	97	116
Other	2,420	1,225
Total noninterest income	14,762	9,621

Noninterest expenses
Salaries and employee benefits	26,218	20,123
Occupancy and equipment	4,850	4,180
Acquisition related expenses	2,733	224
Deposit intangible expenses	600	48
Other	14,493	10,725
Total noninterest expense	48,894	35,300

Income before income taxes	12,609	14,917
Income taxes	2,398	3,000
Net income	10,211	11,917

Net income per share of common stock
Basic	$1.12	$1.41
Diluted	$1.12	$1.40
Cash dividends declared per share of common stock	$0.30	$0.20
Weighted average shares outstanding, basic	9,129,705	8,439,454
Weighted average shares outstanding, diluted	9,129,705	8,538,608

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

(DOLLARS IN THOUSANDS)

	2019	2018

Net income	$10,211	$11,917

Other comprehensive income:
Gains (losses) on securities arising during the year	10,922	(2,033)
Tax effect	(2,293)	427
Realized (gains) losses on sale of securities available for sale	(97)	(116)
Tax effect	20	24
Change in unrealized gains (losses) on securities available for sale, net of reclassification adjustment and tax effects	8.552	(1,698)
Comprehensive income	$18,763	$10,219

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018
(DOLLARS IN THOUSANDS)

							Accumulated
							other
	Preferred Stock		Common Stock		Paid-in	Retained	comprehensive
	Shares	Amount	Shares	Amount	capital	earnings	income (loss)	Total
Balance, December 31, 2017	-	$-	8,439,258	$8,439	$29,145	$59,230	$(6,492)	$90,322
Other comprehensive income	-	-	-	-	-	-	(1,698)	(1,698)
Dividends on common shares	-	-	-	-	-	(1,688)	-	(1,688)
Issuance of restricted stock	-	-	5,650	6	(6)	-	-	-
Stock-based compensation expense	-	-	-	-	14	-	-	14
Repurchase of warrants	-	-	-	-	(3,175)	-	-	(3,175)
Net income	-	-	-	-		11,917	-	11,917
Balance, December 31, 2018	-	$-	8,444,908	$8,445	$25,978	$69,459	$(8,190)	$95,692
Other comprehensive income	-	-	-	-	-	-	8,552	8,552
Dividends on common shares	-	-	-	-	-	(2,692)	-	(2,692)
Issuance of common stock	-	-	1,053,875	1,054	17,655	-	-	18,709
Stock-based compensation expense	-	-	-	-	34	-	-	34
Net income	-	-	-	-	-	10,211	-	10,211
Balance, December 31, 2019	-	$-	9,498,783	$9,499	$43,667	$76,978	$362	$130,506

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,211	$11,917
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,104	201
Loan discount accretion	(763)	27
Other purchase accounting accretion and amortization, net	(254)	-
Accretion and amortization of securities discounts and premiums, net	1,250	1,149
Depreciation	2,063	1,787
Amortization of intangible assets	600	48
(Gains) losses on securities available for sale	(97)	(116)
Share-based compensation expense	34	14
Increase (decrease) in unearned loan fees	109	6
(Gain) on sale of other real estate and repossessions and write-downs	(780)	(42)
(Gain) loss on sale of premises & equipment	168	173
(Increase) in bank-owned life insurance	(588)	(509)
Gain on sale of loans held for sale	(1,823)	-
Origination of loans held for sale	(69,576)	-
Proceeds from sale of loans held for sale	61,323	-
(Increase) decrease in other assets	573	271
Increase (decrease) in other liabilities	379	(9)
Net cash provided by operating activities	3,933	14,917

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available for sale	(72,482)	(63,683)
Proceeds from maturities, calls, and paydowns of investment securities available for sale	73,313	50,422
Proceeds from sale of investment securities available for sale	65,513	11,268
Net loans to customers	(58,593)	2,390
Purchase of premises and equipment	(3,485)	(2,763)
Proceeds from sale of other real estate and repossessions	2,553	3,002
Proceeds from bank-owned life insurance	535	-
Redemption (purchase of) Federal Home Loan Bank stock	(831)	65
Proceeds from sale of premises and equipment	690	23
Net cash and cash equivalents paid in acquisition	(467)	(10,043)
Net cash (used in) provided by investing activities	6,746	(9,319)

CASH FLOWS FROM FINANCING ACTIVITIES
Noninterest-bearing customer deposits	8,753	5,553
Interest-bearing customer deposits	10,633	(445)
Dividends paid for common stock	(2,692)	(1,688)
Repurchase of warrants	-	(3,175)
Net increase (decrease) in Federal Home Loan Bank advances	2,000	(3,500)
Net increase (decrease) in other borrowed money	14,563	-
Net cash (used in) provided by financing activities	33,257	(3,255)

Net increase in cash and cash equivalents	43,936	2,343
Cash and cash equivalents at beginning of period	60,156	57,813
Cash and cash equivalents at end of period	$104,092	$60,156

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest	$12,245	$8,197
Cash paid during the period for income taxes	2,000	2,695

NONCASH INVESTING AND FINANCING ACTIVITIES
Change in unrealized (gains) losses on securities available for sale	$10,825	$(2,149)
Acquisition of real estate through foreclosure	1,009	792
Change in goodwill due to acquisition	16,275	202
Initial recognition of operating lease right-of-use assets and lease liability	676	-

See accompanying notes which are an integral part of these financial statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Summary of Significant Accounting Policies

Nature of Business

Colony Bankcorp, Inc. and subsidiaries (the “Company”) is a financial holding company headquartered in Fitzgerald, Georgia, whose primary business is presently conducted by Colony Bank, its wholly owned banking subsidiary (the “Bank”). Through the Bank, the Company offers a broad range of retail and commercial banking services to its customers concentrated in central, south and coastal Georgia. The Bank also engages in mortgage banking and SBA lending, and, as such originates, acquires, sells and services one-to-four family residential mortgage loans and SBA loans in the Southeast. The Company is subject to the regulations of certain state and federal agencies and are periodically examined by those regulatory agencies.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and Colony Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Acquisition Accounting

Acquisitions are accounted for under the acquisition method of accounting. Purchased assets and assumed liabilities are recorded at their estimated fair values as of the purchase date. Any identifiable intangible assets are also recorded at fair value. When the consideration given is less than the fair value of the net assets received, the acquisition results in a “bargain purchase gain”. If the consideration given exceeds the fair value of the net assets received, goodwill is recognized. Fair values are subject to refinement for up to one year after the closing date of an acquisition as additional information regarding the closing date fair values becomes available.

All identifiable intangible assets that are acquired in a business combination are recognized at fair value on the acquisition date. Identifiable intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable (i.e., capable of being sold, transferred, licensed, rented, or exchanged separately from the entity).

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date and carryover of the seller's related allowance for loan losses is prohibited. When the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, the difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. The Company must estimate expected cash flows at each reporting date. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in expected cash flows result in a reversal of the provision for loan losses to the extent of prior provisions and adjust accretable discount if no prior provisions have been made or have been fully reversed. This increase in accretable discount will have a positive impact on future interest income.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished.  Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Cash and Cash Equivalents

For purposes of reporting cash flow, cash and cash equivalents include cash on hand, cash items in process of collection, amounts due from banks, interest-bearing deposits in banks and federal funds sold.

The bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The reserve requirement as of December 31, 2019 and 2018 was $2.7 million and $1.9 million, respectively, and was met by cash on hand which is reported on the Company’s consolidated balance sheets in cash and due from banks.

Investment Securities

The Company classifies its investment securities in one of three categories: (i) trading, (ii) held to maturity or (iii) available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other investment securities are classified as available for sale. At December 31, 2019 and 2018, all securities were classified as available for sale.

Trading securities are carried at fair value. Unrealized gains and losses on trading securities are recorded in earnings as a component of other noninterest income. Held to maturity securities are recorded initially at cost and subsequently adjusted for paydowns and amortization of purchase premium or accretion of purchase discount. Available for sale securities are carried at fair value. Unrealized holding gains and losses, net of the related deferred tax effect, on available for sale securities are excluded from earnings and are reported in other comprehensive income as a separate component of shareholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of shareholders’ equity. These unrealized holding gains or losses are amortized into income over the remaining life of the security as an adjustment to the yield in a manner consistent with the amortization or accretion of the original purchase premium or discount on the associated security.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the expected life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the trade date. A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary establishes a new cost basis for the security. Other than temporary impairment deemed to be credit related is charged to earnings. Other than temporary impairment attributed to non-credit related factors is recognized in other comprehensive income.

In determining whether other-than-temporary impairment losses exist, management considers (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer or underlying collateral of the security and (iii) the Company’s intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Other Investments

Other investments include Federal Home Loan Bank (“FHLB”) stock. These investments do not have a readily determinable market value due to restrictions placed on transferability and therefore are carried at cost. These investments are periodically evaluated for impairment based on ultimate recovery of par value or cost basis. Both cash and stock dividends are reported as income.

Loans

Loans are reported at their outstanding principal balances less unearned income, net of deferred fees and origination costs. Interest income is accrued on the outstanding principal balance. For all classes of loans, the accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to make payments as they become due, unless the loan is well secured and in the process of collection. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. All interest accrued, but not collected for loans that are placed on nonaccrual or charged off, is reversed against interest income.  Interest income on nonaccrual loans is applied against principal until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan balance to be uncollectable. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

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

A significant portion of the Company’s impaired loans are deemed to be collateral dependent. Management therefore measures impairment on these loans based on the fair value of the collateral. Collateral values are determined based on appraisals performed by qualified licensed appraisers hired by the Company . The decision whether to obtain an external third-party appraisal usually depends on the type of property being evaluated. External appraisals are usually obtained on more complex, income producing properties such as hotels, shopping centers and businesses. Less complex properties such as residential lots, farm land and single family houses may be evaluated internally by senior credit administration staff. When the Company does obtain appraisals from external third-parties, the values utilized in the impairment calculation are “as is” or current market values. The appraisals, whether prepared internally or externally, may utilize a single valuation approach or a combination of approaches including the comparable sales, income and cost approach. Appraised amounts used in the impairment calculation are typically discounted 10 percent to account for selling and marketing costs, if the repayment of the loan is to come from the sale of the collateral. Although appraisals may not be obtained each year on all impaired loans, the collateral values used in the impairment calculations are evaluated quarterly by management. Based on management’s knowledge of the collateral and the current real estate market conditions, appraised values may be further discounted to reflect facts and circumstances known to management since the initial appraisal was performed.

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

The restructuring of a loan is considered a “troubled debt restructuring” if both (i) the borrower is experiencing financial difficulties and (ii) the Company has granted a concession. Concessions may include interest rate reductions to below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. The Company’s policy requires a restructure request to be supported by a current, well-documented credit evaluation of the borrower’s financial condition and a collateral evaluation that is no older than six months from the date of the restructure. The Company’s policy states in the event a loan has been identified as a troubled debt restructuring, it should be assigned a grade of substandard and placed on nonaccrual status until such time that the borrower has demonstrated the ability to service the loan payments based on the restructured terms – generally defined as six months of satisfactory payment history. The Company’s loan policy states that a nonaccrual loan may be returned to accrual status when (i) none of its principal and interest is due and unpaid, and the Company expects repayment of the remaining contractual principal and interest, or (ii) it otherwise becomes well secured and in the process of collection. Restoration to accrual status on any given loan must be supported by a well-documented credit evaluation of the borrower’s financial condition and the prospects for full repayment, approved by the Company’s Chief Credit Officer. In the normal course of business, the Company renews loans with a modification of the interest rate or terms that are not deemed as troubled debt restructurings because the borrower is not experiencing financial difficulty.

Loan Commitments and Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Premises and Equipment

Land is carried at cost. Other premises and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. In general, estimated lives for buildings are up to 40 years, furniture and equipment useful lives range from five to 10 years and the lives of software and computer related equipment range from three to five years. Leasehold improvements are amortized over the life of the related lease, or the related assets, whichever is shorter. Expenditures for major improvements of the Company’s premises and equipment are capitalized and depreciated over their estimated useful lives. Minor repairs, maintenance and improvements are charged to operations as incurred. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired. Goodwill is assigned to reporting units and tested for impairment at least annually, or on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value.

Intangible assets consist of core deposit intangibles acquired in connection with a business combination. The core deposit intangible is initially recognized based on an independent valuation performed as of the acquisition date. The core deposit intangible is amortized by the straight-line method over the average remaining life of the acquired customer deposits.

Cash Value of Bank Owned Life Insurance

The Company has purchased life insurance policies on certain officers. The life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

The Company’s federal and state income tax returns for tax years 2019, 2018, 2017 and 2016 are subject to examination by the Internal Revenue Service (IRS) and the Georgia Department of Revenue, generally for three years after filing.

The Company believes that its income tax filing positions taken or expected to be taken on its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded.

Earnings per Share

Basic earnings per share are computed by dividing net income allocated to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share are computed by dividing net income allocated to common shareholders by the sum of the weighted-average number of shares of common stock outstanding and the effect of the issuance of potential common shares that are dilutive. Potential common shares consist of stock warrants and restricted shares for the years ended December 31, 2019 and 2018, and are determined using the treasury stock method. The Company has determined that its outstanding non-vested stock awards are participating securities, and all dividends on these awards are paid similar to other dividends.

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

Fair Value Measures

Fair values of assets and liabilities are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Operating Segments

The Company has three reportable segments, the Banking Division, the Retail Mortgage Division and the Small Business Specialty Lending Division. The Banking Division derives its revenues from the delivery of full service financial services to include commercial loans, consumer loans and deposit accounts. The Retail Mortgage Division derives its revenues from the origination, sales and servicing of one-to-four family residential mortgage loans. The Small Business Specialty Lending Division derives its revenues from origination, sales and servicing of SBA and USDA government guaranteed loans.

The Banking, Retail Mortgage and Small Business Specialty Lending Divisions are managed as separate business units because of the different products and services they provide. The Company evaluates performance and allocates resources based on profit or loss from operations. There are no material intersegment sales or transfers.

Reclassifications

Certain amounts, previously reported, have been reclassified to state all periods on a comparable basis and had no effect on stockholders’ equity or net income.

Accounting Standards Adopted in 2019

ASU 2016-02, Leases (Topic 842). This ASU amends the existing standards for lease accounting effectively requiring that most leases be carried on the balance sheets of the related lessees by requiring them to recognize a right-of-use asset and a corresponding lease liability. This includes qualitative and quantitative disclosure requirements intended to provide greater insight into the nature of the Company’s leasing activities. This ASU may be adopted using a modified retrospective transition method with a cumulative effect adjustment to equity as of the beginning of the period in which it is adopted. Alternatively, this ASU may be adopted using an optional transition method where initial application of the provisions of this standard are applied as of the date of adoption, resulting in no adjustment to amounts reported in prior periods. For public business entities, this ASU is effective for annual periods beginning after December 15, 2018, and interim periods therein. ASU 2016-02 was effective for the Company on January 1, 2019 with the optional transition method elected. The Company also elected the package of practical expedients provided in the guidance which permits the Company to not reassess under the new standard the prior conclusions about lease identification, lease classification and initial direct costs. The adoption of this standard resulted in the recognition of a right-of-use asset of $483 thousand and a lease liability of $483 thousand in 2019. The right-of-use asset and lease liability are recorded in the consolidated balance sheets in other assets and other liabilities, respectively.

ASU 2019-07, Codification Updates to SEC Sections – Amendments to SEC Paragraphs Pursuant to SEC final rule releases No. 33-10532, disclosure update and simplification, and nos. 33-10231 and 33-10442, investment company reporting modernization, and miscellaneous updates. This standard updates various SEC financial statement disclosure requirements, including disclosures related to bank holding companies. The standard was effective immediately, and did not have a material impact on disclosures.

ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities. This update shortens the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. For securities held at a discount, the discount will continue to be amortized to maturity. For public entities, this update is effective for fiscal years beginning after December 15, 2018, with modified retrospective application. The adoption of this update on January 1, 2019 did not have a material impact on the consolidated financial statements.

Accounting Standards Updates Pending Adoption

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). This ASU sets forth a “current expected credit loss” (CECL) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supported forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. The Company is currently assessing the impact of the adoption of this ASU on its consolidated financial statements. In November 2019, the ASU 2019-10 was issued which delayed the effective date of CECL for smaller reporting companies. The new effective date is for fiscal years beginning after December 15, 2022.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This update removes several exceptions related to intraperiod tax allocation when there is a loss from continuing operations and income from other items, foreign subsidiaries becoming equity method investments and vice versa, and calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The guidance also amends requirements related to franchise tax that is partially based on income, a step up in the tax basis of goodwill, allocation of consolidated tax expense to a legal entity not subject to tax in its separate financial statements, the effects of enacted changes in tax laws and other minor codification improvements regarding employee stock ownership plans and investments in qualified affordable housing projects. For public entities, this guidance is effective for fiscal years beginning after December 15, 2020. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force). This update clarifies whether an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative and how to account for certain forward contracts and purchased options to purchase securities. For public entities, this guidance is effective for fiscal years beginning after December 15, 2020. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.

NOTE 2. BUSINESS COMBINATIONS

Acquisition of Albany, Georgia Branch from Planters First Bank

On October 22, 2018, the Bank completed its acquisition of one branch office and a vacant lot from Planters First Bank (“PFB”) located in Albany, Georgia for a total cash consideration of $10.2 million. The assets and liabilities as of the effective date of the transaction were recorded at their respective estimated fair values. The excess of the purchase price over the net estimated fair values of the acquired assets and liabilities was allocated to identifiable intangible assets with the remaining excess allocated to goodwill. In the periods following the acquisition, the financial statements will include the results attributable to the Albany branch purchase beginning on the date of purchase.

The following table presents assets acquired and liabilities assumed of PFB as of October 22, 2018 and their fair value estimates. The fair value estimates were subject to refinement for up to one year after the closing date of the acquisition for new information obtained about the facts and circumstances that existed at the acquisition date. The Company finalized its fair value adjustments during the third quarter of 2019.

(dollars in thousands)
Purchase Price Consideration:
Cash Consideration	$10,238
Total purchase price for PFB branch acquisition	$10,238

Assets acquired at fair value:
Cash and cash equivalents	$195
Loans	20,430
Premises and equipment, net	773
Core deposit intangible	560
Other assets	123
Total fair value of assets acquired	$22,081

Liabilities assumed at fair value:
Deposits	$12,032
Other liabilities	13
Total fair value of liabilities assumed	$12,045

Net Assets acquired at fair value:	$10,036

Amount of goodwill resulting from acquisition	$202

Goodwill of $202,000, which is the excess of the purchase price over the fair value of the net assets acquired, was recorded in the PFB acquisition and is expected to be deductible for tax purposes.

Acquired Loans

The table below summarizes the total contractually required principal and interest cash payments, management's estimate of expected total cash payments and the fair value of the loans. Of the total loans acquired, there were no loans acquired considered to be credit impaired and accounted for under ASC 310-30.

	Contractually required principal and interest	Cash flows expected to be collected	Nonaccretable difference	Fair value of acquired loans at acquisition date
(dollars in thousands)
Performing loans acquired	$20,749	20,749	319	$20,430

Acquisition of LBC Bancshares, Inc.

On May 1, 2019, the Company completed its acquisition of LBC Bancshares, Inc. (“LBC”), a bank holding company headquartered in LaGrange, Georgia. Upon consummation of the acquisition, LBC was merged with and into the Company, with Colony as the surviving entity in the merger. At that time, LBC’s wholly owned bank subsidiary, Calumet Bank, was also merged with and into the Bank. The acquisition expanded the Company’s market presence, as Calumet Bank had two full-service banking locations, one each in LaGrange, Georgia and Columbus, Georgia, as well as a loan production office in Atlanta, Georgia. Under the terms of the Agreement and Plan of Merger, each LBC shareholder had the option to receive either $23.50 in cash or 1.3239 shares of the Company’s common stock in exchange for each share of LBC common stock, such that 55 percent of LBC shares of common stock received the stock consideration and 45 percent received the cash consideration, with at least 50 percent of the merger consideration paid in the Company's common stock. As a result, the Company issued 1,053,875 common shares at a fair value of $18.7 million and paid $15.3 million in cash to the former shareholders of LBC as merger consideration.

The merger was effected by the issuance of shares of the Company’s common stock along with cash consideration to shareholders to LBC. The assets and liabilities of LBC as of the effective date of the merger were recorded at their respective estimated fair values and combined with those of the Company. The excess of the purchase price over the net estimated fair values of the acquired assets and liabilities was allocated to identifiable intangible assets with the remaining excess allocated to goodwill. Goodwill of $15.7 million was recorded as part of the LBC acquisition and is not expected to be deductible for income tax purposes.

The following table presents the assets acquired and liabilities assumed of LBC as of May 1, 2019, and their fair value estimates. The fair value estimates were subject to refinement for up to one year after the closing date of the acquisition for new information obtained about facts and circumstances that existed at the acquisition date. The Company continues its evaluation of the facts and circumstances available as of May 1, 2019, to assign fair values to assets acquired and liabilities assumed, which could result in further adjustments to the fair values presented below.

Purchase Price Consideration (in thousands):
Shares of CBAN Common Stock Issued to LBC Shareholders as of May 1, 2019	1,053,875
Market Price of CBAN Common Stock on May 1, 2019	$17.75
Estimated Fair Value of CBAN Common Stock Issued	18,706
Cash Consideration Paid	15,315
Total Consideration	$34,021

Assets acquired at fair value:
Cash and Cash Equivalents	$15,678
Investments Securities Available for Sale	49,172
Investments Securities Held to Maturity	1,766
Restricted Investments	479
Loans	130,568
Premises and Equipment	3,009
Core Deposit Intangible	3,100
Other Real Owned	243
Prepaid and Other Assets	6,143
Total Fair Value of Assets Acquired	$210,158

Liabilities Assumed at Fair Value:
Deposits	$(189,896)
FHLB Advances	(1,000)
Payables and Other Liabilities	(975)
Total Fair Value of Liabilities Assumed	$(191,871)

Net Assets Acquired at Fair Value:	$18,287

Amount of Goodwill Resulting from Acquisition	$15,734

In the acquisition, the Company purchased $130.6 million of loans at fair value, net of $2.2 million, or 1.63%, estimated discount to the outstanding principal balance. Of the total loans acquired, management identified $176,000 that were considered to be credit impaired and are accounted for under ASC Topic 310-30. The table below summarizes the total contractually required principal and interest cash payments, management’s estimate of expected total cash payments and fair value of the loans as of the acquisition date for purchased credit impaired loans. Contractually required principal and interest payments have been adjusted for estimated prepayments.

(dollars in thousands)
Contractually Required Principal and Interest	$695
Non-accretable Difference	(519)
Cash Flows Expected to be Collected	176
Accretable Yield	-
Total Purchased Credit-Impaired Loans Acquired	$176

The following table presents the acquired loan data for the LBC acquisition.

	Fair value of acquired loans at acquisition date	Contractually required principal and interest payments	Nonaccretable difference
(dollars in thousands)
Acquired receivables subject to ASC 310-30	$176	$695	$(519)
Acquired receivables not subject to ASC 310-30	$130,392	$132,381	$-

Acquisition of PFB Mortgage from Planters First Bank

On May 1, 2019, the Bank completed its asset acquisition of PFB Mortgage, the secondary market mortgage business of Planters First Bank for a total cash consideration of $833,000. The assets acquired included premises and equipment as well as all pipeline loans. The assets acquired were recorded at their respective estimated fair values as of the effective date of the transaction. The excess of the purchase price over fair value of net assets acquired was allocated to goodwill.

The following table presents the assets acquired as of May 1, 2019, and their fair value estimates. The fair value estimates were subject to refinement for up to one year after the closing date of the acquisition for new information obtained about facts and circumstances that existed at the acquisition date. The Company continues its evaluation of the facts and circumstances available as of May 1, 2019, to assign fair values to assets acquired and liabilities assumed, which could result in further adjustments to the fair values presented below.

(dollars in thousands)
Purchase Price Consideration:
Cash Consideration Paid	$833
Total Consideration	$833

Assets acquired at fair value:
Premises and Equipment	$78
Premium on Loan Commitments	209
Other Assets	5
Total Fair Value of Assets Acquired	$292

Liabilities Assumed at Fair Value:
Total Fair Value of Liabilities Assumed	$-

Net Assets Acquired at Fair Value:	$292

Amount of Goodwill Resulting from Acquisition	$541

NOTE 3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of securities available for sale along with gross unrealized gains and losses are summarized as follows:

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2019
State, county and municipal securities	$5,133	$36	$(54)	$5,115
Corporate debt securities	2,811	11	(16)	2,806
Mortgage-backed securities	338,930	2,669	(2,188)	339,411
Total debt securities	$346,874	$2,716	$(2,258)	$347,332

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2018
State, county and municipal securities	$4,008	$18	$(37)	$3,989
Corporate debt securities	2,927	-	(55)	2,872
Mortgage-backed securities	356,498	303	(10,596)	346,205
Total debt securities	$363,433	$321	$(10,688)	$353,066

 The gross unrealized losses and estimated fair value of securities aggregated by category and length of time that securities have been in a continuous unrealized loss position are summarized as follows:

	Less Than 12 Months		12 Months or More		Total
(dollars in thousands)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
December 31, 2019
State, county and municipal securities	3,257	(54)	-	-	3,257	(54)
Corporate debt securities	-	-	784	(16)	784	(16)
Mortgage-backed securities	60,860	(277)	119,110	(1,911)	179,970	(2,188)
Total debt securities	$64,117	$(331)	$119,894	$(1,927)	$184,011	$(2,258)

December 31, 2018
State, county and municipal securities	612	(3)	1,882	(34)	2,494	(37)
Corporate debt securities	2,009	(21)	863	(34)	2,872	(55)
Mortgage-backed securities	39,083	(504)	255,747	(10,092)	294,830	(10,596)
Total debt securities	$41,704	$(528)	$258,492	$(10,160)	$300,196	$(10,688)

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

At December 31, 2019, ninety-eight securities have unrealized losses which have depreciated 1.2 percent from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government, other governments or U.S. corporations. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary. However, the Company owns one asset-backed security at December 31, 2019 which was completely written off during prior years. This investment is comprised of one issuance of a trust preferred security and has no book value.

The amortized cost and fair value of investment securities as of December 31, 2019, by contractual maturity, are shown hereafter. Expected maturities may differ from contractual maturities for certain investments because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This is often the case with mortgage-backed securities, which are disclosed separately in the table below.

	Securities
	Available for Sale
(dollars in thousands)	Amortized Cost	Fair Value

Due in one year or less	$150	$150
Due after one year through five years	3,195	3,215
Due after five years through ten years	723	744
Due after ten years	3,876	3,812
	$7,944	$7,921
Mortgage-backed securities	338,930	339,411
	$346,874	$347,332

Proceeds from sales of investments available for sale were $65.5 million in 2019 and $11.3 million in 2018. Gross realized gains totaled $416,000 in 2019 and $116,000 in 2018. Gross realized losses totaled $322,000 in 2019 and $0 in 2018.

Investment securities having a carrying value totaling $122.3 million and $179.0 million as of December 31, 2019 and 2018, respectively, were pledged to secure public deposits and for other purposes.

 NOTE 4. LOANS

The following table presents the composition of loans segregated by legacy and purchased loans and by class of loans, as of December 31, 2019 and 2018. Purchased loans are defined as loans that were acquired in bank acquisitions.

	December 31, 2019
(dollars in thousands)	Legacy Loans	Purchased Loans	Total

Construction, land & land development	$83,036	$13,061	$96,097
Other commercial real estate	481,943	58,296	540,239
Total commercial real estate	564,979	71,357	636,336
Residential real estate	171,341	23,455	194,796
Commercial , financial, & agricultural	91,535	22,825	114,360
Consumer & other	19,245	4,077	23,322
Total loans	$847,100	$121,714	$968,814

	December 31, 2018
(dollars in thousands)	Legacy Loans	Purchased Loans	Total

Construction, land & land development	$58,812	$1,498	$60,310
Other commercial real estate	429,184	6,777	435,961
Total commercial real estate	487,996	8,275	496,271
Residential real estate	185,577	2,015	187,592
Commercial , financial, & agricultural	66,131	8,035	74,166
Consumer & other	23,435	62	23,497
Total loans	$763,139	$18,387	$781,526

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

The following tables present the loan portfolio, excluding purchased loans, by credit quality indicator (risk grade) as of December 31, 2019. Those loans with a risk grade of 1, 2, 3 or 4 have been combined in the pass column for presentation purposes. For the periods ending December 31, 2019, the Company did not have any loans classified as “doubtful” or a “loss”.

	Pass	Special Mention	Substandard	Total Loans
(dollars in thousands)

Construction, land & land development	$82,322	$445	$269	$83,036
Other commercial real estate	459,064	13,438	9,441	481,943
Total commercial real estate	541,386	13,883	9,710	564,979
Residential real estate	159,194	4,632	7,515	171,341
Commercial , financial, & agricultural	86,558	1,973	3,004	91,535
Consumer & other	18,883	148	214	19,245
Total loans	$806,021	$20,636	$20,443	$847,100

The following table presents the purchased loan portfolio by credit quality indicator (risk grade) as of December 31, 2019.

	Pass	Special Mention	Substandard	Total Loans
(dollars in thousands)

Construction, land & land development	$12,996	$-	$65	$13,061
Other commercial real estate	57,881	381	34	58,296
Total commercial real estate	70,877	381	99	71,357
Residential real estate	23,097	249	109	23,455
Commercial , financial, & agricultural	19,443	2,949	433	22,825
Consumer & other	4,077	-	-	4,077
Total loans	117,494	3,579	641	121,714

The following tables present the loan portfolio, excluding purchased loans, by credit quality indicator (risk grade) as of December 31, 2018. Those loans with a risk grade of 1, 2, 3 or 4 have been combined in the pass column for presentation purposes. For the periods ending December 31, 2018, the Company did not have any loans classified as “doubtful” or a “loss”.

	Pass	Special Mention	Substandard	Total Loans
(dollars in thousands)

Construction, land & land development	$58,050	$45	$717	$58,812
Other commercial real estate	409,793	9,574	9,817	429,184
Total commercial real estate	467,843	9,619	10,534	487,996
Residential real estate	167,913	7,107	10,557	185,577
Commercial , financial, & agricultural	63,394	1,366	1,371	66,131
Consumer & other	23,045	64	326	23,435
Total loans	$722,195	$18,156	$22,788	$763,139

The following table presents the purchased loan portfolio by credit quality indicator (risk grade) as of December 31, 2018.

	Pass	Special	Substandard	Total Loans
(dollars in thousands)

Construction, land & land development	$1,498	$-	$-	$1,498
Other commercial real estate	6,777	-	-	6,777
Total commercial real estate	8,275	-	-	8,275
Residential real estate	2,015	-	-	2,015
Commercial , financial, & agricultural	8,035	-	-	8,035
Consumer & other	62	-	-	62
Total loans	18,387	-	-	18,387

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

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, excluding purchased loans, as of December 31, 2019:

	Accruing Loans
		90 Days
	30-89 Days	or More	Total Accruing	Nonaccrual
	Past Due	Past Due	Loans Past Due	Loans	Current Loans	Total Loans
(dollars in thousands)

Construction, land & land development	$50	$-	$50	$32	$82,954	$83,036
Other commercial real estate	335	-	335	3,738	477,870	481,943
Total commercial real estate	385	-	385	3,770	560,824	564,979
Residential real estate	1,296	-	1,296	3,643	166,402	171,341
Commercial , financial, & agricultural	212	-	212	1,628	89,695	91,535
Consumer & other	21	-	21	138	19,086	19,245
Total loans	$1,914	$-	$1,914	$9,179	$836,007	$847,100

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, for purchased loans, as of December 31, 2019:

	Accruing Loans
		90 Days
	30-89 Days	or More	Total Accruing	Nonaccrual
	Past Due	Past Due	Loans Past Due	Loans	Current Loans	Total Loans
(dollars in thousands)

Construction, land & land development	$-	$-	$-	$96	$12,965	$13,061
Other commercial real estate	83	-	83	34	58,179	58,296
Total commercial real estate	83	-	83	130	71,144	71,357
Residential real estate	57	-	57	85	23,313	23,455
Commercial , financial, & agricultural	553	-	553	433	21,839	22,825
Consumer & other	8	-	8	-	4,069	4,077
Total loans	$701	$-	$701	$648	$120,365	$121,714

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, excluding purchased loans, as of December 31, 2018:

	Accruing Loans
		90 Days
	30-89 Days	or More	Total Accruing	Nonaccrual
	Past Due	Past Due	Loans Past Due	Loans	Current Loans	Total Loans
(dollars in thousands)

Construction, land & land development	$88	$-	$88	$463	$58,349	$58,812
Other commercial real estate	755	-	755	5,018	424,166	429,184
Total commercial real estate	843	-	843	5,481	482,515	487,996
Residential real estate	6,882	-	6,882	2,734	182,843	185,577
Commercial , financial, & agricultural	399	-	399	1,050	65,081	66,131
Consumer & other	110	-	110	217	23,218	23,435
Total loans	$8,234	$-	$8,234	$9,482	$753,657	$763,139

The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, for purchased loans, as of December 31, 2018:

	Accruing Loans
		90 Days
	30-89 Days	or More	Total Accruing	Nonaccrual
	Past Due	Past Due	Loans Past Due	Loans	Current Loans	Total Loans
(dollars in thousands)

Construction, land & land development	$-	$-	$-	$-	$1,498	$1,498
Other commercial real estate	-	-	-	-	6,777	6,777
Total commercial real estate	-	-	-	-	8,275	8,275
Residential real estate	-	-	-	-	2,015	2,015
Commercial , financial, & agricultural	-	-	-	-	8,035	8,035
Consumer & other	-	-	-	-	62	62
Total loans	$-	$-	$-	$-	$18,387	$18,387

The following table details impaired loan data, including purchased credit impaired loans, as of December 31, 2019:

	Unpaid
	Contractual			Average
	Principal	Recorded	Related	Recorded
(dollars in thousands)	Balance	investment	allowance	Investment

With No Related Allowance Recorded
Construction, land & land development	$67	$67	$-	$168
Commercial real estate	12,455	11,639	-	13,924
Residential real estate	2,706	2,711	-	3,693
Commercial, financial & agricultural	257	257	-	910
Consumer & other	-	-	-	123
Total Impaired Loans with no Allowance	15,485	14,674	-	18,818

With An Allowance Recorded
Construction, land & land development	-	-	-	80
Commercial real estate	6,379	6,385	1,939	3,898
Residential real estate	757	760	137	367
Commercial, financial & agricultural	2,189	1,989	1,073	722
Consumer & other	-	-	-	-
Total Impaired Loans with Allowance	9,325	9,134	3,149	5,067

Purchased Credit Impaired Loans
Construction, land & land development	65	65	-	80
Commercial real estate	34	34	-	35
Residential real estate	11	11	6	24
Commercial, financial & agricultural	37	37	-	47
Consumer & other	-	-	-	-
Total Purchased Credit Impaired Loans	147	147	6	186

Total
Construction, land & land development	132	132	-	328
Commercial real estate	18,868	18,058	1,939	17,857
Residential real estate	3,474	3,482	143	4,084
Commercial, financial & agricultural	2,483	2,283	1,073	1,679
Consumer & other	-	-	-	123
	$24,957	$23,955	$3,155	$24,071

Interest income recorded on impaired loans during the year ended December 31, 2019 was $175,000, and reflects interest income recorded on nonaccrual loans prior to them being placed on nonaccrual status and interest income recorded on TDRs. Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $221,000 for the year ended December 31, 2019.

The following table details impaired loan data as of December 31, 2018. There were no purchased credit impaired loans and related allowance for loan losses as of December 31, 2018.

	Unpaid
	Contractual			Average
	Principal	Recorded	Related	Recorded
(dollars in thousands)	Balance	Investment	Allowance	Investment

With No Related
Allowance Recorded
Construction, land & land development	$132	$132	$-	$69
Commercial real estate	14,218	14,216	-	12,401
Residential real estate	4,214	4,130	-	4,067
Commercial, financial & agricultural	1,029	1,008	-	909
Consumer & other	217	217	-	198
	19,810	19,703	-	17,644

With An Allowance Recorded
Construction, land & land development	399	399	39	466
Commercial real estate	4,055	4,055	1,312	5,489
Residential real estate	274	274	61	98
Commercial, financial & agricultural	42	42	6	8
Consumer & other	-	-	-	-
	4,770	4,770	1,418	6,061

Total
Construction, land & land development	531	531	39	535
Commercial real estate	18,273	18,271	1,312	17,890
Residential real estate	4,488	4,404	61	4,165
Commercial, financial & agricultural	1,071	1,050	6	917
Consumer & other	217	217	-	198
	$24,580	$24,473	$1,418	$23,705

Interest income recorded on impaired loans during the year ended December 31, 2018 was $320,000, and reflects interest income recorded on nonaccrual loans prior to them being placed on nonaccrual status and interest income recorded on TDRs. Had nonaccrual loans performed in accordance with their original contractual terms, the Company would have recognized additional interest income of approximately $226,000 for the year ended December 31, 2018.

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

As discussed in Note 1, Summary of Significant Accounting Policies, once a loan is identified as a TDR, it is accounted for as an impaired loan. The Company had no unfunded commitments to lend to a customer that has a troubled debt restructured loan as of December 31, 2019. The Company had no loan contracts restructured during 2019. The Company had one loan contract in the amount of $402,000 restructured during 2018.

Loans modified in a troubled debt restructuring are considered to be in default once the loan becomes 90 days past due. A TDR may cease being classified as impaired if the loan is subsequently modified at market terms and, has performed according to the modified terms for at least six months, and there has not been any prior principal forgiveness on a cumulative basis.

During 2019, the Company had one loan totaling $859,000 that subsequently defaulted. This loan failed to continue to perform as agreed and was moved to non-accrual status. During 2018, the Company had one loan $131,000 that subsequently defaulted. This loan failed to continue to perform as agreed and was moved to non-accrual status.

NOTE 5. ALLOWANCE FOR LOAN LOSSES

The following tables detail activity in the allowance for loan losses, segregated by class of loan, for the year ended December 31, 2019. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

(dollars in thousands)	Construction, land and land development	Other commercial real estate	Residential real estate	Commercial, financial, & agricultural	Consumer and other	Total
Twelve months ended December 31, 2019
Beginning balance	$131	$5,251	$1,181	$618	$96	$7,277
Charge-offs	(29)	(119)	(758)	(403)	(784)	(2,093)
Recoveries	82	218	174	36	65	575
Provision	31	(1,442)	383	1,406	726	1,104
Ending balance	$215	$3,908	$980	$1,657	$103	$6,863

Period-end amount allocated to:
Individually evaluated for impairment	-	1,939	137	1,073	-	3,149
Collectively evaluated for impairment	215	1,969	837	584	103	3,708
Purchase credit impaired	-	-	6	-	-	6
Ending balance	$215	$3,908	$980	$1,657	$103	$6,863

Loans:
Loans individually evaluated for impairment	67	18,024	3,471	2,246	-	23,808
Loans collectively evaluated for impairment	95,965	522,181	191,314	112,077	23,322	944,859
Purchased credit impaired	65	34	11	37	-	147
Ending balance	$96,097	$540,239	$194,796	$114,360	$23,322	$968,814

The following tables detail activity in the allowance for loan losses, segregated by class of loan, for the year ended December 31, 2018. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

(dollars in thousands)	Construction, land and land development	Other commercial real estate	Residential real estate	Commercial, financial, & agricultural	Consumer and other	Total
Twelve months ended December 31, 2018
Beginning balance	$1,216	$4,653	$968	$633	$37	$7,507
Charge-offs	-	(257)	(162)	(246)	(300)	(965)
Recoveries	155	52	91	161	75	534
Provision	(1,240)	803	284	70	284	201
Ending balance	$131	$5,251	$1,181	$618	$96	$7,277

Period-end amount allocated to:
Individually evaluated for impairment	39	1,312	61	6	-	1,418
Collectively evaluated for impairment	92	3,939	1,120	612	96	5,859
Ending balance	$131	$5,251	$1,181	$618	$96	$7,277

Loans:
Loans individually evaluated for impairment	531	18,271	4,404	1,050	217	24,473
Loans collectively evaluated for impairment	59,779	417,690	183,188	73,116	23,280	757,053
Ending balance	$60,310	$435,961	$187,592	$74,166	$23,497	$781,526

NOTE 6. Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

(dollars in thousands)	2019	2018

Land	$10,914	$10,935
Building	30,518	26,545
Furniture, fixtures and equipment	13,690	12,782
Leasehold improvements	809	697
Construction in progress	117	581
Total cost	56,048	51,540
Accumulated depreciation	(23,566)	(22,709)
Total premises and equipment	$32,482	$28,831

Depreciation charged to operations totaled $2.1 million in 2019 and $1.8 million in 2018.

 NOTE 7. Other Real Estate Owned

The following is a summary of the activity in other real estate owned during the years ended December 31, 2019 and 2018:

(dollars in thousands)	2019	2018
Balance, Beginning of Year	$1,841	$4,256
Loans transferred to other real estate	1,009	792
Acquired in acquisitions	243	-
Sales proceeds	(2,553)	(2,949)
Transfer to premises and equipment	-	(300)
Net gain/(loss) on sale and writedowns	780	42
Ending balance	$1,320	$1,841

NOTE 8. GOODWILL AND Intangible Assets

The following is an analysis of the core deposit intangible activity for the years ended December 31:

	2019		2018
(dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Core deposit intangible	$4,716	$1,660	$1,616	$1,060
Total	4,716	1,660	1,616	1,060

Unamortizable intangible assets:
Goodwill	$16,477		$202

Activity related to transactions since January 1, 2018 includes the following:

(1)	In connection with the October 22, 2018 acquisition of Albany, Georgia branch from Planters First Bank, the Company recorded $560,000 in a core deposit intangible and $202,000 in goodwill.
(2)	In connection with the LBC Bancshares, Inc. acquisition on May 1, 2019, the Company recorded $3.1 million in a core deposit intangible and $15.7 million in goodwill.
(3)	In connection with the May 1, 2019 acquisition of PFB Mortgage from Planters First Bank, the Company recorded $541,000 in goodwill.

Amortization expense related to the core deposit intangible was $600,000 and $48,000 at December 31, 2019 and 2018, respectively. The estimated future amortization expense for intangible assets remaining as of December 31, 2019 is as follows:

Amount
(dollars in thousands)
2020	$776
2021	665
2022	554
2023	444
2024	333
Thereafter	284
Total	$3,056

NOTE 9. Income Taxes

The income tax expense in the consolidated statements of income for the years ended December 31, 2019 and 2018 are as follows:

(dollars in thousands)	2019	2018
Current federal expense	$1,881	$2,727
Deferred federal expense	517	273
Federal income tax expense	2,398	3,000
Current state income tax expense	-	-
Federal and state income tax expense	$2,398	$3,000

The Company's income tax expense differs from amounts computed by applying the federal statutory rates to income before income taxes. A reconciliation of the differences for the years ended December 31, 2019 and 2018 is as follows:

(dollars in thousands)	2019	2018
Tax at federal income tax rate	$2,648	$3,133
Change resulting from:
Tax-exempt interest	(130)	(57)
Income in cash value of bank owned life insurance	(113)	(97)
Nondeductible merger expenses	39	9
Other	(46)	12
Provision for income taxes	$2,398	$3,000

The components of deferred income taxes for the years ended December 31, 2019 and 2018 are as follows:

	2019	2018
(dollars in thousands)
Deferred Tax Assets
Allowance for loan losses	$1,624	$1,528
Other real estate	115	184
Deferred compensation	163	148
Core deposit intangible	-	1
Unrealized loss on securities available for sale	-	2,177
Goodwill	33	48
Restricted stock	9	2
Purchase accounting adjustments	633	-
Other	401	411
Nonaccrual interest	2	2
Gross deferred tax assets	2,980	4,501

Deferred Tax Liabilities
Premises and equipment	839	1,023
Unrealized gain on securities available for sale	96	-
Core deposit intangible	533	-
Other	7	6
Gross deferred tax liabilities	1,475	1,029

Net deferred tax assets	$1,505	$3,472

NOTE 10. DEPOSITS

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $718,000 and $476,000 as of December 31, 2019 and 2018, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2019	2018
(dollars in thousands)
Interest-bearing demand	$624,658	$471,795
Savings	88,970	79,453
Time, $250,000 and over	55,677	53,881
Other time	291,802	287,149
Total interest-bearing deposits	$1,061,107	$892,278

At December 31, 2019 and 2018, the Company had brokered deposits of $2.0 million and $5.0 million, respectively. All of these brokered deposits represent Certificate of Deposit Account Registry Service (CDARS) reciprocal deposits. The CDARS deposits are ones in which customers placed core deposits into the CDARS program for FDIC insurance coverage and the Company receives reciprocal brokered deposits in a like amount. The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $250,000 was $55.7 million and $53.9 million as of December 31, 2019 and 2018, respectively.

As of December 31, 2019, the scheduled maturities of certificates of deposit are as follows:

(dollars in thousands)
Year Ending December 31	Amount

2020	$246,342
2021	52,165
2022	34,903
2023	9,555
2024	4,147
Thereafter	367
Total time deposits	$347,479

NOTE 11. OTHER BORROWED MONEY

The following table presents information regarding the Company’s outstanding borrowings at December 31, 2019:

(dollars in thousands)
Description	Maturity Date	Amount	Interest Rate

FHLB Advances	March 23, 2020	$2,500	2.17%
FHLB Advances	June 1, 2020	1,000	1.65%
FHLB Advances	August 15, 2022	18,000	2.69%
FHLB Advances	February 3, 2023	3,000	3.51%
FHLB Advances	August 15, 2025	4,500	2.62%
FHLB Advances	August 24, 2026	3,000	1.27%
FHLB Advances	March 21, 2028	5,000	2.67%
FHLB Advances	July 30, 2029	10,000	1.01%
Term Note	May 24, 2025	9,250	4.70%
Revolving Credit	May 21, 2021	5,313	5.15%
Total other borrowings		$61,563
Weighted average rate			2.86%

The following table presents information regarding the Company’s outstanding borrowings at December 31, 2018:

(dollars in thousands)
Description	Maturity Date	Amount	Interest Rate

FHLB Advances	November 19, 2019	$5,000	1.77%
FHLB Advances	March 23, 2020	2,500	2.17%
FHLB Advances	August 15, 2022	18,000	2.69%
FHLB Advances	February 3, 2023	3,000	3.51%
FHLB Advances	August 23, 2023	3,000	0.98%
FHLB Advances	August 15, 2025	4,500	2.62%
FHLB Advances	August 24, 2026	3,000	1.27%
FHLB Advances	March 21, 2028	5,000	2.67%
Total other borrowings		$44,000
Weighted average rate			2.39%

As collateral on the outstanding FHLB advances, the Company has provided a blanket lien on its portfolio of qualifying residential first mortgage loans and commercial loans. At December 31, 2019 and 2018, the lendable collateral value of those loans pledged was $111.6 million and $108.6 million, respectively. At December 31, 2019, the Company had remaining credit availability from the FHLB of $321.4 million. At December 31, 2018, the Company had remaining credit availability from the FHLB of $252.1 million. The Company may be required to pledge additional qualifying collateral in order to utilize the full amount of the remaining credit line.

At December 31, 2019 and 2018, the Company also has available federal funds lines of credit with various financial institutions totaling $55.0 million and $43.5 million, respectively, of which there were none outstanding at December 31, 2019 and 2018.

The Company has the ability to borrow funds from the Federal Reserve Bank (FRB) of Atlanta utilizing the discount window. The discount window is an instrument of monetary policy that allows eligible institutions to borrow money from the FRB on a short-term basis to meet temporary liquidity shortages caused by internal or external disruptions. At December 31, 2019, the Company had borrowing capacity available under this arrangement, with no outstanding balances. The Company would be required to pledge certain available-for-sale investment securities as collateral under this agreement.

On May 1, 2019, the Company completed a borrowing arrangement with a correspondent bank for $10.0 million. The term note is secured by the Bank’s stock, expires on May 1, 2024, and bears a fixed interest rate of 4.70 percent. The proceeds were used for the acquisition of LBC Bancshares, Inc. and its subsidiary, Calumet Bank. As of December 31, 2019, the outstanding balance totaled $9.3 million.

On May 1, 2019, the Company completed a revolving credit arrangement with a correspondent bank with a maximum line amount of $10.0 million. This line of credit is secured by the Bank’s stock, expires on May 1, 2021, and bears a variable interest rate of Wall Street Journal Prime minus 0.40 percent. The Company advanced $5.3 million that was used toward the acquisition of LBC Bancshares, Inc. and its subsidiary, Calumet Bank. As of December 31, 2019, the outstanding balance totaled $5.3 million.

NOTE 12. Subordinated Debentures (Trust Preferred Securities)

The following table presents the information regarding the Company's subordinated debentures at December 31, 2019:

			3-Month		Total
			Libor	Added	Interest		5-Year
Description	Date	Amount	Rate	Points	Rate	Maturity	Call Option
(dollars in thousands)

Colony Bankcorp Statutory Trust III	6/17/2004	$4,640	1.89963%	2.68%	4.57963%	6/14/2034	6/17/2009
Colony Bankcorp Capital Trust I	4/13/2006	5,155	1.94463%	1.50%	3.44463%	4/13/2036	4/13/2011
Colony Bankcorp Capital Trust II	3/12/2007	9,279	1.96050%	1.65%	3.61050%	3/12/2037	3/12/2012
Colony Bankcorp Capital Trust III	9/14/2007	5,155	1.93550%	1.40%	3.33550%	9/14/2037	9/14/2012

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

NOTE 13. LEASES

A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. On January 1, 2019, the Company adopted ASU No. 2016-02 and all subsequent ASUs that modified this topic (collectively referred to as “Topic 842”). For the Company, Topic 842 primarily affected the accounting treatment for operating lease agreements in which the Company is the lessee.

Substantially all of the leases in which the Company is the lessee are comprised of real estate for branches and office space with terms extending through 2027. All of our leases are classified as operating leases, and therefore, were previously not recognized on the Company’s consolidated balance sheet. With the adoption of Topic 842, operating lease arrangements are required to be recognized on the consolidated balance sheet as a right-of-use (“ROU”) asset and a corresponding lease liability.

The following table represents the consolidated balance sheet classification of the Company’s ROU assets and liabilities. The Company elected not to include short-term leases (i.e., leases with initial terms of twelve months or less), or equipment leases (deemed immaterial) on the consolidated balance sheet.

(dollars in thousands)	Classification	December 31, 2019
Assets
Operating lease right-of-use assets	Other assets	$572

Liabilities
Operating lease liabilities	Other liabilities	$547

The calculated amount of the ROU assets and lease liabilities in the table above are impacted by the length of the lease term and the discount rate used to present value the minimum lease payments. The Company’s lease agreements often include one or more options to renew at the Company’s discretion. If at lease inception the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the ROU asset and lease liability. Regarding the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. As this rate is rarely determinable, the Company utilizes its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term. For operating leases existing prior to January 1, 2019, the rate for the remaining lease term as of January 1, 2019 was used.

For 2019, operating lease cost was $152,000. Rental expense measured under ASC Topic 840, Leases, was $443,000 for 2018.

As of December 31, 2019, the weighted average remaining lease term was 5.35 years and the weighted average discount rate was 2.06%.

The following table represents the future maturities of the Company’s operating lease liabilities and other lease information.

(dollars in thousands)
Year	Lease Liability
2020	$186
2021	110
2022	73
2023	45
2024	45
Thereafter	128
Total Lease Payments	587
Less: Interest	(40)
Present Value of Lease Liabilities	$547

Supplemental Lease Information: (dollars in thousands)	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases (cash payments)	$151
Operating cash flows from operating leases (lease liability reduction)	$138
Operating lease right-of-use assets obtained in exchange for leases entered into during the period	$676

NOTE 14. Preferred Stock and WarrantS

The Company redeemed 9,360 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the Preferred Stock) outstanding with private investors as of March 31, 2017. The Company redeemed 8,661 shares of Preferred Stock at $1,000 per share in 2016. The Company redeemed 9,979 shares of Preferred Stock at $1,000 per share during 2015. The Company currently has no outstanding shares of Preferred Stock. The Company also had a warrant (the Warrant) to purchase up to 500,000 shares of the Company’s common stock outstanding with private investors. The Warrant was repurchased by the Company on June 5, 2018, for $3,175,000. Both the Preferred Stock and the Warrant originated in 2009 through transactions with the United States Department of the Treasury and were subsequently sold to the public through an auction process during 2013. The Company had no outstanding warrants as of December 31, 2019 and 2018.

NOTE 15. Employee Benefit Plan

The Company offers a defined contribution 401(k) Profit Sharing Plan (the Plan) which covers substantially all employees who meet certain age and service requirements. The Plan allows employees to make voluntary pre-tax salary deferrals to the Plan. The Company, at its discretion, may elect to make an annual contribution to the Plan equal to a percentage of each participating employee’s salary. Such discretionary contributions must be approved by the Company’s board of directors. Employees are fully vested in the Company contributions after six years of service. In 2019 and 2018, the Company made total contributions of $674,000 and $710,000 to the Plan, respectively.

NOTE 16. Commitments and Contingencies

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

At December 31, 2019 and 2018, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2019	2018
(dollars in thousands)
Commitments to extend credit	$102,890	$98,736
Standby letters of credit	1,576	1,525

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

NOTE 17. Deferred Compensation Plan

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

Liabilities accrued under the plans totaled $774,000 and $707,000 as of December 31, 2019 and 2018, respectively. Benefit payments under the contracts were $82,000 in 2019 and $108,000 in 2018.

Provisions charged to operations totaled $63,000 in 2019 and $52,000 in 2018.

The Company has purchased life insurance policies on the plans’ participants and uses the cash flow from these policies to partially fund the plan. Fee income recognized with these plans totaled $190,525 in 2019 and $135,000 in 2018.

NOTE 18. RELATED PARTY TRANSACTIONS

The following table reflects the activity and aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability. A summary of activity of related party loans is shown below:

(dollars in thousands)	2019	2018

Balance, Beginning	$692	$745
New loans	4,777	114
Repayments	(3,855)	(167)
Transactions due to changes in directors	4,793	-
Balance, Ending	$6,407	$692

NOTE 19. Fair Value of Financial Instruments and Fair Value Measurements

Generally accepted accounting standards in the U.S. require disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bancorp, Inc. and subsidiaries financial instruments are detailed hereafter. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

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

Loans held for sale – The fair value of loans held for sale is determined on outstanding commitments from third party investors in the secondary markets and is classified within Level 2 of the valuation hierarchy.

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

Disclosures of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis, are required in the financial statements.

The carrying amount, estimated fair values, and placement in the fair value hierarchy of the Company’s financial instruments are as follows:

(dollars in thousands)	Carrying	Estimated	Level
	Amount	Fair Value	1	2	3
December 31, 2019
Assets
Cash and short-term investments	$104,092	$104,092	$104,092	$-	$-
Investment securities available for sale	347,332	347,332	-	345,310	2,022
Federal Home Loan Bank stock	4,288	4,288	-	4,288	-
Loans held for sale	10,076	10,076	-	10,076	-
Loans, net	961,696	938,475	-	-	938,475

Liabilities
Deposits	1,293,742	1,294,506	-	1,294,506	-
Subordinated debentures	24,229	24,229	-	24,229	-
Other borrowed money	61,563	60,585	-	60,585	-

December 31, 2018
Assets
Cash and short-term investments	$60,156	$60,156	$60,156	$-	$-
Investment securities available for sale	353,066	353,066	-	351,057	2,009
Federal Home Loan Bank stock	2,978	2,978	-	2,978	-
Loans, net	774,249	769,809	-	-	769,809

Liabilities
Deposits	1,085,125	1,086,503	-	1,086,503	-
Subordinated debentures	24,229	24,229	-	24,229	-
Other borrowed money	44,000	44,032	-	44,032	-

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

Assets and Liabilities Measured at Fair Value on a Recurring and Nonrecurring Basis - The following table presents the recorded amount of the Company’s assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2019 and 2018, aggregated by the level in the fair value hierarchy within which those measurements fall. The table below includes only impaired loans with a specific reserve and only other real estate properties with a valuation allowance at December 31, 2019 and 2018. Those impaired loans and other real estate properties are shown net of the related specific reserves and valuation allowances.

(dollars in thousands)		Fair Value Measurements at Reporting Date Using
	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2019

Recurring
Securities available for sale
State, county and municipal securities	$5,115	$-	$5,115	$-
Corporate debt securities	2,806	-	784	2,022
Mortgage-backed securities	339,411	-	339,411	-
Total available for sale securities	$347,332	$-	$345,310	$2,022

Nonrecurring
Impaired loans	$5,985	$-	$-	$5,985
Other real estate	$1,320	$-	$-	$1,320

December 31, 2018

Recurring
Securities available for sale
State, county and municipal securities	$3,989	$-	$3,989	$-
Corporate debt securities	2,872	-	863	2,009
Mortgage-backed securities	346,205	-	346,205	-
Total available for sale securities	$353,066	$-	$351,057	$2,009

Nonrecurring
Impaired loans	$3,352	$-	$-	$3,352
Other real estate	$1,841	$-	$-	$1,841

The Company did not identify any liabilities that are required to be presented at fair value.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

The following tables present quantitative information about the significant unobservable inputs used in the fair value measurements for assets in level 3 of the fair value hierarchy measured on a nonrecurring basis at December 31, 2019 and 2018. These tables are comprised primarily of collateral dependent impaired loans and other real estate owned:

		Valuation	Unobservable	Range
(dollars in thousands)	December 31, 2019	Techniques	Inputs	Weighted Avg

Impaired Loans	$5,985	Appraised Value	Discounts to reflect current market conditions, ultimate collectability, and estimated costs to sell	0%	-	20%

Other Real Estate	$1,320	Appraised Value/ Comparable Sales	Discounts to reflect current market conditions and estimated costs to sell	0%	-	20%

		Valuation	Unobservable	Range
	December 31, 2018	Techniques	Inputs	Weighted Avg

Impaired Loans	$3,352	Appraised Value	Discounts to reflect current market conditions, ultimate collectability, and estimated costs to sell	0%	-	20%

Other Real Estate	$1,841	Appraised Value/ Comparable Sales	Discounts to reflect current market conditions and estimated costs to sell	0%	-	20%

The following table presents a reconciliation and statement of income classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2019 and 2018:

	Available for Sale Securities
(dollars in thousands)	2019	2018

Beginning balance	$2,009	$2,068
Sales	-	-
Paydowns	-	-
Accretion (amortization) of discounts and premiums	(18)	(18)
Unrealized gains (loss) included in other comprehensive income (loss)	31	(41)
Ending balance	$2,022	$2,009

The Company’s policy is to recognize transfers in and transfers out of levels 1, 2 and 3 as of the end of a reporting period. There were no transfers of securities between level 1 and level 2 or level 3 for the years ended December 31, 2019 and 2018.

The following table presents quantitative information about recurring level 3 fair value measurements as of December 31, 2019 and 2018:

	December 31, 2019
(dollars in thousands)	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Avg)

Corporate debt securities	$2,022	Discounted Cash Flow	Discount Rate or Yield	N/A*

	December 31, 2018
		Valuation	Unobservable	Range
(dollars in thousands)	Fair Value	Techniques	Inputs	(Weighted Avg)

Corporate debt securities	$2,009	Discounted Cash Flow	Discount Rate or Yield	N/A*

* The Company relies on a third-party pricing service to value its securities. The details of the unobservable inputs and other adjustments used by the third-party pricing service were not readily available to the Company.

NOTE 20. Regulatory Capital Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. As of December 31, 2019, the interim final Basel III rules (Basel III) require the Company to also maintain minimum amounts and ratios of common equity Tier 1 capital to risk weighted assets. These amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2019, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

The Basel III rules also require the implementation of a new capital conservation buffer comprised of common equity Tier 1 capital. The capital conservation buffer was phased in beginning January 1, 2016 at 0.625 percent of risk-weighted assets, with subsequent increases of 0.625 percent each year until reaching its final level of 2.5 percent on January 1, 2019.

The following table summarizes regulatory capital information as of December 31, 2019 and December 31, 2018 on a consolidated basis and for the subsidiary, as defined. Regulatory capital ratios for December 31, 2019 and 2018 were calculated in accordance with the Basel III rules.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019

Total Capital to Risk-Weighted Assets
Consolidated	$140,973	13.17%	$85,661	8.00%	N/A	N/A
Colony Bank	151,444	14.19	85,407	8.00	106,758	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	134,110	12.52	64,246	6.00	N/A	N/A
Colony Bank	144,581	13.54	64,055	6.00	85,407	8.00

Common Equity Tier 1 Capital to Risk-Weighted Assets
Consolidated	110,610	10.33	48,185	4.50	N/A	N/A
Colony Bank	144,581	13.54	48,041	4.50	69,393	6.50

Tier I Capital to Average Assets
Consolidated	134,110	8.92	60,141	4.00	N/A	N/A
Colony Bank	144,581	9.77	59,977	4.00	74,972	5.00

As of December 31, 2018

Total Capital to Risk-Weighted Assets
Consolidated	$133,900	15.86%	$67,527	8.00%	N/A	N/A
Colony Bank	131,723	15.63	67,418	8.00	84,272	10.00%

Tier I Capital to Risk-Weighted Assets
Consolidated	126,623	15.00	50,645	6.00	N/A	N/A
Colony Bank	124,446	14.77	50,563	6.00	67,418	8.00

Common Equity Tier 1 Capital to Risk-Weighted Assets
Consolidated	103,123	12.22	37,984	4.50	N/A	N/A
Colony Bank	124,446	14.77	37,923	4.50	54,777	6.50

Tier I Capital to Average Assets
Consolidated	126,623	10.24	49,478	4.00	N/A	N/A
Colony Bank	124,446	10.08	49,396	4.00	61,745	5.00

In 2018, the Bank obtained approval of its regulators and paid a $8,300,000 dividend to the Company. The dividend was utilized to pay dividends to shareholders and to repurchase the Warrant, which was for 500,000 shares of the Company’s common stock outstanding with private investors. The Warrant was repurchased during the second quarter of 2018 for $3.2 million.

NOTE 21. STOCK-BASED COMPENSATION

In August 2018, the Company granted an award of 5,650 restricted shares of the Company’s common stock to T. Heath Fountain, the Company’s Chief Executive Officer (“CEO”), with a market price of $17.73 per share. The restricted shares vest in equal installments on each of July 30, 2019, 2020 and 2021, subject to continued service by Mr. Fountain through each applicable vesting date, or earlier upon the occurrence of a change in control. With the restricted stock, there will be no cash consideration to the Company for the shares. The CEO will have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.

Compensation expense for restricted stock is based on the market price of the Company stock at the time of the grant and amortized on a straight-line basis over the vesting period. The balance of unearned compensation related to these restricted shares as of December 31, 2019 is $52,000 which is expected to be recognized over a weighted-average of 1.58 years. The balance of unearned compensation related to these restricted shares as of December 31, 2018 is $86,000 which is expected to be recognized over a weighted-average of 2.58 years. Total compensation expense recognized for the restricted shares granted for the year ended December 31, 2018 and 2019 was $34,000 and $14,000, respectively.

NOTE 22. Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2019 and 2018 and the related statements of operations and comprehensive income (loss) and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY) BALANCE SHEETS DECEMBER 31 (DOLLARS IN THOUSANDS)

	2019	2018
ASSETS

Cash	$2,049	$937
Premises and equipment, net	1,171	1,198
Investment in subsidiaries	165,836	117,743
Other	483	236
Total Assets	$169,539	$120,114

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Other borrowed money	$14,563	$-
Other	241	193
Subordinated debt	24,229	24,229
Total Liabilities	$39,033	$24,422

Stockholders’ Equity
Common stock, par value $1; 20,000,000 shares authorized, 9,498,783 and 8,439,258 shares issued and outstanding as of December 31, 2019 and 2018, respectively	9,499	8,445
Paid-in capital	43,667	25,978
Retained earnings	76,978	69,459
Accumulated other comprehensive income (loss), net of tax	362	(8,190)
Total Stockholder’s Equity	130,506	95,692
Total Liabilities and Stockholders’ Equity	$169,539	$120,114

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31
(DOLLARS IN THOUSANDS)

	2019	2018
Income
Dividends from subsidiaries	$6,731	$8,329
Management fees	750	601
Other	18	106
Total income	7,499	9,036

Expenses
Interest	1,541	972
Salaries and employee benefits	1,097	1,084
Other	1,262	691
Total expenses	3,899	2,747

Income before income taxes and equity in undistributed earnings of subsidiaries	3,600	6,289

Income tax benefit	639	422

Income before equity in undistributed earnings of subsidiaries	4,239	6,711

Equity in undistributed earnings of subsidiaries	5,972	5,206

Net income	$10,211	$11,917

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
(DOLLARS IN THOUSANDS)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,211	$11,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81	85
Share-based compensation expense	34	14
Equity in undistributed earnings of subsidiaries	(5,972)	(5,206)
Change in interest payable	21	3
Other	1,065	(240)
Net cash provided by operating activities	5,440	6,573

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of premises and equipment	(54)	(183)
Net cash and cash equivalents paid in acquisition	(16,145)	-
Net cash (used in) provided by investing activities	(16,199)	(183)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in other borrowed money	14,563	(1,500)
Dividends paid for common stock	(2,692)	(1,688)
Repurchase of warrants	-	(3,175)
Net cash (used in) provided by financing activities	11,871	(6,363)

Net increase (decrease) in cash and cash equivalents	1,112	27
Cash and cash equivalents at beginning of period	937	910
Cash and cash equivalents at end of period	$2,049	$937

NOTE 23. Earnings Per Share

The following table presents earnings per share for the years ended December 31, 2019 and 2018:

	2019	2018
(dollars in thousands, except per share amounts)
Numerator
Net income available to common stockholders	$10,211	$11,917

Denominator
Weighted average number of common shares outstanding for basic earnings per common share	9,129,705	8,439,454
Dilutive effect of potential common stock
Restricted stock	-	-
Stock warrants	-	99,154
Weighted average number of common shares outstanding for diluted earnings per common share	9,129,705	8,538,608

Earnings per share - basic	$1.12	$1.41
Earnings per share - diluted	$1.12	$1.40

NOTE 24. Accumulated Other Comprehensive Income (Loss)

Changes in accumulated other comprehensive income (loss) for unrealized gains and losses securities available for sale for the years ended December 31, 2019 and 2018 are as follows:

(dollars in thousands)	2019	2018

Beginning Balance	$(8,190)	$(6,492)
Other comprehensive loss before reclassification	8,629	(1,606)
Amounts reclassified from accumulated other comprehensive income	(77)	(92)
Net current period other comprehensive income (loss)	8,552	(1,698)
Ending Balance	$362	$(8,190)

NOTE 25. SEGMENT INFORMATION

The Company’s operating segments include banking, mortgage banking and small business specialty lending division. The reportable segments are determined by the products and services offered, and internal reporting. The Bank segment derives its revenues from the delivery of full-service financial services, including retail and commercial banking services and deposit accounts. The Mortgage Banking segment derives its revenues from the origination and sales of residential mortgage loans held for sale. The Small Business Specialty Lending Division segment derives its revenue from the origination, sales and servicing of Small Business Administration loans and other government guaranteed loans. Segment performance is evaluated using net interest income and noninterest income. Income taxes are allocated based on income before income taxes, and indirect expenses (includes management fees) are allocated based on various internal factors for each segment. Transactions among segments are made at fair value. The following tables present information reported internally for performance assessment as of December 31, 2019 and 2018:

	December 31, 2019
(dollars in thousands)	Bank	Mortgage	Small Business Specialty Lending Division	Holding Company	Totals

Net Interest Income	$49,162	$164	$-	$(1,481)	$47,845
Provision for Loan Losses	1,104	-	-	-	1,104
Noninterest Income	11,224	3,139	-	399	14,762
Noninterest Expenses	42,786	3,257	1,213	1,638	48,894
Income Taxes	3,279	10	(254)	(637)	2,398
Net income/(loss)	$13,217	$36	$(959)	$(2,083)	$10,211

Total assets	$1,499,347	$11,624	$405	$3,937	$1,515,313

	December 31, 2018
(dollars in thousands)	Bank	Mortgage Banking	Small Business Specialty Lending Division	Holding Company	Totals

Net Interest Income	$41,194	$-	$-	$(927)	$40,797
Provision for Loan Losses	165	-	-	-	201
Noninterest Income	9,614	-	-	-	9,621
Noninterest Expenses	33,770	-	-	1,084	35,300
Income Taxes	3,411	-	-	(422)	3,000
Net income/(loss)	$13,462	$-	$-	$(1,589)	$11,917

Total assets	$1,249,173	$-	$-	$2,705	$1,251,878

F-53